UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under to § 240.14a-12

OCLARO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Oclaro Stockholders:

On March 11, 2018, Lumentum Holdings Inc. (“Lumentum”), Prota Merger Sub, Inc. (“Merger Sub”), and Prota Merger, LLC (“Merger Sub LLC”), and Oclaro, Inc. (“Oclaro”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Lumentum will acquire Oclaro in a merger transaction.

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Oclaro (the “First Step Merger”, and the time at which the First Step Merger is effective, the “Effective Time”). As soon as practicable following the First Step Merger, and as the second step in a single integrated transaction with the First Step Merger, Lumentum will cause Oclaro to merge with and into Merger Sub LLC (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”), with Merger Sub LLC surviving as a direct wholly owned subsidiary of Lumentum. If the Merger is completed, Oclaro stockholders will receive, in exchange for each outstanding share of Oclaro common stock owned immediately prior to the Merger (1) $5.60 in cash without interest (the “Cash Consideration”) and (2) 0.0636 of a share of Lumentum common stock, subject to the conditions and restrictions set forth in the Merger Agreement (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). The proportion of Cash Consideration and Stock Consideration is subject to adjustment in certain limited circumstances, as described in the accompanying proxy statement/prospectus.

Based on the closing stock price of Lumentum common stock on March 9, 2018, the last trading day before the day on which Lumentum and Oclaro announced the execution of the Merger Agreement, the per share value of Oclaro common stock implied by the Merger Consideration was $9.99. Based on the closing stock price of Lumentum common stock on May 29, 2018, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, the per share value of Oclaro common stock implied by the Merger Consideration was $9.60. The implied value of the Merger Consideration will fluctuate as the market price of Lumentum common stock fluctuates because a portion of the Merger Consideration is payable in a fixed number of shares of Lumentum common stock. As a result, the value of the Merger Consideration that Oclaro stockholders will receive upon completion of the Merger could be greater than, less than or the same as the implied value of the Merger Consideration on May 29, 2018, or at the time of the Oclaro special meeting described in the accompanying proxy statement/prospectus (referred to as the special meeting).

It is expected that, immediately after completion of the Merger, former Oclaro stockholders will own approximately 16% of the outstanding shares of Lumentum common stock.

The Merger is intended to qualify as a reorganization for U.S. federal income tax purposes, but its qualification as such depends upon the value of the Stock Consideration relative to the value of the total Merger Consideration, which cannot be finally determined until after the closing of the Merger. It is possible that the Merger will not qualify as a reorganization for U.S. federal income tax purposes, in which case it would be a fully taxable transaction. On the date of the closing of the Merger, Lumentum and Oclaro will make a determination, in consultation with their tax counsel, as to whether or not the Merger qualifies as a reorganization for U.S. federal income tax purposes, and Lumentum will inform the Oclaro stockholders of such determination as soon as practicable after the Closing. We encourage Oclaro stockholders to carefully review the information under the heading “Material U.S. Federal Income Tax Consequences” of this proxy statement/prospectus for a description of certain U.S. tax consequences of the Merger.

Oclaro will hold a special meeting of its stockholders to vote on matters related to the proposed Merger. The special meeting will be held on July 10, 2018, at 8:00 a.m., Pacific time, at Oclaro’s headquarters located at 225 Charcot Avenue, San Jose, California 95131. At the special meeting, Oclaro stockholders will be asked to adopt the Merger Agreement (the “Merger Proposal”). In addition, Oclaro stockholders will be asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Oclaro’s named executive officers in connection with the Merger (the “Compensation Proposal”) and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement (the “Adjournment Proposal”).

The Oclaro board of directors unanimously recommends that Oclaro stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Your vote is very important. We cannot complete the Merger without the adoption of the Merger Agreement by Oclaro stockholders. It is important that your shares be represented and voted regardless of the size of your holdings. A failure to vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Whether or not you plan to attend the special meeting, we urge you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the Merger Agreement, the Merger and the matters to be presented at the special meeting. We urge you to read the accompanying proxy statement/prospectus carefully and in its entirety. Please pay particular attention to the section titled “Risk Factors ” beginning on page 57 of the accompanying proxy statement/prospectus.

We look forward to seeing you at the special meeting and, on behalf of the Oclaro board of directors, thank you for your continued support.

Sincerely,

Marissa Peterson

Chairman of the Board of Directors

May 31, 2018

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated May 31, 2018 and is first being mailed to Oclaro stockholders on or about June 4, 2018.

OCLARO, INC.

225 Charcot Avenue

San Jose, California 95131

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on July 10, 2018

To the Stockholders of Oclaro, Inc.:

The special meeting of stockholders of Oclaro, Inc., a Delaware corporation (“Oclaro”), will be held on July 10, 2018 at 8:00 a.m., Pacific time, at Oclaro’s headquarters located at 225 Charcot Avenue, San Jose, California 95131, for the purpose of considering and voting upon the following matters:

1.	Merger Proposal. To vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of March 11, 2018, among Lumentum Holdings Inc. (“Lumentum”), Oclaro, Inc. (“Oclaro”), Prota Merger Sub, Inc. (“Merger Sub”), and Prota Merger, LLC (“Merger Sub LLC”), as it may be amended from time to time (the “Merger Agreement”), which provides for the acquisition of Oclaro through (1) a merger of Merger Sub with and into Oclaro (the “First Step Merger”) with Oclaro surviving the First Step Merger, and (2), as soon as reasonably practicable following the First Step Merger, a merger of Oclaro with and into Merger Sub LLC (the “Second Step Merger,” and, together with the First Step Merger, the “Merger”), with Merger Sub LLC surviving as a direct wholly owned subsidiary of Lumentum.

2.	Non-Binding, Advisory Approval of Compensation Payments. To vote on a proposal (the “Compensation Proposal”) to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Oclaro’s named executive officers in connection with the Merger.

3.	Adjournment of the Special Meeting. To vote on a proposal (the “Adjournment Proposal”) to approve the adjournment of the special meeting, from time to time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal.

The accompanying proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the accompanying proxy statement/prospectus, including the Merger Agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying proxy statement/prospectus, for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire proxy statement/prospectus carefully before voting. In particular, see the section titled “Risk Factors” beginning on page 57 of this proxy statement/prospectus.

The Oclaro board of directors unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Oclaro and its stockholders and approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Oclaro board of directors unanimously recommends that Oclaro stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

The Oclaro board of directors has fixed the close of business on May 15, 2018 as the record date for determination of Oclaro stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Only holders of record of Oclaro common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The Merger cannot be completed unless the Merger Proposal is adopted by the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Oclaro common stock as of the record date. The affirmative vote, in person or by proxy, of holders of a majority of the voting power of the shares of Oclaro common stock present in person or represented by proxy at the special meeting and voting on the matter is required to approve the Compensation Proposal and the Adjournment Proposal.

Whether or not you expect to attend the special meeting in person, Oclaro urges you to submit a proxy to have your shares voted as promptly as possible by either: (1) submitting your proxy by properly signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, which you should do early enough so that it is received before the date of the special meeting; (2) submitting your proxy by using the Internet at www.proxyvote.com; or (3) submitting your proxy by calling 1-800-690-6903, the toll-free (within the U.S. or Canada) phone number on your proxy card. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Any stockholder of record attending the special meeting may vote in person even if such stockholder has returned a proxy card.

If you have any questions about the special meeting, the Merger, the proposals or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Oclaro common stock, please contact Oclaro’s proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Toll-Free (800) 322-2885

Oclaro will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof. Our board of directors has no knowledge of any other business to be transacted at the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Marissa Peterson
Chairman of the Board of Directors

San Jose, California

May 31, 2018

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Lumentum and Oclaro from other documents that Lumentum and Oclaro have filed with the United States Securities and Exchange Commission (“SEC”) and that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. and through the SEC’s website at www.sec.gov. You can obtain copies of this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

For Information Regarding Lumentum:	For Information Regarding Oclaro:

Lumentum Holdings Inc. 400 North McCarthy Boulevard Milpitas, California 95035 Telephone: (408) 546-5483 Attn: Investor Relations	Oclaro, Inc. 225 Charcot Avenue San Jose, California 95131 Telephone: (408) 383-1400 Attn: Investor Relations

or

MacKenzie Partners, Inc. 1407 Broadway New York, New York 10018 (212) 929-5500 or Toll-Free (800) 322-2885

Investors may also consult Lumentum’s and Oclaro’s websites for more information concerning the Merger described in this proxy statement/prospectus. Lumentum’s website is www.lumentum.com and Oclaro’s website is www.oclaro.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

In addition, if you have questions about the Merger, the special meeting, or the proposals to be considered at the special meeting, need additional copies of this document and the annexes to this document, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Oclaro’s proxy solicitor, MacKenzie Partners, Inc., at the address and telephone number set forth above. You will not be charged for any of these documents that you request.

If you would like to request any documents, please do so by July 2, 2018 in order to receive them before the special meeting.

For more information, please see the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Lumentum, constitutes a prospectus of Lumentum under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Lumentum common stock to be issued pursuant to the Merger. This proxy statement/prospectus also constitutes a proxy statement for Oclaro under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. Lumentum and Oclaro take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you and, if given, such information must not be relied on as having been authorized. This proxy statement/prospectus is dated May 31, 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Oclaro stockholders nor the issuance by Lumentum of shares of Lumentum common stock in connection with the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Lumentum has been provided by Lumentum and information contained in this proxy statement/prospectus regarding Oclaro has been provided by Oclaro.

All references in this proxy statement/prospectus to “Lumentum” refer to Lumentum Holdings Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise; all references in this proxy statement/prospectus to “Oclaro” refer to Oclaro, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise; all references to “Merger Sub” refer to Prota Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Lumentum formed for the sole purpose of effecting the Merger; and all references to “Merger Sub LLC” refer to Prota Merger, LLC, a Delaware limited liability company and a wholly owned subsidiary of Lumentum; unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to “we,” “our” and “us” refer to Lumentum and Oclaro, collectively; unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger dated as of March 11, 2018, as it may be amended from time to time in accordance with its terms, by and among Lumentum, Merger Sub, Merger Sub LLC and Oclaro, a copy of which is included as Annex A to this proxy statement/prospectus. All summaries of, and references to, the Merger Agreement described in this proxy statement/prospectus are qualified by the full copy of and complete text of the Merger Agreement in the form attached hereto as an Annex A. Also, in this proxy statement/prospectus, “$” refers to U.S. dollars.

Oclaro stockholders should not construe the contents of this proxy statement/prospectus as legal, tax or financial advice. Oclaro stockholders should consult with their own legal, tax, financial or other professional advisors.

i

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QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Oclaro, Inc. (“Oclaro”) may have regarding the Merger (as defined below) and the other matters being considered at the special meeting and the answers to those questions. Lumentum Holdings Inc. (“Lumentum”) and Oclaro urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the special meeting. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

Questions and Answers about the Merger

Q:	What is the proposed transaction on which I am being asked to vote?

A:	You are being asked to vote to adopt the Agreement and Plan of Merger, dated as of March 11, 2018 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among Lumentum, Prota Merger Sub, Inc., a direct wholly owned subsidiary of Lumentum (“Merger Sub”), Prota Merger, LLC, a direct wholly owned subsidiary of Lumentum (“Merger Sub LLC”), and Oclaro. A copy of the Merger Agreement is included as Annex A to this proxy statement/prospectus. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Oclaro (the “First Step Merger”). As soon as practicable following the First Step Merger, and as the second step in a single integrated transaction with the First Step Merger, Lumentum will cause Oclaro to merge with and into Merger Sub LLC (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), with Merger Sub LLC surviving as a direct wholly owned subsidiary of Lumentum.

The Merger cannot be completed unless, among other things, holders of a majority of shares of outstanding Oclaro common stock as of the Record Date (as defined below) for the special meeting of Oclaro stockholders (the “special meeting”) vote to adopt the Merger Agreement. The Oclaro board of directors (the “Oclaro Board”) unanimously recommends that stockholders vote “FOR” the adoption of the Merger Agreement. Your failing to submit a proxy or vote in person at the special meeting, your abstaining from voting, or your failing to provide your bank, brokerage firm or other nominee with instructions on how to vote your shares, as applicable, will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Q:	Why am I receiving this proxy statement/prospectus?

A:	This proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the special meeting, and you should read it carefully. This document constitutes both a proxy statement of Oclaro and a prospectus of Lumentum. It is a proxy statement because the Oclaro Board is soliciting proxies from its stockholders. It is a prospectus because Lumentum will issue shares of Lumentum common stock in connection with the Merger. These materials provide instructions on how to vote your shares at the special meeting or to grant your proxy and give voting instructions to the proxyholders named herein so your shares will be voted without requiring you to attend the special meeting in person. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will Oclaro stockholders receive for their shares of Oclaro common stock in the Merger?

A:

If the Merger is completed, Oclaro stockholders will be entitled to receive, in exchange for each share of Oclaro common stock they hold at the Effective Time (as defined below), merger consideration equal to $5.60 in cash without interest (the “Cash Consideration”), plus 0.0636 of a share of Lumentum common stock (such ratio, the “Exchange Ratio”), subject to the conditions and restrictions set forth in the Merger Agreement (the “Stock Consideration” and, together with the Cash Consideration, the “Merger

Consideration”). If the aggregate number of shares of Lumentum common stock that you are entitled to receive as part of the Merger Consideration otherwise would include a fraction of a share of Lumentum common stock, you will receive cash in lieu of that fractional share.

Q:	Is the Merger Consideration guaranteed to have the implied value per share of Oclaro common stock described in the press release announcing the Merger?

A:	No. As detailed below, the implied value of the Merger Consideration will fluctuate as the market price of Lumentum common stock fluctuates because a portion of the Merger Consideration is payable in a fixed number of shares of Lumentum common stock. For example, based on the closing price of Lumentum common stock on March 9, 2018, the last trading day before the day on which Lumentum and Oclaro announced the execution of the Merger Agreement, the per share value of Oclaro common stock implied by the Merger Consideration was $9.99. In comparison, based on the closing price of Lumentum common stock on May 29, 2018, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, the per share value of Oclaro common stock implied by the Merger Consideration was $9.60. This calculation does not provide for an adjustment to the Merger Consideration to the extent that the number of shares of Lumentum common stock issuable in the Merger would exceed the Stock Threshold, as discussed below.

Accordingly, the value of the Merger Consideration that Oclaro stockholders will receive upon completion of the Merger could be greater than, less than or the same as the implied value of the Merger Consideration on March 9, 2018, on May 29, 2018, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, or at the time of the special meeting. Accordingly, you should obtain current stock price quotations for Lumentum common stock and Oclaro common stock before deciding whether to vote in favor of the Merger. Lumentum common stock and Oclaro common stock trade on the NASDAQ Global Select Market (“NASDAQ”) under the symbols “LITE” and “OCLR,” respectively.

Q:	What happens if circumstances occur such that more than 19.9% of the issued and outstanding shares of Lumentum common stock immediately prior to the Effective Time would be issued pursuant to the Exchange Ratio?

A:	The maximum number of shares of Lumentum common stock that will be issued in connection with the Merger is 19.9% of the issued and outstanding shares of Lumentum common stock immediately prior to the Effective Time (the “Stock Threshold”), and to the extent that the number of shares of Lumentum common stock issuable in the Merger would exceed the Stock Threshold, (i) the Exchange Ratio will be reduced to the minimum extent necessary (rounded down to the nearest one thousandth) such that the aggregate number of shares of Lumentum common stock to be issued in connection with the Merger (including all shares of Lumentum common stock which may be issued after the Effective Time pursuant to certain outstanding Oclaro equity awards) does not exceed the Stock Threshold and (ii) the Cash Consideration for all purposes under the Merger Agreement will be increased on a per share basis by an amount equal to $68.975 (the closing sales price of a share of Lumentum common stock on March 9, 2018, the last trading day before the day on which Lumentum and Oclaro announced the execution of the Merger Agreement), multiplied by the difference between the initial Exchange Ratio and the Exchange Ratio (any such increase, the “Supplemental Cash Consideration”).

Factors that could give rise to the Stock Threshold being exceeded include, among others, (i) there being more shares of Oclaro common stock outstanding at the Effective Time than on March 9, 2018, the last trading day before the day on which Lumentum and Oclaro announced the execution of the Merger Agreement, (ii) there being less shares of Lumentum common stock outstanding at the Effective Time than on March 9, 2018, or (iii) the Parent Average Closing Price (which is used to calculate the exchange ratio for conversion of Oclaro’s outstanding equity awards, as described and defined below) being lower than $68.975, the closing price of Lumentum common stock on March 9, 2018. For example, (a) if the Parent Average Closing Price at the Effective Time is $60.00, (b) Oclaro issues all equity awards it is entitled to issue under the Merger Agreement and (c) there are not more shares of Lumentum common stock outstanding at the Effective Time than were outstanding on March 9, 2018, the Stock Threshold would be exceeded because more than 19.9% of the outstanding shares of Lumentum common stock would need to be issued in connection with the Merger Consideration and the assumption and conversion of Oclaro’s outstanding equity awards. As such, the Exchange Ratio would be decreased from 0.0636 to 0.0620 and $0.11 of Supplemental Cash Consideration would be payable per share of Oclaro common stock, which would be added to the Cash Consideration for a total amount of cash of $5.71 payable per share of Oclaro common stock.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:	After receiving the proper documentation from you, following completion of the Merger, the exchange agent for the Merger will forward to you the Lumentum common stock and cash to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found in the section titled “The Merger Agreement—Exchange Agent; Letter of Transmittal” beginning on page 127.

Q:	After the Merger, how much of Lumentum will Oclaro stockholders own?

A:	It is expected that, immediately after completion of the Merger, former Oclaro stockholders will own approximately 16% of the outstanding shares of Lumentum common stock.

Q:	Will Oclaro stockholders be able to trade the shares of Lumentum common stock that they receive in the Merger?

A:	Yes. Shares of Lumentum common stock are listed on NASDAQ under the symbol “LITE.” Shares of Lumentum common stock received in exchange for shares of Oclaro common stock in the Merger will be freely transferable under U.S. federal securities laws.

Q:	Are there any risks that I should consider in deciding whether to vote for the adoption of the Merger Agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” beginning on page 57 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Oclaro and Lumentum contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What will I receive in the Merger in exchange for my Oclaro equity awards?

A:	At the Effective Time, each unit or award denominated in units (or portion thereof) with respect to which the holder may acquire Oclaro shares or cash upon vesting (each, an “Oclaro RSU”) that is outstanding and unvested immediately before the Effective Time (and does not vest as a result of the Merger) will be assumed by Lumentum (each, an “Assumed RSU”) on substantially the same terms and conditions as applied to the related Oclaro RSU immediately before the Effective Time (including the applicable vesting schedule), except the number of shares of Lumentum common stock subject to each Assumed RSU will equal the product of (i) the number of shares of Oclaro common stock underlying the applicable unvested Oclaro RSU immediately before the Effective Time (with any performance milestones deemed achieved based on maximum level of performance) multiplied by (ii) a customary exchange ratio specified in the Merger Agreement and intended to preserve the aggregate value of such Oclaro RSU as of the Effective Time (the “Equity Award Exchange Ratio”) (rounded down to the nearest whole share).

In addition, any Oclaro RSU that is vested and unsettled will be treated as outstanding Oclaro common stock and will receive the Merger Consideration, subject to applicable tax withholding.

Each share of Oclaro common stock subject to vesting or lapse restrictions (“Oclaro Restricted Stock”) that is outstanding and unvested immediately before the Effective Time shall become fully vested at the Effective Time and will be treated as outstanding Oclaro common stock and will receive the Merger Consideration, subject to applicable tax withholding.

Except as provided in the next paragraph, each option (or portion thereof) to purchase shares of Oclaro common stock (each, an “Oclaro Option”) that is outstanding, whether vested or unvested, immediately before the Effective Time will be assumed by Lumentum (each, an “Assumed Option”) on substantially the same terms and conditions as applied to the related Oclaro Option immediately before the Effective Time (including the applicable vesting schedule), except (A) the number of shares of Lumentum common stock subject to each Assumed Option will equal the product of (x) the number of shares of Oclaro common stock underlying such Assumed Option immediately before the Effective Time multiplied by (y) the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option will equal the quotient determined by dividing (x) the exercise price per share of such Assumed Option immediately before the Effective Time by (y) the Equity Award Exchange Ratio (rounded up to the nearest whole cent).

Each Oclaro Option (or portion thereof) that is outstanding and vested immediately before the Effective Time (or vests as a result of the Merger) and held by a holder who is not an employee of Oclaro or its subsidiaries immediately before the Effective Time (each, a “Cancelled Oclaro Option”) will be cancelled and converted into the right to receive the Merger Consideration in respect of each “net option share” of Oclaro common stock covered by such Cancelled Oclaro Option, subject to applicable tax withholding. The number of “net option shares” will be determined under a formula specified in the Merger Agreement that takes into account the exercise price of such Cancelled Oclaro Option. Any fractional net option shares (after aggregating all shares represented by all Cancelled Oclaro Options held by such holder) will be settled in cash based on the cash equivalent value of the Merger Consideration, subject to applicable tax withholding. If the exercise price per share of any Cancelled Oclaro Option is equal to or greater than the Merger Consideration, such Cancelled Oclaro Option will be cancelled without payment of any consideration.

Each stock appreciation right (or portion thereof) related to Oclaro common stock (each, an “Oclaro SAR”) that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Oclaro common stock issuable upon exercise of the Oclaro SAR, multiplied by (y) the excess, if any of (1) the cash equivalent value of the Merger Consideration over (2) the strike price of such Oclaro SAR, subject to applicable tax withholding.

Any applicable taxes required to be withheld from the Merger Consideration payable in respect of vested Oclaro RSUs, Oclaro Restricted Stock, and/or Cancelled Oclaro Options will first reduce the Cash Consideration portion of the Merger Consideration, with any remaining amount reducing the Stock Consideration portion of the Merger Consideration (with the value of the stock portion for purposes of such deduction determined based on Lumentum’s average closing sale price (rounded to the nearest one tenth of a cent), as reported on NASDAQ for the ten most recent trading days ending on the third trading day before the Effective Time (the “Parent Average Closing Price”)).

Q:	What is required to complete the Merger?

A:

Each of Lumentum’s and Oclaro’s obligation to consummate the Merger is subject, as relevant, to a number of conditions specified in the Merger Agreement, including the following: (1) adoption of the Merger Agreement by the Oclaro stockholders; (2) receipt of antitrust approvals in the United States and the People’s Republic of China, which closing condition was satisfied with respect to the United States on April 4, 2018 when Lumentum and Oclaro received early termination of the waiting period under the Hart—Scott—Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (3) absence of laws, orders, judgments and injunctions that enjoin or otherwise prohibit consummation of the Merger in any jurisdiction that is material to the business or operations of Oclaro or Lumentum; (4) effectiveness under the Securities Act of this registration statement of which this proxy statement/prospectus forms a part; (5) approval for listing on NASDAQ of the shares of Lumentum common stock to be issued in the Merger; (6) subject to certain materiality related standards contained in the Merger Agreement, the accuracy of representations and warranties of Oclaro and Lumentum, and material performance by Oclaro and

Lumentum of their respective obligations contained in the Merger Agreement; and (7) the absence of a material adverse effect with respect to the other party. The consummation of the Merger is not subject to a financing condition. See the section titled “The Merger Agreement—Conditions to Closing” beginning on page 146 of this proxy statement/prospectus.

Q:	When do you expect the Merger to be completed?

A:	Lumentum and Oclaro expect the closing of the Merger (the “Closing”) to occur in the second half of calendar year 2018. However, the Merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Lumentum and Oclaro could result in the Merger being completed at an earlier time, a later time or not at all. There may be a substantial amount of time between the date on which the special meeting is held and the date of the completion of the Merger. The First Step Merger will become effective at such time as the certificate of merger relating to the First Step Merger is duly filed with the Secretary of State of the State of Delaware on the date that the Closing takes place (the “Closing Date”), or at such subsequent date or time as Oclaro, Lumentum and Merger Sub agree and specify in the certificate of merger (the “Effective Time”). As a result of the Merger, Oclaro will no longer be a publicly held company and will cease to exist. Following the Merger, Oclaro common stock will be delisted from NASDAQ and will be deregistered under the Exchange Act.

Q:	Will I be subject to U.S. federal income tax upon the exchange of shares of Oclaro common stock for the Merger Consideration?

A:	The U.S. federal income tax consequences of the Merger depend on whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). One of the requirements that must be satisfied in order for the Merger to qualify as a reorganization is the “continuity of interest” test, which requires that a sufficient amount of the proprietary interests in Oclaro are preserved by being exchanged in the Merger for Lumentum common stock. The continuity of interest test generally would be satisfied if the Stock Consideration received in the Merger represented at least 40% of the value of the total Merger Consideration, determined based on the value of the Lumentum common stock on the Closing Date. No assurances can be given that the continuity of interest test will be met. As a result, in deciding whether to approve the Merger, you should consider the possibility that it may be taxable to you because the continuity of interest test is not satisfied. You will not be entitled to change your vote in the event the Merger is taxable. On the Closing Date, Lumentum and Oclaro will make a determination, in consultation with their tax counsel, as to whether or not the Merger qualifies as a reorganization for U.S. federal income tax purposes, and Lumentum will inform the Oclaro stockholders of such determination as soon as practicable after the Closing.

If the Merger qualifies as a reorganization, a U.S. Holder (as defined below in this proxy statement/prospectus) of Oclaro common stock receiving Lumentum common stock and cash in exchange for Oclaro common stock will generally recognize gain equal to the lesser of (i) the amount of cash received by the U.S. Holder (excluding any cash received in lieu of fractional shares of Lumentum common stock) and (ii) the excess of the “amount realized” by the U.S. Holder over the U.S. Holder’s tax basis in the Oclaro common stock. The “amount realized” by the U.S. Holder will equal the sum of the fair market value of the Lumentum common stock and the amount of cash (including any cash received in lieu of fractional shares of Lumentum common stock) received by the U.S. Holder. Losses will not be permitted to be recognized. Realized gain or loss must be calculated separately for each identifiable block of shares (i.e. shares acquired at different times and prices) exchanged in the Merger, and a loss realized on the exchange of one block cannot be used to offset a gain recognized on the exchange of another block.

If the Merger does not qualify as a reorganization, the exchange of Oclaro common stock for Lumentum common stock and cash in the First Step Merger will be a fully taxable transaction, in which a U.S. Holder generally will recognize gain or loss equal to the difference between the “amount realized” (as defined above) and the U.S. Holder’s tax basis in the Oclaro common stock. Gain or loss must be calculated separately for each identifiable block of shares exchanged in the First Step Merger. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. Deductions for capital losses are subject to limitations. Any gain recognized by a non-corporate U.S. holder may be subject to a 3.8% Medicare tax on net investment income.

You should consult your own tax advisor to determine the U.S. federal income tax consequences to you relating to the Merger in light of your own particular circumstances and the consequences to you arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the Merger is provided in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 152 of this proxy statement/prospectus.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by Oclaro stockholders or if the Merger is not completed for any other reason, Oclaro stockholders will not receive the Merger Consideration in exchange for their shares of Oclaro common stock. Instead, Oclaro will remain an independent public company and Oclaro common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, Oclaro may be required to pay Lumentum a termination fee, or Lumentum may be required to pay Oclaro a termination fee, as described in the section titled “The Merger Agreement—Termination Fees” beginning on page 150 of this proxy statement/prospectus.

Q:	What do I need to do?

A:	After you have carefully read and considered the information contained in, or incorporated by reference into, this proxy statement/prospectus, please vote by submitting your proxy card or voting instruction form by following the instructions set forth below under the section titled “Questions and Answers about the Special Meeting—How do I vote?” If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.

Q:	Should I send in my share certificate(s) now?

A:	No. Please DO NOT send any share certificates with your proxy card. After the Merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of Oclaro common stock for the cash payment and shares of Lumentum common stock you are entitled to receive in connection with the Merger.

Questions and Answers about the Special Meeting

Q:	When and where will the special meeting be held?

A:	The special meeting will be held on July 10, 2018 at 8:00 a.m., Pacific time, at Oclaro’s headquarters located at 225 Charcot Avenue, San Jose, California 95131.

Q:	Who is soliciting my proxy to vote at the special meeting?

A:	The Oclaro Board is soliciting your proxy to vote at the special meeting. This proxy statement/prospectus summarizes the information you need to know to vote on the proposals to be presented at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Oclaro common stock at the close of business on May 15, 2018, the record date for the meeting (the “Record Date”), are entitled to notice of, and to vote at, the special meeting and any postponements or adjournments of the meeting. On the Record Date, 170,656,367 shares of Oclaro common stock were issued and outstanding and no shares of Oclaro’s preferred stock were outstanding.

Q:	What are the proposals on which I am being asked to vote?

A:	There are three proposals that will be voted on at the special meeting:

•	Merger Proposal: The proposal to adopt the Merger Agreement, which provides for (1) the merger of Merger Sub with and into Oclaro with Oclaro surviving the First Step Merger, and (2), as soon as reasonably practicable following the First Step Merger, the merger of Oclaro with and into Merger Sub LLC with Merger Sub LLC continuing as the surviving entity (the “Merger Proposal”).

•	Compensation Proposal: The proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Oclaro’s named executive officers in connection with the Merger (the “Compensation Proposal”).

•	Adjournment Proposal: The proposal to approve the adjournment of the special meeting, from time to time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Approval by Oclaro stockholders of the Merger Proposal (the “Oclaro Stockholder Approval”) is required for completion of the Merger. Approval by Oclaro stockholders of the Compensation Proposal and the Adjournment Proposal is not required for completion of the Merger. No other matters are intended to be brought before the special meeting by Oclaro. However, if other matters are properly brought before the special meeting or at any adjournment or postponement of the special meeting, the persons whom the Oclaro Board has appointed to vote proxies will vote on such matters in their discretion.

Q:	What vote is required for approval of the proposals in this proxy statement/prospectus, and what happens if I abstain or fail to instruct my broker, bank or other nominee how to vote my shares?

A:	The following are the vote requirements:

•	Merger Proposal: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Oclaro common stock as of the Record Date is required to approve the Merger Proposal. If you abstain from voting, fail to vote at the special meeting (in person or by proxy), or fail to instruct your broker, bank or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote cast “AGAINST” the Merger Proposal.

•	Compensation Proposal: The affirmative vote, in person or by proxy, of holders of a majority of the voting power of the outstanding shares of Oclaro common stock present in person or represented by proxy at the special meeting and voting on the matter is required to approve the Compensation Proposal. If you abstain from voting, attend the special meeting and fail to vote, do not attend the special meeting (in person or by proxy) or fail to instruct your broker, bank or other nominee how to vote on the Compensation Proposal, it will have no effect on the outcome of the vote on the Compensation Proposal, assuming a quorum is present.

•	Adjournment Proposal: The affirmative vote, in person or by proxy, of holders of a majority of the voting power of the outstanding shares of Oclaro common stock present in person or represented by proxy at the special meeting and voting on the matter is required to approve the Adjournment Proposal. If you abstain from voting, attend the special meeting and fail to vote, do not attend the special meeting (in person or by proxy) or fail to instruct your broker, bank or other nominee how to vote on the Adjournment Proposal, it will have no effect on the outcome of the vote on the Adjournment Proposal, assuming a quorum is present.

Q:	How does the Oclaro Board recommend that I vote my shares of Oclaro common stock on the proposals?

A:	The Oclaro Board unanimously recommends that stockholders vote their shares of Oclaro common stock:

•	“FOR” the Merger Proposal;

•	“FOR” the Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Q:	How do I vote?

A:	If you are an Oclaro stockholder of record (that is, if your shares of Oclaro common stock are registered in your name with Computershare Trust Company, N.A., Oclaro’s transfer agent), you may vote your shares of Oclaro common stock or submit a proxy to have your shares of Oclaro common stock voted at the special meeting in one of the following ways:

•	Mail: You may submit your proxy by properly signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, which you should do early enough so that it is received before the date of the special meeting.

•	Internet: You may submit your proxy by using the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on July 9, 2018, the day before the special meeting.

•	Telephone: You may submit your proxy by calling 1-800-690-6903, the toll-free (within the U.S. or Canada) phone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on July 9, 2018, the day before the special meeting; or

•	In Person: You may vote your shares of Oclaro common stock by attending the special meeting and voting in person by ballot. Attendance at the special meeting will not, however, in and of itself constitute a vote.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Oclaro common stock and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Although there is no charge for voting your shares of Oclaro common stock, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of Oclaro common stock by proxy. If you are a record holder or if you obtain a proxy to vote shares of Oclaro common stock that you beneficially own, you may still vote your shares of Oclaro common stock in person by ballot at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares of Oclaro common stock are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or, if such a service is provided by your broker, bank or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your broker, bank or other nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee. However, because you are not the stockholder of record, you may not vote your shares of Oclaro common stock in person by ballot at the special meeting unless you obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares at the special meeting. Please refer to the voting instruction card provided with these proxy materials by your broker, bank or other nominee or contact your broker, bank or other nominee to obtain instructions on how to instruct them with respect to the voting of your shares of Oclaro common stock.

Q:	If my shares are held in a stock brokerage account, or in “street name” by my broker, bank or nominee, will my broker, bank or nominee automatically vote my shares for me?

A:	No. If your shares of Oclaro common stock are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee.

Your broker, bank or other nominee is permitted to vote your shares of Oclaro common stock on any proposal currently scheduled to be considered at the special meeting only if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee to vote your shares of Oclaro common stock. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal. The Oclaro Board strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

Q:	How many votes do I have?

A:	Oclaro stockholders are entitled to cast one vote for each share of Oclaro common stock held as of the Record Date on all matters properly submitted for voting. On the Record Date, 170,656,367 shares of Oclaro common stock were issued and outstanding and no shares of Oclaro’s preferred stock were outstanding.

Q:	What if I sell my shares of Oclaro common stock before the special meeting?

A:	The Record Date is earlier than both the date of the special meeting and the Effective Time. If you transfer your shares of Oclaro common stock after the Record Date but before the special meeting, you will, unless you provide the transferee of your shares with a proxy, retain your right to vote at the special meeting, but will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through the Effective Time.

Q:	What does it mean if I get more than one proxy card or set of voting materials to vote my shares of Oclaro common stock?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple paper proxy cards or voting instruction cards. For example, if you hold your shares of Oclaro common stock in more than one brokerage account, you may receive a set of proxy materials for each brokerage account in which you hold shares. If you are an Oclaro stockholder of record and your shares of Oclaro common stock are registered in more than one name, you will receive more than one set of proxy materials. Please sign, date and return each proxy card and voting instruction card that you receive and follow the voting instructions set forth in this proxy statement/prospectus to ensure that all your shares of Oclaro common stock are voted at the special meeting.

Q:	Can I revoke my proxy and change my vote?

A:	Yes, if you are an Oclaro stockholder of record as of the Record Date, you may revoke your proxy in any of the following ways:

•	by delivering to Oclaro (Attention: Corporate Secretary, 225 Charcot Avenue, San Jose, California 95131), prior to your shares being voted at the special meeting, a later dated written notice of revocation or a later dated properly executed proxy card (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	by attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy); or

•	by submitting a proxy on the Internet or by telephone at a later date but prior to your shares being voted at the special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked).

If you are a beneficial owner of shares held in “street name” by a broker, bank or other nominee, you may revoke your proxy and vote your shares in person at the special meeting only in accordance with the applicable rules and procedures employed by such broker, bank or other nominee. If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	How many shares must be present to hold the special meeting?

A:	Holders of a majority in voting power of the issued and outstanding shares of Oclaro common stock entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting in order to have the required quorum for transacting business. Stockholders are counted as present at the meeting if they are present in person at the special meeting or have properly submitted a proxy card or submitted a proxy by telephone or over the Internet. Abstaining votes are considered present and entitled to vote and, therefore, are included for purposes of determining whether a quorum is present at the special meeting. Broker non-votes are not considered entitled to vote at the special meeting and, therefore, are not included for purposes of determining whether a quorum is present at the special meeting.

Q:	Are Oclaro stockholders entitled to appraisal rights?

A:	Record holders of Oclaro common stock who do not vote in favor of the Merger Proposal, who continuously hold such shares through the Effective Time, and who otherwise comply with the requirements and procedures of Section 262 of the Delaware General Corporation Law (the “DGCL”), may be entitled to exercise appraisal rights, which generally entitle stockholders to receive in lieu of the Merger Consideration a cash payment of an amount determined by the Court of Chancery of the State of Delaware (the “Court of Chancery”) to be the “fair value” of their Oclaro common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Court of Chancery, if certain conditions, including as related to ownership thresholds, are met. The fair value of Oclaro common stock could be less than, more than or the same as the Merger Consideration. A detailed description of the procedures required to be followed in order to perfect appraisal rights by Oclaro stockholders if desired is included in the section titled “The Merger—Appraisal Rights” beginning on page 117 of this proxy statement/prospectus, which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex C to this proxy statement/prospectus. Due to the complexity of the procedures described above, Oclaro stockholders who are considering exercising such rights are encouraged to carefully review Annex C and seek the advice of legal counsel.

Q:	Why am I being asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Oclaro’s named executive officers in connection with the Merger?

A:	The SEC has adopted rules that require Oclaro to seek a non-binding, advisory vote on the compensation payments that will or may be made to Oclaro’s named executive officers in connection with the Merger. Oclaro urges its stockholders to read the section titled “The Merger—Interests of Oclaro’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus, which describes in more detail Oclaro’s compensation payments that will or may be made to Oclaro’s named executive officers in connection with the Merger.

Q:	What happens if the Compensation Proposal is not approved?

A:

Approval of the Compensation Proposal is not a condition to completion of the Merger. The vote is a non-binding, advisory vote and is therefore not binding on Oclaro, the Oclaro Board, the compensation committee of the Oclaro Board, Lumentum, Lumentum’s Board of Directors (the “Lumentum Board”) or the compensation committee of the Lumentum Board. Since compensation and benefits to be paid or provided in connection with the Merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if the Oclaro stockholders do not approve, on a non-binding, advisory basis, the Compensation Proposal.

Q:	Who pays for the solicitation of proxies to vote at the special meeting?

A:	Oclaro will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the notice of special meeting, proxy card, this proxy statement/prospectus and any additional materials furnished to Oclaro stockholders. Copies of these materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, Oclaro may reimburse the costs of forwarding these materials to those beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, email, facsimile or personal solicitation by Oclaro’s directors, officers or employees. No additional compensation will be paid for such services. Oclaro has engaged MacKenzie Partners, Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners for approximately $17,500, plus reimbursement of related expenses.

Q:	Whom should I call if I have questions?

A:	If you have questions or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Oclaro’s proxy solicitor at:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Toll-Free (800) 322-2885

You may also contact the Oclaro Investor Relations department at:

Oclaro, Inc.

225 Charcot Avenue

San Jose, California 95131

Telephone: (408) 383-1400

Attn: Investor Relations

SUMMARY

This summary highlights information described in more detail elsewhere and incorporated by reference into this proxy statement/prospectus, and may not contain all the information that is important to you with respect to the Merger and the other matters being considered at the special meeting. To understand the Merger and the matters being voted on by Oclaro stockholders at the special meeting more fully, and to obtain a more complete description of the legal terms of the Merger Agreement, you are urged to read the remainder of this proxy statement/prospectus carefully, including the attached Annexes, and the other documents referred to or incorporated by reference herein. See also the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies

Lumentum Holdings Inc. (see page 26)

Lumentum is an industry leading provider of optical and photonic products addressing a range of end market applications including data communications and telecommunications networking and commercial lasers for manufacturing, inspection and life-science applications, as defined by revenue and market share. In addition, Lumentum is using its core optical and photonic technology and its volume manufacturing capability to expand into emerging markets that benefit from advantages that optical or photonics-based solutions provide, including 3D sensing for consumer electronics and diode light sources for a variety of consumer and industrial applications. The majority of Lumentum’s customers are original equipment manufacturers that incorporate Lumentum’s products into their products which address end-market applications. For example, Lumentum sells fiber optic components that its network equipment manufacturer customers assemble into communications networking systems, which they sell to network service providers or enterprises with their own networks. Increasingly, Lumentum is also selling data communications products to owners and operators of large data centers, which Lumentum refers to as hyperscale datacenters. Similarly, many of Lumentum’s customers for its lasers products incorporate Lumentum’s products into tools they produce, which are used for manufacturing processes by their customers. Lumentum operates in two reportable segments: optical communications and commercial lasers. Lumentum has a global marketing and sales footprint that enables it to address global market opportunities for its products. Lumentum has manufacturing capabilities and facilities in North America, Asia-Pacific and Europe, the Middle East and Africa with employees engaged in R&D, administration, manufacturing, support and sales and marketing activities.

The principal executive offices of Lumentum are located at 400 North McCarthy Boulevard, Milpitas, California 95035, and Lumentum’s telephone number is (408) 546-5483. Additional information about Lumentum and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Oclaro, Inc. (see page 26)

Oclaro is one of the leading providers of optical components and modules for the long-haul, metro and data center markets. Leveraging more than three decades of laser technology innovation and photonics integration, Oclaro provides differentiated solutions for optical networks and high-speed interconnects driving the next wave of streaming video, cloud computing, application virtualization and other bandwidth-intensive and high-speed applications.

The principal executive offices of Oclaro are located at 225 Charcot Avenue, San Jose, California 95131, and Oclaro’s telephone number is (408) 383-1400. Additional information about Oclaro is included in documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Prota Merger Sub, Inc. (see page 27)

Prota Merger Sub, Inc., or “Merger Sub,” is a direct wholly owned subsidiary of Lumentum and is a Delaware corporation. Merger Sub was formed on March 9, 2018, for the sole purpose of effecting the First Step Merger. In the First Step Merger, Merger Sub will be merged with and into Oclaro, with Oclaro surviving as a direct wholly owned subsidiary of Lumentum.

The principal executive offices of Merger Sub are located at 400 North McCarthy Boulevard, Milpitas, California 95035, and Merger Sub’s telephone number is (408) 546-5483.

Prota Merger, LLC (see page 27)

Prota Merger, LLC, or “Merger Sub LLC,” is a direct wholly owned subsidiary of Lumentum and is a Delaware limited liability company. Merger Sub LLC was formed on March 9, 2018, for the sole purpose of effecting the Second Step Merger. In the Second Step Merger, Oclaro will be merged with and into Merger Sub LLC, with Merger Sub LLC surviving as a direct wholly owned subsidiary of Lumentum.

The principal executive offices of Merger Sub LLC are located at 400 North McCarthy Boulevard, Milpitas, California 95035, and Merger Sub LLC’s telephone number is (408) 546-5483.

Comparative Market Price and Dividend Information (see page 54)

Shares of Lumentum common stock are listed for trading on NASDAQ under the symbol “LITE” and shares of Oclaro common stock are listed for trading on NASDAQ under the symbol “OCLR.” The following table sets forth the closing sales prices of a share of Lumentum common stock (as reported on NASDAQ) and of a share of Oclaro common stock (as reported on NASDAQ), each on March 9, 2018, the last trading day before the day on which Lumentum and Oclaro announced the execution of the Merger Agreement, and on May 29, 2018, the last practicable trading day before the date of this proxy statement/prospectus.

	Lumentum Common Stock Price per Share	Oclaro Common Stock Price per Share
March 9, 2018	$68.975	$7.85
May 29, 2018	$62.95	$9.04

The market prices of Lumentum common stock and Oclaro common stock will fluctuate before the special meeting and before the Merger is consummated. You should obtain current stock price quotations from a newspaper, the Internet or your broker or banker.

Lumentum’s Dividend Policy. Lumentum has never paid cash dividends on its common stock and does not currently expect to pay dividends on its common stock. The holders of Lumentum common stock will receive dividends if and when declared by the Lumentum Board out of legally available funds or, in the case of stock dividends, out of authorized and available shares of Lumentum common stock. The payment of any dividends to Lumentum’s stockholders in the future, and the timing and amount thereof, if any, is within the discretion of the Lumentum Board. The Lumentum Board’s decisions regarding the payment of dividends will depend on many factors, such as Lumentum’s financial condition, earnings, capital requirements, potential debt service obligations or restrictive covenants, industry practice, legal requirements, regulatory constraints and other factors that the Lumentum Board deems relevant.

Oclaro’s Dividend Policy. Oclaro has never paid cash dividends on its common stock. To the extent Oclaro generates earnings, it intends to retain them for use in its business and, therefore, does not anticipate paying any cash dividends on its common stock in the foreseeable future. The Merger Agreement prohibits Oclaro from setting aside or paying any dividends or other distributions on its capital stock, so Oclaro does not expect to pay dividends for as long as the Merger Agreement is in effect.

Risk Factors (see page 57)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors included under the section titled “Risk Factors” beginning on page 57 of this proxy statement/prospectus.

The Oclaro Special Meeting (see page 70)

Time and Place

The special meeting will be held on July 10, 2018 at 8:00 a.m., Pacific time, at Oclaro’s headquarters located at 225 Charcot Avenue, San Jose, California 95131.

Purpose

At the special meeting, holders of Oclaro common stock as of the Record Date will be asked to consider and approve the following proposals:

1.	The Merger Proposal;

2.	The Compensation Proposal; and

3.	The Adjournment Proposal.

Record Date and Quorum

Only Oclaro stockholders of record as of the Record Date are entitled to notice of and to vote at the special meeting. As of the close of business on the Record Date, 170,656,367 shares of Oclaro common stock were issued and outstanding and there were 1,780 holders of record of Oclaro common stock. Each Oclaro stockholder is entitled to one vote for each share of Oclaro common stock held by such stockholder as of the Record Date.

Holders of a majority of the outstanding shares of Oclaro common stock entitled to vote as of the Record Date must be present in person or represented by proxy at the special meeting in order to have the required quorum for transacting business. Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Required Vote

The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Oclaro common stock as of the Record Date is required to approve the Merger Proposal. The affirmative vote, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Oclaro common stock present in person or represented by proxy at the special meeting and voting on the matter is required to approve the Compensation Proposal. The affirmative vote, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Oclaro common stock present in person or represented by proxy at the special meeting and voting on the matter is required to approve the Adjournment Proposal.

If you abstain from voting, fail to vote at the special meeting (in person or by proxy), or fail to instruct your broker, bank or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote cast “AGAINST” the Merger Proposal. If you abstain from voting, attend the special meeting and fail to vote, do not attend the special meeting (in person or by proxy) or fail to instruct your broker, bank or other nominee how to vote on the Compensation Proposal or Adjournment Proposal, it will have no effect on the outcome of the vote on the Compensation Proposal, assuming a quorum is present.

The Merger

Effects of the Merger (see page 79)

Subject to the terms and conditions of the Merger Agreement and the applicable provisions of Delaware law, at the Effective Time, Merger Sub will be merged with and into Oclaro, with Oclaro surviving the First Step Merger as a direct wholly owned subsidiary of Lumentum. As the second step in a single integrated transaction with the First Step Merger, as soon as practicable following the Effective Time, Oclaro will be merged with and into Merger Sub LLC, with Merger Sub LLC surviving the Second Step Merger as a direct wholly owned subsidiary of Lumentum.

Recommendation of the Oclaro Board; Oclaro’s Reasons for the Merger (see page 91)

After careful evaluation of the Merger Agreement and the transactions contemplated thereby, the Oclaro Board unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, Oclaro and its stockholders and approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Oclaro Board unanimously recommends that Oclaro stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

In the course of reaching its recommendation, the Oclaro Board consulted with Oclaro’s senior management and financial advisor, Jefferies LLC (“Jefferies”), and outside legal counsel, Jones Day, and considered a number of factors. See the section titled “The Merger—Oclaro’s Reasons for the Merger; Recommendation of the Oclaro Board of Directors” beginning on page 91 of this proxy statement/prospectus.

Opinion of Oclaro’s Financial Advisor (see page 96 and Annex B)

On May 22, 2014, Oclaro entered into an engagement letter with Jefferies to act as Oclaro’s exclusive financial advisor to provide Oclaro with financial advice and assistance in connection with the possible sale, disposition or other business transaction involving all or a material portion of its equity or assets and the possible acquisition of all or a material portion of one or more third parties. At the meeting of the Oclaro Board on March 11, 2018, Jefferies rendered its opinion to the Oclaro Board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the Merger Consideration to be received by the holders of shares of Oclaro common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Oclaro encourages you to read carefully and in its entirety the full text of Jefferies’ written opinion attached as Annex B to this proxy statement/prospectus, which is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Jefferies, as of the date of such opinion. For a description of the opinion that the Oclaro Board received from Jefferies, see the section titled “The Merger—Opinion of Oclaro’s Financial Advisor” beginning on page 96 of this proxy statement/prospectus.

Share Ownership and Voting by Oclaro Directors and Executive Officers (see page 73)

As of the Record Date, the directors and executive officers of Oclaro beneficially own and are entitled to vote, in the aggregate, approximately 1.8% of the aggregate voting power of the outstanding shares of Oclaro common stock. Oclaro currently expects that all of its directors and executive officers will vote their shares of Oclaro common stock in favor of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal, although none of them has entered into any agreement obligating them to do so.

Regulatory Clearances Required for the Merger (see page 116)

Lumentum and Oclaro have each agreed to take certain actions in order to obtain regulatory clearances required to consummate the Merger. The Merger is subject to review by the Antitrust Division of the Department of Justice (“DOJ”) and U.S. Federal Trade Commission (the “FTC”) under the HSR Act. Under the HSR Act, Lumentum and Oclaro are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the Merger. Lumentum and Oclaro submitted pre-merger notification filings under the HSR Act on March 23, 2018 and received early termination of the waiting period on April 4, 2018, which satisfies the closing conditions under the Merger Agreement related to receipt of antitrust approval in the United States. The Merger is also subject to review by governmental authorities in the People’s Republic of China and requires pre-merger notification and the observance of an applicable waiting period in the People’s Republic of China. See the section titled “The Merger—Regulatory Clearances Required for the Merger” beginning on page 116 of this proxy statement/prospectus for more information.

Listing of Shares of Lumentum Common Stock; Delisting and Deregistration of Shares of Oclaro Common Stock (see page 117)

Lumentum is obligated to cause the shares of Lumentum common stock to be issued to Oclaro stockholders pursuant to the Merger Agreement to be authorized for listing on NASDAQ at the Effective Time, subject to official notice of issuance. Upon completion of the Merger, shares of Oclaro common stock will be delisted on NASDAQ and will subsequently be deregistered under the Exchange Act.

See the sections titled “The Merger—Listing of Shares of Lumentum Common Stock” beginning on page 117 of this proxy statement/prospectus and “The Merger—Delisting and Deregistration of Oclaro Common Stock” beginning on page 117 of this proxy statement/prospectus for a further discussion of the listing of shares of Lumentum common stock and the delisting of Oclaro common stock in connection with the Merger.

The Merger Agreement (see page 124)

The Merger Agreement is attached as Annex A to this proxy statement/prospectus. Lumentum and Oclaro encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger and the issuance of shares of Lumentum common stock.

Merger Consideration (see page 124)

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of Oclaro common stock that is issued and outstanding immediately prior to the Effective Time (other than (x) Oclaro common stock held by Lumentum, Oclaro or any direct or indirect wholly owned subsidiary of Lumentum or Oclaro, in each case immediately prior to the Effective Time and (y) shares held by Oclaro stockholders who are entitled to and who properly exercise appraisal rights under Section 262 of the DGCL) will be canceled and extinguished and automatically converted into the right to receive, without interest thereon,

$5.60 in cash (the “Cash Consideration”), plus 0.0636 of a share of Lumentum common stock (such ratio, the “Exchange Ratio”), subject to the conditions and restrictions set forth in the Merger Agreement (the “Stock Consideration”).

The maximum number of shares of Lumentum common stock that will be issued in connection with the Merger is 19.9% of the issued and outstanding shares of Lumentum common stock immediately prior to the Effective Time, and to the extent that the number of shares of Lumentum common stock issuable in the Merger would exceed the Stock Threshold, (1) the Exchange Ratio will be reduced to the minimum extent necessary (rounded down to the nearest one thousandth) such that the aggregate number of shares of Lumentum common stock to be issued in connection with the Merger (including all shares of Lumentum common stock which may be issued after the Effective Time pursuant to certain outstanding Oclaro equity awards) does not exceed the Stock Threshold and (2) the Cash Consideration for all purposes under the Merger Agreement will be increased on a per share basis by an amount equal to $68.975 (the closing sales price of a share of Lumentum common stock on March 9, 2018, the last trading day before the day on which Lumentum and Oclaro announced the execution of the Merger Agreement), multiplied by the difference between the initial Exchange Ratio and the Exchange Ratio. See the section titled “The Merger Agreement—Merger Consideration” beginning on page 124 of this proxy/statement prospectus for more information.

It is expected that, immediately after completion of the Merger, former Oclaro stockholders will own approximately 16% of the outstanding shares of Lumentum common stock.

Treatment of Oclaro Options and Other Equity-Based Awards (see page 125)

At the Effective Time, each Oclaro RSU that is outstanding and unvested immediately before the Effective Time (and does not vest as a result of the Merger) will be assumed by Lumentum on substantially the same terms and conditions as applied to the related Oclaro RSU immediately before the Effective Time (including the applicable vesting schedule), except the number of shares of Lumentum common stock subject to each Assumed RSU will equal the product of (x) the number of shares of Oclaro common stock underlying the applicable unvested Oclaro RSU immediately before the Effective Time (with any performance milestones deemed achieved based on maximum level of performance) multiplied by (y) the Equity Award Exchange Ratio (rounded down to the nearest whole share). In addition, any Oclaro RSU that is vested and unsettled will be treated as outstanding Oclaro common stock and will receive the Merger Consideration, subject to applicable tax withholding. Each share of Oclaro Restricted Stock that is outstanding and unvested immediately before the Effective Time shall become fully vested at the Effective Time and will be treated as outstanding Oclaro common stock and will receive the Merger Consideration, subject to applicable tax withholding.

Except as provided in the next paragraph, each Oclaro Option that is outstanding, whether vested or unvested, immediately before the Effective Time will be assumed by Lumentum on substantially the same terms and conditions as applied to the related Oclaro Option immediately before the Effective Time (including the applicable vesting schedule), except (1) the number of shares of Lumentum common stock subject to each Assumed Option will equal the product of (x) the number of shares of Oclaro common stock underlying such Assumed Option immediately before the Effective Time multiplied by (y) the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (2) the per share exercise price of each Assumed Option will equal the quotient determined by dividing (x) the exercise price per share of such Assumed Option immediately before the Effective Time by (y) the Equity Award Exchange Ratio (rounded up to the nearest whole cent).

Each Cancelled Oclaro Option will be cancelled and converted into the right to receive the Merger Consideration in respect of each “net option share” of Oclaro common stock covered by such Cancelled Oclaro Option, subject to applicable tax withholding. The number of “net option shares” will be determined under a formula specified in the Merger Agreement that takes into account the exercise price of such Cancelled Oclaro

Option. Any fractional net option shares (after aggregating all shares represented by all Cancelled Oclaro Options held by such holder) will be settled in cash based on the cash equivalent value of the Merger Consideration, subject to applicable tax withholding. If the exercise price per share of any Cancelled Oclaro Option is equal to or greater than the Merger Consideration, such Cancelled Oclaro Option will be cancelled without payment.

Each Oclaro SAR that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Oclaro common stock issuable upon exercise of the Oclaro SAR, multiplied by (y) the excess, if any of (1) the cash equivalent value of the Merger Consideration over (2) the strike price of such Oclaro SAR, subject to applicable tax withholding.

Any applicable taxes required to be withheld from the Merger Consideration payable in respect of vested Oclaro RSUs, Oclaro Restricted Stock, and Cancelled Oclaro Options will first reduce the Cash Consideration portion of the Merger Consideration, with any remaining amount reducing the Stock Consideration portion of the Merger Consideration (with the value of the stock portion for purposes of such deduction determined based on the Parent Average Closing Price).

Closing and Effective Time (see page 126)

Lumentum and Oclaro expect the Closing to occur in the second half of calendar year 2018. However, the Merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Lumentum and Oclaro could result in the Merger being completed at an earlier time, a later time or not at all. In the Merger Agreement, Lumentum and Oclaro have agreed that the Closing Date will not be later than two business days after the satisfaction or waiver (to the extent permitted in the Merger Agreement) of the last of the conditions to Closing to be satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of (to the extent permitted in the Merger Agreement) such conditions), or at such other location, date and time as Lumentum, Merger Sub and Oclaro mutually agree upon in writing. However, if the marketing period prescribed in the Merger Agreement (the “Marketing Period”) has not ended at the time when Closing would otherwise be required to occur, the Closing will occur on the earlier of (1) a business day before or during such Marketing Period specified by Lumentum on two business days’ prior written notice to Oclaro, and (2) the first business day after the expiration of the Marketing Period subject to satisfaction or waiver of the last of the conditions to the Closing, or at such other date and time as Lumentum and Oclaro mutually agreed upon in writing. There may be a substantial amount of time between the dates on which the special meeting is held and the date on which the Merger is completed.

Appraisal Rights (see page 127)

If the Merger is completed and certain other statutory requirements described herein are met, record holders of Oclaro common stock who do not vote in favor of the Merger Proposal, who continuously hold such shares through the Effective Time and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of Oclaro common stock are entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration a cash payment of an amount determined by the Court of Chancery equal to the “fair value” of their Oclaro common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Court of Chancery as described further herein, so long as they comply with the procedures established by Section 262 of the DGCL and certain other conditions relating to stock ownership thresholds are met.

A summary description of the appraisal rights available to holders of Oclaro common stock under the DGCL and the procedures required to exercise statutory appraisal rights are included under the section titled

“The Merger—Appraisal Rights” beginning on page 117 of this proxy statement/prospectus. The full text of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus. Due to the complexity of the procedures described above, Oclaro stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of Oclaro common stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Merger Consideration.

Restrictions on Oclaro’s and Lumentum’s Businesses Pending the Closing (see pages 132, 134)

Each of Oclaro and Lumentum has agreed, subject to certain exceptions set forth in the Merger Agreement, on behalf of itself and its subsidiaries, that it will conduct its business in the ordinary course of business prior to the Effective Time or earlier termination of the Merger Agreement, and has agreed to certain restrictions on its ability to take certain actions prior to the Effective Time or earlier termination of the Merger Agreement. See the section titled “The Merger Agreement—Restrictions on Oclaro’s Business Pending the Closing” beginning on page 132 of this proxy statement/prospectus and the section titled “The Merger Agreement—Restrictions on Lumentum’s Business Pending the Closing” beginning on page 134 of this proxy statement/prospectus for more information.

Oclaro’s Agreement Not to Solicit Other Offers (see page 136)

Oclaro has agreed that it will not, directly or indirectly:

•	solicit, initiate, or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an Acquisition Proposal (as defined on page 137 of this proxy statement/prospectus) or the making of any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	furnish to any third party any non-public information relating to Oclaro or any of its subsidiaries, or afford access to the business, properties, assets, books or records of Oclaro or any of its subsidiaries to any third party, or take any other action, in each case, intended to assist or facilitate the making of an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with respect to an Acquisition Proposal with any third party that is seeking to make or has made an Acquisition Proposal, except, in response to an unsolicited inquiry or submitted Acquisition Proposal, Oclaro may (1) refer the inquiring or submitting person to the non-solicitation provision of the Merger Agreement and (2) communicate in writing with a person who had made an unsolicited bona fide written Acquisition Proposal (and its representatives) solely to clarify (and not negotiate) the existing terms of, and ascertain additional facts regarding, the Acquisition Proposal for the purpose of the Oclaro Board informing itself about the Acquisition Proposal and the person making it);

•	approve, endorse or recommend an Acquisition Proposal; or

•	execute or enter into any letter of intent, memorandum of understanding or contract contemplating or otherwise relating to an Acquisition Proposal.

Oclaro has agreed to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third party concerning any Acquisition Proposal.

However, until receipt of the Oclaro Stockholder Approval, if Oclaro receives a bona fide Acquisition Proposal from any person that did not result from a material breach of its non-solicitation obligations that the

Oclaro Board concludes in good faith that is or would reasonably be expected to lead to a Superior Proposal (as defined on page 137 of this proxy statement/prospectus), Oclaro may, directly or indirectly:

•	engage or participate in discussions or negotiations with the third party and its representatives and its potential sources of financing; and/or

•	furnish to the third party, its representatives and its potential financing sources any information (including non-public information) relating to Oclaro or any of its subsidiaries, and provide access to Oclaro’s and its subsidiaries assets, properties and business facilities pursuant to a confidentiality agreement with terms of which are no less favorable to Oclaro than those contained in the confidentially agreement between Oclaro and Lumentum (provided that such confidentiality agreement need not contain any “standstill” or similar provision that would prohibit the third party from making any Acquisition Proposal);

as long as (1) Oclaro has not materially breached its non-solicitation obligations with respect to the Acquisition Proposal and (2) prior to taking any action described above, the Oclaro Board determines in good faith that the failure to take the action would reasonably be likely to be inconsistent with its fiduciary duties to stockholders of Oclaro under Delaware law.

See the section titled “The Merger Agreement—Oclaro’s Agreement Not to Solicit Other Offers” beginning on page 136 of this proxy statement/prospectus for more information.

Oclaro’s Agreement Not to Change the Oclaro Board Recommendation (see page 137)

Oclaro has agreed that the Oclaro Board will only change its recommendation to the Oclaro stockholders that they adopt the Merger Agreement (the “Oclaro Board Recommendation”) in certain, limited circumstances.

Oclaro has agreed that the Oclaro Board will not:

•	withdraw, amend or modify (or publicly propose to withhold, withdraw, amend or modify) in a manner adverse to Lumentum, Merger Sub or Merger Sub LLC, the Oclaro Board Recommendation;

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal;

•	fail to recommend against acceptance by the Oclaro stockholders of any tender offer or exchange offer for Oclaro common stock that constitutes an Acquisition Proposal within 10 business days after the commencement of the offer; or

•	resolve or publicly propose to take any of the foregoing actions.

Any of the actions in the above bullet points is referred to as an “Oclaro Change of Recommendation.”

The Oclaro Board may make an Oclaro Change of Recommendation under the following circumstances:

•

(A) Oclaro has received a bona fide written Acquisition Proposal that did not result from a material breach (or deemed material breach) of the Merger Agreement that the Oclaro Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; (B) the Oclaro Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to effect the Oclaro Change of Recommendation would reasonably be likely to be inconsistent with its fiduciary duties to the Oclaro stockholders under Delaware law; (C) prior to effecting such Oclaro Change of Recommendation, Oclaro shall have (1) given Lumentum at least four business days’ notice of its intention to take such action (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal) and (2) if requested by Lumentum, during the notice period, negotiate with Lumentum in good faith any modifications to the terms and conditions of the Merger Agreement proposed by Lumentum, in its discretion; and (D) Lumentum shall not have made, within the notice period, a written counteroffer or proposal capable of acceptance by Oclaro that the Oclaro Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, is at least as favorable, from a financial point of view, to the Oclaro stockholders as the Superior Proposal (it being understood that any material revision to the material terms of a Superior Proposal, including any revision in the per share financial consideration, shall require a new notice (for each material revision) pursuant to the paragraph above (except that the four business day notice period referred to above shall instead be three business days); or

•	(A) An Intervening Event (as defined on page 138 of this proxy statement/prospectus) shall have occurred and be continuing at the time of the determination, (B) the Oclaro Board determines in good faith (after consultation with outside legal counsel) that the failure to effect the Oclaro Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the Oclaro stockholders under Delaware law, (C) prior to effecting the Oclaro Change of Recommendation, Oclaro shall have (1) given Lumentum at least four business days’ prior written notice of its intention to take the action (which notice shall include a written explanation of the Oclaro Board’s basis and rationale for proposing to effect such Oclaro Change of Recommendation) and (2) if requested by Lumentum, negotiated with Lumentum in good faith during the four business day notice period any modifications to the terms of the Merger Agreement proposed by Lumentum, in its discretion, and (D) Lumentum shall not have made, within the four business day notice period, a written offer or proposal capable of acceptance by Oclaro that the Oclaro Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, that the failure to effect the Oclaro Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the Oclaro stockholders under Delaware law.

See the section titled “The Merger Agreement—Oclaro’s Agreement Not to Change the Oclaro Board Recommendation” beginning on page 137 of this proxy statement/prospectus for more information.

Financing Obligations (see page 143)

Lumentum currently anticipates that it will finance the Merger through a combination of (1) approximately $413.6 million of cash, cash equivalents and short-term investments from the combined balance sheets of Lumentum and Oclaro, (2) approximately $647.5 million in Lumentum common stock, and (3) approximately $550 million in new term loans (this clause (3), the “Debt Financing”). These amounts are sufficient to (A) pay the Oclaro stockholders the amounts due to them under the Merger Agreement, (B) refinance or otherwise discharge any outstanding indebtedness of Oclaro required to be repaid at Closing, and (C) pay any fees, expenses and taxes incurred in connection with the Merger. The Closing is not, however, subject to a financing condition or to Lumentum’s ability to obtain the Debt Financing. See the section titled “The Merger Agreement—Financing Obligations” beginning on page 143 of this proxy statement/prospectus for more information.

In connection with entering into the Merger Agreement, Lumentum entered into a commitment letter, dated as of March 11, 2018, with Deutsche Bank Securities Inc. and Deutsche Bank AG New York, New York Branch. Subject to the terms of the commitment letter, Deutsche Bank AG New York, New York Branch has committed to provide a senior secured term loan facility in an aggregate principal amount of up to $550 million. The funding of the term loan facility provided for in the commitment letter is contingent on the satisfaction of customary conditions, including the execution and delivery of definitive documentation with respect to the term loan facility in accordance with the terms sets forth in the commitment letter and the consummation of the Merger in accordance with the Merger Agreement.

Conditions to Closing (see page 146)

Under the Merger Agreement, each party’s obligation to effect the Merger is subject to satisfaction or, to the extent permitted by applicable law, mutual waiver at the Effective Time of each of the following conditions:

•	the Oclaro Stockholder Approval shall have been obtained;

•	the termination or expiration of any waiting period under the HSR Act and the receipt of applicable consents or clearances required to consummate the Merger under the antitrust laws of the People’s Republic of China, which closing condition was satisfied with respect to the United States on April 4, 2018 when Lumentum and Oclaro received early termination of the waiting period under the HSR Act;

•	the absence of any order or law by a court or other governmental entity in any jurisdiction that is material to the business or operations of Oclaro or Lumentum that prohibits, enjoins or makes illegal the closing of the Merger;

•	the SEC having declared effective the Form S-4; and

•	the approval for listing by NASDAQ of the shares of Lumentum common stock to be issued to Oclaro stockholders in connection with the Merger.

Lumentum’s, Merger Sub’s and Merger Sub LLC’s obligations to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of Oclaro set forth in the Merger Agreement, subject to the materiality standards set forth in the Merger Agreement;

•	Oclaro having performed, in all material respects, the obligations required to be performed by it under the Merger Agreement; and

•	since March 11, 2018, a material adverse effect with respect to Oclaro shall not have occurred.

Oclaro’s obligation to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of Lumentum, Merger Sub and Merger Sub LLC set forth in the Merger Agreement, subject to the materiality standards set forth in the Merger Agreement;

•	Lumentum having performed, in all material respects, the obligations required to be performed by it under the Merger Agreement; and

•	since March 11, 2018, a material adverse effect with respect to Lumentum shall not have occurred.

The Merger Agreement provides that neither party may rely on the failure of any condition to Closing to be satisfied if such failure was caused by that party’s failure to comply with its obligations under the Merger Agreement.

Any or all of the conditions described above may be waived, in whole or in part, by Lumentum or Oclaro, to the extent permitted by applicable law. See the section titled “The Merger Agreement—Conditions to Closing” beginning on page 146 of this proxy statements/prospectus for more information.

Termination of the Merger Agreement (see page 148)

The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Lumentum and Oclaro, and either party may terminate the Merger Agreement in the following circumstances:

•	if the Oclaro stockholders fail to approve the Merger Proposal;

•	if a court or other governmental entity in a jurisdiction that is material to the business or operations of Lumentum or Oclaro issues a final and non-appealable order or enacts a law that either permanently prohibits or prevents the consummation of the Merger; or

•	if the Merger has not been consummated by December 11, 2018, which deadline will be automatically extended to March 11, 2019 if the Closing is delayed due to certain closing conditions relating to antitrust laws not being satisfied.

Oclaro may also terminate the Merger Agreement at any time prior to the Effective Time as follows:

•	prior to obtaining the Oclaro Stockholder Approval, in order for Oclaro to enter into a definitive agreement for a Superior Proposal after the Oclaro Board or any Oclaro Board committee has made an Oclaro Change of Recommendation, provided that (A) Oclaro has complied in all material respects with certain of its obligations under the Merger Agreement, (B) Oclaro concurrently enters into a definitive agreement to effect the Superior Proposal and (C) Oclaro concurrently pays to Lumentum the termination fee described below; or

•	if Lumentum breaches the Merger Agreement in a manner that would entitle the party seeking to terminate the Merger Agreement not to consummate the Merger, subject to the rights of Lumentum to cure the breach.

Lumentum may also terminate the Merger Agreement at any time prior to the Effective Time as follows:

•	if Oclaro breaches the Merger Agreement in a manner that would entitle the party seeking to terminate the Merger Agreement not to consummate the Merger, subject to the rights of Oclaro to cure the breach; or

•	if Oclaro has made an Oclaro Change of Recommendation, if the Oclaro Board or any Oclaro Board committee materially and willfully breaches its non-solicitation obligations under the Merger Agreement, or if Oclaro failed to include the Oclaro Board’s recommendation with respect to the Merger in this proxy statement/prospectus.

See the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 148 of this proxy statement/prospectus for more information.

Termination Fees (see page 150)

In certain circumstances, Oclaro may be required to pay a termination fee of $63.0 million in cash to Lumentum if the Merger Agreement is terminated. In certain circumstances, Lumentum may be required to pay a termination fee of $80.0 million in cash to Oclaro if the Merger Agreement is terminated. See the section titled “The Merger Agreement—Termination Fees” beginning on page 150 of this proxy statement/prospectus for more information.

Dividends (see page 117)

The Merger Agreement provides that no dividends or other distributions with a record date after the Effective Time with respect to Lumentum common stock will be paid to the holder of any shares of Oclaro common stock until such holder properly surrenders its shares in accordance with the procedures contained in the Merger Agreement, which are described in the section titled “Exchange Agent; Letter of Transmittal” beginning on page 127 of this proxy statement/prospectus. After proper surrender, Lumentum will cause such holder to be paid, without interest, (1) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Lumentum common stock to which such holder is entitled pursuant to the Merger Agreement and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Lumentum common stock.

Material U.S. Federal Income Tax Consequences (see page 152)

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. One of the requirements that must be satisfied in order for the Merger to qualify as a reorganization is the “continuity of interest” test, which requires that a sufficient amount of the proprietary interests in Oclaro are preserved by being exchanged in the Merger for Lumentum common stock. The continuity of interest test generally would be satisfied if the Stock Consideration received in the Merger represented at least 40% of the value of the total Merger Consideration, determined based on the value of the Lumentum common stock on the Closing Date. The continuity of interest test is more fully discussed in “Material U.S. Federal Income Tax Consequences” beginning on page 152 of this proxy statement/prospectus. If the aggregate value of the shares of Lumentum common stock delivered to Oclaro stockholders in the Merger is not sufficient to satisfy the continuity of interest test, the Merger will not qualify as a reorganization under Section 368(a) of the Code.

No assurances can be given that the continuity of interest requirement will be met. Therefore, it will not be known at the time of the special meeting whether the Merger will qualify as a reorganization under Section 368(a) of the Code. On the Closing Date, Lumentum and Oclaro will make a determination, in consultation with their tax counsel, as to whether or not the Merger qualifies as a reorganization for U.S. federal income tax purposes, and Lumentum will inform the Oclaro stockholders of such determination as soon as practicable after the Closing. However, stockholder votes will not be resolicited in the event that the Merger does not qualify as a reorganization under Section 368(a) of the Code. As a result, in deciding whether to approve the Merger, you should consider the possibility that it may be taxable to you because the continuity of interest requirement is not satisfied. You will not be entitled to change your vote in the event the Merger is taxable.

If the Merger qualifies as a reorganization, a U.S. Holder (as defined on page 152 of this proxy statement/prospectus) of Oclaro common stock receiving Lumentum common stock and cash in exchange for Oclaro common stock will generally recognize gain equal to the lesser of (1) the amount of cash received by the U.S. Holder (excluding any cash received in lieu of fractional shares of Lumentum common stock) and (2) the excess of the “amount realized” by the U.S. Holder over the U.S. Holder’s tax basis in the Oclaro common stock. The “amount realized” by the U.S. Holder will equal the sum of the fair market value of the Lumentum common stock and the amount of cash (including any cash received in lieu of fractional shares of Lumentum common stock) received by the U.S. Holder. Losses will not be permitted to be recognized. Realized gain or loss must be calculated separately for each identifiable block of shares (i.e. shares acquired at different times and prices) exchanged in the Merger, and a loss realized on the exchange of one block cannot be used to offset a gain recognized on the exchange of another block.

If the Merger does not qualify as a reorganization, the exchange of Oclaro common stock for Lumentum common stock and cash in the First Step Merger will be a fully taxable transaction, in which a U.S. Holder generally will recognize gain or loss equal to the difference between the “amount realized” (as defined above) and the U.S. Holder’s tax basis in the Oclaro common stock. Gain or loss must be calculated separately for each identifiable block of shares exchanged in the First Step Merger. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. Deductions for capital losses are subject to limitations. Any gain recognized by a non-corporate U.S. holder may be subject to a 3.8% Medicare tax on net investment income.

The tax consequences to Oclaro stockholders are discussed in greater detail under the heading “Material U.S. Federal Income Tax Consequences” beginning on page 152 of this proxy statement/prospectus. The U.S. federal income tax consequences described above may not apply to all holders of Oclaro common stock, including certain holders specifically referred to on page 153 of this proxy statement/prospectus. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the Merger to you, including the applicability and effect of the alternative minimum tax, any federal non-income tax, and any state, local or foreign tax laws and of changes in those laws.

Accounting Treatment (see page 155)

Each of Lumentum and Oclaro prepares its financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The Merger will be accounted for using the acquisition method of accounting with Lumentum treated as the acquiror of Oclaro for accounting purposes. This means that the assets, liabilities and commitments of Oclaro, the accounting acquiree, are adjusted to their estimated fair value at the acquisition date. Under the acquisition method of accounting, intangible assets are amortized over their remaining useful lives and tested for impairment at least annually.

Comparison of Stockholders’ Rights (see page 159)

Oclaro stockholders, whose rights are currently governed by the restated certificate of incorporation of Oclaro, as amended (as amended, the “Oclaro Charter”), and the amended and restated bylaws of Oclaro (the “Oclaro Bylaws”) will, to the extent such holders receive Lumentum common stock in the Merger, upon completion of the Merger, become stockholders of Lumentum and their rights will be governed by the amended and restated certificate of incorporation of Lumentum (the “Lumentum Charter”) and the amended and restated bylaws of Lumentum (the “Lumentum Bylaws”). The differences between the Oclaro governing documents and the Lumentum governing documents are described in detail under the section titled “Comparison of Stockholders’ Rights” beginning on page 159 of this proxy statement/prospectus.

Recent Developments

On April 16, 2018, the U.S. Department of Commerce (“DOC”) changed and reactivated its previously suspended denial order (the “Denial Order”) and suspended the export privileges of Zhongxing Telecommunications Equipment Corporation and its subsidiary, ZTE Kangxun Telecommunications Ltd (together, “ZTE”). Prior to the Denial Order, ZTE was a customer of Oclaro’s and accounted for 18%, 10% and 7.3% of Oclaro’s revenues for the fiscal years ended July 1, 2017, July 2, 2016 and June 27, 2015, respectively. Oclaro urges its stockholders to read the sections titled “Risk Factors” beginning on page 57 of this proxy statement/prospectus, “Certain Unaudited Prospective Financial Information” beginning on page 104 of this proxy statement/prospectus regarding the Denial Order and its impact and any other information contained in Oclaro’s and Lumentum’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or other public filings that Oclaro and Lumentum, respectively, have previously filed with the SEC or will file with the SEC and that are incorporated by reference into this proxy statement/prospectus.

THE COMPANIES

Lumentum Holdings Inc.

Lumentum is an industry leading provider of optical and photonic products addressing a range of end market applications including data communications and telecommunications networking and commercial lasers for manufacturing, inspection and life-science applications, as defined by revenue and market share. In addition, Lumentum is using its core optical and photonic technology and its volume manufacturing capability to expand into emerging markets that benefit from advantages that optical or photonics-based solutions provide, including 3D sensing for consumer electronics and diode light sources for a variety of consumer and industrial applications. The majority of Lumentum’s customers are original equipment manufacturers that incorporate Lumentum’s products into their products which address end-market applications. For example, Lumentum sells fiber optic components that its network equipment manufacturer customers assemble into communications networking systems, which they sell to network service providers or enterprises with their own networks. Increasingly, Lumentum is also selling data communications products to owners and operators of large data centers, which Lumentum refers to as hyperscale datacenters. Similarly, many of Lumentum’s customers for its Lasers products incorporate Lumentum’s products into tools they produce, which are used for manufacturing processes by their customers. Lumentum operates in two reportable segments: optical communications and commercial lasers. Lumentum has a global marketing and sales footprint that enables it to address global market opportunities for its products. Lumentum has manufacturing capabilities and facilities in North America, Asia-Pacific and Europe, the Middle East and Africa with employees engaged in R&D, administration, manufacturing, support and sales and marketing activities.

Lumentum was incorporated in Delaware as a wholly owned subsidiary of JDS Uniphase Corporation (“JDSU”) on February 10, 2015 and is comprised of the former communications and commercial optical products segment and WaveReady product lines of JDSU. In August 2015, Lumentum became an independent publicly-traded company through the distribution by JDSU to its stockholders of 80.1% of Lumentum’s outstanding common stock (the “Separation”).

Shares of Lumentum common stock are traded on NASDAQ under the symbol “LITE.” Following the Merger, shares of Lumentum common stock will continue to be traded on NASDAQ under the symbol “LITE.”

The principal executive offices of Lumentum are located at 400 North McCarthy Boulevard, Milpitas, California 95035, and Lumentum’s telephone number is (408) 546-5483. Additional information about Lumentum and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Oclaro, Inc.

Oclaro is one of the leading providers of optical components and modules for the long-haul, metro and data center markets. Leveraging more than three decades of laser technology innovation and photonics integration, Oclaro provides differentiated solutions for optical networks and high-speed interconnects driving the next wave of streaming video, cloud computing, application virtualization and other bandwidth-intensive and high-speed applications.

Oclaro was incorporated in Delaware in June 2004. On September 10, 2004, Oclaro became the publicly traded parent company of the Oclaro Technology Ltd (formerly Bookham Technology plc) group of companies, including Oclaro Technology Ltd, a limited company incorporated under the laws of England and Wales whose stock was previously traded on the London Stock Exchange and the NASDAQ National Market under the Bookham name. Effective January 3, 2011, Oclaro common stock was traded on the NASDAQ Global Select Market under the symbol “OCLR.”

The principal executive offices of Oclaro are located at 225 Charcot Avenue, San Jose, California 95131, and Oclaro’s telephone number is (408) 383-1400. Additional information about Oclaro is included in documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Prota Merger Sub, Inc.

Prota Merger Sub, Inc., or “Merger Sub,” is a direct wholly owned subsidiary of Lumentum and is a Delaware corporation. Merger Sub was formed on March 9, 2018, for the sole purpose of effecting the First Step Merger. In the First Step Merger, Merger Sub will be merged with and into Oclaro, with Oclaro surviving as a direct wholly owned subsidiary of Lumentum.

The principal executive offices of Merger Sub are located at 400 North McCarthy Boulevard, Milpitas, California 95035, and Merger Sub’s telephone number is (408) 546-5483.

Prota Merger, LLC

Prota Merger, LLC, or “Merger Sub LLC,” is a direct wholly owned subsidiary of Lumentum and is a Delaware limited liability company. Merger Sub LLC was formed on March 9, 2018, for the sole purpose of effecting the Second Step Merger. In the Second Step Merger, Oclaro will be merged with and into Merger Sub LLC, with Merger Sub LLC surviving as a direct wholly owned subsidiary of Lumentum.

The principal executive offices of Merger Sub LLC are located at 400 North McCarthy Boulevard, Milpitas, California 95035, and Merger Sub LLC’s telephone number is (408) 546-5483.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LUMENTUM

The following tables present selected historical consolidated financial data of Lumentum as of and for the fiscal years ended July 1, 2017, July 2, 2016, June 27, 2015, June 28, 2014, and June 29, 2013, and as of and for the nine-month periods ended March 31, 2018 and April 1, 2017. The consolidated financial statements of Lumentum have been presented in accordance with U.S. GAAP.

The selected consolidated financial data as of July 1, 2017 and July 2, 2016 and for each of the fiscal years in the three-year period ended July 1, 2017 are derived from Lumentum’s audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. The selected consolidated financial data as of June 27, 2015 and June 28, 2014 and for the fiscal years ended June 28, 2014 and June 29, 2013 are derived from Lumentum’s audited consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus. The selected consolidated financial data as of June 29, 2013 is derived from Lumentum’s unaudited consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus.

The selected consolidated financial data of Lumentum as of and for the nine-month periods ended March 31, 2018 and April 1, 2017 have been derived from the unaudited consolidated interim financial information incorporated by reference into this proxy statement/prospectus, which, in the opinion of Lumentum’s management, includes all adjustments necessary to present fairly Lumentum’s results of operations and financial condition at the dates and for the periods presented. The results for the nine-month period ended March 31, 2018 are not necessarily indicative of the results of operations that you should expect for the entire year ending June 30, 2018, or any other period.

The financial information set forth below is only a summary that should be read in conjunction with the section titled “Risk Factors” beginning on page 57 of this proxy statement/prospectus and Lumentum’s consolidated financial statements, including the related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Lumentum’s Annual Report on Form 10-K/A for the fiscal year ended July 1, 2017, as amended, and the Quarterly Reports on Form 10-Q for the periods ended September 30, 2017, December 30, 2017 and March 31, 2018 that Lumentum previously filed with the SEC and that are incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. See also the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus for the location of information incorporated by reference in this proxy statement/prospectus.

	Nine Months Ended		Fiscal Year Ended
	March 31, 2018	April 1, 2017	July 1, 2017	July 2, 2016(1)	June 27, 2015(1)	June 28, 2014(1)	June 29, 2013(1)
	(In millions, except per share amounts)
Net sales	$946.6	$778.9	$1,001.6	$903.0	$837.1	$817.9	$769.9
Cost of sales (1)	607.6	523.0	677.0	618.9	571.6	552.3	534.9
Amortization of acquired technologies	2.4	5.1	6.5	6.8	7.6	9.0	12.2

Gross profit	336.6	250.8	318.1	277.3	257.9	256.6	222.8
Operating expenses:
Research and development (1)	118.3	112.9	148.3	141.1	140.8	134.9	113.7
Selling, general and administrative (1)	95.5	84.2	110.2	117.3	128.9	108.2	102.6
Restructuring and related charges	3.8	10.0	12.0	7.4	11.6	4.8	2.6

Total Operating Expenses	217.6	207.1	270.5	265.8	281.3	247.9	218.9

Income (loss) from operations	119.0	43.7	47.6	11.5	(23.4)	8.7	3.9
Unrealized loss on derivative liabilities	(8.6)	(74.5)	(104.2)	(0.6)	—	—	—
Interest expense	—	—	—	—	—	(0.2)	(1.0)
Interest and other income (expense), net	(8.7)	(1.4)	(3.2)	(1.2)	(1.1)	1.3	0.8

Income (loss) before income taxes	101.7	(32.2)	(59.8)	9.7	(24.5)	9.8	3.7
Provision for (benefit from) income tax	(112.9)	15.4	42.7	0.4	(21.1)	(0.9)	(2.8)

Net income (loss)	214.6	(47.6)	(102.5)	9.3	(3.4)	10.7	6.5
Cumulative dividends on Series A Preferred Stock	(0.7)	(0.6)	(0.9)	(0.8)	—	—	—
Earnings allocated to Series A Preferred Stock	(4.9)	—	—	—	—	—	—
Accretion of Series A Preferred Stock	—	—	—	(11.7)	—	—	—

Net income (loss) attributable to common stockholders	$209.0	$(48.2)	$(103.4)	$(3.2)	$(3.4)	$10.7	$6.5

Net income (loss) per share attributable to common stockholders
Basic (per share)	$3.37	$(0.80)	$(1.71)	$(0.05)	$(0.06)	$0.18	$0.11

Diluted (per share)	$3.31	$(0.80)	$(1.71)	$(0.05)	$(0.06)	$0.18	$0.11

Shares used in per share calculation attributable to common stockholders
Basic common shares outstanding	62.1	60.4	60.6	59.1	58.8	58.8	58.8

Diluted common shares outstanding	63.2	60.4	60.6	59.1	58.8	58.8	58.8

	As of Nine Months Ended		As of Fiscal Year Ended
	March 31, 2018	April 1, 2017	July 1, 2017	July 2, 2016(1)	June 27, 2015(1)	June 28, 2014(1)	June 29, 2013(1)
	(In millions)
Condensed Balance Sheet Data:
Cash and cash equivalents and short-term investments	$692.8	$577.9	$555.3	$157.1	$14.5	$19.9	$7.8
Working Capital	873.2	749.5	746.1	315.8	188.6	149.1	133.4
Total assets	1,518.2	1,244.5	1,232.9	726.3	512.6	492.1	410.7
Convertible notes payable	329.9	313.4	317.5	—	—	—	—
Capital lease obligation	9.2	—	—	—	—	—	—
Total liabilities	605.8	740.1	578.3	193.1	132.0	156.5	128.9
Redeemable convertible preferred stock	35.8	35.8	35.8	35.8	—	—	—
Stockholders’ equity	876.6	468.6	618.8	497.4	380.6	335.6	281.8

(1)	Lumentum’s historical consolidated financial statements for the fiscal years ended July 2, 2016, June 27, 2015, June 28, 2014 and June 29, 2013 include allocations of expenses arising from shared services and infrastructure provided by Viavi to Lumentum, including costs of information technology, human resources, accounting, legal, real estate and facilities, corporate marketing, insurance, treasury and other corporate and infrastructure services. The financial information included here may not necessarily reflect Lumentum’s financial position and results of operations or what Lumentum’s financial position and results of operations would have been had Lumentum been an independent, publicly-traded company during the entirety of the periods presented or be indicative of Lumentum’s future performance as an independent company.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OCLARO

The following tables present selected historical consolidated financial data of Oclaro as of and for the fiscal years ended July 1, 2017, July 2, 2016, June 27, 2015, June 28, 2014, and June 29, 2013, and as of and for the nine-month periods ended March 31, 2018 and April 1, 2017. The consolidated financial statements of Oclaro have been presented in accordance with U.S. GAAP.

The selected consolidated financial data as of July 1, 2017 and July 2, 2016 and for each of the fiscal years in the three-year period ended July 1, 2017 are derived from Oclaro’s audited consolidated financial statements contained in Oclaro’s Annual Report on From 10-K for the fiscal year ended July 1, 2017, which is incorporated by reference into this proxy statement/prospectus. The selected consolidated financial data as of June 28, 2014 and June 29, 2013 and for each of the fiscal years in the two-year period ended June 28, 2014 are derived from Oclaro’s audited consolidated financial statements contained in Oclaro’s other reports filed with the SEC, which are not included or incorporated by reference into this proxy statement/prospectus.

The selected consolidated financial data of Oclaro as of and for the nine-month periods ended March 31, 2018 and April 1, 2017 have been derived from Oclaro’s unaudited consolidated interim financial statements incorporated by reference into this proxy statement/prospectus, which in the opinion of Oclaro’s management, includes all adjustments necessary to present fairly Oclaro’s results of operations and financial condition at the dates and for the periods presented. The results for the nine-month period ended March 31, 2018 are not necessarily indicative of the results of operations that you should expect for the entire year ending June 30, 2018, or any other period.

The financial information set forth below is only a summary that should be read in conjunction with the section titled “Risk Factors” beginning on page 57 of this proxy statement/prospectus and Oclaro’s consolidated financial statements, including the related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Oclaro’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017 and the Quarterly Reports on Form 10-Q for the periods ended September 30, 2017, December 30, 2017 and March 31, 2018 that Oclaro previously filed with the SEC and that are incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. See also the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus for the location of information incorporated by reference in this proxy statement/prospectus.

	Nine Months Ended		Fiscal Year Ended
	March 31, 2018	April 1, 2017	July 1, 2017	July 2, 2016	June 27, 2015	June 28, 2014	June 29, 2013
	(in thousands, except per share data)
Income Statement Data:
Revenues	$422,226	$451,588	$600,968	$407,914	$341,276	$390,871	$404,629
Cost of revenues	264,130	277,680	365,729	291,496	284,528	338,424	376,461

Gross profit	158,096	173,908	235,239	116,418	56,748	52,447	28,168
Operating expenses:
Research and development	48,205	41,344	57,094	46,067	46,419	64,218	79,266
Selling, general and administrative	47,760	42,883	58,461	53,457	56,256	70,937	78,618
Amortization of other intangible assets	460	635	786	995	1,133	1,680	5,029
Restructuring, acquisition and related (income expense) net	3,084	92	60	25	(1,516)	18,491	(7,631)
(Gain) loss on sale of property and equipment	172	(127)	(130)	32	(83)	665	170
Flood-related (income) expense, net	—	—	—	—	—	(1,797)	(29,510)
Impairment of goodwill, other intangible assets and long-lived assets	—	—	—	—	—	584	27,021

Total operating expenses	99,681	84,827	116,271	100,576	102,209	154,778	152,963

Operating income (loss)	58,415	89,081	118,968	15,842	(45,461)	(102,331)	(124,795)

Other income (expense):
Interest income (expense), net	810	(13,613)	(13,313)	(4,986)	(2,051)	(9,228)	(3,271)
Gain (loss) on foreign currency transactions, net	4,195	(3,155)	(3,652)	(2,362)	(2,144)	(1,158)	(14,542)
Other income (expense), net	2,416	583	810	935	1,750	1,227	(2,527)
Gain on bargain purchase	—	—	—	—	—	—	24,866

Total other income (expense)	7,421	(16,185)	(16,155)	(6,413)	(2,445)	(9,159)	4,526

Income (loss) before income taxes	65,836	72,896	102,813	9,429	(47,906)	(111,490)	(120,269)
Income tax (benefit) provision	9,803	1,064	(25,046)	849	328	(9,365)	26
Income (loss) from continuing operations	—	—	—	—	(48,234)	(102,125)	(120,295)
Income (loss) from discontinued operations	—	—	—	—	(8,458)	119,944	(2,450)

Net income (loss).	$56,033	$71,832	$127,859	$8,580	$(56,692)	$17,819	$(122,745)

Net income (loss) per share
Basic continuing operations	$0.33	$0.46	$0.81	$0.08	$(0.45)	$(1.03)	$(1.37)
Diluted continuing operations	$0.33	$0.44	$0.77	$0.08	$(0.45)	$(1.03)	$(1.37)
Basic discontinued operations	—	—	—	—	$(0.08)	$1.21	$(0.03)
Diluted discontinued operations	—	—	—	—	$(0.08)	$1.21	$(0.03)
Shares used in computing net income (loss) per share
Basic	168,910	155,037	158,115	110,599	108,144	98,986	87,770
Diluted	171,338	163,237	165,031	113,228	108,144	98,986	87,770

	Nine Months Ended		Fiscal Year Ended
	March 31, 2018	April 1, 2017	July 1, 2017	July 2, 2016	June 27, 2015	June 28, 2014	June 29, 2013
	(in thousands)
Balance Sheet Data:
Current assets	$558,876	$505,551	$521,770	$290,175	$279,018	$303,369	$363,188
Property and equipment, net	137,999	100,459	114,333	65,045	41,766	50,768	72,028
Other intangible assets, net	241	840	699	1,498	2,579	8,536	10,233
Deferred tax assets, non-current	19,325	—	25,774	94	—	—	—
Other non-current assets	1,622	2,474	2,573	2,237	2,521	3,012	4,445
Total assets	718,063	609,324	665,149	359,049	325,884	365,685	449,894
Current liabilities	117,797	138,808	133,183	109,772	92,361	128,162	236,529
Deferred gain on sale-leaseback	5,747	5,844	5,895	6,809	8,978	10,711	10,477
Convertible notes payable	—	—	—	62,058	61,246	—	22,990
Capital lease obligations, non-current	1,033	1,516	1,379	2,105	1,167	4,539	9,914
Other non-current liabilities	11,212	10,956	11,019	11,694	9,132	14,345	15,852
Total liabilities	135,789	157,124	151,476	192,438	172,884	157,757	295,762
Stockholders’ equity	582,274	452,200	513,673	166,611	153,000	207,928	154,132

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 11, 2018, Lumentum, Oclaro, Merger Sub and Merger Sub LLC entered into the Merger Agreement, pursuant to which Lumentum agreed to acquire Oclaro by way of a merger of Merger Sub with and into Oclaro, with Oclaro as the interim surviving corporation, followed as soon as practicable by a merger of Oclaro with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a wholly owned subsidiary of Lumentum. Upon completion of the Merger, each share of Oclaro common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $5.60 in cash without interest, and 0.0636 of a share of Lumentum common stock, subject to the conditions and restrictions set forth in the Merger Agreement.

The unaudited pro forma condensed combined balance sheet as of March 31, 2018 gives effect to the Merger, as if the Merger had been completed on March 31, 2018 and combines the unaudited condensed consolidated balance sheet of Lumentum as of March 31, 2018 with Oclaro’s unaudited condensed consolidated balance sheet as of March 31, 2018.

The unaudited pro forma condensed combined statements of operations for the year ended July 1, 2017 and the nine months ended March 31, 2018 give effect to the Merger as if it had occurred on July 3, 2016, the first day of Lumentum’s fiscal 2017, and combines the historical results of Lumentum and Oclaro. The unaudited pro forma condensed combined statement of operations for the fiscal year ended July 1, 2017 combines the audited consolidated statement of operations of Lumentum for the fiscal year ended July 1, 2017 with Oclaro’s audited consolidated statement of operations for the fiscal year ended July 1, 2017. The unaudited pro forma condensed combined statement of operations for the fiscal nine months ended March 31, 2018 combines the unaudited condensed consolidated statement of operations of Lumentum for the fiscal nine months ended March 31, 2018 with Oclaro’s unaudited condensed consolidated statement of operations for the fiscal nine months ended March 31, 2018.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. Additionally, the final determination of the purchase price and the purchase price allocation, upon the completion of the Merger, will be based on Oclaro’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dissynergies, operating efficiencies or cost savings that may result from the Merger or potential divestitures that may occur prior to, or subsequent to, completion of the Merger or any acquisition and integration costs that may be incurred. The pro forma adjustments, which Lumentum believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The transaction is being accounted for as a business combination using the acquisition method with Lumentum as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the purchase price will be allocated to Oclaro’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. The process of valuing the tangible and intangible assets and liabilities of Oclaro immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. The final valuation may materially change the allocation of the Merger Consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for more information on the basis of presentation. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited condensed combined pro forma financial information;

•	the separate audited consolidated financial statements of Lumentum as of and for the fiscal year ended July 1, 2017 and the related notes, included in Lumentum’s Annual Report on Form 10-K/A for the fiscal year ended July 1, 2017, incorporated by reference into this proxy statement/prospectus;

•	the separate unaudited condensed consolidated financial statements of Lumentum as of and for the fiscal nine months ended March 31, 2018 and the related notes, included in Lumentum’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, incorporated by reference into this proxy statement/prospectus;

•	the separate audited consolidated financial statements of Oclaro as of and for the fiscal year ended July 1, 2017 and the related notes, included in Oclaro’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017, incorporated by reference into this proxy statement/prospectus; and

•	the separate unaudited condensed consolidated financial statements of Oclaro as of and for the fiscal nine months ended March 31, 2018 and the related notes, included in Oclaro’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, incorporated by reference into this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2018

(in millions)

	Historical		Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
	Lumentum	Oclaro
ASSETS
Current Assets:
Cash and cash equivalents	$176.8	$180.0	$—	$(180.0	)(a)	$176.8
Short-term investments	516.0	124.4	—	(300.5	)(a)	339.9
Accounts receivable, net	164.7	111.6	—	—		276.3
Inventories	144.2	103.9	—	54.1	(b)	302.2
Prepayments and other current assets	63.0	39.0	—	—		102.0

Total current assets	1,064.7	558.9	—	(426.4)		1,197.2
Property, plant and equipment, net	301.8	138.0	—	—		439.8
Goodwill, net	11.8	—	—	603.4	(d)	615.2
Intangibles, net	8.1	0.2	—	542.3	(c)	550.6
Deferred income taxes	128.2	19.4	—	—		147.6
Other non-current assets	3.6	1.6	—	—		5.2

Total assets	$1,518.2	$718.1	$—	$719.3		$2,955.6

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$100.9	$73.1	$—	$—		$174.0
Accrued payroll and related expenses	33.2	—	13.2	—		46.4
Income taxes payable	0.1	—	—	—		0.1
Accrued expenses	36.3	42.2	(17.3)	—		61.2
Current portion of long-term debt	—	—	—	4.5	(f)	4.5
Capital lease obligations, current	—	2.5	(2.5)	—		—
Other current liabilities	21.0	—	6.6	—		27.6

Total current liabilities	191.5	117.8	—	4.5		313.8
Deferred gain on sale-leaseback	—	5.8	(5.8)	—		—
Convertible Notes	329.9	—	—	537.2	(f)	867.1
Capital lease obligations, non-current	—	1.0	(1.0)	—		—
Deferred income taxes	—	—	—	138.2	(e)	138.2
Derivative liability	60.2	—	—	—		60.2
Other non-current liabilities	24.2	11.2	6.8	2.5	(g)	44.7

Total liabilities	605.8	135.8	—	682.4		1,424.0

Redeemable convertible preferred stock:
Non-controlling interest redeemable convertible Series A Preferred Stock	35.8	—	—	—		35.8

Total redeemable convertible preferred stock	35.8	—	—	—		35.8

Stockholders’ equity:
Common stock	0.1	1.7	—	(1.6	)(h)(i)	0.2
Additional paid-in capital	736.0	1,700.1	—	(1,041.9	)(h)(i)	1,394.2
Retained earnings / (Accumulated deficit)	133.2	(1,162.0)	—	1,122.9	(j)	94.1
Accumulated other comprehensive income	7.3	42.5	—	(42.5	)(h)	7.3

Total stockholders’ equity	876.6	582.3	—	36.9		1,495.8

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$1,518.2	$718.1	$—	$719.3		$2,955.6

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JULY 1, 2017

(in millions, except per share amounts)

	Historical		Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
	Lumentum	Oclaro
Net revenue	$1,001.6	$601.0	$—	$—		$1,602.6
Cost of sales	677.0	365.8	—	0.9	(a)	1,043.6
Amortization of acquired technologies	6.5	—	—	85.0	(b)	91.5

Gross profit	318.1	235.2	—	(85.9)		467.5
Operating expenses:
Research and development	148.3	57.1	—	1.1	(c)	206.5
Selling, general and administrative	110.2	58.5	0.6	17.9	(d)	187.2
Amortization of other intangible assets	—	0.7	(0.7)	—		—
Gain on sale of property and equipment	—	(0.1)	0.1	—		—
Restructuring and related charges	12.0	0.1	—	—		12.1

Total operating expenses	270.5	116.3	0.0	19.0		405.8

Income from operations	47.6	118.9	(0.0)	(104.9)		61.7
Unrealized loss on derivative liabilities	(104.2)	—	—	—		(104.2)
Interest and other expense, net	(3.2)	(13.3)	(2.8)	(30.7	)(e)	(50.1)
Loss on foreign currency transactions	—	(3.6)	3.6	—		—
Other income, net	—	0.8	(0.8)	—		—

Income (loss) before income taxes	(59.8)	102.8	—	(135.6)		(92.6)

Provision for (benefit from) income tax	42.7	(25.1)	—	(50.4	)(f)	(32.8)

Net income (loss)	(102.5)	127.9	—	(85.2)		(59.8)

Cumulative dividends on Series A Preferred Stock	(0.9)	—	—	—		(0.9)

Net income (loss) attributable to common stockholders	$(103.4)	$127.9	$—	$(85.2)		$(60.7)

Net income (loss) per share attributable to common stockholders (Note 7(h)):
Basic	$(1.71)	$0.81				$(0.84)
Diluted	$(1.71)	$0.77				$(0.84)
Shares used in per share calculation attributable to common stockholders (Note 7(h)):
Basic	60.6	158.1				71.9
Diluted	60.6	165.0				71.9

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2018

(in millions, except per share amounts)

	Historical		Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
	Lumentum	Oclaro
Net revenue	$946.6	$422.2	$—	$—		$1,368.8
Cost of sales	607.6	264.1	—	0.8	(a)	872.2
Amortization of acquired technologies	2.4	—	—	41.3	(b)	43.7

Gross profit	336.6	158.1	—	(42.1)		452.6
Operating expenses:
Research and development	118.3	48.2	—	1.1	(c)	167.6
Selling, general and administrative	95.5	47.8	0.6	8.5	(d)	152.4
Amortization of other intangible assets	—	0.4	(0.4)	—		—
Loss on sale of property and equipment	—	0.2	(0.2)	—		—
Restructuring and related charges	3.8	3.1	—	—		6.9

Total operating expenses	217.6	99.7	(0.0)	9.6		326.9

Income from operations	119.0	58.4	0.0	(51.7)		125.7

Unrealized loss on derivative liabilities	(8.6)	—	—	—		(8.6)
Interest and other income (expense), net	(8.7)	0.8	6.6	(22.9	)(e)	(24.2)
Gain on foreign currency transactions, net	—	4.2	(4.2)	—		—
Other income, net	—	2.4	(2.4)	—		—

Income before income taxes	101.7	65.8	—	(74.6)		92.9

Provision for (benefit from) income tax	(112.9)	9.8	—	(17.8	)(f)	(120.9)

Net income	214.6	56.0	—	(56.8)		213.8

Cumulative dividends on Series A Preferred Stock	(0.7)	—	—	—		(0.7)
Earnings allocated to Series A Preferred Stock	(4.9)	—	—	0.8	(g)	(4.1)

Net income attributable to common stockholders	$209.0	$56.0	$—	$(56.0)		$209.0

Net income per share attributable to common stockholders (Note 7(h)):
Basic	$3.37	$0.33				$2.84
Diluted	$3.31	$0.33				$2.79
Shares used in per share calculation attributable to common stockholders (Note 7(h)):
Basic	62.1	168.9				73.5
Diluted	63.2	171.3				74.7

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger

On March 11, 2018, Lumentum, Oclaro, Merger Sub and Merger Sub LLC entered into the Merger Agreement, pursuant to which Lumentum agreed to acquire Oclaro by way of a merger of Merger Sub with and into Oclaro, with Oclaro as the interim surviving corporation, followed as soon as practicable by a merger of Oclaro with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a wholly owned subsidiary of Lumentum. Upon completion of the Merger, each share of Oclaro common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $5.60 in cash, without interest, and 0.0636 of a share of Lumentum common stock, subject to the conditions and restrictions set forth in the Merger Agreement.

Under the terms of the Merger Agreement, at the Effective Time:

(a) Each Oclaro RSU that is outstanding and unvested immediately before the effective time of the Merger (and does not vest as a result of the Merger) will be assumed by Lumentum on substantially the same terms and conditions as applied to the related Oclaro RSU immediately before the Effective Time (including the applicable vesting schedule), except the number of shares of Lumentum common stock subject to each Assumed RSU will equal the product of (i) the number of shares of Oclaro common stock underlying the applicable unvested Oclaro RSU immediately before the Effective Time (with any performance milestones deemed achieved based on maximum level of performance) multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share). Any vested and unsettled Oclaro RSU as of immediately before the Effective Time will be treated as outstanding Oclaro common stock and will receive the Merger Consideration, subject to applicable tax withholding;

(b) Each share of Oclaro restricted stock that is outstanding and unvested immediately before the Effective Time will be treated as an outstanding share of Oclaro common stock and will receive the Merger Consideration, subject to applicable tax withholding;

(c) Except as provided below, each Oclaro common stock option that is outstanding, whether vested or unvested, immediately before the Effective Time will be assumed by Lumentum on substantially the same terms and conditions as applied to the related Oclaro Option immediately before the Effective Time (including the applicable vesting schedule), except (A) the number of shares of Lumentum common stock subject to each Assumed Option will equal the product of (x) the number of shares of Oclaro common stock underlying such Assumed Option immediately before the Effective Time multiplied by (y) the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option will equal the quotient determined by dividing (x) the exercise price per share of such Assumed Option immediately before the Effective Time by (y) the Equity Award Exchange Ratio (rounded up to the nearest whole cent);

(d) Each Cancelled Oclaro Option will be cancelled and converted into the right to receive the Merger Consideration in respect of each “net option share” of Oclaro common stock covered by such Cancelled Oclaro Option, subject to applicable tax withholding. The number of “net option shares” will be determined under a formula specified in the Merger Agreement that takes into account the exercise price of such Cancelled Oclaro Option. Any fractional net option shares (after aggregating all shares represented by all Cancelled Oclaro Options held by such holder) will be settled in cash based on the cash equivalent value of the Merger Consideration, subject to applicable tax withholding. If the exercise price per share of any Cancelled Oclaro Option is equal to or greater than the Merger Consideration, such Oclaro Option will be cancelled without payment; and

(e) Each Oclaro SAR that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive a cash amount equal to the product of (i) the number of shares of Oclaro common stock issuable upon exercise of the Oclaro SAR, multiplied by (ii) the excess, if any of (x) the cash equivalent value of the Merger Consideration over (y) the strike price of such Oclaro SAR, subject to applicable tax withholding.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Further, pursuant to the Merger Agreement, prior to the Closing Date, Oclaro will obtain the resignation of each individual serving as a director or officer of (or comparable position with) Oclaro and its subsidiaries, unless Lumentum instructs Oclaro otherwise.

2.	Description of the Financing Transaction

In connection with execution of the Merger Agreement, on March 11, 2018, Lumentum entered into a commitment letter (the “Commitment Letter”) with Deutsche Bank AG New York Branch (“DBNY”) and Deutsche Bank Securities Inc. (“DBSI”) pursuant to which DBNY committed to provide to Lumentum a senior secured term loan facility in an aggregate principal amount of up to $550.0 million (the “Committed Term Loan Facility”), subject to the execution of definitive documentation and the satisfaction of customary closing conditions.

In addition to the Committed Initial Term Loan Facility, Lumentum has the ability to request additional senior secured term loans in an aggregate principal amount not to exceed $250.0 million (the “Additional Uncommitted Term Loans”) on the Closing Date. Collectively, the Committed Initial Term Loan Facility and Additional Uncommitted Term Loans is referred to as “Initial Term Loan Facility”.

The proceeds of the Initial Term Loan Facility will be used, together with cash on hand of Lumentum and Oclaro and/or other available resources, (a) to finance the cash portion of the Merger Consideration payable pursuant to the terms of the Merger Agreement and (b) to pay related transaction costs.

The duration of the Committed Term Loan Facility is seven years. The Committed Term Loan Facility requires quarterly principal payments equal to 0.25% of the initial aggregate principal amount of the term loan (i.e. $1.4 million) for the first 6-3/4 years. The Company has an option to carry the committed term loan facility as Base Rate loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR loans, which shall bear interest at LIBOR for the respective interest period plus the Applicable Margin. The terms are defined as below-

•	The “Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1.00% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month (determined after giving effect to any applicable “floor”) plus 1.00%. In no event shall the Base Rate be less than zero.

•	“LIBOR” means the London interbank offered rate for US Dollars as determined by customary reference to the ICE Benchmark Administration London Interbank Offered Rate, as applicable and as adjusted for customary Eurodollar reserve requirements, if any; provided that LIBOR shall not be less than zero percent per annum.

•	The “Applicable Margin ” shall mean a percentage per annum equal to (i) in the case of term loans maintained as Base Rate loans, 1.50%, and (ii) in the case of term loans maintained as LIBOR loans, 2.50%; provided that so long as no default or event of default under the Term Loan Facility has occurred and is continuing, the Applicable Margin for Term Loans shall be subject to a single step-down of 25 basis points based on meeting a first-lien net leverage ratio of 0.50x inside the First-Lien Net Leverage Ratio as of the Closing Date.

The interest in respect of Base Rate loans is payable quarterly in arrears on the last business day of each calendar quarter whereas the interest in respect of LIBOR loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Further, interest will also be payable at the time of repayment of any loans and at maturity.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

The Initial Term Loan Facility contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, and dispositions, prepayment of other indebtedness and dividends and other distributions, and customary events of default.

Lumentum plans to borrow the full $550.0 million available under the Committed Initial Term Loan Facility as a LIBOR-based borrowing, at an interest rate of 5.42% (interest rate in effect as assumed date of borrowing) per annum. If Lumentum has incremental borrowings under the Additional Uncommitted Term Loans facility, the additional interest expense for year ended July 1, 2017 and nine months ended March 31, 2018 would be $2.8 million and $2.1 million, respectively, for every $50.0 million borrowed.

3.	Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X and present the historical financial information of Lumentum and Oclaro adjusted to give effect to events that are: (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Lumentum as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Lumentum and Oclaro. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of Merger Consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Acquired in-process research and development (“IPR&D”) is recorded at fair value as an indefinite-lived intangible asset at the assumed merger date until completion or abandonment of the associated research and development (“R&D”) efforts. Upon completion of development, acquired IPR&D assets are considered amortizable, finite-lived assets.

The allocation of the purchase consideration for the Merger depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from the preliminary allocation of purchase consideration. The final valuation will be based on the actual net tangible and intangible assets of Oclaro existing at the acquisition date. The final valuation may materially change the allocation of the purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The pro forma adjustments represent Lumentum management’s best estimates and are based upon currently available information and certain assumptions that Lumentum believes are reasonable under the circumstances. Lumentum is not aware of any material transactions between Lumentum and Oclaro (prior to the announcement of the Merger) during the periods presented. Accordingly, adjustments to eliminate transactions between Lumentum and Oclaro have not been reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

realized if the Merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Lumentum and Oclaro or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

4.	Accounting Policies and Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Lumentum’s financial statements as of and for the fiscal year ended July 1, 2017 and for the fiscal nine months ended March 31, 2018. With the information currently available, Lumentum has determined that no significant adjustments are necessary to conform Oclaro’s financial statements to the accounting policies used by Lumentum in the preparation of the unaudited pro forma condensed combined financial information. However, certain reclassification adjustments have been made to the unaudited pro forma condensed financial information to conform Oclaro’s historical financial statement presentation to Lumentum’s financial statement presentation. Upon consummation of the Merger, Lumentum will perform a comprehensive review of Oclaro’s accounting policies. As a result of that review, Lumentum may identify differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined consolidated financial statements.

5.	Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

Estimated Merger Consideration

Estimated Merger Consideration was determined by reference to the fair value on May 4, 2018. The calculation of estimated Merger Consideration is as follows:

	Shares	Per Share	Total
	(In millions, except per share amounts)
Estimated cash paid for outstanding Oclaro common stock (1)			$953.2
Estimated Lumentum common shares issued to Oclaro stockholders (2)	10.8	$58.95	638.2
Estimated consideration for Oclaro’s equity awards (3)			13.4
Estimated replacement equity awards for Oclaro equity awards (4)			6.3

Preliminary estimated merger consideration			$1,611.1

(1)	The cash component of the estimated Merger Consideration is computed based on 100% of the outstanding shares of Oclaro common stock being exchanged for the Cash Consideration of $5.60.

	Shares	Per Share	Total
	(In millions, except per share amounts)
Oclaro common stock outstanding as of May 4, 2018	170.2	$5.60	$953.2

(2)	The stock consideration component of the estimated Merger Consideration is computed based on 100% of the outstanding shares of Oclaro common stock being exchanged for the Exchange Ratio of 0.0636 Lumentum common stock.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

	Shares	Exchange Ratio	Total
	(In millions, except per share amounts)
Oclaro common stock outstanding as of May 4, 2018	170.2	0.0636	10.8
Lumentum common stock price as of May 4, 2018			$58.95
Estimated Lumentum common shares issued to Oclaro stockholders			$638.2

(3)	Estimated consideration includes cash component of the Merger Consideration for Oclaro RSUs assumed to have vested by the Effective Time. Further, the estimated consideration also includes settlement of (a) Oclaro Restricted Stock and Oclaro RSUs held by directors or officers and (b) Cancelled Oclaro Options to be cancelled and paid out at the time of the close of the Merger. For purposes of calculating the estimated consideration for Oclaro’s equity awards, it is assumed that each individual serving as a director or officer of (or comparable position with) Oclaro and its subsidiaries resigns from such position as of the Effective Time.
(4)	Estimated consideration for replacement of Oclaro’s outstanding equity awards. As discussed in Note 1 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” certain equity awards of Oclaro will be replaced by Lumentum’s equity awards with similar terms. A portion of the fair value of Lumentum’s equity awards issued represents consideration transferred, while a portion represents compensation expense based on the vesting terms of the equity awards.

The final estimated Merger Consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the Lumentum common stock price up to the Closing Date of the Merger. A sensitivity analysis related to the fluctuation in the Lumentum common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of Lumentum common stock on May 4, 2018, would have on the estimated Merger Consideration and goodwill as of the Closing Date.

The following table shows the change in stock price, estimated Merger Consideration and goodwill:

	Stock price	Estimated Merger Consideration	Goodwill
	(In millions, except per share amounts)
Increase of 10%	$64.85	$1,674.9	$667.2
Decrease of 10%	$53.06	$1,547.2	$539.5

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Oclaro are recognized and measured as of the acquisition date at fair value and added to those of Lumentum. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of the purchase price allocation, upon the completion of the Merger, will be based on Oclaro’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the pro forma adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

The following table sets forth a preliminary allocation of the estimated Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Oclaro based on Oclaro’s unaudited condensed consolidated balance sheet as of March 31, 2018, with cash and cash equivalents adjusted for $30.4 million of expected transaction cost, with the excess recorded to goodwill:

(in millions)
Cash and cash equivalents	$149.7
Short-term investments	124.4
Accounts receivable, net	111.6
Inventories	158.0
Prepayments and other current assets	39.0
Intangible assets (1)	535.0
Property, plant and equipment (2)	138.0
Favorable leases	7.5
Deferred tax asset, non current	19.4
Other assets, non current	1.6
Unfavorable leases	(2.5)
Accounts payable	(73.1)
Accrued expenses including payroll related	(42.2)
Capital lease obligations (current and non current)	(3.5)
Deferred gain on sale-leaseback	(5.8)
Deferred tax liability related to acquired tangible assets and intangible assets	(138.2)
Other non current liabilities	(11.2)
Goodwill (3)	603.4

Estimated Merger Consideration	$1,611.1

(1)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

	Preliminary Fair Value	Estimated Useful Life
Developed technology	$330.0	6 Years
In-process research and development	35.0	n/a
Customer related assets	130.0	10.0 Years
Marketing related	10.0	5.0 Years
Other	30.0	1.0 Year

The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. Other identifiable intangible assets primarily relates to backlog. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset and liability.

(2)

Property and equipment consists primarily of plant and machinery and computer equipment, for which the carrying value is assumed to approximate fair value. Lumentum does not have complete information at this

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

time as to the age, condition or location of these assets. All of these elements can result in differences between the preliminary fair value estimate and the fair value determined at the acquisition date.
(3)	Goodwill represents excess of Merger Consideration over the fair value of the underlying net assets acquired. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of Lumentum and Oclaro. Goodwill recorded in the Merger is not expected to be deductible for tax purposes.

6.	Pro Forma Adjustments for Condensed Combined Balance Sheet

(a) Reflects adjustment to cash and cash equivalents and short-term investments:

(in millions)
Cash from New Debt Financing, net of debt issuance costs (Refer to Note 6(f))	$541.7
Lumentum Transaction Costs (3)	(12.0)
Oclaro Transaction Costs (3)	(30.4)
Cash paid to settle equity awards (1)	(16.2)
Consideration Paid (Refer to Note 5)	(963.6)

Net pro forma adjustment	$(480.5)

Pro forma adjustment to Cash and cash equivalents	$(180.0)
Pro forma adjustment to Short-term investments (2)	(300.5)

Total pro forma adjustment to cash and cash equivalents and short-term investments	$(480.5)

(1)	One-time payment to settle equity awards for directors and officers as per the terms of the Merger Agreement.
(2)	Reflects the liquidation of short-term investments to maintain Lumentum’s cash balance consistent with historical cash balance as of March 31, 2018.
(3)	These costs consist of legal advisory, financial advisory, accounting and consulting costs and are not reflected in the unaudited pro forma condensed combined statements of operations because they do not have a continuing effect on the combined company.

(b) Reflects the preliminary purchase accounting adjustment for inventories based on the acquisition method of accounting.

(in millions)
Elimination of Oclaro’s inventory—carrying value	$(103.9)
Fair value of acquired inventory (1)	158.0

Pro forma adjustment to inventory	$54.1

(1)	Represents the adjustment necessary to state inventories acquired as of the pro forma Merger date to their preliminary estimated fair value. The valuation approaches used in the preliminary assessment of the fair value of inventories were the replacement cost approach and the comparative sales method approach. After the Closing, the step up in inventories fair value will increase cost of goods sold as the inventory is sold, which for purposes of these pro forma financial statements is assumed to occur within the first year after the merger. This increase is not reflected in the unaudited pro forma condensed combined statements of operations as it was determined to not have a continuing impact.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

(c) Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the acquired intangible assets expected to be recognized.

(in millions)
Elimination of Oclaro’s historical net book value of intangible assets	$(0.2)
Fair value of acquired intangibles	535.0
Favorable leases (1)	7.5

Pro forma adjustment to intangible assets	$542.3

(1)	Represents the fair value of favorable leases using discounted cash flow method. Favorable leases represent the present value of the variance between the contract rent per the lease agreements and the market conditions as of July 3, 2017, the assumed date for completion of the Merger.

(d) Reflects capitalization of preliminary goodwill of $603.4 million for the estimated Merger Consideration in excess of the fair value of the net assets acquired in connection with the Merger. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the goodwill expected to be recognized.

(e) This adjustment reflects the originating deferred tax liabilities (“DTLs”) resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on applicable blended statutory tax rate with the respective estimated purchase price allocation. The originating DTLs are primarily related to the preliminary purchase price allocation associated with acquired intangible assets including favorable and unfavorable leases. DTLs have been recognized based on applicable statutory tax rate. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax laws in effect during the respective period. The estimate of DTLs is preliminary and is subject to change based upon Lumentum’s final determination of the fair value of assets acquired and liabilities assumed, by jurisdiction including the final allocation across such legal entities and related jurisdictions.

(f) To reflect the Committed Term Loan Facility, net of unamortized debt issuance costs, to fund a portion of the Merger. As described in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”, Lumentum anticipates to enter into the Committed Term Loan Facility for $550.0 million. The adjustment to current and long-term debt is comprised of the following items:

(in millions)
Gross Proceeds from New Debt Financing	$550.0
Debt issuance costs related to New Debt Financing	(8.3)

Net proceeds from New Debt Financing	$541.7

Pro forma adjustment to long term debt:
Current portion	$4.5
Long-term debt	537.2

Total Pro forma adjustment to long term debt	$541.7

(g) Reflects purchase accounting adjustments to other non-current liabilities for the recording of the fair value of unfavorable leases acquired of $2.5 million.

(h) Reflect the elimination of Oclaro’s historical common stock, additional paid-in capital and accumulated other comprehensive income.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

(i) Reflect the stock consideration component of the merger ($0.1 million in common stock and $651.5 million in additional paid-in capital) and $10.8 million for issuance of common stock to settle Oclaro’s awards that will be accelerated and cancelled as part of the Merger. The associated stock-based compensation expense is not reflected in the unaudited pro forma condensed combined statements of operations as it will not have a continuing impact.

(j) Reflects the elimination of Oclaro’s accumulated deficit, the payment of transaction costs, acceleration of unvested Oclaro equity awards and after adjustments:

(in millions)
Lumentum’s estimated transactions to be incurred in connection with the Oclaro acquisition	$(12.0)
Cash paid to settle equity awards (1)	(16.2)
Elimination of Oclaro’s historical accumulated deficit after adjustments	1,161.9
Common stock issued to settle equity awards (2)	(10.8)

Total Pro forma adjustment to accumulated deficit	$1,122.9

(1)	Represents Oclaro’s equity awards that will be settled and paid out in cash. The associated stock based compensation expense is not reflected in the unaudited pro forma condensed combined statements of operations as it will not have a continuing impact.
(2)	Represents issuance of common stock to settle Oclaro’s awards that will be accelerated and cancelled as part of the Merger. The associated stock-based compensation expense is not reflected in the unaudited pro forma condensed combined statements of operations as it will not have a continuing impact.

7.	Pro Forma Adjustments for Condensed Combined Statements of Operations

Adjustments included in the “Pro Forma Adjustments” column in the accompanying unaudited pro forma condensed combined statement of operations for the fiscal year ended July 1, 2017 and the fiscal nine months ended March 31, 2018 are as follows:

(a) Reflects the adjustments to Cost of sales:

	(in millions)
	Pro Forma For the year Ended July 1, 2017	Pro Forma For Nine Months Ended March 31, 2018
Incremental stock-based compensation expense (1)	$0.9	$0.8

Net adjustment to Cost of Sales	$0.9	$0.8

(1)	Incremental stock based compensation for equity awards that are being replaced.

(b) Reflects the adjustments to amortization of intangible assets for acquired technology as a result of the Merger:

	(in millions)
	Pro Forma For the year Ended July 1, 2017	Pro Forma For Nine Months Ended March 31, 2018
Amortization of acquired intangibles(1)	$85.0	$41.3

Net adjustment to amortization of acquired technologies	$85.0	$41.3

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

(1)	The amortization of acquired intangibles includes the amortization of other intangible assets, which primarily consists of backlog for the fiscal year ended July 1, 2017.

The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of sales and selling, general and administrative (“SG&A”) expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the acquired intangible assets expected to be recognized.

Historical depreciation expense is allocated among cost of sales, R&D and SG&A expense based upon the nature of the activities associated with the property and equipment acquired. Oclaro’s property and equipment consists primarily of plant and machinery and computer equipment, for which the carrying value is assumed to approximate fair value. Accordingly, no pro forma adjustment for the depreciation of property and equipment is recognized.

(c) Reflects the adjustments to R&D expenses as a result of the Merger:

	(in millions)
	Pro Forma For the year Ended July 1, 2017	Pro Forma For Nine Months Ended March 31, 2018
Incremental stock-based compensation expense (1)	$1.1	$1.1

Net adjustment to Research & Development expense	$1.1	$1.1

(1)	Incremental stock based compensation for equity awards that are being replaced.

(d) Reflects the adjustments to SG&A as a result of the Merger:

	(in millions)
	Pro Forma For the year Ended July 1, 2017	Pro Forma For Nine Months Ended March 31, 2018
Elimination of Oclaro’s historical amortization of intangible assets	$(0.8)	$(0.5)

Amortization after fair value adjustment (1)	15.4	11.6
Incremental stock-based compensation expense (2)	3.3	2.7
Elimination of Transaction Costs incurred	—	(5.3)

Net adjustment to selling, general and administrative	$17.9	$8.5

(1)	The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated between amortization of acquired technologies and SG&A expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the acquired intangible assets expected to be recognized.

Historical depreciation expense is allocated among cost of sales, R&D and SG&A expense based upon the nature of the activities associated with the property and equipment acquired. Oclaro’s property and equipment

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

consists primarily of plant and machinery and computer equipment, for which the carrying value is assumed to approximate fair value. Accordingly, no pro forma adjustment for the depreciation of property and equipment is recognized

(2)	Incremental stock based compensation for equity awards that are being replaced.

(e) Reflects the expense related to the new Debt Financing and amortization of issuance costs related to the Merger:

	(in millions)
	Pro Forma For the year Ended July 1, 2017	Pro Forma For Nine Months Ended March 31, 2018
Interest expense on new Debt Financing (1) (2)	$29.7	$22.1
Amortization of issuance costs	1.0	0.8

Pro forma adjustment to interest expense	$30.7	$22.9

(1)	The interest expense adjustments included in the unaudited pro forma condensed combined statements of operations reflect the additional interest expense using an interest rate of 5.42% (interest rate in effect as of the assumed Closing Date) per annum, excluding amortization of debt issuance costs.
(2)	A sensitivity analysis on interest expense for the year ended July 1, 2017 and nine months ended March 31, 2018 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest would have been on the new debt financing. The following table shows the change in the interest expense for the Debt Financing transaction described in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”:

	(in millions)
	Pro Forma For the year Ended July 1, 2017	Pro Forma For Nine Months Ended March 31, 2018
Interest expense assuming:
Increase of 0.125%	$0.7	$0.5
Decrease of 0.125%	(0.7)	(0.5)

(f) Reflects the income tax expense/benefit effects of the pro forma adjustments based on applicable blended statutory tax rate. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. Further, the combined company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general under Section 382 of Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through rules) increases by more than 50 percentage points over such stockholder’s lowest percentage ownership during the testing period (generally three years). In addition, some of the standards and requirements under ASC 740 (Accounting for Income Taxes) may limit the combined company’s ability to record deferred tax assets relating to originating temporary differences between book and tax basis of income and expense items. Further, these standards may require a valuation allowance to be established against certain existing deferred tax assets of each company as of the date of completion of the transactions contemplated by the Merger Agreement. In addition, a combination of two

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

companies may also cause the ability for certain valuation allowances associated with one of the companies to no longer be necessary because on a combined basis, there may be new sources of future taxable income to support the reversal of pre-existing valuation allowances. Currently, no adjustment to the unaudited pro forma condensed combined financial information has been made as it relates to either limitations the combined company might incur under Section 382 of the Code or ASC 740 or decreases to pre-existing valuation allowances. Furthermore, adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities may occur in conjunction with the finalization of the purchase accounting and these items could be material. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax laws in effect during the respective period.

(g) Reflects the pro forma adjustment to earnings allocated to Series A Preferred Stock.

(h) Reflects the pro forma earnings per share computation:

	(in millions)
	Pro Forma For the year Ended July 1, 2017	Pro Forma For Nine Months Ended March 31, 2018
Numerator for basic earnings per share calculation:
Pro forma income (loss) attributable to Lumentum	$(59.8)	$213.8
Less: Cumulative dividends on Series A Preferred Stock	$(0.9)	$(0.7)
Less: Earnings allocated to Series A Preferred Stock	—	(4.1)

Pro forma income (loss) attributable to Lumentum (for Basic EPS)	$(60.7)	$209.0
Denominator for basic earnings per share calculation:
Pro forma basic weighted average shares:
Historical Lumentum weighted average shares outstanding	60.6	62.1
Issuance of shares to Oclaro common stockholders	10.8	10.8
Issuance for equity awards	0.2	0.2
Replacement awards vesting	0.3	0.4

Proforma weighted average shares (basic)	71.9	73.5

Numerator for diluted earnings per share calculation:
Pro forma income (loss) attributable to Lumentum (for Diluted EPS)	$(60.7)	$209.0

Denominator for diluted earnings per share calculation:
Pro forma diluted weighted average shares:
Pro forma weighted average shares (basic)	71.9	73.5
Effect of dilutive securities from Lumentum stock-based benefit plans	—	1.1
Impact of treasury stock method of outstanding awards (1)	—	0.1
Convertible preferred stock (2)	—	—

Pro forma weighted average shares (diluted)	71.9	74.7
Pro forma earnings per share:
Basic	$(0.84)	$2.84
Diluted	$(0.84)	$2.79

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

(1)	The inclusion of diluted weighted average shares based on the impact of the treasury stock method for the year ended July 1, 2017 will result in pro forma diluted EPS being anti-dilutive. Therefore, it has been excluded from the computation.
(2)	The inclusion of convertible preferred stock will result in pro forma diluted EPS being anti-dilutive. Therefore it has been excluded from the numerator and the denominator.

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below contains selected unaudited historical, pro forma and pro forma equivalent per share information for shares of Lumentum common stock, shares of Oclaro common stock and unaudited pro forma combined per share information for Lumentum and Oclaro. The unaudited pro forma and pro forma equivalent per share information gives effect to the Merger as if it had occurred on March 31, 2018 for book value per share data and July 3, 2016, the first day of Lumentum’s fiscal 2017, for net earnings per share data.

Historical Per Common Share Data of Lumentum and Oclaro

The historical per common share information of each of Lumentum and Oclaro below is derived from the audited consolidated financial statements of each of Lumentum and Oclaro as of and for the year ended July 1, 2017, and the unaudited consolidated financial statements of each of Lumentum and Oclaro as of and for the nine months ended March 31, 2018.

Unaudited Pro Forma Combined per Lumentum Common Share Data

The combined unaudited pro forma per share data for Lumentum common stock is extracted from the pro forma combined financial information appearing elsewhere in this proxy statement/prospectus. The pro forma combined financial information is based on, and should be read in conjunction with, the historical consolidated financial statements and accompanying notes of each of Lumentum and Oclaro for the applicable periods, which are incorporated by reference into this proxy statement/prospectus. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 34 of this proxy statement/prospectus for more information.

The combined unaudited pro forma per share data for Lumentum common stock does not purport to represent what Lumentum’s actual results of operations or financial condition would have been had the acquisition occurred on the dates assumed, nor is it necessarily indicative of Lumentum’s future results of operations or financial condition. In particular, the unaudited pro forma combined financial information does not reflect the effect of anticipated costs and revenue synergies associated with the combination of Lumentum and Oclaro.

Unaudited Pro Forma Combined per Oclaro Equivalent Share Data

The unaudited pro forma combined per Oclaro equivalent share data set forth below shows the effect of the Merger from the perspective of an owner of Oclaro common stock. The information was calculated by multiplying the unaudited pro forma combined per share of Lumentum common stock amount by the Exchange Ratio of 0.0636. This exchange ratio does not reflect the cash portion of Merger Consideration of $5.60 per share of Oclaro common stock exchanged.

Generally

You should read the below information in conjunction with the selected consolidated financial information of Lumentum and Oclaro included elsewhere in this proxy statement/prospectus, the historical consolidated financial statements of Lumentum and related notes that have been filed with the SEC, certain of which are incorporated by reference into this proxy statement/prospectus, and the historical consolidated financial statements of Oclaro and related notes that have been filed with the SEC, certain of which are incorporated by reference into this proxy statement/prospectus. See the sections titled “Selected Historical Consolidated Financial Data of Lumentum” beginning on page 28 of this proxy statement/prospectus, “Selected Historical Consolidated Financial Data of Oclaro” beginning on page 31 of this proxy statement/prospectus and “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

	As of and for the Year Ended July 1, 2017	As of and for the Nine Months Ended March 31, 2018
Lumentum Historical Data:
Basic earnings per share	$(1.71)	$3.37
Diluted earnings per share	(1.71)	3.31
Cash dividends declared per share	—	—
Book value per share	10.07	14.01
Oclaro Historical Data:
Basic earnings per share	$0.81	$0.33
Diluted earnings per share	0.77	0.33
Cash dividends declared per share	—	—
Book value per share	3.06	3.42
Unaudited Pro Forma Combined per Lumentum Common Stock Data:
Basic earnings per share	(0.84)	2.84
Diluted earnings per share	(0.84)	2.79
Cash dividends declared per share	—	—
Book value per share(1)	N/A	$20.19
Unaudited Pro Forma Combined per Oclaro Equivalent Share Data:
Basic earnings per share(2)	(0.05)	0.18
Diluted earnings per share(2)	(0.05)	0.18
Cash dividends declared per share(2)	—	—
Book value per share(2)	N/A	1.28

(1)	Amounts calculated by dividing the applicable total stock equity by the applicable common stock outstanding. Pro forma combined book value per share as of July 1, 2017 is not applicable as the estimated pro forma adjustments were calculated as of March 31, 2018.
(2)	Amounts calculated by multiplying unaudited pro forma combined per share amounts by the Exchange Ratio of 0.0636. The Exchange Ratio does not include the Cash Consideration of $5.60 per share of Oclaro common stock.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION (UNAUDITED)

From August 4, 2015, shares of Lumentum common stock have been listed for trading on NASDAQ under the symbol “LITE.” Shares of Oclaro common stock are listed for trading on NASDAQ under the symbol “OCLR.”

Recent Closing Prices; Implied Value Per Share

The following table sets forth the closing sales prices per share of Lumentum common stock and Oclaro common stock on NASDAQ, and the per share value of one share of Oclaro common stock implied by the Merger Consideration, on the following dates:

•	March 9, 2018, the last trading day before the day on which Lumentum and Oclaro announced the execution of the Merger Agreement; and

•	May 29, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus for which this information could be calculated.

	Lumentum Common Stock	Oclaro Common Stock	Implied Value Per Share (1)
March 9, 2018	$68.975	$7.85	$9.99
May 29, 2018	$62.95	$9.04	$9.60

(1)	The implied value per share, as of each date, is equal to (i) $5.60, the cash portion of the Merger Consideration, plus (ii) 0.0636, the Exchange Ratio for the Merger, multiplied by the closing market price of one share of Lumentum common stock on such date. This calculation does not provide for an adjustment to the Merger Consideration to the extent that the number of shares of Lumentum common stock issuable in the Merger would exceed the Stock Threshold.

Historical Market Price Information

The following table sets forth, for the periods indicated, the intraday high and low sales prices per share of Lumentum common stock and per share of Oclaro common stock, in both cases as reported on NASDAQ.

On March 9, 2018, the last trading day before the execution of the Merger Agreement, the closing sales price of a share of Lumentum common stock on NASDAQ was $68.975. On May 29, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus, the closing sales price of a share of Lumentum common stock on NASDAQ was $62.95.

On March 9, 2018, the last trading day before the execution of the Merger Agreement, the closing sales price of a share of Oclaro common stock on NASDAQ was $7.85. On May 29, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus, the closing sales price of a share of Oclaro common stock on NASDAQ was $9.04.

On May 29, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 62,902,475 shares of Lumentum common stock outstanding and 170,660,203 shares of Oclaro common stock outstanding. As of such date, Lumentum had 2,544 holders of record of its common stock and Oclaro had 1,619 holders of record of its common stock.

	Lumentum(1)			Oclaro
	High	Low	Dividend Paid (per share)	High	Low	Dividend Paid (per share)
	($)			($)
Year Ended June 27, 2015
Quarter ended September 27, 2014	—	—	$—	2.28	1.50	$—
Quarter ended December 27, 2014	—	—	$—	2.07	1.31	$—
Quarter ended March 28, 2015	—	—	$—	2.05	1.40	$—
Quarter ended June 27, 2015	—	—	$—	2.85	1.76	$—
Year Ended July 2, 2016
Quarter ended September 26, 2015	25.86	16.66	$—	2.93	2.06	$—
Quarter ended December 26, 2015	22.22	13.97	$—	3.65	2.24	$—
Quarter ended March 26, 2016	—	—	$—	5.41	3.16	$—
Quarter ended April 2, 2016	27.25	18.10	$—	—	—	$—
Quarter ended July 2, 2016	27.91	20.80	$—	5.69	4.25	$—
Year Ended July 1, 2017
Quarter ended October 1, 2016	42.35	23.02	$—	9.34	4.58	$—
Quarter ended December 31, 2016	45.25	32.90	$—	10.19	6.93	$—
Quarter ended April 1, 2017	55.92	34.15	$—	11.30	8.02	$—
Quarter ended July 1, 2017	67.30	40.35	$—	10.93	6.92	$—
Year Ending June 30, 2018
Quarter ended September 30, 2017	68.63	50.45	$—	10.49	7.95	$—
Quarter ended December 30, 2017	66.70	44.05	$—	8.95	5.87	$—
Quarter ended March 31, 2018	74.40	41.95	$—	10.20	5.61	$—

(1)	Lumentum common stock began trading on NASDAQ on August 4, 2015.

Because the number of shares of Lumentum common stock issuable for each share of Oclaro common stock in the Merger will not be adjusted for changes in the market price of either Lumentum common stock or Oclaro common stock, the market value of the shares of Lumentum common stock that holders of Oclaro common stock will have the right to receive on the date the Merger is completed may vary significantly from the market value of the shares of Lumentum common stock that holders of Oclaro common stock would receive if the Merger were completed on May 29, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus. As a result, we urge you to obtain current market quotations of Lumentum and Oclaro common stock prior to voting your shares.

Dividend Policy

Lumentum’s Dividend Policy: Lumentum has never paid cash dividends on its common stock and does not currently expect to pay dividends on its common stock. The holders of Lumentum common stock will receive dividends if and when declared by the Lumentum Board out of legally available funds or, in the case of stock dividends, out of authorized and available shares of Lumentum common stock. The payment of any dividends to Lumentum’s stockholders in the future, and the timing and amount thereof, if any, is within the discretion of the Lumentum Board. The Lumentum Board’s decisions regarding the payment of dividends will depend on many factors, such as Lumentum’s financial condition, earnings, capital requirements, potential debt service obligations or restrictive covenants, industry practice, legal requirements, regulatory constraints and other factors that the Lumentum Board deems relevant.

In addition, because Lumentum is a holding company with no material direct operations, it is dependent on loans, dividends and other payments from its operating subsidiaries to generate the funds necessary to pay dividends on its common stock. However, Lumentum’s operating subsidiaries’ ability to make such distributions will be subject to their operating results, cash requirements and financial condition and the applicable provisions of Delaware law that may limit the amount of funds available for distribution. Lumentum’s ability to pay cash dividends may also be subject to covenants and financial ratios related to existing or future indebtedness, and other agreements with third parties.

Lumentum’s subsidiary, Lumentum Inc., issued $35.8 million in Series A Preferred Stock to Viavi Solutions Inc. (formerly named JDS Uniphase Corporation) (“Viavi”), which was sold to Amada Holdings Co., Ltd. following the Separation. Holders of Series A Preferred Stock, in preference to holders of Lumentum Inc.’s common stock or any other class or series of its outstanding capital stock ranking in any such event junior to the Series A Preferred Stock, are entitled to receive, when and as declared by the board of directors, quarterly cumulative cash dividends at the annual rate of 2.5% of the issuance value per share on each outstanding share of Series A Preferred Stock. The accrued dividends are payable on March 31, June 30, September 30 and December 31 of each year commencing on September 30, 2015. During fiscal 2017, Lumentum Inc. paid $0.9 million in dividends to the holders of Series A Preferred Stock.

Oclaro’s Dividend Policy. Oclaro has never paid cash dividends on its common stock. To the extent Oclaro generates earnings, it intends to retain them for use in its business and, therefore, does not anticipate paying any cash dividends on its common stock in the foreseeable future. The Merger Agreement prohibits Oclaro from setting aside or paying any dividends or other distributions on its capital stock, so Oclaro does not expect to pay dividends for as long as the Merger Agreement is in effect.

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement/prospectus, including the matters addressed in the section titled “Special Note Regarding Forward-Looking Statements” beginning on page 69 of this proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote for the adoption of the Merger Agreement. In addition, you should read and consider the risks associated with each of the businesses of Lumentum and Oclaro because these risks will also affect Lumentum after the Merger. These risks can be found in the Annual Reports on Form 10-K for each of Lumentum and Oclaro for the fiscal year ended July 1, 2017, and any amendments thereto, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q, including Lumentum’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 2, 2018, and Oclaro’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 8, 2018, or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. The risks and uncertainties described below are not the only risks and uncertainties the parties may face. Additional risks and uncertainties not presently known to the parties, or that the parties currently consider immaterial, could also negatively affect the business, financial condition, results of operations, prospects, profits and stock prices of Lumentum (including after the Merger) or Oclaro. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference in this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Risk Factors Relating to the Merger

Because the Exchange Ratio is fixed and the market price of Lumentum common stock has fluctuated and will continue to fluctuate, you cannot be sure of the value of the Merger Consideration you will receive.

At the Effective Time, by virtue of the Merger, Oclaro stockholders will receive, in exchange for each share of Oclaro common stock owned by them at the Effective Time, the Merger Consideration. Based on the closing stock price of Lumentum common stock on May 29, 2018, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, the per share value of Oclaro common stock implied by the Stock Consideration was $4.00 and, when combined with the Cash Consideration of $5.60 per share, results in a total implied Merger Consideration of $9.60 per share of Oclaro common stock. The implied value of the Merger Consideration will fluctuate as the market price of Lumentum common stock fluctuates because the Stock Consideration is payable in a fixed number of shares of Lumentum common stock (subject to adjustment if the number of shares of Lumentum common stock issuable in connection with the Merger Consideration and the assumption and conversion of Oclaro’s outstanding equity awards would otherwise exceed 19.9% of the outstanding shares of Lumentum common stock prior to the Merger). The value of the Stock Consideration has fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting and the date the Merger is completed and thereafter. Accordingly, at the time of the special meeting, Oclaro stockholders will not know or be able to determine the implied value of the Merger Consideration they would receive upon completion of the Merger. Changes in the market price of Lumentum common stock may result from a variety of factors, including, among others, general market and economic conditions, changes in Oclaro’s and Lumentum’s respective businesses, operations and prospects, market assessments of the likelihood that the Merger will be completed, the timing of the Merger, regulatory considerations and other risk factors set forth or incorporated by reference in this proxy statement/prospectus. Many of these factors are beyond Oclaro’s and Lumentum’s control.

The market price of Lumentum common stock after the Merger will continue to fluctuate and may be affected by factors different from those currently affecting shares of Oclaro common stock.

Upon completion of the Merger, holders of Oclaro common stock will become holders of Lumentum common stock. The market price of Lumentum common stock may fluctuate significantly following completion of the Merger and Oclaro stockholders could lose the value of their investment in Lumentum common stock. In addition, any significant price and volume fluctuations of the stock markets could have a material adverse effect on the market for, or liquidity of, the Lumentum common stock, regardless of Lumentum’s actual operating performance. In addition, Lumentum’s business differs in important respects from that of Oclaro, and accordingly, the results of operations of the combined company and the market price of Lumentum common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Lumentum and Oclaro. For a discussion of the businesses of Lumentum and Oclaro and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Sales of shares of Lumentum common stock after the completion of the Merger may cause the market price of Lumentum common stock to fall.

Based on the number of outstanding shares of Oclaro common stock as of May 29, 2018, Lumentum would issue approximately 10,853,989 shares of Lumentum common stock to Oclaro stockholders in the Merger. Following the Merger, there will be no restrictions on the sale of Lumentum common stock by former Oclaro stockholders. Many Oclaro stockholders may decide not to hold the shares of Lumentum common stock that they receive in the Merger. Other Oclaro stockholders, such as funds who are also Lumentum stockholders that have limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Lumentum common stock that they receive in the Merger. Such sales of Lumentum common stock could have the effect of depressing the market price for Lumentum common stock and may take place at any time following the Merger.

The Merger is subject to a number of conditions, some of which are outside of the parties’ control, and, if these conditions are not satisfied, the Merger Agreement may be terminated and the Merger may not be completed.

The Merger Agreement contains a number of conditions that must be fulfilled to complete the Merger. These conditions include, among other customary conditions, receipt of the Oclaro Stockholder Approval, absence of laws, orders, judgments and injunctions that enjoin or otherwise prohibit consummation of the Merger in any jurisdiction that is material to the business or operations of Oclaro or Lumentum, receipt of antitrust approvals in the United States and the People’s Republic of China, which closing condition was satisfied with respect to the United States on April 4, 2018 when Lumentum and Oclaro received early termination of the waiting period under the HSR Act, approval by NASDAQ for listing of the shares of Lumentum common stock to be issued in the Merger, accuracy of representations and warranties of the parties subject to the applicable standard provided by the Merger Agreement, no event occurring that had or would reasonably be expected to have a Material Adverse Effect (as defined below in this proxy statement/prospectus) on Lumentum or Oclaro, compliance by the parties with their obligations in the Merger Agreement in all material respects and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part.

The required satisfaction of the foregoing conditions could delay the completion of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger could cause Lumentum not to realize some or all of the benefits that the parties expect Lumentum to achieve following the Merger. Further, there can be no assurance that the conditions to Closing will be satisfied or waived or that the Merger will be completed.

In addition, if the Merger is not completed by December 11, 2018, which deadline will be automatically extended to March 11, 2019 if the Closing is delayed due to certain conditions to Closing relating to antitrust laws not being satisfied, either Lumentum or Oclaro may choose to terminate the Merger Agreement. Lumentum or Oclaro may also elect to terminate the Merger Agreement in certain other circumstances, and the parties can mutually decide to terminate the Merger Agreement at any time prior to the Closing, before or after Oclaro Stockholder Approval, as applicable. See the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 148 of this proxy statement/prospectus for a more detailed description of these circumstances.

The business relationships of Oclaro and Lumentum and their respective subsidiaries may be subject to disruption due to uncertainty associated with the Merger, which could have an adverse effect on the results of operations, cash flows and financial position of Oclaro, Lumentum and, following the completion of the Merger, the combined company.

Parties with which Oclaro and Lumentum, or their respective subsidiaries, do business may be uncertain as to the effects the Merger and related transactions may have on them, including with respect to current or future business relationships with Oclaro, Lumentum, their respective subsidiaries or the combined company. Customers, suppliers and other persons with whom Oclaro and Lumentum have a business relationship may delay or defer certain business decisions or might decide to terminate, change or renegotiate their relationships with Oclaro or Lumentum, as applicable, or consider entering into business relationships with parties other than Oclaro, Lumentum, their respective subsidiaries or the combined company. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Oclaro, Lumentum or, following the completion of the Merger, the combined company, including an adverse effect on Lumentum’s ability to realize the expected synergies and other benefits of the Merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.

Failure to complete the Merger could negatively affect the share prices and the future business and financial results of either or both of Lumentum and Oclaro.

If the Merger is not completed, the ongoing businesses of either or both of Lumentum and Oclaro may be adversely affected. Additionally, if the Merger is not completed and the Merger Agreement is terminated, Lumentum may be required to pay Oclaro a termination fee of $80.0 million under specified circumstances relating to failure to obtain regulatory approvals, and Oclaro may be required to pay Lumentum a termination fee of $63.0 million under specified circumstances. See the sections titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 148 of this proxy statement/prospectus and “The Merger Agreement—Termination Fees” beginning on page 150 of this proxy statement/prospectus for a more detailed description of these circumstances. In addition, Lumentum and Oclaro have incurred and will continue to incur significant transaction expenses in connection with the Merger regardless of whether the Merger is completed. Furthermore, Lumentum or Oclaro may experience negative reactions from the financial markets, including negative impacts on their stock prices, or negative reactions from their customers, suppliers, other business partners and employees, should the Merger not be completed.

The foregoing risks, or other risks arising in connection with the failure to consummate the Merger, including the diversion of management attention from conducting the business of the respective companies and pursuing other opportunities during the pendency of the Merger, may have a material adverse effect on the businesses, operations, financial results and stock prices of Lumentum and Oclaro. Either or both of Lumentum or Oclaro could also be subject to litigation related to any failure to consummate the Merger or any related action that could be brought to enforce a party’s obligations under the Merger Agreement.

Litigation against Lumentum and Oclaro, or the members of the Oclaro Board, could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.

While Lumentum and Oclaro believe that any claims that may be asserted by purported stockholder plaintiffs related to the Merger would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the Merger from becoming effective in a timely manner. The existence of litigation related to the Merger could affect the likelihood of obtaining the required approval from Oclaro stockholders. Moreover, any litigation could be time consuming and expensive, could divert Lumentum’s and Oclaro’s management’s attention away from their regular business and, if any lawsuit is adversely resolved against either Lumentum, Oclaro or members of the Oclaro Board (each of whom Oclaro is required to indemnify pursuant to indemnification agreements), could have a material adverse effect on Lumentum’s or Oclaro’s financial condition.

One of the conditions to Closing is the absence of any order or law by a court or other governmental entity in any jurisdiction that is material to the business or operations of Oclaro or Lumentum that prohibits, enjoins or makes illegal the closing of the Merger. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed and a claimant secures injunctive or other relief prohibiting, delaying or otherwise adversely affecting Lumentum’s and/or Oclaro’s ability to complete the Merger, then such injunctive or other relief may prevent the Merger from becoming effective in a timely manner or at all.

The Merger Agreement contains provisions that limit Oclaro’s ability to pursue alternatives to the Merger could discourage a potential competing acquiror of Oclaro from making an alternative transaction proposal and, in specified circumstances, could require Oclaro to pay a termination fee to Lumentum.

The Merger Agreement provides that Oclaro shall not, and requires Oclaro to refrain from authorizing or knowingly permitting its representatives to, solicit, participate in negotiations with respect to or approve or recommend any third-party proposal for an alternative transaction, subject to exceptions set forth in the Merger Agreement relating to the receipt of certain unsolicited offers. If the Merger Agreement is terminated by either party after the Oclaro Board has changed its recommendation regarding the Merger or due to Oclaro’s willful and material breach of its non-solicitation obligations, then Oclaro may be required to pay a termination fee of $63.0 million to Lumentum.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Oclaro or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration in the Merger, or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to Oclaro stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Additionally, if the Merger Agreement is terminated and Oclaro determines to seek another business combination, Oclaro may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger.

The Merger is subject to the expiration of an applicable waiting period under, and the receipt of approvals, consents or clearances from, antitrust regulatory authorities in the People’s Republic of China that may impose conditions that could have an adverse effect on Lumentum or Oclaro or, if not obtained, could prevent completion of the Merger.

Before the Merger may be completed, the waiting period (or extension thereof) applicable to the Merger must have expired or been terminated, and any approvals, consents or clearances required in connection with the Merger must have been obtained, in each case, under the antitrust and competition laws of the People’s Republic of China. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental authorities will consider the effect of the Merger on competition within their jurisdiction, and other considerations they may deem appropriate. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of Lumentum’s business, any of which may adversely affect the financial position and prospects of Lumentum and its ability to achieve the cost savings and other synergies projected to result from the Merger.

Under the Merger Agreement, Lumentum and Oclaro have agreed to use their reasonable best efforts to obtain any waivers, consents, or approvals required to effect the Merger (subject to certain limitations described in the Merger Agreement) and therefore may be required to comply with certain conditions or limitations imposed by governmental antitrust authorities. However, there can be no assurance that antitrust regulators will not impose unanticipated conditions, terms, obligations or restrictions and such conditions, terms, obligations or restrictions could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of Lumentum following the completion of the Merger, which may adversely affect the financial position and prospects of Lumentum and its ability to achieve the cost savings and other synergies projected to result from the Merger. In addition, neither Lumentum nor Oclaro can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Merger. For a more detailed description of the regulatory review process, see the section titled “The Merger—Regulatory Clearances Required for the Merger” beginning on page 116 of this proxy statement/prospectus. If the Merger Agreement is terminated under specified circumstances related to failure to receive approval of the applicable antitrust authorities, Lumentum will be required to pay Oclaro a termination fee of $80.0 million. For a more detailed description of the termination fees applicable to the Merger Agreement, see the section titled “The Merger Agreement—Termination Fees” beginning on page 150 of this proxy statement/prospectus.

Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, in consideration of the agreements made by the parties in the Merger Agreement, Oclaro and Lumentum are prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Oclaro, Lumentum and their respective stockholders.

Until the earlier of the Effective Time and the termination of the Merger Agreement, the Merger Agreement restricts Oclaro and Lumentum from taking specified actions without the consent of the other party, and requires Oclaro and Lumentum to generally operate in the ordinary course of business consistent with past practices. These restrictions may prevent Oclaro and Lumentum from making changes to their respective businesses, retaining their respective workforces, paying dividends or pursuing attractive business opportunities that may arise prior to the completion of the Merger. See the section titled “The Merger Agreement—Restrictions on Oclaro’s Business Pending the Closing” beginning on page 132 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Oclaro and the section titled “The Merger Agreement—Restrictions on Lumentum’s Business Pending the Closing” beginning on page 134 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Lumentum.

The opinion of Oclaro’s financial advisor does not reflect changes in circumstances that may occur between the original signing of the Merger Agreement and the completion of the Merger.

Consistent with market practices, the Oclaro Board has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus and does not expect to receive an updated, revised or reaffirmed opinion prior to the completion of the Merger. Jefferies’ opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of its opinion, including changes in the operations and prospects of Oclaro and Lumentum, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Oclaro and Lumentum, and on which Jefferies’ opinion was based, and that may alter the value of Oclaro or Lumentum or the prices of shares of Oclaro or Lumentum common stock by the time the Merger is completed. For example, the value of the Stock Consideration has fluctuated since, and could be materially different from its value as of, the date of Jefferies’ opinion, and Jefferies’ opinion does not address the prices at which shares of Oclaro common stock or Lumentum common stock may have traded or trade since the date of its opinion. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. The Oclaro Board’s recommendation that Oclaro stockholders vote “FOR” the Merger Proposal, however, is made as of the date of this proxy statement/prospectus. For a description of the opinion that the Oclaro Board received from its financial advisor, see the section titled “The Merger—Opinion of Oclaro’s Financial Advisor” beginning on page 96 of this proxy statement/prospectus, which detailed description is qualified by reference to the full text of the opinion as attached as Annex B to this proxy statement/prospectus.

Oclaro stockholders may have appraisal rights under Delaware law.

Under Delaware law, if the Merger is completed and certain other statutory requirements described herein are met, Oclaro stockholders who do not vote in favor of adoption of the Merger Agreement and otherwise properly perfect their rights may be entitled to “appraisal rights” in connection with the Merger under Section 262 of the DGCL, which generally entitles stockholders to receive in lieu of the Merger Consideration a cash payment of an amount determined by the Court of Chancery to be equal to the “fair value” of their Oclaro common stock as of the Effective Time exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Court of Chancery. The appraised value would be determined by the Court of Chancery and could be less than, the same as or more than the Merger Consideration. Stockholders who have properly demanded appraisal rights must file a petition for appraisal with the Court of Chancery within 120 days after the effective date of the Merger. Should a material number of Oclaro’s stockholders exercise appraisal rights and should the Court of Chancery determine that the fair value of such shares of Oclaro common stock is materially greater than the Merger Consideration, it could have an adverse effect on the financial condition and results of operation of the surviving company. For a more detailed description of the appraisal rights available to Oclaro stockholders, see the section titled “The Merger—Appraisal Rights” beginning on page 117 of this proxy statement/prospectus, which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex C to this proxy statement/prospectus.

After the Merger, Oclaro stockholders will have a significantly lower ownership and voting interest in Lumentum than they currently have in Oclaro, and will exercise less influence over management.

It is expected that, immediately after completion of the Merger, former Oclaro stockholders will own approximately 16 % of the outstanding shares of Lumentum common stock. Consequently, Oclaro stockholders will have substantially less influence over the management and policies of Lumentum than they currently have over Oclaro.

Prior to the Effective Time, Lumentum shall appoint one member of the Oclaro Board to serve as a member of the Lumentum Board effective as of immediately after the Effective Time to serve until the next annual meeting of Lumentum stockholders in accordance with the Lumentum Charter and the Lumentum Bylaws.

Some of the executive officers and directors of Oclaro have interests in seeing the Merger completed that are different from, or in addition to, those of the other Oclaro stockholders. Therefore, some of the executive officers and directors of Oclaro may have a conflict of interest in recommending the proposals being voted on at the special meeting.

Certain of the executive officers of Oclaro have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the stockholders of Oclaro generally. These interests include, among others, the possible continued employment of certain executive officers, the acceleration of vesting of certain equity-based awards, enhanced severance payments and/or benefits, and/or continuation of certain indemnification insurance in connection with the Merger. These interests may influence Oclaro’s executive officers to support or approve the proposals to be presented at the special meeting.

In addition, certain directors of Oclaro have interests in the Merger that are different from, or in addition to, those of the stockholders of Oclaro generally, including, among others, the acceleration of vesting of certain equity-based awards and/or continuation of certain indemnification insurance in connection with the Merger. These interests may influence the directors of Oclaro to support or approve the proposals to be presented at the special meeting.

See the section titled “The Merger—Interests of Oclaro’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus for a more detailed description of these interests.

The shares of Lumentum common stock to be received by Oclaro stockholders as a result of the Merger will have different rights from the shares of Oclaro common stock.

Upon completion of the Merger, Oclaro stockholders will become stockholders of Lumentum and their rights as stockholders will be governed by the Lumentum Charter and the Lumentum Bylaws. The rights associated with Oclaro common stock are different from the rights associated with shares of Lumentum common stock. See the section titled “Comparison of Stockholders’ Rights” beginning on page 159 of this proxy statement/prospectus for a more detailed description of these differences.

The U.S. federal income tax treatment of the Merger will not be known as of the date of the special meeting, and any position taken that the Merger qualifies as a “reorganization” might be challenged successfully by the Internal Revenue Service.

The U.S. federal income tax consequences of the Merger depend on whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. One of the requirements that must be satisfied in order for the Merger to qualify as a reorganization is the “continuity of interest” test, which requires that a sufficient amount of the proprietary interests in Oclaro are preserved by being exchanged in the Merger for Lumentum common stock. The continuity of interest test generally would be satisfied if the Stock Consideration received in the Merger represented at least 40% of the value of the total Merger Consideration, determined based on the value of the Lumentum common stock on the Closing Date. See the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 152 of this proxy statement/prospectus for a more detailed description of the continuity of interest test.

No assurances can be given that the continuity of interest requirement will be met. Therefore, it will not be known at the time of the special meeting whether the Merger will qualify as a reorganization under Section 368(a) of the Code. On the Closing Date, Lumentum and Oclaro will make a determination, in consultation with their tax counsel, as to whether or not the Merger qualifies as a reorganization for U.S. federal income tax purposes, and Lumentum will inform the Oclaro stockholders of such determination as soon as practicable after the Closing. However, stockholder votes will not be resolicited in the event that the Merger does not qualify as a reorganization under Section 368(a) of the Code. Therefore, there is a risk that the intended tax treatment of the Merger to Oclaro stockholders may adversely change following the date of the special meeting.

Furthermore, even if Lumentum and Oclaro determine that the Merger qualifies as a reorganization for U.S. federal income tax purposes, the Internal Revenue Service (“IRS”) may successfully assert a contrary position.

Uncertainties associated with the Merger may cause a loss of management personnel and other key employees of Oclaro or Lumentum, which could adversely affect the future business and operations of the combined company following the Merger.

Lumentum’s success following the Merger will depend upon the ability of Lumentum to retain senior management and key employees of Lumentum and Oclaro following the Merger. In some of the fields in which Lumentum and Oclaro operate, there are only a limited number of people in the job market who possess the requisite skills, and it may be increasingly difficult for Lumentum following the Merger to hire personnel over time. Lumentum following the Merger will operate in many geographic locations, including California, Italy, the United Kingdom, and parts of Asia, where the labor markets are particularly competitive. Furthermore, certain unvested stock awards and benefits held by Oclaro employees may vest in connection with the Merger, reducing their retentive value, and Lumentum following the Merger may need to offer new awards and benefits to increase retention.

Current and prospective employees of Lumentum and Oclaro may experience uncertainty about their roles with the combined company following the Merger, which may materially adversely affect the ability of each of Lumentum and Oclaro to attract and retain key personnel during the pendency of the Merger. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Merger. The loss of services of certain senior management or key employees of Lumentum and Oclaro or the inability to hire new personnel with the requisite skills could restrict the ability of the combined company following the Merger to develop new products or enhance existing products in a timely manner, to sell products to customers or to effectively manage the business of the combined company following the Merger. Also, the business, financial condition and results of operations of the combined company following the Merger could be materially adversely affected by the loss of any of its key employees, by the failure of any key employee to perform in his or her current position, or by the combined company’s inability to attract and retain skilled employees.

There can be no assurance that Lumentum will be able to secure the funds necessary to pay the Merger Consideration, in a timely manner or at all.

Lumentum intends to finance a portion of the Merger Consideration with the Debt Financing. To this end, Lumentum has entered into a Commitment Letter with DBNY and DBSI (DBSI collectively with DBNY, the “Lenders”) containing commitments as of the date of this proxy statement/prospectus for a senior secured term loan facility in an aggregate principal amount of up to $550 million. However, as of the date of this proxy statement/prospectus, neither Lumentum nor any of its subsidiaries has entered into definitive agreements for the Debt Financing (or other financing arrangements in lieu thereof), and the obligation of the Lenders to provide the Debt Financing under the Commitment Letter is subject to a number of customary conditions. There can be no assurance that Lumentum will be able to obtain the Debt Financing pursuant to the Commitment Letter.

In the event that the Debt Financing contemplated by the Commitment Letter is not available, other financing may not be available on acceptable terms, in a timely manner or at all. Although Lumentum’s obligations to consummate the Merger are not conditioned upon the Debt Financing, if Lumentum is unable to obtain the Debt Financing, the Merger may be delayed or not be completed, in which case Lumentum would be in material breach of its obligations under the Merger Agreement. See the section titled “The Merger Agreement—Financing Obligations” beginning on page 143 of this proxy statement/prospectus for more information.

Risk Factors Relating to Lumentum Following the Merger

Although Lumentum expects to realize certain benefits as a result of the Merger, there is the possibility that Lumentum following the Merger may be unable to integrate successfully the business of Oclaro to realize the anticipated benefits of the Merger, or to do so within the intended timeframe.

Lumentum will be required to devote significant management attention and resources to integrating the business practices and operations of Oclaro with Lumentum. Due to legal restrictions, Lumentum and Oclaro have only been able to conduct limited planning regarding the integration of Oclaro into Lumentum after completion of the Merger and Lumentum has not yet determined the exact nature of how the businesses and operations of Oclaro will be run following the Merger. Potential difficulties Lumentum may encounter as part of the integration process include the following:

•	the costs of integration and compliance and the possibility that the full benefits anticipated to result from the Merger will not be realized;

•	any delay in the integration of management teams, strategies, operations, products and services;

•	diversion of the attention of each company’s management as a result of the Merger;

•	differences in business backgrounds, corporate cultures and management philosophies that may delay successful integration;

•	the ability to create and enforce uniform standards, controls, procedures, policies and information systems;

•	the challenge of integrating complex systems, technology, networks and other assets of Oclaro into those of Lumentum in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger, including costs to integrate Oclaro; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses.

Any of these factors could adversely affect the ability of Lumentum following the Merger to maintain relationships with customers, suppliers, employees and other constituencies or its ability to achieve the anticipated benefits of the Merger, including anticipated synergies, or could reduce the earnings or otherwise adversely affect the business and financial results of Lumentum after the Merger.

Prior to the completion of the Merger, Lumentum, and, following the completion of the Merger, the combined company, faces risks with respect to recent events involving ZTE and other future regulatory actions against customers.

Prior to the completion of the Merger, Lumentum, and, following the completion of the Merger, the combined company, faces business uncertainty as a result of the DOC changing and reactivating its previously suspended denial order (the “Denial Order”) and suspending the export privileges of ZTE. Under the Denial Order, ZTE is prohibited from participating in any way in any transaction subject to the U.S. Export Administration Regulations (“EAR”), until March 13, 2025. The Denial Order also restricts U.S. companies from exporting or reexporting to or on behalf of ZTE any item subject to the EAR or engaging in any transaction to service any item subject to the EAR that has been or will be exported from the U.S. and which is owned, possessed or controlled by ZTE. Prior to the Denial Order, ZTE was a customer of Oclaro’s and accounted for 18%, 10% and 7.3% of Oclaro’s revenues for the fiscal years ended July 1, 2017, July 2, 2016 and June 27, 2015, respectively. The Denial Order will have a negative impact on Oclaro’s revenues for the fiscal year ending June 30, 2018, and is anticipated to have a negative impact on Oclaro’s revenues in future periods during which the Denial Order remains in effect. Oclaro’s and, after the closing, Lumentum’s inability to mitigate the impact of the Denial Order on Oclaro’s business will have continued impact on the previously anticipated benefits of the transaction to Lumentum.

Further, other customers of Oclaro and Lumentum have been investigated by the U.S. government in the past and may be in the future. Any further sanctions or limitation on Oclaro’s, Lumentum’s or, following the completion of the Merger, the combined company’s ability to sell products to certain customers could have an adverse effect on the business and results of operations of the combined company following the completion of the Merger. In addition, governmental actions such as these could subject the combined company to actual or perceived reputational harm among current or prospective investors, suppliers or customers of the combined company, other parties doing business with the combined company, or the general public. Any such reputational harm could result in the loss of investors, suppliers or customers, which could harm the business, financial condition, operating results or prospects of the combined company following the completion of the Merger.

The Merger may not be accretive and may cause dilution to Lumentum’s earnings per share, which may harm the market price of Lumentum common stock following the Merger.

While the Merger is expected to be immediately accretive to Lumentum’s future earnings per share, there can be no assurance with respect to the timing and scope of the accretive effect or whether it will be accretive at all. Lumentum following the Merger could encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger or a downturn in its business, including a loss in revenue as a result of the Denial Order relating to ZTE. These and other future events and conditions could cause dilution to Lumentum’s earnings per share following the Merger or decrease the expected accretive effect of the Merger and cause a decrease in the price of shares of Lumentum common stock following the Merger. Any dilution of, or delay of any accretion to, Lumentum’s earnings per share could cause the price of shares of Lumentum common stock to decline or increase at a reduced rate.

Lumentum following the Merger will incur significant transaction and integration related costs in connection with the Merger.

Lumentum expects to incur costs associated with integrating the operations of Oclaro following the Closing. The amount of these costs could be material to the financial position and results of operations of Lumentum following the Merger. A substantial amount of such expenses will be comprised of transaction costs related to the Merger, facilities and systems consolidation costs, and employee-related costs. Lumentum will also incur fees and costs related to formulating integration plans and performing these activities. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset incremental transaction and other integration related costs in the near term.

Lumentum may not have discovered undisclosed liabilities of Oclaro which may be material to the combined company’s business and affect the value of Lumentum common stock.

Lumentum’s due diligence review of Oclaro may not have discovered undisclosed liabilities of Oclaro. If Oclaro has undisclosed liabilities, Lumentum as a successor owner may be responsible for such undisclosed liabilities. Lumentum has tried to control its exposure to undisclosed liabilities by obtaining certain protections under the Merger Agreement, including representations and warranties from Oclaro regarding undisclosed liabilities, however, such representations and warranties expire by their terms on the completion of the Merger. There can be no assurance that such provisions in the Merger Agreement will protect Lumentum against any undisclosed liabilities being discovered or provide an adequate remedy for any undisclosed liabilities that are discovered. Such undisclosed liabilities could have an adverse effect on the business and results of operations of Lumentum and may adversely affect the value of Lumentum common stock after the consummation of the Merger.

Oclaro’s counterparties may acquire certain rights upon the Merger, which could negatively affect Lumentum following the Merger.

Oclaro is party to numerous contracts, agreements, licenses, permits, authorizations and other arrangements that contain provisions giving counterparties certain rights (including, in some cases, termination rights) in the event of an “assignment” of the agreement or a “change in control” of Oclaro or its subsidiaries. The definitions of “assignment” and “change in control” vary from contract to contract and, in some cases, the “assignment” or “change in control” provisions may be implicated by the Merger. If an “assignment” or “change in control” occurs, a counterparty may be permitted to terminate its contract with Oclaro.

Whether a counterparty would have cancellation rights in connection with the Merger depends upon the language and governing law of its agreement with Oclaro. Whether a counterparty exercises any cancellation rights it has would depend on, among other factors, such counterparty’s views with respect to the financial strength and business reputation of Lumentum following the Merger and prevailing market conditions. Oclaro cannot presently predict the effects, if any, that may occur if the Merger is deemed to constitute a change in control under certain of its contracts and other arrangements, including the extent to which cancellation rights would be exercised, if at all, or the effect on Lumentum’s financial condition, results of operations or cash flows following the Merger, but such effect could be material.

Following the Merger, Lumentum will have a more complex organizational structure, which could result in unfavorable tax or other consequences and could have an adverse effect on its net income and financial condition.

Following the Merger, Lumentum will operate legal entities in many countries where it will conduct manufacturing, design and sales operations around the world. In some countries, it will maintain multiple entities for tax or other purposes. Changes in tax laws, regulations, and related interpretations in the countries in which it operates may adversely affect its results of operations. Lumentum, following the Merger, will have many entities globally and may have unsettled intercompany balances between some of these entities that could result, if changes in law, regulations or related interpretations occur, in adverse tax or other consequences affecting its capital structure, intercompany interest rates and legal structure.

Future results of Lumentum following the Merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The future results of Lumentum following the Merger may be materially different from those shown in the unaudited pro forma financial information presented in this proxy statement/prospectus that show only a combination of Lumentum’s and Oclaro’s historical results and do not reflect the expected decline in ZTE related revenue of Oclaro and, following the closing of the Merger, Lumentum as a result of the Denial Order. As a result of the Denial Order, Lumentum’s future results following the Merger are expected to be negatively impacted and differ from the unaudited pro forma financial information included in this proxy statement/prospectus. Additionally, Lumentum expects to incur significant costs associated with completing the Merger and integrating the operations of Oclaro, and the exact magnitude of these costs is not yet known. Furthermore, these costs may decrease the amount of capital that could be used by Lumentum for other purposes.

The financial analyses and forecasts considered by Lumentum, Oclaro and Oclaro’s financial advisor may not be realized.

While the financial projections utilized by Lumentum, Oclaro and Oclaro’s financial advisor in connection with the Merger were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such projections will accurately reflect future conditions. For example, the financial projections utilized by Lumentum, Oclaro and Oclaro’s financial advisor in connection with the Merger do not take into account the Denial Order relating to ZTE, previously a significant customer of Oclaro’s, which will have a negative impact on Oclaro’s revenues for the fiscal year ending June 30, 2018, and is anticipated to have a negative impact on Oclaro’s revenues in future fiscal periods during which the Denial Order remains in effect. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from such projections, which could result in a material adverse effect on the business, financial condition, results of operations and prospects of Lumentum following the Merger. See the section titled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 104 of this proxy statement/prospectus for more information.

In connection with the Merger, Lumentum will incur significant indebtedness, which could adversely affect Lumentum, including by decreasing Lumentum’s business flexibility, and which will increase its interest expense.

Lumentum’s consolidated indebtedness based on face value of debt as of May 29, 2018 was approximately $450.0 million. Lumentum’s pro forma indebtedness as of May 29, 2018, after giving effect to the Merger and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be as much as $1.0 billion. In order to consummate the Merger, Lumentum expects to incur at least $550 million of new indebtedness. Accordingly, Lumentum’s consolidated indebtedness following completion of the Merger will be greater than Lumentum’s consolidated indebtedness prior to the completion of the Merger.

This indebtedness could have the effect, among other things, of reducing Lumentum’s flexibility to respond to changing business and economic conditions and increasing Lumentum’s interest expense. The amount of cash required to pay interest on Lumentum’s increased indebtedness levels following completion of the Merger, and thus the demands on Lumentum’s cash resources, will be greater than the amount of cash flows required to service the indebtedness of Lumentum prior to the transaction. The cash resources required to service the increased levels of indebtedness following completion of the Merger could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for Lumentum relative to other companies with lower debt levels. If Lumentum does not achieve the expected benefits and cost savings from the Merger, or if the financial performance of the combined company does not meet current expectations, Lumentum’s ability to service its indebtedness may be adversely impacted.

Moreover, Lumentum may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Lumentum’s ability to arrange additional financing or refinancing will depend on, among other factors, Lumentum’s financial position and performance, as well as prevailing market conditions and other factors beyond Lumentum’s control. Lumentum cannot assure you that it will be able to obtain additional financing or refinancing on terms acceptable to Lumentum or at all.

The terms of the definitive documents governing the Term Loan Facilities will restrict Lumentum’s operations, particularly Lumentum’s ability to respond to changes or to take certain actions.

The definitive documents governing the Term Loan Facilities (as defined below in this proxy statement/prospectus) will contain a number of restrictive covenants that impose operating and financial restrictions on the Lumentum and may limit its ability to engage in acts that may be in Lumentum’s long-term best interest, including restrictions on the ability to: incur indebtedness, grant liens, undergo certain fundamental changes, dispose of assets, make investments, enter into transactions with affiliates, and make certain restricted payments, in each case subject to limitations and exceptions to be set forth in the definitive documentation for the Term Loan Facilities.

The definitive documentation governing the Term Loan Facilities will also contain customary events of default that include, among other things, certain payment defaults, covenant defaults, cross-defaults to other indebtedness, change of control defaults, judgment defaults, and bankruptcy and insolvency defaults. Such events of defaults may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies which could have a material adverse effect on Lumentum’s business, operations and financial results. Furthermore, if Lumentum is unable to repay the amounts due and payable under its credit agreements, those lenders could proceed against the collateral granted to them to secure that indebtedness which could force Lumentum into bankruptcy or liquidation. In the event Lumentum’s lenders accelerated the repayment of the borrowings, Lumentum and its subsidiaries may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the credit agreements would likely have a material adverse effect on Lumentum. As a result of these restrictions, Lumentum may be limited in how it conducts business, unable to raise additional debt or equity financing to operate during general economic or business downturns, or unable to compete effectively or to take advantage of new business opportunities.

Other Risk Factors of Lumentum and Oclaro

Lumentum’s and Oclaro’s businesses are and will be subject to the risks described above. In addition, Lumentum and Oclaro are, and will continue to be, subject to the risks described in each of Lumentum’s and Oclaro’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017, as amended, and as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus for the location of information incorporated by reference in this proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Lumentum’s and Oclaro’s current beliefs, expectations or intentions regarding future events. These statements include forward-looking statements both with respect to Lumentum and Oclaro and the telecommunications industry. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Lumentum’s and/or Oclaro’s expectations, strategy, plans or intentions. Lumentum’s and Oclaro’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to: the risk that the transaction does not close, due to the failure of one or more conditions to closing or the failure of the businesses (including personnel) to be integrated successfully after closing; risks with respect to events that affect Oclaro’s business during the pendency of the transaction and following the closing, including the impact on Oclaro’s results of operations of the Denial Order; the risk that synergies and non-GAAP earnings accretion will not be realized or realized to the extent anticipated; uncertainty as to the market value of the Lumentum merger consideration to be paid in the Merger; the risk that required governmental or Oclaro stockholder approvals of the Merger (including China antitrust approvals) will not be obtained or that such approvals will be delayed beyond current expectations; the risk that following this transaction, Lumentum’s financing or operating strategies will not be successful; litigation in respect of either company or the Merger; and disruption from the Merger making it more difficult to maintain customer, supplier, key personnel and other strategic relationships.

The forward-looking statements contained in this proxy statement/prospectus are also subject to other risks and uncertainties, including those more fully described under the section titled “Risk Factors” beginning on page 57 of this proxy statement/prospectus and elsewhere in Lumentum’s and Oclaro’s filings with the SEC, including Lumentum’s Annual Report on Form 10-K for the year ended July 1, 2017, Lumentum’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, Oclaro’s Annual Report on Form 10-K for the year ended July 1, 2017, and Oclaro’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018. The forward-looking statements in this proxy statement/prospectus are based on information available to Lumentum and Oclaro as of the date hereof, and each of Lumentum and Oclaro disclaims any obligation to update any forward-looking statements, except as required by law.

THE OCLARO SPECIAL MEETING

General

This proxy statement/prospectus is being provided to Oclaro stockholders as part of a solicitation of proxies by the Oclaro Board for use at the special meeting of Oclaro stockholders and at any adjournments or postponements of the special meeting. This proxy statement/prospectus provides Oclaro stockholders with information about the special meeting and should be read carefully in its entirety.

Date, Time and Location

The special meeting of Oclaro stockholders will be held on July 10, 2018 at 8:00 a.m, Pacific time, at Oclaro’s headquarters located at 225 Charcot Avenue, San Jose, California 95131.

Purpose

At the special meeting, holders of Oclaro common stock as of the Record Date will be asked to consider and approve the following proposals:

1. The Merger Proposal: The proposal to adopt the Merger Agreement, which provides for the acquisition of Oclaro through (1) a merger of Merger Sub with and into Oclaro with Oclaro surviving the First Step Merger, and (2), as soon as reasonably practicable following the First Step Merger, a merger of Oclaro with and into Merger Sub LLC with Merger Sub LLC continuing as the surviving entity.

2. The Compensation Proposal: The proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Oclaro’s named executive officers in connection with the Merger.

3. The Adjournment Proposal: The proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal.

The approval of the Merger Proposal by Oclaro stockholders is a condition to the obligations of Lumentum and Oclaro to complete the Merger. The approval, on a non-binding, advisory basis, of the Compensation Proposal is not a condition to the obligations of Lumentum or Oclaro to complete the Merger. The approval of the Adjournment Proposal also is not a condition to the obligations of Lumentum or Oclaro to complete the Merger. No other matters are intended to be brought before the special meeting by Oclaro, but if other matters are properly brought before he special meeting or at any adjournment or postponement of the special meeting, the persons whom the Oclaro Board has appointed to vote proxies will vote on such matters in their discretion.

Attendance at the Special Meeting

Only Oclaro stockholders of record as of the Record Date, non-record owners as of the Record Date, holders of valid proxies for the special meeting and invited guests of Oclaro may attend the special meeting.

All attendees should be prepared to present picture identification for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, non-record owners or proxy holders.

•	An Oclaro stockholder who holds shares directly registered in such stockholder’s name with Oclaro’s transfer agent, Computershare Trust Company, N.A., who wishes to attend the special meeting in person should bring picture identification.

•	A person who holds shares in “street name” through a bank, brokerage firm or other nominee who wishes to attend the special meeting in person should bring:

•	picture identification; and

•	a letter from such person’s bank, brokerage firm or other nominee, or a current brokerage statement, to indicate that such bank, brokerage firm or other nominee is holding shares of Oclaro common stock for such person’s benefit.

•	A person who holds a validly executed proxy entitling such person to vote on behalf of a stockholder of record of shares of Oclaro common stock who wishes to attend the special meeting in person should bring:

•	picture identification;

•	the validly executed proxy naming such person as the proxy holder, signed by the Oclaro stockholder of record; and

•	proof of the signing Oclaro stockholder’s record ownership as of the record date.

Cameras, recording devices and other electronic devices, signs and placards will not be permitted at the special meeting. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent stockholders of record, non-record owners or proxy holders from being admitted to the special meeting. Oclaro reserves the right to request any person to leave the special meeting who is disruptive or refuses to follow the rules established for the special meeting or for any other reason.

Recommendation of the Oclaro Board

The Oclaro Board unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and are fair to, and in the best interest of, Oclaro and its stockholders, (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (3) recommended that the Oclaro stockholders adopt the Merger Agreement, and (4) directed that the Merger Agreement be submitted to the Oclaro stockholders for adoption at the special meeting.

Accordingly, the Oclaro Board unanimously recommends that the stockholders vote their shares of Oclaro common stock:

1. “FOR” Proposal 1 to approve the Merger Proposal;

2. “FOR” Proposal 2 to approve the Compensation Proposal; and

3. “FOR” Proposal 3 to approve the Adjournment Proposal.

Record Date and Quorum

The Oclaro Board has fixed the close of business on May 15, 2018 as the Record Date for the special meeting. Oclaro stockholders of record as of the Record Date are entitled to notice of and to vote at the special meeting. As of the close of business on the Record Date, 170,656,367 shares of Oclaro common stock were issued and outstanding and there were 1,780 holders of record of Oclaro common stock. Each Oclaro stockholder is entitled to one vote for each share of Oclaro common stock held by such stockholder as of the Record Date. A list of Oclaro stockholders entitled to vote at the special meeting will be available at the special meeting and for 10 days prior to the special meeting between the hours of 9:00 a.m. and 5:00 p.m., Pacific time, at Oclaro’s headquarters located at 225 Charcot Avenue, San Jose, California 95131.

Holders of a majority in voting power of the issued and outstanding shares of Oclaro common stock entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting in order to have the required quorum for transacting business. Stockholders are counted as present at the meeting if they are present in person at the special meeting, or have properly submitted a proxy card or submitted a proxy by telephone or over the Internet. Abstaining votes are considered present and entitled to vote and, therefore, are included for purposes of determining whether a quorum is present at the special meeting. Broker non-votes are not considered entitled to vote at the special meeting and, therefore, are not included for purposes of determining whether a quorum is present at the special meeting.

If you transfer your shares of Oclaro common stock after the Record Date but before the special meeting, you will, unless you provide the transferee of your shares with a proxy, retain your right to vote at the special meeting, but will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through the Effective Time.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of Oclaro common stock by proxy. If you are a record holder or if you obtain a proxy to vote shares of Oclaro common stock that you beneficially own, you may still vote your shares of Oclaro common stock in person by ballot at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares of Oclaro common stock are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or, if such a service is provided by your broker, bank or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your broker, bank or other nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee. However, because you are not the stockholder of record, you may not vote your shares of Oclaro common stock in person by ballot at the special meeting unless you obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares at the special meeting. Please refer to the voting instruction card provided with these proxy materials by your broker, bank or other nominee or contact your broker, bank or other nominee to obtain instructions on how to instruct them with respect to the voting of your shares of Oclaro common stock.

Required Vote

The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Oclaro common stock as of the Record Date is required to approve the Merger Proposal (Proposal 1). The affirmative vote, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Oclaro common stock present in person or represented by proxy at the special meeting and voting on the matter is required to approve the Compensation Proposal (Proposal 2). The affirmative vote, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Oclaro common stock present in person or represented by proxy at the special meeting and voting on the matter is required to approve the Adjournment Proposal (Proposal 3).

Your broker, bank or other nominee is not entitled to vote shares held for a beneficial owner on non-routine matters. All matters at the special meeting are non-routine matters, including approval of the Merger Proposal, approval, on a non-binding, advisory basis, of the Compensation Proposal, and approval of the Adjournment Proposal. Consequently, if you do not give your broker, bank or other nominee specific instructions, your shares will not be voted at the special meeting. You are encouraged to provide instructions to your broker. This ensures your shares will be voted at the special meeting.

If you abstain from voting, fail to vote at the special meeting (in person or by proxy), or fail to instruct your broker, bank or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote cast “AGAINST” the Merger Proposal. If you abstain from voting, attend the special meeting and fail to vote, do not attend the special meeting (in person or by proxy) or fail to instruct your broker, bank or other nominee how to vote on the Compensation Proposal or Adjournment Proposal, it will have no effect on the outcome of the vote on the Compensation Proposal, assuming a quorum is present.

Share Ownership and Voting by Oclaro Directors and Executive Officers

As of the Record Date, the directors and executive officers of Oclaro held and are entitled to vote, in the aggregate, approximately 1.8% of the aggregate voting power of the outstanding shares of Oclaro common stock. Oclaro currently expects that all of its directors and executive officers will vote their shares of Oclaro common stock in favor of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal, although none of them has entered into any agreement obligating them to do so.

Voting of Shares

For Stockholders of Record:

In addition to voting in person at the special meeting, if your shares of Oclaro common stock are held in your name by Oclaro’s transfer agent as a stockholder of record, you, as an Oclaro stockholder, may submit a proxy as follows:

•	Mail: You may submit your proxy by properly signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, which you should do early enough so that it is received before the date of the special meeting.

•	Internet: You may submit your proxy by using the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on July 9, 2018, the day before the special meeting.

•	Telephone: You may submit your proxy by calling 1-800-690-6903, the toll-free (within the U.S. or Canada) phone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on July 9, 2018, the day before the special meeting; or

•	In Person: You may vote your shares of Oclaro common stock by attending the special meeting and voting in person by ballot. Attendance at the special meeting will not, however, in and of itself constitute a vote.

Oclaro requests that Oclaro stockholders submit their proxies over the Internet, by telephone or by completing and signing the accompanying proxy and returning it to Oclaro as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed (including proper proxy submission by Internet or telephone), the shares of Oclaro common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Oclaro common stock represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of the Oclaro Board. Unless you check the box on your proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on the proposals relating to the special meeting.

If your shares of Oclaro common stock are held in “street name” by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you may give voting instructions by telephone or the Internet and you should read the information in the section titled “—Voting of Shares—For Beneficial Owners” below.

Every Oclaro stockholder’s vote is important. Accordingly, each Oclaro stockholder should submit its proxy via the Internet or by telephone, or sign, date and return the enclosed proxy card, whether or not the Oclaro stockholder plans to attend the special meeting in person.

For Beneficial Owners:

If your shares of Oclaro common stock are held in “street name” by a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of Oclaro common stock.

Your broker, bank or other nominee, as applicable, may establish an earlier deadline by which you must provide instructions to it for how to vote your shares of Oclaro common stock. You should read carefully the materials provided to you by your broker, bank or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares of Oclaro common stock at the special meeting unless you obtain a proxy from the broker, bank or other nominee that holds your shares of Oclaro common stock giving you the right to vote such shares of Oclaro common stock at the special meeting.

Revocation of Proxies

If you are a stockholder of record as of the Record Date, you may change your vote:

•	by delivering to Oclaro (Attention: Corporate Secretary, 225 Charcot Avenue, San Jose, California 95131), prior to your shares being voted at the special meeting, a later dated properly written notice of revocation or a later dated duly executed proxy card (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	by attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy); or

•	by submitting a proxy on the Internet or by telephone at a later date but prior to your shares being voted at the special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked).

If you are a beneficial owner of shares held in “street name” by a broker, bank or other nominee, you may revoke your proxy and vote your shares in person at the special meeting only in accordance with the applicable rules and procedures as employed by such broker, bank or other nominee. If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Solicitation of Proxies; Costs of Solicitation

Your proxy is being solicited by the Oclaro Board on behalf of Oclaro. Oclaro will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the notice of special meeting, proxy card, this proxy statement/prospectus and any additional materials furnished to Oclaro stockholders. Copies of these materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, Oclaro may reimburse the costs of forwarding these materials to those beneficial owners.

Solicitation of proxies by mail may be supplemented by one or more of telephone, email, facsimile, or personal solicitation by Oclaro’s directors, officers, or regular employees. No additional compensation will be paid for such services.

Oclaro has engaged MacKenzie Partners, Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners for approximately $17,500, plus reimbursement of related expenses.

Tabulation of Votes

All votes will be tabulated by a representative of Broadridge Financial Solutions, Inc., who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A representative of Broadridge Financial Solutions, Inc. will act as the inspector of election appointed for the special meeting.

Adjournments and Postponements

In addition to the Merger Proposal and the Compensation Proposal, Oclaro stockholders are being asked to approve the Adjournment Proposal, which will authorize the adjournment of the special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

If a quorum is not present or represented at the special meeting, then the Oclaro stockholders entitled to vote at the special meeting, present in person or represented by proxy, or if no stockholder is present, any Oclaro officer entitled to preside at or to act as secretary of the meeting, shall have power to adjourn the meeting. If the special meeting is adjourned for less than 30 days, notice need not be given of the adjourned meeting if the time and place of the adjourned meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. At the adjourned meeting, Oclaro may transact any business that might have been transacted at the original special meeting. If the adjournment is for 30 days or more, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Oclaro stockholder of record entitled to vote at the meeting.

An adjournment of the special meeting may be desirable to, among other things, solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal, allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by Oclaro stockholders prior to the special meeting, or otherwise with the consent, or upon the request, of Lumentum.

If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the Merger Proposal but do not indicate a choice on the Adjournment Proposal, your shares of Oclaro common stock will be voted “FOR” the Adjournment Proposal.

Assistance

If you need assistance in completing your proxy card, have questions about the Merger, the special meeting, or the proposals to be considered at the special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, please contact Oclaro’s proxy solicitor, MacKenzie Partners, Inc., at the following address and telephone number:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Toll-Free (800) 322-2885

PROPOSAL 1: THE MERGER PROPOSAL

As discussed throughout this proxy statement/prospectus, Oclaro is asking its stockholders to adopt the Merger Agreement. Pursuant to the Merger Agreement, Lumentum will acquire Oclaro pursuant to (1) the merger of Merger Sub with and into Oclaro with Oclaro surviving the First Step Merger, and (2), as soon as reasonably practicable following the First Step Merger, the merger of Oclaro with and into Merger Sub LLC with Merger Sub LLC continuing as the surviving entity. The Oclaro common stock will be delisted from NASDAQ, deregistered under the Exchange Act and cease to be publicly traded.

As described in further detail in the sections titled “Questions and Answers” beginning on page 1 of this proxy statement/prospectus, “Summary” beginning on page 12 of this proxy statement/prospectus, “The Merger” beginning on page 79 of this proxy statement/prospectus and “The Merger Agreement” beginning on page 124 of this proxy statement/prospectus, the Oclaro Board has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Merger is subject to the satisfaction of the conditions set forth in the Merger Agreement, including the adoption of the Merger Agreement by the stockholders of Oclaro at the special meeting. Accordingly, the approval of the Merger Proposal by Oclaro stockholders is a condition to the obligations of Lumentum and Oclaro to complete the Merger. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety.

Required Vote

The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Oclaro common stock as of the Record Date is required to approve the Merger Proposal.

Recommendation of the Oclaro Board

The Oclaro Board unanimously recommends that Oclaro stockholders vote “FOR” the Merger Proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL

Oclaro is providing its stockholders with the opportunity to cast a vote, on a non-binding, advisory basis, to approve the compensation payments that will or may be made to Oclaro’s named executive officers in connection with the Merger as disclosed in the table (and related narrative disclosure) titled “The Merger—Interests of Oclaro’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Oclaro’s Named Executive Officers in Connection with the Merger” beginning on page 111 of this proxy statement/prospectus, as required by Section 14A of the Exchange Act.

Through this proposal, Oclaro is asking its stockholders to indicate their approval, on a non-binding, advisory basis, of the compensation and change of control payments which Oclaro’s named executive officers will or may be eligible to receive in connection with the Merger as indicated in the table referred to above. The plans and arrangements under which these compensation payments may be made are part of Oclaro’s compensation program for its named executive officers or are required by the Merger Agreement.

You should review carefully the information under the section titled “The Merger—Interests of Oclaro’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Oclaro’s Named Executive Officers in Connection with the Merger” beginning on page 111 of this proxy statement/prospectus.

The Oclaro Board unanimously recommends that Oclaro stockholders approve the following resolution:

“RESOLVED, that the stockholders of Oclaro approve, solely on an advisory, non-binding basis, the compensation payments which will or may be made to Oclaro’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K, including in the table titled “The Merger—Interests of Oclaro’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Oclaro’s Named Executive Officers in Connection with the Merger” beginning on page 111 of this proxy statement/prospectus.”

The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and abstain or vote not to approve the Compensation Proposal. Because the vote on the Compensation Proposal is advisory only, it will not be binding on either Oclaro or Lumentum. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation payments that are contractually required to be made to Oclaro’s named executive officers will be made, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Oclaro’s stockholders on the Compensation Proposal.

Required Vote

The affirmative vote, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Oclaro common stock present in person or represented by proxy at the special meeting and voting on the matter at the special meeting is required to approve, on a non-binding, advisory basis, the Compensation Proposal.

Recommendation of the Oclaro Board

The Oclaro Board unanimously recommends that Oclaro stockholders vote “FOR” the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

Oclaro stockholders are being asked to approve a proposal that will authorize the adjournment, assuming a quorum is present, of the special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

If this proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, Oclaro stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use with respect to the Merger Proposal. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the Merger Proposal but do not indicate a choice on the Adjournment Proposal, your shares of Oclaro common stock will be voted “FOR” the Adjournment Proposal.

If a quorum is not present or represented at the special meeting, then the Oclaro stockholders entitled to vote at the special meeting, present in person or represented by proxy, or if no stockholder is present, any Oclaro officer entitled to preside at or to act as secretary of the meeting, shall have power to adjourn the meeting. When a special meeting is adjourned for less than 30 days, notice need not be given of the adjourned meeting if the time and place of the adjourned meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. At the adjourned meeting, Oclaro may transact any business that might have been transacted at the original special meeting. If the adjournment is for 30 days or more, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Oclaro stockholder of record entitled to vote at the meeting. An adjournment of the special meeting may be desirable to, among other things, solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal, allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by Oclaro stockholders prior to the special meeting, or otherwise with the consent, or upon the request, of Lumentum.

Required Vote

The affirmative vote, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Oclaro common stock present in person or represented by proxy at the special meeting and voting on the matter is required to approve the Adjournment Proposal.

Recommendation of the Oclaro Board

The Oclaro Board unanimously recommends that Oclaro stockholders vote “FOR” the Adjournment Proposal.

THE MERGER

The following is a discussion of the Merger and the material terms of the Merger Agreement between Lumentum and Oclaro. You are urged to read the Merger Agreement carefully and in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

Effects of the Merger

Subject to the terms and conditions of the Merger Agreement and the applicable provisions of Delaware law, at the effective time of the first merger (the “Effective Time”), Merger Sub will be merged with and into Oclaro (the “First Step Merger”), with Oclaro surviving the First Step Merger as a wholly owned subsidiary of Lumentum. At the effective time of the second merger, which will be as soon as practicable after the effective time on the closing date of the First Step Merger, and as part of a single integrated transaction with the First Step Merger, Oclaro will be merged with and into Merger Sub LLC (the “Second Step Merger” and, together with the First Step Merger, the “Merger”), with Merger Sub LLC surviving as a direct wholly owned subsidiary of Lumentum.

At the Effective Time, by virtue of the Merger, Oclaro stockholders will receive, in exchange for each share of Oclaro common stock issued and outstanding immediately prior to the Effective Time (other than (x) Oclaro common stock held by Lumentum, Oclaro or any direct or indirect wholly owned subsidiary of Lumentum or Oclaro, in each case immediately prior to the Effective Time and (y) shares held by Oclaro stockholders who are entitled to and who properly exercise appraisal rights under Section 262 of the DGCL) (1) $5.60 in cash without interest, and (2) 0.0636 of a share of Lumentum common stock, subject to the conditions and restrictions set forth in the Merger Agreement.

With regard to the Merger Consideration, if the aggregate number of shares of Lumentum common stock to be issued in connection with the Merger (including all Lumentum common stock which may be issued in the future pursuant to the conversion of Oclaro Options, Oclaro RSUs, or Oclaro Restricted Stock (collectively, “Oclaro Compensatory Awards”)) would exceed the Stock Threshold, then (A) the Exchange Ratio will be reduced to the minimum extent necessary (rounded down to the nearest one thousandth) such that the aggregate number of shares of Lumentum common stock to be issued in connection with the Merger (including all shares of Lumentum common stock which may be issued after the closing pursuant to Oclaro Compensatory Awards) does not exceed the Stock Threshold and (B) the Cash Consideration for all purposes will be increased on a per share basis by an amount equal to $68.975 (the closing sales price of a share of Lumentum common stock on March 9, 2018, the last trading day before the day on which Lumentum and Oclaro announced the execution of the Merger Agreement), multiplied by the difference between the initial Exchange Ratio and the Exchange Ratio.

Background of the Merger

Oclaro operates in the optical communications market. The Oclaro Board regularly reviews and assesses Oclaro’s financial and operational performance, business risks and opportunities, competition and strategy. Additionally, the Oclaro Board and management periodically review and evaluate developments in the optical communications market and strategic opportunities and alternatives available to Oclaro as part of Oclaro’s efforts to strengthen its business and long-term prospects, and enhance value for its stockholders.

Beginning in 2014, the Oclaro Board formed a belief that the optical communications market was changing and that the industry would experience consolidation in the coming years in order to create the breadth and scale necessary for companies to succeed in the long term. In order to ensure that Oclaro was prepared to participate in any such consolidation (whether through acquisition of other companies, disposition of Oclaro or its assets, or otherwise), the Oclaro Board instructed management to evaluate strategic alternatives, including through contacting other participants in the industry, in order to stay abreast of potential opportunities and strategic alternatives as they arise. During 2014 through 2017, the opportunities and alternatives considered at times by the

Oclaro Board and management included, among other things, a sale of the company, potential acquisitions of other companies, strategic investments, divestiture of assets, business collaborations and other strategic transactions.

On May 22, 2014, Oclaro entered into an engagement letter with Jefferies to act as Oclaro’s exclusive financial advisor to provide Oclaro with financial advice and assistance in connection with the possible sale, disposition or other business transaction involving all or a material portion of its equity or assets and the possible acquisition of all or a material portion of one or more third parties. In addition, Jefferies has assisted in Oclaro’s review and assessment of its financial condition (including strategic transactions that could improve its balance sheet) and prospects as a standalone company. Oclaro selected Jefferies to act as its financial advisor based on Jefferies’ qualifications, expertise, reputation, and knowledge of the optical communications industry and the businesses of Oclaro and other parties that operate in the optical communications industry.

Beginning in June 2014 through July 2017, with the assistance of representatives of Jefferies, Oclaro management periodically communicated with other companies to discuss potential strategic opportunities, including a sale of the company, potential acquisitions of other companies, strategic investments, divestiture of assets and business collaborations, but the Oclaro Board did not direct Oclaro management or Jefferies to undertake an auction to sell the company.

After recently participating in discussions regarding potential areas of business collaboration between Oclaro and Company A during which Company A indicated its interest in a potential acquisition of Oclaro, on March 16 and March 31, 2017, Greg Dougherty, Oclaro’s chief executive officer, and other members of the Oclaro management met with members of management from Company A for the purpose of Company A’s due diligence review of Oclaro’s businesses, financial condition and results of operations with respect to a potential acquisition of Oclaro by Company A. Oclaro previously entered into a confidentiality agreement, dated February 16, 2017, with Company A.

On May 1, 2017, Mr. Dougherty met with the chief executive officer of Company A to discuss Company A’s interest in acquiring Oclaro. During this discussion, the chief executive officer of Company A stated that his company was interested in acquiring Oclaro for an aggregate purchase price of $1.5 billion.

At a meeting of the audit committee of the Oclaro Board on May 5, 2017 (at which all members of the Oclaro Board were present other than one director), the directors and members of Oclaro management discussed, among other matters, Company A’s preliminary indication of interest. During this meeting, the directors concluded that Company A’s indication of interest was insufficient, and directed Mr. Dougherty to inform Company A’s chief executive officer that Company A would need to increase the value of its indication of interest in order for Oclaro to move forward with discussions concerning a transaction with Company A.

On May 10, 2017, Mr. Dougherty again met with the chief executive officer of Company A to discuss a potential acquisition of Oclaro by Company A. During this meeting, Mr. Dougherty informed Company A’s chief executive officer that Company A’s proposal was insufficient and that Company A would need to increase the value of its indication of interest in order for Oclaro to move forward with discussions concerning a transaction with Company A.

On May 12, 2017, a member of Oclaro management requested that Company A return or destroy all confidential information provided to Company A by Oclaro because Company A had not increased the value of its indication of interest.

On May 18, 2017, Mr. Dougherty and another member of Oclaro management met with the chief executive officer and another member of management of Company B to discuss a potential strategic transaction between the companies.

At a meeting of the Oclaro Board that began on July 25, 2017, Mr. Dougherty provided an overview of potential strategic alternatives, noting that no specific proposals were under current consideration and that any discussions with potential partners were solely of an exploratory nature. The Oclaro Board discussed various strategic alternatives and determined that Oclaro should continue to explore strategic alternatives during fiscal year 2018, and directed Mr. Dougherty to do so as a key initiative for fiscal year 2018.

On October 4, 2017, Mr. Dougherty contacted a member of Company C management to invite a discussion about whether Oclaro and Company C should consider a potential strategic transaction. The member of Company C management indicated that he would inform Company C’s chief executive officer of Mr. Dougherty’s inquiry.

On October 6, 2017, members of management from Oclaro and Company B met to discuss business updates of both companies, Oclaro’s financial forecasts and a potential combination between the companies. Later on October 6, 2017, Mr. Dougherty informed the Oclaro Board of this meeting.

At a meeting of the Oclaro Board on November 6, 2017 at which representatives of Oclaro management, Jones Day and Jefferies were present, the Oclaro Board approved the formation of the M&A Committee of the Oclaro Board to assist the board in its oversight of management’s efforts relating to, and discussions with third parties concerning, potential strategic transactions involving Oclaro, including responding to and directing management in a timely manner to address transaction-related developments between scheduled meetings of the Oclaro Board. The M&A Committee is comprised of Mr. Dougherty, Kendall Cowan and Ian Small.

On November 7, 2017, Mr. Dougherty spoke with the chief executive officer of Company D to discuss potential partnering opportunities and a potential strategic transaction between Oclaro and Company D.

On November 8, 2017, Mr. Dougherty met with Alan Lowe, Lumentum’s chief executive officer while both were attending a conference. During this meeting, Mr. Lowe informed Mr. Dougherty that Lumentum was interested in acquiring Oclaro, but did not indicate Lumentum’s valuation of Oclaro.

On November 23, 2017, Mr. Dougherty spoke with the chief executive officer of Company D where they discussed a potential business combination between Oclaro and Company D.

On November 27, 2017, Mr. Dougherty met with the chief executive officer of Company D to further discuss a potential business combination between Oclaro and Company D.

Later on November 27, 2017, Mr. Dougherty and other members of the Oclaro management met with Company D’s chief executive officer and other members of Company D management to conduct preliminary due diligence reviews of the companies and discuss a potential business combination.

On November 28, 2017, Mr. Dougherty and another member of Oclaro management met with Mr. Lowe and another member of Lumentum management to discuss each company’s business, strategic challenges and operations, as well as Lumentum’s potential acquisition of Oclaro.

On November 29, 2017, Mr. Dougherty and another member of Oclaro management met with representatives of Company E, a Chinese private equity firm, during which Company E provided an introduction to the firm and indicated that Company E was interested in acquiring Oclaro.

On December 1, 2017, Mr. Dougherty and the chief executive officer of Company F discussed Oclaro’s potential acquisition of Company F.

On December 3, 2017, Oclaro entered into a nondisclosure agreement with Company D, and Company D’s chief executive officer informed Mr. Dougherty that he authorized members of Company D management to conduct further due diligence of Oclaro and meet with their counterparts at Oclaro to assess a potential acquisition of Oclaro.

On December 4, 2017, Oclaro entered into a nondisclosure agreement with Company F.

At a meeting of the Oclaro Board on December 7, 2017, Mr. Dougherty provided the Oclaro Board with an update on potential strategic alternatives. Mr. Dougherty informed the Oclaro Board that, among other things, (i) Oclaro had signed a nondisclosure agreement with Company D and that Company D had begun conducting its due diligence review of Oclaro, (ii) Company F had begun a process to sell Company F and Oclaro had entered into a nondisclosure agreement with Company F with respect thereto and the company had initiated its preliminary due diligence review of Company F, (iii) Company E had expressed a desire to acquire Oclaro and (iv) Lumentum had expressed interest in acquiring Oclaro.

On December 14, 2017, in response to Mr. Dougherty’s inquiry as to the status of Company D’s interest in pursuing an acquisition of Oclaro, including with respect to making a possible offer to acquire Oclaro, the chief executive officer of Company D informed Mr. Dougherty that Company D remained interested in acquiring Oclaro and that Company D had retained a financial advisor.

On December 15, 2017, Oclaro entered into a nondisclosure agreement with Lumentum.

On December 19, 2017, members of Oclaro management and Company D management met for the purpose of furthering Company D’s due diligence review of Oclaro, during which they reviewed Oclaro’s business outlook, financial forecasts, product roadmap, competition and other matters related to Oclaro’s operations.

Also on December 19, 2017, members of Oclaro management and Company F management and representatives of Jefferies met for the purpose of conducting Oclaro’s due diligence review of Company F and discussing the potential acquisition of Company F by Oclaro.

On December 20, 2017, members of Oclaro management and Lumentum management met to continue discussions regarding Lumentum’s potential acquisition of Oclaro.

On December 21, 2017, Mr. Dougherty spoke with the chief executive officer of Company D regarding Company D’s interest in acquiring Oclaro.

On January 2 and 3, 2018, Mr. Dougherty and Mr. Lowe communicated regarding Lumentum’s interest in a potential acquisition of Oclaro.

Between January 2 and 4, 2018, Mr. Dougherty and the chief executive officer of Company D exchanged communications regarding Company D’s interest in a potential business combination with Oclaro.

On January 5, 2018, members of Oclaro management and Company D management met for the purpose of Company D’s due diligence on Oclaro, including reviewing the business opportunities and continuing to build a financial model for the transaction.

On January 9, 2018, Mr. Dougherty and another member of Oclaro management met with representatives of Company E regarding Company E’s interest in acquiring Oclaro. During this meeting, the attendees discussed the difficulty that Company E may have in obtaining required regulatory approvals to acquire Oclaro.

At a meeting of the Oclaro Board on January 9, 2018 at which representatives of Oclaro management and Jefferies were present, the Oclaro Board discussed the challenges and opportunities Oclaro faced as a standalone company and received an update on potential strategic alternatives being pursued by management at the Oclaro Board’s direction. With respect to the challenges facing Oclaro, the Oclaro Board considered that (i) Oclaro’s revenue was expected to remain flat over the next 12 months, and (ii) Oclaro needed to achieve further market diversification and develop or acquire technologies to enable vertical integration and scale, particularly in the context of increasing customer verticalization and industry disaggregation. With respect to strategic alternatives, among other things, Mr. Dougherty informed the Oclaro Board that Lumentum and Company D continued to be interested in acquiring Oclaro. Mr. Dougherty and representatives of Jefferies also provided an overview of Oclaro’s potential acquisition of Company F. Following discussion, the Oclaro Board authorized management to make an offer to acquire Company F and to continue discussions with parties interested in pursuing a strategic transaction with Oclaro.

On January 12, 2018, Mr. Lowe informed Mr. Dougherty that the Lumentum Board met on January 11 and expressed support for Lumentum acquiring Oclaro, but that Lumentum needed to conduct further analyses prior to submitting an offer.

On January 15, 2018, on behalf of Oclaro, Mr. Dougherty submitted a non-binding indication of interest to acquire Company F.

On January 17, 2018, representatives of Company E conducted a site visit to Oclaro’s fabrication facility in Italy to assess Company E’s interest in potentially acquiring Oclaro’s lithium niobate business.

On January 20, 2018, Mr. Dougherty spoke with the chief executive officer of Company D, who expressed his company’s continuing interest in pursuing a business combination with Oclaro. He also updated Mr. Dougherty on Company D’s results of operations, and Mr. Dougherty informed the chief executive officer of Company D that Oclaro was updating its financial forecast.

At a meeting of the Oclaro Board that began on January 23, 2018, Mr. Dougherty provided the Oclaro Board with an update on potential strategic alternatives and discussed several considerations when analyzing the strategic alternatives being pursued by Oclaro, including the sustainability of Oclaro’s revenue and gross margins, the slowdown in the datacenter market and the business outlook for China. The Oclaro Board assessed Oclaro’s prospects remaining as an independent company, undertaking acquisitions, and selling the company or a portion of its assets.

On February 1, 2018, a representative of Jefferies spoke with Company F’s financial advisor to discuss the status of Company F’s review of Oclaro’s indication of interest.

On February 8, 2018, the chief executive officer of Company D informed Mr. Dougherty that, while Company D was still interested in a transaction with Oclaro, it would likely need at least two weeks to further assess a transaction with Oclaro in light of Company D’s earnings announcement.

Also on February 8, 2018, a member of Oclaro management spoke with a representative of Company E regarding Company E’s interest in Oclaro’s Italy-based lithium niobate business.

On February 12, 2018, Mr. Dougherty and Mr. Lowe met to discuss a potential transaction between Oclaro and Lumentum, focusing on due diligence matters, organizational matters, and synergies analysis. Following the meeting, Mr. Dougherty provided Mr. Lowe with an updated financial forecast for Oclaro.

On February 12 and 13, 2018, a member of Oclaro management and a representative of Company E conferred regarding Company E’s interest in Oclaro’s Italy-based lithium niobate business.

On February 14, 2018, Mr. Dougherty spoke with the chief executive officer of Company D regarding their company’s respective businesses and future prospects, during which the chief executive officer of Company D indicated that Company D would be willing to acquire Oclaro for $8.00 per share of Oclaro common stock in a combination of cash and Company D common stock, but would not be able to offer a greater purchase price.

On February 15, 2018, Mr. Lowe informed Mr. Dougherty that the Lumentum Board supported Lumentum’s acquisition of Oclaro, and that Lumentum was prepared to offer $8.35 per share of Oclaro common stock, consisting of a mix of cash and stock at a ratio to be agreed upon by the companies. Mr. Lowe also indicated that Lumentum was prepared to move quickly and desired to announce the transaction by March 12, 2018, in advance of a scheduled industry conference. Mr. Dougherty informed Mr. Lowe that, if Lumentum submitted the offer in writing, he would present the offer to the Oclaro Board, but indicated that he expected that the Oclaro Board would require a higher price.

Later on February 15, 2018, Lumentum submitted a non-binding written indication of interest to acquire Oclaro at a purchase price of $8.35 per share of Oclaro common stock, consisting of cash consideration of $6.60 in cash and Lumentum common stock equivalent to $1.75 (which we refer to herein as the “February 15 Lumentum offer”). The offer letter indicated that Lumentum would not require any financing contingency as part of a definitive merger agreement.

At a meeting of the Oclaro Board on February 21, 2018 at which management and representatives of Jones Day and Jefferies were present, Mr. Dougherty provided the Oclaro Board with an update on potential strategic alternatives. Mr. Dougherty advised the Oclaro Board that a sale transaction involving Company E would likely not be feasible due to regulatory concerns, but that Company E may be interested in acquiring Oclaro’s Italy-based lithium niobate business based on discussions between a member of Oclaro management and a representative of Company E. Mr. Dougherty also informed the Oclaro Board that Company F’s financial advisor informed Jefferies that Oclaro’s January 15, 2018 offer to acquire Company F was insufficient, and that Company F intended to wait until after it announced its earnings in March 2018 to continue discussions. Mr. Dougherty further informed the Oclaro Board of his February 14, 2018 conversation with the chief executive officer of Company D who had informed him that Company D remained interested in acquiring Oclaro, but would not be able to offer a purchase price of greater than $8.00 per share of Oclaro common stock. A representative of Jones Day then provided a review of the Oclaro Board’s fiduciary duties. Mr. Dougherty then discussed the February 15 Lumentum offer with the Oclaro Board. Representatives of Jefferies also discussed and reviewed with the Oclaro Board its preliminary valuation analysis of Oclaro, the then-current status of discussions with potential counterparties, including Company D and Company F, and the February 15 Lumentum offer. Following a discussion, the Oclaro Board authorized Mr. Dougherty to continue discussion with Lumentum and present a counteroffer to Lumentum of $9.90 per share of Oclaro common stock, comprised of cash and Lumentum common stock with the Lumentum common stock portion capped at 19.9% of Lumentum’s outstanding shares.

Later on that same date, Mr. Dougherty presented to Mr. Lowe the counteroffer of $9.90 per share of Oclaro common stock, stating that the Oclaro Board did not believe the February 15 Lumentum offer adequately valued Oclaro, including expected synergies of the combined company. Mr. Lowe rejected the Oclaro counteroffer, but restated Lumentum’s desire to reach an agreement and announce the transaction by March 12, 2018. Mr. Dougherty responded that, if a price were agreed upon, Oclaro would try to meet Lumentum’s preferred timeline.

On February 22, 2018, Mr. Lowe informed Mr. Dougherty that the Lumentum Board had met and remained interested in Lumentum acquiring Oclaro. Mr. Lowe indicated that Lumentum agreed to Oclaro’s proposal regarding the balance of merger consideration between cash and Lumentum common stock and proposed a total consideration of $9.00 per share of Oclaro common stock, and reiterated Lumentum’s desire to move quickly to announce a transaction.

Also on February 22, 2018, representatives of Jefferies and Lumentum’s financial advisor, Deutsche Bank Securities Inc. (“Deutsche Bank”), discussed Lumentum’s offer and the anticipated timeline to announcement of a transaction.

At a meeting of the M&A committee of the Oclaro Board on February 22, 2018, at which Oclaro management and representatives of Jones Day and Jefferies were present, Mr. Dougherty provided the committee members with an update on his discussions with Mr. Lowe. Following discussion, the M&A committee directed

Mr. Dougherty to continue to negotiate with Lumentum and authorized him to negotiate for the best price available to Oclaro stockholders between $9.00 and $9.90 per share of Oclaro common stock, with an initial counteroffer of $9.70 per share of Oclaro common stock.

On February 23, 2018, Mr. Dougherty informed Mr. Lowe that the Oclaro Board authorized him to propose a purchase price of $9.70 per share of Oclaro common stock. Mr. Lowe indicated that the Lumentum Board had not authorized him to increase Lumentum’s offer above $9.00 per share of Oclaro common stock, but that he would speak to the Lumentum Board regarding Oclaro’s counterproposal.

Later on February 23, 2018, Mr. Lowe advised Mr. Dougherty that the Lumentum Board had authorized an offer of $9.40 per share of Oclaro common stock, with the previously agreed upon split of cash and Lumentum common stock, and that this was Lumentum’s best and final offer. Mr. Lowe also stated that Lumentum’s offer was contingent on Oclaro agreeing to enter into an exclusivity agreement. Mr. Dougherty asked Mr. Lowe to submit Lumentum’s proposal in a written non-binding offer, and indicated that he would present the revised offer to the Oclaro Board.

On that same day, Mr. Dougherty spoke with a member of Company C management to gauge Company C’s potential interest in acquiring Oclaro. The member of Company C management informed Mr. Dougherty that Company C’s acquisition priorities did not include a telecommunication component company, and that it was unlikely Company C would be interested in acquiring Oclaro at this time. The member of Company C management stated that he would discuss it further internally.

At a meeting of the M&A committee of the Oclaro Board on February 23, 2018 at which management and representatives of Jones Day were present, Mr. Dougherty updated the committee on his discussions with Mr. Lowe. Mr. Dougherty also informed the committee that he had initiated discussions with Company C in light of Lumentum’s demand that Oclaro enter into an exclusivity agreement. The committee also discussed other potential strategic parties that may be interested and have the ability to consummate a strategic transaction with Oclaro, including Company A (recounting Company A’s chief executive officer’s prior oral offer to Mr. Dougherty on May 1, 2017 to acquire Oclaro for $1.5 billion). The committee authorized and directed Mr. Dougherty to request that Lumentum provide an updated written offer by February 25, 2018, ratified Mr. Dougherty’s actions with respect to Company C and authorized and directed Mr. Dougherty to continue discussions with Company C, and to reach out to Company A to gauge its interest in, and ability to consummate, a potential acquisition of Oclaro. Following the committee meeting, Mr. Dougherty contacted the chief executive officer of Company A to arrange a meeting.

On February 24, 2018, Lumentum submitted a revised non-binding written offer to acquire Oclaro at a purchase price of $9.40 per share of Oclaro common stock, with the agreed upon split of cash and Lumentum common stock consideration, as well as a draft exclusivity agreement that provided for a thirty day period during which Oclaro would negotiate exclusively with Lumentum.

On February 25, 2018, representatives of Jefferies and Deutsche Bank discussed Lumentum’s offer of $9.40 per share, including the split of cash and Lumentum common stock consideration.

At a meeting of the Oclaro Board also on February 25, 2018 at which management and representatives of Jones Day and Jefferies were present, Mr. Dougherty provided the Oclaro Board with a summary of the discussions of the February 23rd M&A committee meeting. Mr. Dougherty then updated the Oclaro Board on his discussions with Mr. Lowe, advising that Mr. Lowe stated that the $9.40 per share offer represented Lumentum’s best and final offer. Mr. Dougherty also recounted that he had communicated to Mr. Lowe that the Oclaro Board expected a member of the Oclaro Board would be appointed to the Lumentum Board following the closing of the merger and that Mr. Lowe commented that this proposal was reasonable and he would present it to the Lumentum Board for its consideration. Representatives of Jefferies then reviewed with the Oclaro Board an overview of their preliminary financial analyses of the revised Lumentum offer, including different metrics and time periods used to value Lumentum’s common stock for purposes of determining the exchange ratio. A representative of Jones Day provided an overview of the Oclaro Board’s fiduciary duties. Following discussion, the Oclaro Board directed management to advise Lumentum that the Oclaro Board was willing to proceed with discussions at a purchase price of $9.40 per share, but intended to pursue a methodology of valuing the Lumentum common stock portion of the merger consideration in a manner that would set the exchange ratio closer to the date of Lumentum’s February 24th non-binding written offer, rather than based on the respective then-current trading prices of Oclaro’s and Lumentum’s common stock.

Mr. Dougherty then provided the Oclaro Board with an update on other potential strategic parties. Mr. Dougherty advised the Oclaro Board that he had spoken with a member of Company C management who stated that it was unlikely Company C would submit an offer to acquire Oclaro, but he would discuss the matter internally and provide Mr. Dougherty with an update. Mr. Dougherty then recounted his May 1, 2017 discussion with Company A’s chief executive officer where Company A’s chief executive officer indicated that he would be interested in acquiring Oclaro for $1.5 billion. Following discussion, the Oclaro Board directed Mr. Dougherty to resume discussions with Company A.

The meeting continued with Mr. Dougherty reviewing additional strategic parties that may be interested in a strategic transaction with Oclaro. Mr. Dougherty noted that a transaction with Company B was unlikely because it did not appear that Company B was interested in pursuing a strategic transaction with Oclaro and it would be difficult for Company B to structure a transaction that would offer consideration comparable to, or better than, the consideration offered in the proposed transaction with Lumentum. Mr. Dougherty then reminded the Oclaro Board that the chief executive officer of Company D had recently indicated that Company D could not offer more than $8.00 per share of Oclaro common stock. Mr. Dougherty then recounted the past discussions with Company E and the potential regulatory issues associated with a transaction with Company E. The Oclaro Board then discussed whether to contact other potential buyers in light of Lumentum’s latest offer, and identified Company A and Company C as the most likely companies to have both an interest and the ability to acquire Oclaro. The Oclaro Board then instructed management to contact Company A and Company C to determine whether they had an interest in pursuing an acquisition of Oclaro at this time. The Oclaro Board also reviewed the draft Lumentum exclusivity agreement and, if Lumentum were to continue to demand that Oclaro sign an exclusivity agreement as a condition to Lumentum proceeding with a transaction, authorized the M&A committee to review and approve an exclusivity agreement and provide authority to Mr. Dougherty to negotiate the terms of an exclusivity agreement.

Following the meeting, Mr. Dougherty informed Mr. Lowe that the Oclaro Board had authorized Oclaro management to move forward with negotiating a transaction with Lumentum at $9.40 per share of Oclaro common stock, subject to reaching an agreement on the methodology of valuing Lumentum’s common stock for purposes of determining the exchange ratio.

On February 26, 2018, Mr. Dougherty and Mr. Lowe met to discuss the companies’ respective management teams and the combined company’s prospective management team, as well as the timeline and activities for the coming weeks.

Also on February 26, 2018, representatives of Jefferies discussed with representatives of Company A’s financial advisor Oclaro’s financial and timing expectations, including Oclaro’s desire to receive a proposal from Company A by March 2, 2018, and provided a nondisclosure agreement for Company A that contained a standstill provision.

Also on February 26, 2018, Mr. Dougherty and the chief executive officer of Company A discussed Company A’s interest in acquiring Oclaro. During this discussion, the chief executive officer of Company A indicated to Mr. Dougherty that Company A had the bandwidth, desire and ability to pursue a transaction with Oclaro, that such a transaction would be an all cash acquisition, that he understood that Oclaro would like a response from Company A by March 2, 2018 and that the offer would need to be higher than the $1.5 billion proposal made on May 1, 2017.

During the period between February 26, 2018 and March 11, 2018, Oclaro’s and Lumentum’s respective management and advisors conducted due diligence of the other company.

On February 26 and 27, 2018, Mr. Dougherty and Mr. Lowe outlined their respective thoughts regarding the due diligence process. During this exchange, Mr. Lowe reiterated Lumentum’s request that Oclaro enter into an exclusivity agreement before Lumentum would expend additional resources and dedicate the time needed to pursue the transaction.

On February 27, 2018, representatives of Jefferies and Company A’s financial advisor discussed entry into the nondisclosure agreement between the companies.

At a meeting of the Oclaro Board on February 27, 2018 at which representatives of Jones Day were present, Mr. Dougherty provided a summary of the discussions with Lumentum, Company A and Company C. Mr. Dougherty noted that he had followed up with Company C earlier in the day, but had not yet received a response and would follow up with Company C following the meeting. Mr. Dougherty also updated the Oclaro Board on his discussion with the chief executive officer of Company A. Mr. Dougherty then provided an update on his discussions with Lumentum, and Lumentum’s continued demand that Oclaro sign an exclusivity agreement with Lumentum.

Later that day, Company C informed Mr. Dougherty that Company C would not be submitting an offer to acquire Oclaro as Company C was focused on other strategic priorities at this time.

At a meeting of the M&A committee of the Oclaro Board on February 28, 2018 at which representatives of Jones Day were present, Mr. Dougherty provided an update on discussions with Company A. He told the committee that a representative of Company A’s financial advisors had informed a representative of Jefferies that Company A was unwilling to sign a nondisclosure agreement that contained a standstill provision and that, if a standstill was a condition to Company A signing a nondisclosure agreement, Company A would base its offer solely on publicly available information, even though such an offer may not appropriately value Oclaro. Following discussion, the M&A committee determined that it was in the best interests of the Oclaro stockholders to provide Company A with nonpublic information to facilitate Company A’s submission of a proposal that fully values Oclaro (which outweighed the risk associated with proceeding without a standstill provision), and directed Mr. Dougherty to proceed with negotiating a nondisclosure agreement with Company A without a standstill provision and to provide Company A with diligence information.

On March 1, 2018, Oclaro entered into a nondisclosure agreement with Company A that did not contain a standstill provision.

At a meeting of the Oclaro Board on March 1, 2018 at which representatives of Jones Day and Jefferies were present, Mr. Dougherty informed the Oclaro Board that Company C would not be submitting an offer. Mr. Dougherty then noted that Lumentum and Oclaro had both begun their respective due diligence on the other and that each party was likely to open its electronic data room later that day. Mr. Dougherty also summarized developments with respect to Company A, including Company A’s unwillingness to sign a nondisclosure agreement with a standstill provision, the decision made by the M&A committee of the Oclaro Board to enter with Company A into a nondisclosure agreement without a standstill provision and that management had provided Company A with certain financial projections.

On that same day, the Oclaro and Lumentum management teams and their respective advisors met to conduct further due diligence on each of the companies, including an assessment of potential synergies. Additionally, both Oclaro and Lumentum provided the other and their advisors with access to their electronic data rooms for the purpose of assisting each parties’ due diligence review.

Later that day, members of the Oclaro and Company A management teams and their respective financial advisors met to conduct Company A’s due diligence review of Oclaro.

On the morning of March 2, 2018, a representative of Company A’s financial advisor informed a representative of Jefferies that the highest consideration Company A would offer in connection with the acquisition of Oclaro was $9.00 per share of Oclaro common stock. During this discussion, the representative of Jefferies asked the representative of Company A’s financial advisor if there was any information that Oclaro could provide Company A that may inform Company A’s valuation and potentially allow it to increase its offer. The representative of Company A’s financial advisor replied that there was not any such information. The representative of Jefferies then informed Oclaro’s management of this conversation.

Also on March 2, 2018, Mr. Dougherty and Mr. Lowe discussed the metrics and time periods used for determining the exchange ratio. Mr. Lowe reiterated that Lumentum would require Oclaro to enter into an exclusivity agreement in order for Lumentum to continue with the process.

Later that day, Mr. Dougherty and the chief executive officer of Company D met to discuss Company D’s interest in acquiring Oclaro. At this meeting, the chief executive officer of Company D orally increased Company D’s offer to $8.25 per share of Oclaro common stock, and indicated that Company D was also willing to wait until the third quarter of calendar year 2018 to re-engage in transaction discussions provided that the trading price of Company D’s stock had returned to an acceptable level.

At a meeting of the Oclaro Board on March 3, 2018 at which representatives of Jones Day were present, Mr. Dougherty informed the Oclaro Board that a representative of Company A’s financial advisor had orally informed a representative of Jefferies that Company A would not offer more than $9.00 per share of Oclaro common stock and that there was no additional information that Oclaro could provide that could increase that offer. Mr. Dougherty then gave an update on discussions with Company D, noting that Company D continued to be interested in a transaction with Oclaro and had provided an oral offer of $8.25 per share. Mr. Dougherty then updated the Oclaro Board on his March 2, 2018 discussions with Mr. Lowe and the chief executive officer of Company D. Representatives of Jones Day provided the Oclaro Board an overview of the draft exclusivity agreement provided by Lumentum and, following discussion, the Oclaro Board authorized and directed Mr. Dougherty to negotiate and enter into an exclusivity agreement with Lumentum for a period through March 19, 2018 on substantially the terms presented to the Oclaro Board or such other terms that are approved by the M&A committee of the Oclaro Board.

On March 3, 2017, the Oclaro and Lumentum management teams and their respective advisors met to further conduct each company’s business due diligence review of the other.

Also, on March 3, 2018, Mr. Dougherty and Mr. Lowe had another discussion concerning the methodology for determining the exchange ratio. In addition, Mr. Lowe also expressed Lumentum’s preference that the companies work together during the pendency of the merger to select the member of the Oclaro Board who would join the Lumentum Board.

At a meeting of the Oclaro Board on March 4, 2018 at which representatives of Jones Day and Jefferies were present, Mr. Dougherty provided an update on discussions with Lumentum. Mr. Dougherty then noted that Lumentum would prefer for Oclaro and Lumentum to work together during the pendency of the merger to select the member of the Oclaro Board who would join the Lumentum Board following the closing of the merger. Following discussion, the Oclaro Board authorized and directed Mr. Dougherty to continue negotiating the metrics and time periods used for determining the exchange ratio. Mr. Dougherty then discussed whether retention packages were necessary to retain Oclaro’s key executives through the closing of the proposed merger. Following discussion, the Oclaro Board concluded that Oclaro’s existing arrangements with key executives were sufficient to retain the executives through the closing of the proposed merger.

On the same day, representatives of Jefferies and Lumentum’s financial advisor discussed calculation of the exchange ratio and the resulting effect on the cash portion of the consideration. The representatives of Jefferies and Deutsche Bank also discussed the length of the exclusivity period.

Later that day, at a meeting of the M&A committee of the Oclaro Board at which representatives of Jones Day and Jefferies were present, Mr. Dougherty conveyed the proposal discussed between the representatives of Jefferies and Deutsche Bank, which represented a material increase in the implied value of the merger consideration as of that date compared to the implied value of $9.40 per share that had previously been discussed by the parties. Mr. Dougherty then noted that Lumentum had requested an exclusivity period that would expire on March 14, 2018 with an automatic ten day renewal period if the parties were still negotiating in good faith toward a transaction. Representatives of Jones Day reviewed the negotiated terms of the exclusivity agreement with Lumentum. Following discussion, the M&A committee of the Oclaro Board authorized and directed Mr. Dougherty to enter into an exclusivity agreement with Lumentum for a period ending on March 14, 2018, with automatic ten day renewal periods if the parties were still negotiating in good faith toward a transaction, on substantially the terms presented to the committee.

Following the meeting of the M&A committee of the Oclaro Board, Oclaro and Lumentum entered into an exclusivity agreement providing for an exclusive negotiation period beginning on March 4, 2018 and concluding at 11:59 p.m., Pacific time, on March 14, 2018, which would automatically be extended to 11:59 p.m., Pacific time, on March 24, 2018 if the parties were still negotiating the potential transaction in good faith at the end of the initial period.

Later that day, on behalf of Lumentum, representatives of Wilson Sonsini Goodrich & Rosati sent an initial draft of the merger agreement to representatives of Jones Day.

On March 5, 2018, the Oclaro and Lumentum management teams and their respective advisors met to continue Oclaro’s due diligence review of Lumentum.

At a meeting of the M&A committee of the Oclaro Board on March 6, 2018 at which representatives of Jones Day and Jefferies were present, a member of Oclaro management informed the Oclaro Board that Oclaro and Lumentum had entered into an exclusivity agreement and agreed upon a methodology for calculating the Lumentum common stock portion of the merger consideration. The committee was also provided an update on the status of Oclaro’s and Lumentum’s respective due diligence reviews.

On March 7, 2018, on behalf of Oclaro, representatives of Jones Day sent a revised draft of the merger agreement to representatives of Wilson Sonsini Goodrich & Rosati, which included a revised proposal with respect to, among other things, (i) restrictions on Oclaro’s and Lumentum’s operations during the pendency of the merger, (ii) Oclaro’s ability to entertain unsolicited proposals, (ii) each parties’ obligation to obtain required regulatory approvals, (iii) the amount of the termination fee payable by Oclaro and the events giving rise to payment of the fee, (iv) closing conditions and (v) provisions relating to employee benefits.

During the period between March 7, 2018 and March 11, 2018, members of Oclaro and Lumentum management and representatives of Jones Day and Wilson Sonsini Goodrich & Rosati negotiated the unresolved terms of the merger agreement.

At a meeting of the Oclaro Board on March 8, 2018 at which representatives of management, Jones Day and Jefferies were present, Mr. Dougherty provided an update regarding Oclaro’s quarterly financial performance. Representatives of Jefferies provided a preliminary financial analysis of the proposed merger with Lumentum, noting that the nominal value of the merger consideration was $9.74 as of the close of market on March 7, 2018 based on the exchange ratio agreed to by the parties. Representatives of Jones Day reviewed issues relating to whether gains arising from receipt of the stock portion of the merger consideration would be immediately taxable to Oclaro stockholders for U.S. federal income tax purposes, following which, the Oclaro Board directed management to find a solution that would enhance the likelihood that the stock portion of the merger consideration would receive tax-deferred treatment, but that such considerations would be just one of the factors considered by the Oclaro Board when determining whether to approve the transaction. Representatives of Jones Day then reviewed the draft merger agreement and the status of negotiations related thereto, including (i) the structure of the transaction, (ii) the representations and warranties to be made by Oclaro and Lumentum, (iii) the covenants that Oclaro and Lumentum would have to comply with (including Oclaro’s operating covenants), (iv) each party’s obligations to obtain necessary regulatory approvals (including required antitrust approvals), (v) the closing conditions set forth in the merger agreement (including the condition related to receipt of antitrust approvals in the United States and China), (vi) Lumentum’s obligation to obtain the financing necessary to fund the cash portion of the merger consideration, (vii) the obligation of Lumentum (or its subsidiaries after the merger) to indemnify Oclaro’s directors and officers following the merger, (viii) the requirement that Lumentum appoint one of Oclaro’s directors to the Lumentum Board effective immediately following the closing, (ix) the various termination rights of Oclaro and Lumentum and (x) the fees that may be payable in connection with any such termination.

At a meeting of the Oclaro Board on March 10, 2018 at which representatives of management, Jones Day and Jefferies were present, members of Oclaro management and representatives of Jones Day contributed to a presentation providing an overview to the Oclaro Board of the results of the financial, accounting and legal due diligence of Lumentum that had been conducted by and on behalf of Oclaro. Representatives of Jones Day also provided an update on the status of their regulatory analysis of a transaction with Lumentum and reviewed the antitrust related provisions of the Merger Agreement, including the regulatory efforts that Lumentum would be required to undertake to obtain the required regulatory approvals and the reverse termination fee that Lumentum would be required to pay to Oclaro if the merger was terminated due to a failure to obtain regulatory approvals, noting that Lumentum had agreed to the concept of a reverse termination fee and had proposed the amount of $50 million. Following discussion, the Oclaro Board directed management and Jones Day to seek an increase in the amount of the reverse termination fee from Lumentum. Representatives of Jones Day also provided an update on issues relating to whether gains arising from receipt of the stock portion of the merger consideration would be immediately taxable to Oclaro stockholders for U.S. federal income tax purposes, following which, the Oclaro Board directed management to attempt to ensure that the Lumentum common stock portion of the merger consideration receive deferred tax treatment, but not at the expense of obtaining the highest possible value for Oclaro stockholders. Representatives of Jefferies then reviewed Jefferies’ preliminary financial analysis of the Merger Consideration. Representatives of Jones Day also reviewed the terms and conditions of the debt commitment letter from Lumentum’s financing source.

At a meeting of the Oclaro Board on March 11, 2018 at which representatives of management, Jones Day and Jefferies were present, the Oclaro Board met to review the terms and conditions of the proposed transaction with Lumentum, including the terms and conditions of the final Merger Agreement which had been previously distributed to the Oclaro Board. At that meeting, representatives of Jones Day reviewed the fiduciary duties of the Oclaro Board in determining whether to remain as a stand-alone company or to agree to the sale of the company to Lumentum. The Oclaro Board discussed the terms of the Merger Agreement and determined that Lumentum had satisfactorily addressed each of the matters related to the Merger Agreement that were previously raised by the Oclaro Board, including an increase in the amount of the reverse breakup fee from $50 million to $80 million. Representatives of Jefferies then provided the Oclaro Board with Jefferies’ fairness opinion analysis relating to the proposed transaction. The Oclaro Board, with the advice and assistance of representatives of Jefferies, Jones Day and Oclaro’s management, then evaluated and discussed the terms of the final Merger Agreement and the transactions contemplated thereby. Following discussion by the Oclaro Board, representatives of Jefferies rendered its opinion to the Oclaro Board to the effect that, as of March 11, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the per share merger consideration consisting of 0.0636 shares of Lumentum common stock and $5.60 in cash to be received by the holders of Oclaro common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Oclaro Board discussed various factors to be taken into account in their deliberations concerning approving the Merger Agreement with Lumentum, including discussions held by Oclaro management with various parties concerning their interest in pursuing a strategic transaction with Oclaro, the offers made by Company A and Company D, the benefits and risks associated with remaining an independent company, and other factors deemed relevant by the Oclaro Board, including the factors described below in the section titled “Reasons for the Merger.” After discussion and consideration of the financial and other information presented, the Oclaro Board unanimously determined that the Merger Agreement, the performance by Oclaro of its obligations thereunder and the consummation of the transactions contemplated thereby were advisable and fair to, and in the best interests of, Oclaro and its stockholders.

Later that day, the Merger Agreement and related documents were executed and delivered by each of Oclaro and Lumentum.

On March 12, 2018, Oclaro and Lumentum issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Oclaro Board; Oclaro’s Reasons for the Merger

At its March 11, 2018 meeting held to evaluate the proposed Merger, the Oclaro Board unanimously approved the Merger Agreement and determined that the terms of the Merger are fair to and in the best interests of Oclaro’s stockholders. The Oclaro Board recommends that Oclaro’s stockholders vote:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Compensation Proposal; and

3.	“FOR” the Adjournment Proposal.

In evaluating the Merger and the Merger Agreement and arriving at its determination, the Oclaro Board consulted with Oclaro’s senior management, Oclaro’s financial advisor, Jefferies, and Oclaro’s outside legal counsel, Jones Day, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Oclaro and its stockholders. The Oclaro Board believed that, taken as a whole, the following factors supported its decision to approve the proposed Merger (which are not in any relative order of importance):

•	Merger Consideration. The value of the Merger Consideration to be received by Oclaro stockholders in relation to (1) the market prices of Oclaro common stock prior to the Oclaro Board’s approval of the Merger Agreement; (2) the Oclaro Board’s assessment, based on the directors’ and Oclaro management’s experience and knowledge of the industry and discussions with, and presentations from, representatives of Jefferies, of the value of Oclaro as an independent entity; and (3) the value that could potentially be obtained through other strategic alternatives available to Oclaro.

•	Premium to Trading Price of Oclaro Common Stock. The fact that the implied value of the Merger Consideration of $9.99 per share at the time of signing, based on the $68.98 closing price per share of Lumentum common stock on March 9, 2018, the last full trading day before the announcement that Oclaro and Lumentum had entered into the Merger Agreement, represented a significant premium over the market prices at which Oclaro common stock had previously traded during this period, including a premium of approximately:

•	27% over the closing price per share of Oclaro common stock on March 9, 2018; and

•	50% over the 30-day volume weighted average price per share of Oclaro common stock as of March 9, 2018.

•	Uncertainty of Future Common Stock Market Price. The Oclaro Board considered Oclaro’s business, assets, financial condition, results of operations, management, competitive position and prospects, as well as current and anticipated industry, international, economic, and stock and credit market conditions. The Oclaro Board also considered Oclaro’s financial plan, including the initiatives and the potential execution risks associated with such plan. In connection with these considerations, the Oclaro Board considered the attendant risk that if Oclaro remained independent, Oclaro common stock may not trade at levels equal to or greater than the value of the Merger Consideration in the near term, over an extended period of time, or at all.

•	Negotiations with Lumentum. The benefits that Oclaro and its advisors were able to obtain during its negotiations with Lumentum, including an increase in Lumentum’s offer price per share from the beginning of the process to the end of the negotiations and a significant improvement in transaction certainty. The Oclaro Board believed that the consideration reflected in the Merger Agreement was the best transaction that could be obtained by Oclaro stockholders from Lumentum at the time, and that there was no assurance that a more favorable opportunity to sell Oclaro would arise later or through any alternative transaction.

•	Significant Portion of Merger Consideration in Cash. The fact that a large portion of the Merger Consideration will be paid in cash, giving Oclaro stockholders the opportunity to immediately realize value for a significant portion of their investment and providing certainty of value. The Oclaro Board also considered the fact that Oclaro stockholders would be able to reinvest the Cash Consideration received in the Merger in Lumentum common stock if they desired to do so.

•	Fixed Stock Portion of Merger Consideration. The fact that, because the Stock Consideration is a fixed ratio with respect to shares of Lumentum common stock, Oclaro stockholders will have the opportunity to benefit from any increase in the trading price of shares of Lumentum common stock between the announcement of the Merger Agreement and the completion of the Merger and that the Cash Consideration, which makes up 56% of the Merger Consideration, will limit the impact of a decline in the trading price of Lumentum common stock on the aggregate value of the Merger Consideration.

•	Oclaro Representative Board Seat. The fact that a member of the Oclaro Board, as mutually determined, will join the Lumentum Board upon the closing of the transaction.

•	Participation in Potential Upside. The fact that, since a portion of the Merger Consideration will be paid in Lumentum common stock, Oclaro stockholders will benefit from an approximately 16% pro forma continuing equity ownership in Lumentum. As a result, Oclaro stockholders will have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Lumentum common stock following the Merger should they determine to retain the Lumentum common stock payable in the Merger, including as a result of achieving the benefits to the combined company that could result from the Merger, such as breadth, market diversification and scale.

•	Expected Cost Synergies. The expectation that the combined company will recognize anticipated annualized cost synergies following consummation of the Merger, which Oclaro stockholders will benefit from as continuing stockholders of Lumentum. The Oclaro Board also considered that there can be no assurance that any particular amount of such synergies will be achieved following completion of the Merger or the time frame within which they may be achieved.

•	Financial Analysis and Opinion of Jefferies. The financial analysis presented by Jefferies to the Oclaro Board of Directors and opinion of Jefferies to the Oclaro Board of Directors to the effect that, as of March 11, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the Merger Consideration to be received by the holders of shares of Oclaro common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Jefferies’ opinion is described in further detail below under “—Opinion of Oclaro’s Financial Advisor” beginning on page 96 of this proxy statement/prospectus.

•	Regulatory Efforts to Consummate the Merger. The obligation of Lumentum in the Merger Agreement to use reasonable best efforts to obtain such approvals, consents and clearances of governmental authorities required to consummate the Merger, and that therefore Lumentum may be required to comply with conditions or limitations imposed by governmental authorities, subject to certain exceptions.

•	Likelihood of Consummation. The likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger, the absence of a financing condition, and the efforts required to obtain regulatory approvals.

•	Terms of the Merger Agreement. The terms and conditions of the Merger Agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Merger Agreement;

•	the provisions of the Merger Agreement that allow Oclaro to engage in negotiations with, and provide information to, a third party that makes an unsolicited written bona fide proposal relating to an alternative transaction, if the Oclaro Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or would reasonably be expected to lead to a transaction that is superior to the proposed transaction with Lumentum and Oclaro complies with certain procedural requirements;

•	the provisions of the Merger Agreement that allow the Oclaro Board to change its recommendation in favor of the adoption of the Merger Agreement in response to a Superior Proposal and/or terminate the Merger Agreement in order to accept a Superior Proposal if the Oclaro Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties, subject to Oclaro’s compliance with certain procedural requirements;

•	the provisions of the Merger Agreement that allow the Oclaro Board to change its recommendation in favor of the adoption of the Merger Agreement (other than in response to the receipt of a written unsolicited bona fide proposal relating to an alternative transaction, which is subject to the preceding sub-bullet above) as a result of an intervening event, if the Oclaro Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be likely to be inconsistent with its directors’ fiduciary duties, subject to certain conditions;

•	the belief of the Oclaro Board that the termination fee provisions were not likely to unduly discourage competing third-party proposals or reduce the price of such proposals, that such provisions are customary for transactions of this size and type, and that the $63 million termination fee, representing approximately 3.5% of the equity value implied by the proposed transaction, was reasonable in the context of comparable transactions;

•	the ability of Oclaro to specifically enforce the terms of the Merger Agreement, including in the event of a failure of Lumentum to obtain financing for the Merger; and

•	the fact that, if either Oclaro or Lumentum terminated the Merger Agreement as a result of a failure to obtain regulatory approvals (subject, in certain circumstances, to the satisfaction of other closing conditions), Lumentum would be obligated to pay Oclaro an $80 million termination fee.

•	Strategic Alternatives. The Oclaro Board, with the assistance of representatives of Jefferies and Jones Day, considered the strategic, business and legal considerations relating to a potential transaction with Lumentum and the risks and benefits of a potential transaction compared to other potential strategic alternatives, including acquiring companies and disposing of non-core assets, and concluded that while each of such other potential alternatives had a variety of qualitative factors that could make it attractive or cause concerns, a potential transaction with Lumentum would likely deliver value to Oclaro stockholders that was higher than the values that could be achieved for Oclaro stockholders in other potential strategic alternatives.

•	Industry Consolidation. The expected consolidation of the optical communications industry, which will make it more difficult for Oclaro to compete as a stand-alone company longer term.

•

Absence of Competing Offers. The Oclaro Board noted that, since September 30, 2017, Oclaro (i) engaged in discussions with six parties (including Lumentum) potentially interested in acquiring Oclaro, (ii) received preliminary non-binding oral indications of interest from three of these interested parties (including Lumentum) and (iii) received only one written Acquisition Proposal, which was submitted by Lumentum at a significantly higher valuation than reflected in the indications of interest submitted by other interested parties. The Oclaro Board also believed that the benefits of soliciting interest from other potential parties were outweighed by a number of risks, including that such solicitation would further increase market speculation and the potential for leaks, and jeopardize or, at a minimum, delay the proposed transaction with Lumentum. The Oclaro Board also observed that, in the event that any third party were to seek to make a business combination or Acquisition Proposal, Oclaro retained the ability to consider unsolicited proposals after the execution of the Merger Agreement until the meeting of the Oclaro stockholders to vote on the merger proposal and to enter into an agreement with respect to a Superior Proposal under certain circumstances (concurrently with terminating the Merger Agreement and paying a $63 million termination fee to Lumentum).

•	Lumentum’s Business and Oclaro’s Due Diligence Review. The Oclaro Board considered the information provided by, and discussions with, Oclaro’s management regarding Lumentum’s business, results of operations and financial and market position, and Oclaro management’s expectations concerning Lumentum’s future prospects and opportunities for long-term growth, including opportunities that might be available to the combined company that would likely not be available to Oclaro as an independent company. The Oclaro Board also considered the results of the due diligence investigation that Oclaro’s senior management conducted with the assistance of its advisors on Lumentum.

•	Strength of the Combined Company. The projected financial strength of the combined company and its ability to fund required investments to retain leadership in the optical networking industry.

•	Complementary Products. The products and development capabilities of Oclaro and Lumentum are complementary, and should enable the combined company to offer broader product value to customers of both companies.

•	Financing Strength of Lumentum. The likelihood that Lumentum would be able to finance the Merger given Lumentum’s financial resources, financial profile, and the financing commitments that it obtained from DBNY.

•	Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of Oclaro common stock under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares (which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement), and that there was no condition in the Merger Agreement relating to the maximum number of shares of Oclaro common stock that could dissent from the Merger.

•	Stockholders’ Ability to Reject the Merger. The Oclaro Board considered the fact that the Merger is subject to approval by Oclaro stockholders, who would be free to reject the Merger.

•	Stock Consideration May Not be Taxable. The fact that the Stock Consideration may not be immediately taxable to Oclaro stockholders for U.S. federal income tax purposes.

The Oclaro Board also considered certain other uncertainties, risks and potentially negative factors in its deliberations concerning the Merger, including the following (which are not in any relative order of importance):

•	Fixed Stock Consideration. The fact that because the Stock Consideration is a fixed exchange ratio of shares of Lumentum common stock to Oclaro common stock, Oclaro stockholders could be adversely affected by a decrease in the trading price of Lumentum common stock during the pendency of the Merger, and the fact that the Merger Agreement does not provide Oclaro with a price collar, a price-based termination right or other similar protection. The Oclaro Board determined that this structure was appropriate and the risk acceptable in view of factors such as:

•	the Oclaro Board’s review of the relative intrinsic values and financial performance of Lumentum and Oclaro; and

•	the fact that a majority of the Merger Consideration will be paid in a fixed cash amount which limits the impact of a decline in the trading price of Lumentum common stock on the value of the Merger Consideration.

•	Possible Failure to Achieve Synergies. The challenges inherent in the combination of two business enterprises of the size and scope of Oclaro and Lumentum, including the risk that the potential benefits and synergies sought in the Merger will not be realized or will not be realized within the expected time period and the other risks and uncertainties that could adversely affect the combined company’s operating results.

•	Smaller Ongoing Equity Participation in the Combined Company by Oclaro Stockholders. The fact that because approximately 44% of the Merger Consideration will be in the form of Lumentum common stock, Oclaro stockholders will have a smaller ongoing equity participation in the combined company (and, as a result, a smaller opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Lumentum common stock following the merger) than they have in Oclaro. The Oclaro Board considered, however, that Oclaro stockholders would be able to reinvest the cash received in the Merger by purchasing Lumentum common stock if they desired to do so.

•	Regulatory Risk. The risk that necessary regulatory approvals may be delayed, conditioned or denied.

•	Terms of Lumentum’ Financing Commitments. The fact that the financing commitment letters obtained by Lumentum are subject to closing conditions similar to those found in the Merger Agreement, including the absence of a material adverse effect on Oclaro.

•	Risk of Non-Completion. The possibility that the Merger might not be completed, including as a result of the failure to obtain regulatory approvals or the failure of Oclaro stockholders to approve the Merger Proposal, and the effect the resulting public announcement of the termination of the Merger Agreement may have on:

•	the trading price of Oclaro common stock; and

•	Oclaro’s business and operating results, particularly in light of the costs incurred in connection with the transaction.

•	Possible Deterrence of Competing Offers. The risk that various provisions of the Merger Agreement, including the requirement that Oclaro must pay to Lumentum a termination fee of $63 million if the Merger Agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Oclaro from pursuing that opportunity.

•	Possible Disruption of the Business and Costs and Expenses. The possible disruption to Oclaro’s business that may result from the Merger, the resulting distraction of Oclaro’s management and potential attrition of Oclaro’s employees, as well as the costs and expenses associated with completing the Merger and the adverse effect of uncertainties that arise prior to completion of the Merger, including on Oclaro’s ability to attract, retain and motivate key personnel pending completion of the Merger.

•	Restrictions on Operation of Oclaro’s Business. The requirement that Oclaro conduct its business in all material respects in the ordinary course prior to completion of the Merger and subject to specified restrictions unless Lumentum provides its prior written consent (which consent may not be unreasonably withheld, delayed or conditioned), which might delay or prevent Oclaro from undertaking certain new business opportunities that might arise pending completion of the merger.

•	Merger Consideration Taxable. The fact that any gains arising from the receipt of the Cash Consideration would be immediately taxable to Oclaro stockholders for U.S. federal income tax purposes and that the Stock Consideration may be immediately taxable to Oclaro stockholders for U.S. federal income tax purposes.

•	Other Risks. The risks described under “Risk Factors” beginning on page 57 of this proxy statement/prospectus.

The Oclaro Board concluded that the potentially negative factors associated with the proposed Merger were significantly outweighed by the potential benefits that it expected the Oclaro stockholders would achieve as a result of the Merger, including the belief of the Oclaro Board that the proposed Merger would maximize the immediate value of Oclaro stockholders’ shares and minimize the risks and uncertainty affecting the future prospects of Oclaro, including the potential execution risks associated with its stand-alone financial plan. Accordingly, the Oclaro Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, Oclaro and Oclaro stockholders.

In addition, the Oclaro Board was aware of and considered the interests that Oclaro’s directors and executive officers may have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of Oclaro generally, as described under “—Interests of Oclaro’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Oclaro Board is not exhaustive, but Oclaro believes it includes all the material factors considered by the Oclaro Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Oclaro Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Oclaro Board viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. After considering this information, the Oclaro Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that Oclaro stockholders adopt the Merger Agreement.

This explanation of Oclaro’s reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Special Note Regarding Forward-Looking Statements” beginning on page 69 of this proxy statement/prospectus.

Opinion of Oclaro’s Financial Advisor

In May 2014, Oclaro retained Jefferies to act as Oclaro’s exclusive financial advisor in connection with the Oclaro Board’s consideration of certain potential strategic transactions, including a possible sale of, or other business combination involving, Oclaro. At the meeting of the Oclaro Board on March 11, 2018, Jefferies rendered its opinion to the Oclaro Board to the effect that, as of March 11, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the Merger Consideration to be received by the holders of shares of Oclaro common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Jefferies, dated as of March 11, 2018, to the Oclaro Board is attached as Annex B to this proxy statement/prospectus. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Oclaro encourages you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the Oclaro Board (in its capacity as such) and addresses only the fairness, from a financial point of view, to the holders of shares of Oclaro common stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement as of the date of the opinion. It does not address the relative merits of the Merger as compared to any alternative transaction or opportunity that might be available to Oclaro, nor does it address the underlying business decision by Oclaro to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of Oclaro common stock should vote or act with respect to the Merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated March 11, 2018 of the Merger Agreement;

•	reviewed certain publicly available financial and other information about Oclaro and Lumentum;

•	reviewed certain information furnished to Jefferies by Oclaro’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Oclaro (which we refer to in this section as the “Oclaro Forecasts”; for further information regarding such Oclaro Forecasts, see the “February Projections” as defined and described below under “Certain Unaudited Prospective Financial Information”);

•	reviewed certain information furnished to Jefferies by Lumentum’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Lumentum (the “Lumentum Forecasts” and, together with the Oclaro Forecasts, the “Forecasts”);

•	held discussions with members of senior management of Oclaro concerning the matters described in the second, third and fourth bullet above and held discussions with members of senior management of Lumentum concerning the Lumentum Forecasts;

•	reviewed the share trading price history and valuation multiples for Oclaro common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Oclaro or Lumentum or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Oclaro (with respect to information concerning Oclaro) and management of Lumentum (with respect to information concerning Lumentum) that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Oclaro or Lumentum, nor was Jefferies furnished with any such evaluations or appraisals of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the Forecasts provided to and examined by Jefferies, Jefferies noted in its opinion that projecting future results of any company is inherently subject to uncertainty. With respect to the Oclaro Forecasts, Jefferies was advised by Oclaro that such Oclaro Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Oclaro as to the future financial performance of Oclaro. With respect to the Lumentum Forecasts, Jefferies was advised by Lumentum that such Lumentum Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Lumentum as to the future financial performance of Lumentum. Jefferies expressed no opinion as to the Forecasts or the assumptions on which they were made and Jefferies assumed that the Forecasts would be realized in the amounts and at the times projected.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of, and expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting Oclaro, Lumentum or the Merger, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal, regulatory, accounting and tax advice given to the Oclaro Board, including, without limitation, with respect to changes in, or the impact of, tax laws, regulations and governmental and legislative policies on Oclaro and Lumentum and advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Oclaro and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transactions contemplated by the Merger Agreement to any holder of Oclaro common stock. Jefferies assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it. Jefferies also assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Oclaro, Lumentum or the contemplated benefits of the Merger.

Jefferies’ opinion was for the use and benefit of the Oclaro Board (in its capacity as such) in its consideration of the Merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Oclaro, nor did it address the underlying business decision by Oclaro to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of shares of Oclaro common stock should vote on the Merger or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Oclaro, other than the holders of shares of Oclaro common stock. Jefferies expressed no opinion as to what the value of the Lumentum common stock would be when issued or the price at which shares of Oclaro common stock or Lumentum common stock will trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Oclaro’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by holders of shares of Oclaro common stock. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In connection with rendering its opinion, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the Oclaro selected publicly traded companies, the Lumentum selected publicly traded companies and the selected transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to Oclaro, Lumentum or the Merger, respectively. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the conclusion expressed in Jefferies’ analyses and opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that implied reference ranges resulting from any particular analysis described below should not be taken to be Jefferies’ view of Oclaro’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Oclaro’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the range of the valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty.

The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the Merger Consideration to be received by holders of shares of Oclaro common stock pursuant to the Merger Agreement, and were provided to the Oclaro Board in connection with the delivery of Jefferies’ opinion. The consideration payable in the Merger was determined through negotiation between Oclaro and Lumentum, and the decision by Oclaro to enter into the Merger Agreement was solely that of the Oclaro Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Oclaro Board in its evaluation of the consideration and should not be viewed as determinative of the views of the Oclaro Board or Oclaro’s management with respect to the Merger or the consideration payable in the Merger.

The following is a summary of the material financial analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and presentation to the Oclaro Board at its meeting on March 11, 2018. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The following summary does not purport to be a complete description of all financial analyses performed by Jefferies and factors considered in connection with Jefferies’ opinion. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 9, 2018, and is not necessarily indicative of current or future market conditions.

Transaction Overview

For purposes of its opinion, Jefferies calculated the implied value of the Merger Consideration, as of March 11, 2018, to be approximately $9.99, which was determined by adding the cash portion of the Merger Consideration of $5.60 per share of Oclaro common stock to $4.39, the implied value of the stock portion of the Merger Consideration that was derived by multiplying the closing price of $68.975 per share of Lumentum common stock as reported by NASDAQ on March 9, 2018, the last full trading day prior to the announcement of the Merger, by the exchange ratio of 0.0636 of a share of Lumentum common stock per each share of Oclaro common stock.

Jefferies also noted, for reference purposes only, that the implied Merger Consideration, as of March 11, 2018, of $9.99 represented an implied premium of approximately:

•	27% over the closing price per share of Oclaro common stock on March 9, 2018, the full last trading day prior to the announcement of the Merger;

•	30% over the volume weighted average price, or VWAP, per share of Oclaro common stock during the 5-trading day period immediately preceding March 9, 2018;

•	35% over the VWAP per share of Oclaro common stock during the 10-trading day period immediately preceding March 9, 2018;

•	41% over the VWAP per share of Oclaro common stock during the 20-trading day period immediately preceding March 9, 2018;

•	50% over the VWAP per share of Oclaro common stock during the 30-trading day period immediately preceding March 9, 2018;

•	(5)% over the 52-week high closing price per share of Oclaro common stock of $10.48 on June 6, 2017; and

•	77% over the 52-week low closing price per share of Oclaro common stock of $5.65 on February 5, 2018.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value as of June 30, 2018 of Oclaro’s unlevered free cash flows through the fiscal year ending 2022 using the February Projections provided by Oclaro’s management. The terminal value of Oclaro was then calculated by using perpetuity growth rates of Oclaro’s estimated free cash flow in fiscal year 2022, as provided by Oclaro’s management, ranging from 4.0% to 6.0%, which range was selected by Jefferies in its professional judgment. The present values of the free cash flows and the terminal value of Oclaro were then calculated using discount rates ranging from 11.0% to 13.0%, which were based on the estimated weighted average cost of capital for Oclaro. Jefferies determined implied enterprise values for Oclaro, then added projected cash and cash equivalents and subtracted projected total debt each as of June 30, 2018 and as provided by Oclaro’s management, to determine implied equity values per share of Oclaro common stock. This analysis indicated an implied equity reference range per share of Oclaro common stock of $7.55 to $11.79, compared to the implied Merger Consideration as of March 11, 2018, of $9.99.

Selected Publicly Traded Companies Analysis

Jefferies reviewed publicly available financial and stock market information of the following six selected publicly traded optical components and subsystems segment companies that Jefferies in its professional judgment considered generally relevant to Oclaro for purposes of its financial analyses, which we refer to as the “Oclaro selected publicly traded companies”, and compared such information with similar financial data of Oclaro provided by Oclaro’s management to Jefferies:

•	Acacia Communications, Inc.,

•	Applied Optoelectronics, Inc.,

•	EMCORE Corporation,

•	Finisar Corporation,

•	Lumentum, and

•	NeoPhotonics Corporation

In its analysis, Jefferies derived multiples for each of the Oclaro selected publicly traded companies, including Lumentum, by reviewing the trading price per share of each of the Oclaro selected publicly traded companies as of March 9, 2018 (the last full trading day prior to announcement of the Merger) as a multiple of estimated adjusted earnings per share, for calendar year 2018, which is referred to below as “CY 2018E Adjusted EPS,” and for calendar year 2019, which is referred to below as “CY 2019E Adjusted EPS”. Estimated financial information of the Oclaro selected publicly traded companies was based on publicly available consensus median research analysts’ estimates, other than Lumentum’s fully diluted share count, which was provided to Jefferies by Lumentum’s management.

This analysis indicated the following:

Oclaro Selected Publicly Traded Companies Multiples

Benchmark	High	Low	Median
CY 2018E Adjusted EPS (1)	24x	13x	17x
CY 2019E Adjusted EPS (2)(3)	25x	9x	14x

(1)	The multiples for the following companies were excluded from the high, low and median statistics because they were greater than 30.0x or below zero and were considered not meaningful: Acacia Communications, Inc., EMCORE Corporation and NeoPhotonics Corporation.
(2)	The multiples for the following company was excluded from the high, low and median statistics because they were greater than 30.0x and were considered not meaningful: NeoPhotonics Corporation.
(3)	The multiple for the following company was excluded from the high, low and median statistics because it was not available: EMCORE Corporation.

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgment, and Oclaro’s estimated adjusted earnings per share, for calendar year 2018 and 2019, as provided by Oclaro’s management as part of the February Projections, to determine implied equity reference ranges per share of Oclaro common stock, as compared, in each case, to the implied Merger Consideration, as of March 11, 2018, of $9.99.

Benchmark	Multiple Range	Implied Equity Reference Range Per Share of Oclaro Common Stock
CY 2018E Adjusted EPS	15.0x – 17.0x	$6.80 – $7.71
CY 2019E Adjusted EPS	13.0x – 15.0x	$8.40 – $9.70

None of the Oclaro selected publicly traded companies are identical to Oclaro. In evaluating the Oclaro selected publicly traded companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Oclaro’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using the Oclaro selected publicly traded companies’ data.

Selected Transactions Analysis

Jefferies reviewed, among other things, financial data relating to 11 selected transactions in the optical components industry announced since October 2010 having implied transaction values greater than $50 million and listed below that Jefferies in its professional judgment considered generally relevant to Oclaro for the purposes of its financial analyses, which we refer to as the “selected transactions”.

Month and Year Announced	Acquiror	Target
January 2017	Consortium led by Redview Capital and Asia-IO	Source Photonics
April 2016	Corning Incorporated	Alliance Fiber Optic Products, Inc.
May 2015	Ciena Corporation	Cyan, Inc.
April 2015	Infinera Corporation	Transmode AB
November 2014	Koch Optics, Inc.	Oplink Communications, Inc.
October 2013	Pace plc	Aurora Networks, Inc.
October 2013	II-VI Incorporated	Oclaro’s amplifier business
September 2013	II-VI Incorporated	Oclaro’s semiconductor laser business

Month and Year Announced	Acquiror	Target
April 2013	Avago Technologies Limited	CyOptics, Inc.
March 2012	Oclaro	Opnext, Inc.
October 2010	Francisco Partners	Source Photonics

In its analysis, Jefferies derived multiples for each of the selected transactions, calculated as the transaction value divided by each target company’s last twelve months, or LTM, revenue prior to announcement, which is referred to below as “Transaction Value/LTM Revenue”.

This analysis indicated the following:

Selected Transactions Multiples

Benchmark	High	Low	Median
Transaction Value/LTM Revenue	3.9x	0.4x	1.5x

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgment, and Oclaro’s estimated revenue for fiscal year 2018, provided by Oclaro’s management as part of the February Projections, Jefferies determined implied enterprise values for Oclaro, then added projected cash and cash equivalents and subtracted projected total debt as of June 30, 2018 provided by Oclaro’s management as part of the February Projections and dividing by the fully diluted shares of Oclaro common stock provided by Oclaro’s management to determine an implied equity reference range per share of Oclaro common stock set forth below, as compared to the implied Merger Consideration, as of March 11, 2018, of $9.99.

Benchmark	Multiple Range	Implied Equity Reference Range Per Share of Oclaro Common Stock
Transaction Value/LTM Revenue	1.5x – 2.0x	$6.24 – $7.79

No transaction selected by Jefferies for its analysis is identical to the Merger. In evaluating the Merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Oclaro’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of analyzing transaction data.

Other Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but were noted for references purposes only, including the following:

Oclaro

Using publicly available information, Jefferies reviewed the premia offered in 86 technology industry mergers and acquisitions transactions that were announced between January 1, 2008 and March 9, 2018 and having a transaction value of between $1 billion and $3 billion. For each of these transactions, Jefferies calculated the premium represented by the offer price or merger consideration over the target company’s closing price one trading day and one trading month (20 trading days) prior to the transaction’s announcement. The review indicated the following premia for those time periods prior to announcement:

Time Period Prior to Announcement	25th Percentile	75th Percentile
One-Day Premium	14%	41%
One-Month Premium	21%	48%

Applying a reference range of the 25th and the 75th percentile for each of the time periods described above to Oclaro’s stock price of $7.75 on March 8, 2018, one trading day before the last full trading day prior to announcement of the Merger and Oclaro’s stock price of $6.71 on February 9, 2018, one trading month prior to announcement of the Merger, Jefferies derived implied equity reference ranges per share of Oclaro common stock of $8.84 to $10.93 with respect to the one trading day premium prior to announcement of the Merger, and $8.12 to $9.93 with respect to the one trading month premium prior to announcement of the Merger, in each case, as compared to the implied Merger Consideration, as of March 11, 2018, of $9.99.

Jefferies also reviewed 14 recently published, publicly available research analysts’ reports for Oclaro. These research analysts’ reports set a median 12-month undiscounted price target of $8.00 per share of Oclaro common stock, with a high of $10.00 per share and a low of $5.00 per share, as compared to the implied Merger Consideration, as of March 11, 2018, of $9.99.

Lumentum

In order to assist the Oclaro Board in evaluating certain market perspectives on Lumentum on a standalone basis, Jefferies derived multiples for each the following six selected publicly traded optical components and subsystems segment companies that Jefferies in its professional judgment considered generally relevant to Lumentum for comparative purposes, which we refer to as the “Lumentum selected publicly traded companies”:

•	Acacia Communications, Inc.,

•	Applied Optoelectronics, Inc.,

•	EMCORE Corporation,

•	Finisar Corporation,

•	NeoPhotonics Corporation, and

•	Oclaro

Jefferies reviewed the trading price per share for each of the Lumentum selected publicly trading companies as of March 9, 2018 (the last full trading day prior to announcement of the Merger) as a multiple of estimated CY 2018E Adjusted EPS and CY 2019E Adjusted EPS. Estimated financial information of the Lumentum selected publicly traded companies, including Oclaro, was based on publicly available consensus median research analysts’ estimates, other than Oclaro’s fully diluted share count, which was provided to Jefferies by Oclaro’s management.

The approximate low to high CY 2018E Adjusted EPS multiples observed for the Lumentum selected publicly traded companies (excluding the multiples for Acacia Communications, Inc., EMCORE Corporation and NeoPhotonics Corporation because they were greater than 30.0x or below zero and were considered not meaningful) were 13x to 24x (with a median of 19x), and the approximate low to high CY 2019E Adjusted EPS multiples observed for the Lumentum selected publicly traded companies (excluding the multiple for EMCORE Corporation because it was not available and excluding the multiple for NeoPhotonics Corporation because it was greater than 30.0x and considered not meaningful) were 9x to 25x (with a median of 14x), respectively. The approximate CY 2018E Adjusted EPS and CY 2019E Adjusted EPS multiples for Lumentum based on publicly available consensus median research analysts’ estimates were 17x and 14x, respectively, and the CY 2018E Adjusted EPS multiple based on the Lumentum Forecasts provided by Lumentum management was 16x. The Lumentum Forecasts did not include Lumentum’s estimated adjusted EPS for calendar year 2019. None of the Lumentum selected publicly traded companies are identical to Lumentum.

Jefferies also observed the closing price per share of Lumentum common stock on March 9, 2018 (the full last trading day prior to the announcement of the Merger) and the VWAP during the 30-trading day, 60-trading day, 90-trading day, 180-trading day and last twelve months immediately preceding March 9, 2018, which indicated approximate VWAPs for Lumentum common stock over such periods of $51.59 per share to $55.39 per share of Lumentum common stock, as compared to the closing price per share of Lumentum common stock on March 9, 2018 of $68.975.

Jefferies also reviewed 16 recently published, publicly available research analysts’ reports for Lumentum. These research analysts’ reports set a median 12-month undiscounted price target of $75.50 per share of Lumentum common stock, with a high of $101.00 per share and a low of $55.00 per share, as compared to the closing price per share of Lumentum common stock on March 9, 2018 of $68.975.

General

Jefferies’ opinion was one of many factors taken into consideration by the Oclaro Board in making its determination to approve the Merger and should not be considered determinative of the views of the Oclaro Board or Oclaro management with respect to the Merger Agreement, the Merger or the Merger Consideration.

Jefferies was selected by Oclaro based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

On May 22, 2014, Oclaro entered into an engagement letter with Jefferies to act as Oclaro’s exclusive financial advisor to provide Oclaro with financial advice and assistance in connection with the possible sale, disposition or other business transaction involving all or a material portion of its equity or assets and the possible acquisition of all or a material portion of one or more third parties, and to render an opinion to the Oclaro Board as to the fairness, from a financial point of view, to the holders of Oclaro common stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. In connection with the Merger, Oclaro has agreed to pay Jefferies a transaction fee, based upon a percentage of the transaction value implied by the Merger Consideration, in the amount of approximately $30.1 million, of which $1 million was payable upon delivery of its opinion (regardless of the conclusion reached therein) and is creditable against the transaction fee, and the remainder of which is payable contingent upon the consummation of the Merger. Oclaro has also agreed to reimburse Jefferies for certain of its reasonable expenses incurred and to indemnify Jefferies against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement. In the past, Jefferies has provided financing services to Oclaro and may continue to do so and has received, and may receive, fees for the rendering of such services. Specifically, during the two years prior to the date of its opinion, Jefferies received fees from Oclaro for financing services in the amount of approximately $6.3 million. During the two years prior to the date of its opinion, Jefferies did not receive any fees from Lumentum for financing or financial advisory services. In addition, Jefferies maintains a market in the securities of Oclaro and, in the ordinary course of its business, Jefferies and its affiliates may trade or hold securities of Oclaro or Lumentum and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to Oclaro, Lumentum or entities that are affiliated with Oclaro or Lumentum, for which Jefferies would expect to receive compensation.

Certain Unaudited Prospective Financial Information

Oclaro does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results, other than Oclaro’s quarterly guidance, due to the inherent difficulty of accurately predicting financial performance for future periods and the possibility that the underlying assumptions and estimates may prove incorrect. However, in normal course for internal purposes and in connection with the process leading to the Merger Agreement, Oclaro prepared certain projections and estimates of future financial and operating performance for Oclaro for its fiscal years 2018 through 2022.

Oclaro management prepared non-public financial projections and operating data for Oclaro as a stand-alone company, without giving effect to the Merger, in December 2017 (which we refer to as the “December Projections”), in January 2018 (which we refer to as the “January Projections”) and in February 2018 (which we refer to as the “February Projections,” the December Projections, the January Projections and the February Projections are together referred to as the “Oclaro Projections”). The January Projections reflected downward adjustments to the December Projections to reflect Oclaro’s actual financial results for the quarter ended December 30, 2018, and also reflected Oclaro management’s revised view of Oclaro’s financial prospects as of the date such projections were prepared. The February Projections reflected adjustments to the January Projections to reflect Oclaro’s actual financial results for January 2018 and Oclaro management’s revised view of Oclaro’s financial prospects as of the date such projections were prepared. Oclaro’s management also expanded the January Projections to include fiscal year 2022 for the purposes of Jefferies’ preparation of its opinion.

The December Projections assumed that Oclaro’s business would achieve revenue growth over the forecast period, supporting a compound annual growth rate (“CAGR”) of 28.7% from 2018 to 2020 for overall Oclaro revenue, a CAGR of 49.4% for Adjusted EBITDA, and a CAGR of 51.4% for non-GAAP net income (all as defined below). The January Projections assumed that Oclaro’s business would achieve revenue growth over the forecast period, supporting a CAGR of 12.5% from 2018 to 2021 for overall Oclaro revenue, a CAGR of 19.4% for Adjusted EBITDA, a CAGR of 18.9% for non-GAAP net income and a CAGR of 17.0% for Adjusted EPS (as defined below). The December Projections and January Projections were provided to the Oclaro Board and to Jefferies. In connection with the evaluation of a possible transaction with Lumentum, Oclaro provided Lumentum with the December Projections and the January Projections.

The February Projections assumed that Oclaro’s business would achieve revenue growth over the forecast period, supporting a CAGR of 10.9% from 2018 to 2022 for overall Oclaro revenue, a CAGR of 16.2% for Adjusted EBITDA, a CAGR of 10.6% for non-GAAP net income and a CAGR of 9.3% for Adjusted EPS. The February Projections were provided to the Oclaro Board and to Jefferies, and were not provided to Lumentum.

The financial information set forth below is included solely to give Oclaro stockholders access to relevant portions of such financial projections and is not included in this proxy statement/prospectus to influence any Oclaro stockholder to vote in favor of the merger or for any other purpose, including whether or not to seek appraisal rights with respect to a stockholder’s shares of Oclaro common stock.

The Oclaro Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Oclaro management, were prepared on a reasonable basis, reflecting the best currently available estimates and judgments at the time of their preparation. This information represents estimates of future performance and not historical facts, and should not be relied upon as being necessarily indicative of future results, and Oclaro stockholders are cautioned not to place undue reliance on the prospective financial information.

Neither Oclaro’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this proxy statement/prospectus relate to the historical financial information of Oclaro and Lumentum, respectively. Such reports do not extend to the Oclaro Projections and should not be read to do so. The Oclaro Projections include non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. The Oclaro Projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger.

The Oclaro Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Oclaro’s management’s control. Important factors that may affect actual results and result in such forecasts not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the inability to complete the merger due to the failure to obtain stockholder approval of the merger or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, and risks and uncertainties pertaining to Oclaro’s business, including the risks and uncertainties detailed in its public periodic filings with the SEC. In addition, the Oclaro Projections may be affected by Oclaro’s ability to achieve strategic goals, objectives and targets over the applicable period. The assumptions upon which the Oclaro Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which we operate, and the risk and uncertainties described under the section titled “Special Note Regarding Forward-Looking Statements” beginning on page 69 of this proxy statement/prospectus, all of which are difficult or impossible to predict accurately and many of which are beyond Oclaro’s control and, upon consummation of the merger, will be beyond the control of Lumentum and the surviving corporation. The Oclaro Projections also reflect assumptions as to certain business decisions that are subject to change.

The Oclaro Projections were developed by Oclaro management on a standalone basis without giving effect to the transactions contemplated by the merger agreement, and therefore the Oclaro Projections do not give effect to the merger and the other transactions contemplated by the merger agreement or any changes to Oclaro’s operations or strategy that may be implemented after the consummation of the merger, including any costs incurred in connection with the merger and the other transactions contemplated by the merger agreement. Furthermore, the Oclaro Projections do not take into account the effect of any failure of the transactions contemplated by the merger agreement to be completed and should not be viewed as accurate or continuing in that context.

Accordingly, there can be no assurance that the Oclaro Projections will be realized, and actual results may vary materially from those shown in the below financial information. The inclusion of the Oclaro Projections in this proxy statement/prospectus should not be regarded as an indication that any of Oclaro, Jefferies, Lumentum, Merger Sub or Merger Sub LLC or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the Oclaro Projections necessarily predictive of actual future events, and the Oclaro Projections should not be relied upon as such. None of Oclaro, Jefferies, Lumentum, Merger Sub or Merger Sub LLC or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Oclaro Projections, and Oclaro undertakes no obligation to update or otherwise revise or reconcile the Oclaro Projections to reflect circumstances existing after the date such Oclaro Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Oclaro Projections are shown to be in error. For example, the Oclaro Projections do not take into account Oclaro’s expected loss of revenue from ZTE as a result of the Denial Order, which will have a negative impact on Oclaro’s revenues for the fiscal year ending June 30, 2018, and is anticipated to have a negative impact on Oclaro’s revenues in future periods during which the Denial Order remains in effect. None of Oclaro, or, to the knowledge of Oclaro, Lumentum, Merger Sub or Merger Sub LLC, intends to make publicly available any update or other revisions to the Oclaro Projections. None of Oclaro or its respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Oclaro compared to the information contained in the Oclaro Projections or that forecasted results will be achieved. Oclaro has made no representation to Lumentum, Merger Sub or Merger Sub LLC, in the merger agreement or otherwise, concerning the Oclaro Projections.

The Oclaro Projections include certain non-GAAP financial measures, including non-GAAP operating income, adjusted EBITDA, free cash flow and adjusted earnings per share (in each case, as defined below). Certain of the Oclaro Projections set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Oclaro may not be comparable to similarly titled amounts used by other companies.

In light of the foregoing factors and the uncertainties inherent in the Oclaro Projections, Oclaro stockholders are cautioned not to place undue, if any, reliance on the Oclaro Projections.

December Projections

(Dollars in millions, except for per share amounts)

	2017A	2018E	2019E	2020E
Revenue	$601	$555	$657	$919
Gross Margin	$237	$206	$255	$360
Non-GAAP Operating Income (1)	$131	$88	$131	$210
Adjusted EBITDA (2)	$152	$119	$177	$266
Free Cash Flow (3)	$79	$53	$132	$214

January Projections

(Dollars in millions, except for per share amounts)

	2017A	2018E	2019E	2020E	2021E
Revenue	$601	$551	$580	$709	$784
Gross Margin	$237	$212	$232	$280	$304
Non-GAAP Operating Income (1)	$131	$94	$109	$145	$159
Adjusted EBITDA (2)	$152	$125	$149	$193	$212
Free Cash Flow (3)	$79	$66	$111	$148	$168
Adjusted EPS (4)	$0.79	$0.55	$0.61	$0.79	$0.88

February Projections

(Dollars in millions, except for per share amounts)

	2017A	2018E	2019E	2020E	2021E	2022E
Revenue	$601	$551	$580	$709	$784	$835
Gross Margin	$237	$212	$232	$279	$304	$323
Non-GAAP Operating Income (1)	$131	$94	$109	$144	$159	$173
Adjusted EBITDA (2)	$152	$125	$149	$192	$212	$227
Free Cash Flow (3)	$79	$66	$111	$147	$168	$179
Unlevered Free Cash Flow (5)	$—	$32	$53	$80	$78	$104
Adjusted EPS (6)	$0.79	$0.54	$0.53	$0.69	$0.75	$0.78

(1)	Non-GAAP Operating Income is a non-GAAP financial measure calculated by starting with Gross Margin (as shown in the table above) and deducting total operating expense.
(2)	Adjusted EBITDA is a non-GAAP financial measure calculated by starting with non-GAAP Operating Income (as shown in the table above) and adding back share based compensation, fixed asset disposal and restructuring / M&A charges.
(3)	Free cash flow is a non-GAAP financial measure calculated by starting with non-GAAP Adjusted EBITDA (as shown in the table above) and deducting capital expenditures.

(4)	Adjusted EPS is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income (as shown in the table above) and adding interest income, interest expense and the provision of tax, then dividing that sum by the forecasted diluted share count. The January Projections assume provision of taxes based on non-GAAP tax rates for fiscal years 2018 to 2021 of 2%, 5%, 5% and 3%, respectively. The December Projections did not include Adjusted EPS.
(5)	Unlevered free cash flow is a non-GAAP financial measure calculated by starting with net operating profit after taxes, adding depreciation and amortization, and subtracting capital expenditures and changes in net working capital, through the fiscal year ending 2022. Unlevered free cash flow was calculated by Jefferies using the February Projections and was not calculated for the December Projections or the January Projections, either by Jefferies or Oclaro.
(6)	Adjusted EPS is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income (as shown in the table above) and adding interest income, interest expense and the provision of tax, then dividing that sum by the forecasted diluted share count. The February Projections assume provision of taxes based on non-GAAP tax rates for fiscal years 2018 of 3%, 2019 to 2021 of 17% and 2022 of 21%.

Interests of Oclaro’s Directors and Executive Officers in the Merger

When considering the recommendation of the Oclaro Board with respect to the Merger, you should be aware that Oclaro’s executive officers and directors may have interests in the Merger that are different from, or in addition to, those of Oclaro’s stockholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The Oclaro Board was aware of these interests during its deliberations on the merits of the Merger and in deciding to recommend that Oclaro stockholders vote to adopt the Merger Agreement.

Set forth below are the descriptions of the directors’ and executive officers’ interests including, but are not limited to, the treatment in the Merger of Oclaro’s equity awards, severance plans and other rights that may be held by Oclaro’s directors and executive officers, and the indemnification of current and former Oclaro directors and officers by the surviving company. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only, and they do not necessarily reflect the dates on which certain events will occur.

Treatment of Oclaro Equity Awards in the Merger

The equity compensation held by Oclaro’s executive officers will generally be treated in the Merger in the same manner as similar awards held by other employees of Oclaro. See the section titled “The Merger Agreement—Treatment of Oclaro Options and Other Equity-Based Awards” beginning on page 125 of this proxy statement/prospectus. In connection with the Merger, and in order to clarify how the performance goals for Oclaro performance stock units (“PSUs”) granted in 2017 (which would be impacted by the integration of Oclaro’s operations with those of Lumentum) would be measured at the effective time of the Merger for purposes of determining pay-out levels and to incentivize Oclaro’s executive officers to remain with Oclaro through the consummation of the Merger, the compensation committee of the Oclaro Board determined that such Oclaro PSUs will be converted, contingent upon the occurrence of the Effective Time, into time-based awards vesting through August 2020, with the underlying performance milestones deemed achieved based on the maximum level of achievement (150% of target). All outstanding Oclaro restricted stock awards held by non-employee directors of Oclaro will vest in full on the Effective Time in accordance with their terms and conditions.

The following table provides a summary of the Oclaro restricted stock awards, restricted stock unit awards (“RSUs”), PSUs and stock options held by Oclaro’s directors and executive officers as of May 1, 2018, which is the assumed date of the closing of the Merger for the purposes of this table. The following table also assumes that no Oclaro directors or executive officers will be granted additional equity awards after May 1, 2018, the latest practicable date before the filing of this proxy statement/prospectus. In accordance with applicable SEC rules, the dollar values below are based on a per share price of Oclaro common stock of $10.01, which is the average closing price of Oclaro common stock on NASDAQ over the first five business days following the first public announcement of the merger on March 12, 2018, rounded up to the nearest whole cent.

Name	Oclaro Stock Options (#)(1)	Oclaro RSUs (#)	Oclaro PSUs (#)(2)	Oclaro Restricted Stock Awards (#)(3)	Total Consideration in respect of Equity Awards ($)
Greg Dougherty	31,560	331,326	432,150	—	$7,807,707
Pete Mangan	15,000	161,235	206,235	—	$3,790,275
Yves LeMaitre	23,200	151,235	191,235	—	$3,434,785
David Teichmann	85,000	120,298	148,735	—	$3,347,570
Adam Carter	100,000	107,905	115,405	—	$3,067,333
Craig Cocchi	—	130,000	120,000	—	$2,502,500
Walter Jankovic	—	160,000	—	—	$1,601,600
Thomas Gordon Beck Mason	—	109,575	99,575	—	$2,093,592
Lisa Paul	60,000	94,155	102,905	—	$2,455,571
Marissa Peterson	17,046	—	—	18,762	$296,385
Edward Collins	35,779	—	—	18,762	$369,358
Kendall Cowan	—	—	—	18,762	$187,808
Denise Haylor	—	—	—	13,346	$133,593
Ian Small	—	—	—	42,153	$421,952
William L. Smith	—	—	—	18,762	$187,808
Joel A. Smith III	31,560	—	—	18,762	$353,120

(1)	All stock options are fully vested with the exception of (a) 521 unvested stock options held by David Teichmann, (b) 8,334 unvested stock options held by Adam Carter and (c) 10,000 unvested stock options held by Lisa Paul.
(2)	In connection with the Merger, the Oclaro Board determined that the Oclaro PSUs granted to Oclaro’s executive officers in August 2017 will be converted, contingent upon the occurrence of the Effective Time, into time-based awards vesting through August 2020, with the underlying performance milestones deemed achieved based on the maximum level of achievement (150% of target). The amounts in this column reflect the number of PSUs at 150% of target.
(3)	All outstanding Oclaro restricted stock awards held by non-employee directors of Oclaro will vest in full on the Effective Time in accordance with their terms and conditions.

Employment Agreement with Mr. Greg Dougherty

Oclaro’s employment agreement with Mr. Greg Dougherty provides that if Oclaro terminates his employment without “cause” (and other than for death or disability) or if he resigns his employment with “good reason” (a “Qualifying Termination”), then he will be eligible to receive the following payments and benefits:

•	A cash payment equal to the sum of twice his annual base salary and twice his target annual cash incentive award opportunity;

•	Accelerated vesting of all outstanding and unvested or unearned restricted stock and/or restricted stock unit awards which vest based on his continued employment; and

•	A monthly payment in the amount of $6,000 for 24 months in lieu of continuing other benefits, such as health and welfare benefits.

In addition, if Mr. Dougherty’s employment is terminated as the result of a Qualifying Termination on or within twelve months following a change in control of Oclaro (which includes the merger), then the payments and benefits to which he would be eligible would include, in addition to those set forth above for a Qualifying Termination, accelerated vesting of all outstanding and unvested or unearned restricted stock and/or restricted stock unit awards, whether or not vesting is based on his continued employment.

To receive the severance benefits under his employment agreement with Oclaro, Mr. Dougherty must sign, and allow to become effective within 30 days after the Qualifying Termination, Oclaro’s standard form of release of claims.

Executive Severance and Retention Agreements

Each of Oclaro’s executive officers other than Mr. Dougherty is a party to an Executive Severance and Retention Agreement (the “Retention Agreement”). The Retention Agreement provides that if an executive officer dies or his or her employment with Oclaro is terminated without “cause” (and not due to disability), in either case more than 30 days prior to a “change in control” of Oclaro (which includes the merger), the executive officer will be eligible to receive a lump sum cash payment, in addition to accrued benefits, comprised of the following amounts:

•	an amount (the “Pro Rata Bonus”) equal to the product of (i) the average of the executive officer’s bonuses earned during the last three full fiscal years (or such lesser number of years in which the executive earned a bonus), divided by 2, and (ii) a fraction, the numerator of which is the number of days before the “separation from service” (as defined under Treasury Regulations Section 1.409A-1(h)) in the current bonus period applicable to the current bonus, and the denominator of which is the total number of days in the current bonus period applicable to the current bonus; and

•	an amount equal to the result obtained by multiplying the executive officer’s “reference salary” by a fraction, the numerator of which is eight months plus one additional month of base salary for each whole year of the executive officer’s employment (up to a maximum of 18 months) and the denominator of which is 12.

However, if the employment of an executive officer is terminated without “cause” (and not due to disability), upon his or her death, or the executive officer resigns for “good reason” on or within 12 months following, or within 30 days before, a “change in control” of Oclaro (which includes the Merger), and only if such termination constitutes a separation from service, the executive officer will be eligible to receive a lump sum cash payment, in addition to accrued benefits, comprised of the following amounts:

•	an amount equal to 1.5 times the executive officer’s “reference salary” then in effect;

•	an amount equal to the average of the executive officer’s bonuses earned during the last 3 full fiscal years (or such lesser number of years in which the executive earned a bonus); and

•	an amount equal to $72,000 which the executive officer may, but is not required to, use to continue his or her existing group health coverage (medical, dental, and vision) then in effect.

In addition to the above payment, the executive officer will also receive full acceleration of his or her outstanding equity awards and will have until the earliest of (i) the first anniversary of the separation from service, (ii) the expiration of the original term of the option or (iii) on the first date on which a change in control occurs if options are not assumed or replaced by the successor entity, in order to exercise any outstanding stock option accelerated in accordance with such provisions.

To receive any payments or benefits under the Retention Agreement, the executive officer must sign, and allow to become effective not later than the 55th day after the executive officer’s separation from service, a separation agreement and release in a form reasonably acceptable to Oclaro that contains, among other standard provisions, the form of release of claims in substantially the form attached to the Retention Agreement. In addition, the executive officer must also continue to comply with his or her continuing obligations to Oclaro under applicable law and his or her confidential information and inventions assignment agreement. Payments will be made in a single lump sum on or before the 55th day after the executive officer’s separation from service.

See the section titled “—Quantification of Potential Payments and Benefits to Oclaro’s Named Executive Officers in Connection with the Merger” below for an estimate of the value of the payments and benefits due to Oclaro’s named executive officers upon a qualifying termination at or following the Effective Time. None of Oclaro’s executive officers are entitled to any gross-up payments in respect of any excise taxes imposed on “excess parachute payments” under Sections 280G and 4999 of the Code.

Compensation and Benefit Arrangements Following the Effective Time

The Merger Agreement provides that Lumentum will, or will cause the surviving company to, provide each employee of Oclaro or its subsidiaries who continues to be employed by Lumentum or the surviving company or any of their respective subsidiaries following the effective time (referred to as continuing employees) with certain compensation and benefits during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, as described below in the section titled “The Merger Agreement—Employee Matters” beginning on page 141.

Quantification of Potential Payments and Benefits to Oclaro’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Oclaro that is based on, or otherwise relates to, the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “—Interests of Oclaro’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger, including certain compensation actions that Oclaro is permitted to take as described below in the section titled “The Merger Agreement—Restrictions on Oclaro’s Business Pending the Closing”. As a result, the amount, if any, that a named executive officer actually receives in the Merger may materially differ from the amounts set forth in the table. For purposes of calculating the amounts set forth in the table, the following assumptions were used:

•	A per share price of Oclaro common stock of $10.01, which is the average closing price of Oclaro common stock on NASDAQ over the first five business days following the first public announcement of the merger on March 12, 2018, rounded up to the nearest whole cent;

•	The effective time of the Merger is May 1, 2018, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section;

•	Each of the named executive officers was either involuntarily terminated without “cause” or the named executive officer resigned for “good reason” (as such terms are defined in the relevant employment agreement or change in control severance agreement), entitling each such named executive officer to the cash severance payments, employee benefits and accelerated equity vesting described above under “—Interests of Oclaro’s Directors and Executive Officers in the Merger”, in either case, on or immediately following the assumed effective time of May 1, 2018; and

•	Quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each named executive officer as of May 1, 2018, the latest practicable date before the filing of this proxy statement/prospectus, and the assumption that no additional equity awards are granted to the named executive officers after such date.

Golden Parachute Compensation

Name (1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($) (4)	Total ($)
Greg Dougherty	2,400,000	7,642,395	144,000	10,186,395
Pete Mangan	757,750	3,678,374	72,000	4,508,124
Yves LeMaitre	757,750	3,428,124	72,000	4,257,874
David Teichmann	706,380	2,697,308	72,000	3,475,688
Adam Carter	646,904	2,304,672	72,000	3,023,576

(1)	Jim Haynes, who was a named executive officer for fiscal year 2017, retired on March 31, 2018, at which time his then-outstanding equity awards were forfeited. He received no change in control benefits in connection with his retirement.
(2)	The estimated amounts listed in this column represent the “double-trigger” cash severance payments that Oclaro’s named executive officers would be entitled to receive in connection with a qualifying termination of employment, assuming such termination occurred at or immediately following the Effective Time. For additional information regarding these amounts, see the section titled “—Interests of Oclaro’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus.

Name	Base Salary Severance ($)	Non-Equity Incentive Compensation Severance ($)	Total ($)
Greg Dougherty	1,200,000	1,200,000	2,400,000
Pete Mangan	525,000	232,750	757,750
Yves LeMaitre	525,000	232,750	757,750
David Teichmann	495,000	211,380	706,380
Adam Carter	450,000	196,904	646,904

(3)	The estimated amounts listed in this column represent the estimated aggregate value that Oclaro’s named executive officers would be entitled to receive in connection with the “double trigger” acceleration of their outstanding and unvested equity awards, assuming such named executive officers incurred a qualifying termination of employment at or immediately following the Effective Time, as set forth in more detail below. For additional information regarding the named executive officers’ rights to accelerated vesting of outstanding equity awards, see the section titled “—Interests of Oclaro’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus.

Name	Aggregate Value of Unvested Oclaro Options ($)	Aggregate Value of Unvested Oclaro RSUs ($)	Aggregate Value of Unvested Oclaro PSUs ($)	Total ($)
Greg Dougherty	—	3,316,573	4,325,822	7,642,395
Pete Mangan	—	1,613,962	2,064,412	3,678,374
Yves LeMaitre	—	1,513,862	1,914,262	3,428,124
David Teichmann	4,288	1,204,183	1,488,837	2,697,308
Adam Carter	69,339	1,080,129	1,155,204	2,304,672

(4)	The estimated amounts listed in this column represent “double trigger” lump sum cash payments that may but are not required to be used for continuing other benefits, such as health and welfare benefits, and that Oclaro’s named executive officers would be entitled to receive in connection with a qualifying termination of employment, assuming such termination occurred at or immediately following the Effective Time. For additional information regarding these amounts, see the section titled “—Interests of Oclaro’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus.

Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of certain indemnified parties, including the directors and executive officers of Oclaro, will survive the Merger and continue in full force and effect in accordance with their terms, as set forth in the Oclaro organizational documents or any indemnification agreements in existence at the time of execution of the Merger Agreement, for six years following the effective time.

The Merger Agreement requires Lumentum to cause the surviving company to maintain, for a period of six years after the Effective Time, Oclaro’s existing directors’ and officers’ liability insurance policy, or substantially comparable insurance on terms with respect to coverage and amounts no less favorable to the insured.

Lumentum Board Seat

Prior to the Effective Time, Lumentum shall appoint one member of the Oclaro Board to serve as a member of the Lumentum Board effective as of immediately after the Effective Time to serve until the next annual meeting of Lumentum stockholders in accordance with the Lumentum Charter and the Lumentum Bylaws.

Treatment of Oclaro Options and Other Equity-Based Awards

The Merger Agreement provides that at the Effective Time, each Oclaro RSU that is outstanding and unvested immediately before the Effective Time (and does not vest as a result of the Merger) will be assumed by Lumentum on substantially the same terms and conditions as applied to the related Oclaro RSU immediately before the Effective Time (including the applicable vesting schedule), except the number of shares of Lumentum common stock subject to each Assumed RSU will equal the product of (i) the number of shares of Oclaro common stock underlying the applicable unvested Oclaro RSU immediately before the Effective Time (with any performance milestones deemed achieved based on maximum level of performance) multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share).

The Merger Agreement also provides that any vested and unsettled Oclaro RSU and each outstanding and unvested share of Oclaro Restricted Stock as of immediately before the Effective Time will be treated as outstanding Oclaro common stock and will receive the Merger Consideration, subject to applicable tax withholding.

The Merger Agreement also provides that except as provided in the next paragraph, each Oclaro Option that is outstanding, whether vested or unvested, immediately before the Effective Time will be assumed by Lumentum on substantially the same terms and conditions as applied to the related Oclaro Option immediately before the Effective Time (including the applicable vesting schedule), except (A) the number of shares of Lumentum common stock subject to each Assumed Option will equal the product of (x) the number of shares of Oclaro common stock underlying such Assumed Option immediately before the Effective Time multiplied by (y) the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option will equal the quotient determined by dividing (x) the exercise price per share of such Assumed Option immediately before the Effective Time by (y) the Equity Award Exchange Ratio (rounded up to the nearest whole cent).

The Merger Agreement also provides that each Cancelled Oclaro Option will be cancelled and converted into the right to receive the Merger Consideration in respect of each “net option share” of Oclaro common stock covered by such Cancelled Oclaro Option, subject to applicable tax withholding. The number of “net option shares” will be determined under a formula specified in the Merger Agreement that takes into account the exercise price of such Cancelled Oclaro Option. Any fractional net option shares (after aggregating all shares represented by all Cancelled Oclaro Options held by such holder) will be settled in cash based on the cash equivalent value of the Merger Consideration, subject to applicable tax withholding. If the exercise price per share of any Cancelled Oclaro Option is equal to or greater than the Merger Consideration, such Oclaro Option will be cancelled without payment.

The Merger Agreement also provides that each Oclaro SAR that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive, a cash amount equal to the product of (x) the number of shares of Oclaro common stock issuable upon exercise of the Oclaro SAR, multiplied by (y) the excess, if any of (1) the cash equivalent value of the Merger Consideration over (2) the strike price of such Oclaro SAR, subject to applicable tax withholding.

The Merger Agreement also provides that any applicable taxes required to be withheld from the Merger Consideration payable in respect of vested Oclaro RSUs, Oclaro Restricted Stock, and Cancelled Oclaro Options will first reduce the Cash Consideration portion of the Merger Consideration, with any remaining amount reducing the Stock Consideration portion of the Merger Consideration (with the value of the stock portion for purposes of such deduction determined based on the Parent Average Closing Price).

Financing

Source and Amount of Funds

Lumentum plans to finance the Merger with approximately $413.6 million of cash from the combined balance sheets of Lumentum and Oclaro, approximately $647.5 million in Lumentum common stock, and approximately $550 million in new term loans (the “Debt Financing”). These amounts are sufficient to (1) pay Oclaro’s stockholders the amounts due to them under the Merger Agreement, (2) refinance or otherwise discharge any outstanding indebtedness of Oclaro required to be repaid at the Closing, and (3) pay any fees, expenses and taxes incurred in connection with the Merger.

On March 11, 2018, in connection with execution of the Merger Agreement, Lumentum entered into a Commitment Letter with DBNY and DBSI pursuant to which DBNY committed to provide to Lumentum a senior secured term loan facility in an aggregate principal amount of up to $550 million (the “Committed Term Loan Facility”), subject to the execution of definitive documentation and the satisfaction of customary closing conditions. Lumentum expects to enter into definitive documentation for the Committed Term Loan Facility concurrently with the consummation of the transactions contemplated by the Merger Agreement. In addition to the Committed Term Loan Facility, DBSI has agreed to assist Lumentum with the syndication of additional uncommitted term loans in an aggregate principal amount of up to $250 million upon the request of Lumentum (the “Uncommitted Term Loan Facility” and, together with the Committed Term Loan Facility, the “Term Loan Facilities”). The Uncommitted Term Loan Facility is not committed and is subject to DBSI’s ability to syndicate such loans in full prior to the Closing Date. In the event that the Uncommitted Term Loan Facility is successfully syndicated on or prior to the Closing Date, such Uncommitted Term Loan Facility would be included in the definitive documentation for the Committed Term Loan Facility.

DBNY’s commitment to provide the Committed Term Loan Facility under the Commitment Letter expires on the first to occur of (1) 5:00 p.m., New York City time, on December 11, 2018, subject to the extension of such time to 5:00 p.m., New York City time, on March 11, 2019, pursuant to the terms of the Merger Agreement, (2) the date of the valid termination or abandonment of the Merger Agreement in accordance with its terms, and (3) the date of the closing of the Merger without the use of the Committed Term Loan Facility.

The availability of the Committed Term Loan Facility is conditioned on the consummation of the Merger in accordance with the Merger Agreement and on other conditions including, without limitation, the following (subject, in each case, to customary “certain funds” provisions):

•	execution of final definitive documentation with respect to the Committed Term Loan Facility;

•	absence of any “Company Material Adverse Effect” (as defined in the Merger Agreement) since March 11, 2018;

•	absence of Oclaro indebtedness (other than certain Oclaro indebtedness permitted to survive Closing);

•	subject to certain limitations, the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	delivery of customary legal opinions, a solvency certificate in a pre-agreed form, and certain other customary resolutions, certificates and other documents;

•	delivery of certain historical financial statements (including pro forma financial statements) of Lumentum and Oclaro;

•	accuracy of specified representations and warranties in the Merger Agreement and the accuracy in all material respects of specified representations and warranties to be contained in the definitive documentation for the Committed Term Loan Facility;

•	delivery of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	payment of certain fees and expenses; and

•	the lead arrangers shall have received information required to prepare a customary confidential information memorandum for the Committed Term Loan Facility and shall have been afforded a period at least 15 consecutive business days after the date on which the Form S-4 is declared effective to attempt to syndicate the Committed Term Loan Facility and solicit the required approvals (provided that if, on July 10, 2018, DBSI and Lumentum determine in good faith that the effective date of the Form S-4 could occur between August 1, 2018 and August 15, 2018, such 15 consecutive business day period shall instead commence on July 16, 2018).

Under the Committed Term Loan Facility, Lumentum will be able to borrow under (1) a “Base Rate,” which is defined as a fluctuating rate per annum equal to the greatest of (A) the prime rate then in effect, (B) the federal funds rate then in effect, plus 0.50%, and (C) the LIBOR rate determined on the basis of a one-month interest period (and giving effect to a LIBOR “floor” of 0.00%), plus 1.00% or (2) an adjusted LIBOR rate, subject to a floor of 0.00%, plus, in each case, an applicable margin. Lumentum expects the term loans under the Committed Term Loan Facility to have an applicable margin of 2.50% in the case of LIBOR rate loans and 1.50% in the case of Base Rate loans (provided, however, that the applicable margin set forth in the definitive documentation for the Committed Term Loan Facility may be higher or lower depending on market conditions at the time of syndication).

The obligations under the Term Loan Facilities will be guaranteed by certain material domestic subsidiaries of Lumentum, including, without limitation, Oclaro. The obligations under the Term Loan Facilities will be Lumentum’s and the guarantors’ senior secured obligations, secured by a lien on substantially all of Lumentum’s and each guarantor’s assets (collectively, the “Collateral”) and will rank senior to any of Lumentum’s and each guarantor’s unsecured indebtedness to the extent of the value of the Collateral.

The definitive documentation governing the Term Loan Facilities will contain customary affirmative and negative covenants, including covenants that limit or restrict Lumentum’s and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, undergo certain fundamental changes, dispose of assets, make investments, enter into transactions with affiliates, and make certain restricted payments, in each case subject to limitations and exceptions to be set forth in the definitive documentation governing the Term Loan Facilities. The definitive documentation governing the Term Loan Facilities will also contain customary events of default that include, among other things, certain payment defaults, covenant defaults, cross-defaults to other indebtedness, change of control defaults, judgment defaults, and bankruptcy and insolvency defaults. The Term Loan Facilities will not be subject to any financial maintenance covenants.

Lumentum has agreed to use, and to cause its subsidiaries to use, reasonable best efforts to consummate the Debt Financing on the terms and subject to the conditions described in the Commitment Letter. If any portion of the Debt Financing (including after giving effect to the exercise of any “market flex” provisions contained in the Commitment Letter or any other agreements entered into in connection therewith) becomes unavailable to Lumentum on the terms and conditions contemplated by the Commitment Letter, Lumentum must use its reasonable best efforts to obtain alternative financing on terms and conditions not materially less favorable in the aggregate to Lumentum than those set forth in the Commitment Letter and in an amount at least equal to the amount (taking into account cash on hand and other sources of funds available to Lumentum) required to consummate the Merger.

As of the date of this proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event that the Committed Term Loan Facility is not available. The availability of the Committed Term Loan Facility is subject to certain conditions but is not subject to due diligence or other similar conditions. Further, the Commitment Letter contains customary “certain funds” provisions which materially limit the number and scope of conditions precedent to the funding of the new credit facilities on the Closing Date. However, such financing may not be considered certain.

The definitive documentation governing the Term Loan Facilities has not been finalized and, accordingly, the actual terms of the Term Loan Facilities may differ from those described in this proxy statement/prospectus.

Oclaro cannot assure you that the amounts committed under the Commitment Letter, together with Lumentum’s and Oclaro’s combined cash and cash equivalents on hand, will be sufficient to satisfy the Cash Consideration. Those amounts might be insufficient if, among other things, DBNY (or any other commitment party under the Commitment Letter) fails to fund the committed amounts in breach of its financing commitment or if the conditions to such commitment are not met. Although obtaining the proceeds of any financing, including the financing under the Commitment Letter, is not a condition to the consummation of the Merger, the failure of Lumentum to obtain any portion of the Debt Financing (or any alternative financing) may result in the failure of the Merger to be consummated, in which case Lumentum would be in material breach of its obligations under the Merger Agreement.

Board of Directors and Management After the Merger

For information on Lumentum’s current directors and executive officers, please see Lumentum’s Proxy Statement for its 2017 Annual Meeting of Stockholders, filed with the SEC on September 19, 2017, and Lumentum’s Current Report on Form 8-K, filed with the SEC on November 8, 2017. For information on Oclaro’s current directors and executive officers, please see Oclaro’s Proxy Statement for its 2017 Annual Meeting of Stockholders, filed with the SEC on September 27, 2017. See the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Regulatory Clearances Required for the Merger

Lumentum and Oclaro have each agreed to take certain actions in order to obtain regulatory clearance required to consummate the Merger. The Merger is subject to review by the DOJ and FTC under the HSR Act. Under this statute, Lumentum and Oclaro are required to make pre-merger notification filings and await the expiration or early termination of the statutory waiting period prior to completing the Merger. Lumentum and Oclaro submitted pre-merger notification filings under HSR Act on March 23, 2018. The parties received notice from the FTC of early termination of the waiting period on April 4, 2018, which satisfies the closing conditions under the Merger Agreement related to receipt of antitrust approval in the United States. The Merger is also subject to review by governmental authorities in the People’s Republic of China and requires pre-merger notification and the observance of an applicable waiting period in the People’s Republic of China.

During or after the statutory waiting periods and clearance of the Merger, and even after completion of the Merger, the DOJ, the FTC or governmental authorities in the People’s Republic of China could challenge or seek to block the Merger under relevant antitrust laws, as such governmental authority may deem necessary or desirable in the public interest. Other governmental authorities or competition agencies with jurisdiction over the Merger could also initiate action to challenge or block the Merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the Merger, before or after it is completed. Lumentum and Oclaro cannot be sure that a challenge to the Merger will not be made or that, if a challenge is made, Lumentum and/or Oclaro will prevail.

Dividends

The Merger Agreement provides that no dividends or other distributions with a record date after the Effective Time with respect to Lumentum common stock will be paid to the holder of any shares of Oclaro common stock until such holder properly surrenders its shares in accordance with the procedures described in the section titled “—Exchange Agent; Letter of Transmittal” beginning on page 127 of this proxy statement/prospectus. After proper surrender, Lumentum will cause such holder to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Lumentum common stock to which such holder is entitled pursuant to the Merger Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Lumentum common stock.

Listing of Shares of Lumentum Common Stock

It is a condition to the completion of the Merger that the shares of Lumentum common stock to be issued to Oclaro stockholders be approved for listing on NASDAQ prior to the Effective Time, subject to official notice of issuance.

Delisting and Deregistration of Oclaro Common Stock

Upon completion of the Merger, shares of Oclaro common stock currently listed on NASDAQ will be delisted on NASDAQ and will subsequently be deregistered under the Exchange Act.

Appraisal Rights

If the Merger is completed, holders of shares of Oclaro common stock who do not vote in favor of the adoption of the Merger Agreement, who continuously hold such shares as of immediately prior to and through the Effective Time of the Merger and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement/prospectus as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder of shares” are to the record holder of Oclaro common stock unless otherwise noted herein. Only a holder of record of Oclaro common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Oclaro common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Oclaro common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights. Under Section 262 of the DGCL, holders of shares of Oclaro common stock who (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 of the DGCL may be entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. However, immediately before the Merger, Oclaro common stock will be listed on a national exchange. Therefore, pursuant to Section 262(g) of the DGCL, after an appraisal petition has been filed, the Court of Chancery will dismiss appraisal proceedings as to all holders of shares of common stock who asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Oclaro common stock as measured in accordance with subsection (g) of Section 262 of the DGCL or (b) the value of the Merger Consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Court of Chancery enters judgment in the appraisal proceeding, the surviving company may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at such time. The surviving company is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes Oclaro’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C. Any holder of Oclaro common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement (without interest). Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Oclaro believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Oclaro stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Oclaro a written demand for appraisal before the vote on the adoption of the Merger Agreement at the special meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•	the stockholder or the surviving company must file a petition in the Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The surviving company is under no obligation to file any such petition and has no intention of doing so.

In addition, for any stockholders to exercise appraisal rights, at least one of the ownership thresholds must be met.

Filing Written Demand. Any holder of Oclaro common stock wishing to exercise appraisal rights must deliver to Oclaro, before the vote on the adoption of the Merger Agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote, in person or by proxy, such shares in favor of the adoption of the Merger Agreement. A holder of shares of Oclaro common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time, since such person will lose his, her or its appraisal rights if the shares are transferred prior to the effective date of the Merger. A proxy that is submitted and does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement, nor submitting a proxy against the adoption of the Merger Agreement, nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. The written demand must reasonably inform Oclaro of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Oclaro common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of Oclaro common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Oclaro common stock held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BANKS, BROKERS OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH A NOMINEE.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131, Attn: Corporate Secretary.

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Merger Sub LLC, as the surviving company, a written withdrawal of the demand for appraisal and an acceptance of the Merger Consideration. Any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Company). No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration within 60 days after the Effective Time. If the surviving company does not approve a request to withdraw a demand for appraisal and to accept the Merger Consideration when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Company. Within 10 days after the Effective Time, the surviving company, or its successors or assigns, will notify each holder of Oclaro common stock, who has complied with Section 262 of the DGCL, and who has not voted in favor of the adoption of the Merger Agreement, of the date on which the Merger became effective.

Filing a Petition for Appraisal. Within one hundred and 120 days after the Effective Time, but not thereafter, the surviving company or any holder of Oclaro common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the surviving company, or its successors or assigns, in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all Oclaro stockholders entitled to appraisal. The surviving company is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving company will file a petition or initiate any negotiations with respect to the fair value of the shares of Oclaro common stock. Accordingly, any holders of shares of Oclaro common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Oclaro common stock within the time and in the manner prescribed in Section 262 of the DGCL. The failure of a holder of Oclaro common stock to file such a petition in the period and manner specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of Oclaro common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the requesting stockholder within 10 days after a written request therefor has been received by the surviving company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Oclaro common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving company, or its successors or assigns, the statement described in this paragraph. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is timely filed by a holder of shares of Oclaro common stock and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving company and all of the stockholders shown on the Verified List at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court of Chancery. The costs of these notices are borne by the surviving company.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to such stockholder. The Court of Chancery will dismiss appraisal proceedings as to all Oclaro stockholders who assert appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1.0% of the outstanding shares of Oclaro common stock as measured in accordance with subsection (g) of Section 262 of the DGCL or (b) the value of the Merger Consideration in respect of the shares for which appraisal rights have been pursued and perfected exceeds $1,000,000.

Determination of Fair Value. After the Court of Chancery determines the holders of Oclaro common stock entitled to appraisal and that at least one of the ownership thresholds above has been satisfied in respect of the Oclaro stockholders seeking appraisal rights, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the surviving company has the right, at any point prior to the Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the surviving company makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the surviving company in such voluntary cash payment and the fair value of the shares as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Oclaro stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be less than, the same as or more than the Merger Consideration and that an investment banking opinion as to the fairness from a financial point of view of the Merger Consideration is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL.

Although Oclaro believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and Oclaro stockholders should recognize that such an appraisal could result in a determination of a value lower or higher than, or the same as, the Merger Consideration. None of the parties to the Merger anticipates offering more than the Merger Consideration to any stockholder of Oclaro exercising appraisal rights, and each of the parties to the Merger Agreement reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Oclaro common stock is less than the Merger Consideration.

Upon application by the surviving company or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Oclaro common stock whose name appears on the Verified List and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights or that neither of the ownership thresholds is met. The Court of Chancery will direct the payment of the fair value of the Oclaro shares, together with interest, if any, by the surviving company to the stockholders entitled thereto. Payment will be made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and in the case of holders of shares represented by certificates, upon the surrender to the surviving company of the certificate(s) representing such stock. The Court of Chancery’s decree may be enforced as other decrees in such court may be enforced. If a petition for appraisal is not timely filed or if neither of the ownership thresholds is met, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such an order, each party bears its own expenses.

From and after the Effective Time, no Oclaro stockholder who has demanded appraisal rights will be entitled to vote such shares of Oclaro common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Oclaro common stock, if any, payable to stockholders as of a time prior to the Effective Time. If any stockholder who demands appraisal of shares of Oclaro common stock under Section 262 of the DGCL fails to perfect or effectively loses or withdraws such holder’s right to appraisal, the stockholder’s shares of Oclaro common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds is met or if the stockholder delivers to the surviving company a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the surviving company. Once a petition for appraisal is filed with the Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the Court of Chancery. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, Oclaro stockholders wishing to exercise appraisal rights are encouraged to consult legal counsel before attempting to exercise those rights.

Litigation

Five lawsuits have been filed by purported stockholders of Oclaro challenging the Merger. The first suit, a putative class action styled as Nicholas Neinast v. Oclaro, Inc., et al., No. 5:18-cv-03112-VC, was filed in the United States District Court for the Northern District of California on May 24, 2018, and is against Oclaro, its directors, Lumentum, Merger Sub, and Merger Sub LLC (the “Neinast Lawsuit”). Three additional suits, styled as Gerald F. Wordehoff v. Oclaro, Inc., et al., No. 5:18-cv-03148-NC (the “Wordehoff Lawsuit”), Walter Ryan v. Oclaro, Inc., et al., No. 3:18-cv-03174 (the “Ryan Lawsuit”), and Jayme Walker v. Oclaro, Inc., et al., No. 3:18-cv-03203 (the “Walker Lawsuit”), were also filed in the United States District Court for the Northern District of California on, respectively, May 25, 2018, May 29, 2018, and May 30, 2018. The Wordehoff Lawsuit, the Ryan Lawsuit, and the Walker Lawsuit name Oclaro and its directors as defendants. The Ryan Lawsuit, like the Neinast Lawsuit, is a putative class action. A fifth suit, a putative class action styled as Adam Franchi v. Oclaro, Inc., et al., No. 1:18-cv-00817-UNA, was filed in the United States District Court for the District of Delaware on May 30, 2018, and is against Oclaro, its directors, Lumentum, Merger Sub, and Merger Sub LLC

(the “Franchi Lawsuit,” and, with the Neinast Lawsuit, the Wordehoff Lawsuit, the Ryan Lawsuit, and the Walker Lawsuit, the “Lawsuits”).

The Lawsuits allege that Oclaro and its directors violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disseminating an incomplete and misleading Form S-4, including proxy statement/prospectus. The Lawsuits further allege that Oclaro’s directors violated Section 20(a) of the Exchange Act by failing to exercise proper control over the person(s) who violated Section 14(a) of the Exchange Act. The Neinast Lawsuit additionally alleges that Oclaro’s directors breached fiduciary duties by entering into the Merger, and also names Lumentum, Merger Sub, and Merger Sub LLC as violators of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Franchi Lawsuit additionally names Lumentum, Merger Sub, and Merger Sub LLC as violators of Section 20(a) of the Exchange Act.

The Lawsuits seek, among other things, injunctive relief preventing the parties from consummating the Merger, rescission of the transactions contemplated by the Merger Agreement should they be consummated, and litigation costs, including attorneys’ fees. The Lawsuits also seek damages to be awarded to the plaintiff and any class if the Merger is consummated. In addition, the Wordehoff Lawsuit seeks injunctive relief directing defendants to disseminate a true and complete proxy statement/prospectus and declaratory relief that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

Defendants deny the allegations of the Lawsuits, believe that this proxy statement/prospectus discloses all material information, and believe that Oclaro’s directors upheld their fiduciary duties to Oclaro and its shareholders. The defendants intend to defend the Lawsuits vigorously.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the Merger Agreement entered into by Lumentum, Merger Sub, Merger Sub LLC and Oclaro. This summary does not propose to be complete and is qualified in its entirety by reference to the complete copies of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information provided elsewhere in this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, before making any decisions regarding the Merger Proposal.

The Merger Agreement is described in this proxy statement/prospectus only to provide you with information regarding its terms and conditions and is not intended to provide any factual information about Lumentum, Oclaro or their respective businesses. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement. In addition, such representations, warranties and covenants: (1) have been made only for purposes of the Merger Agreement; (2) have been qualified by certain disclosures made by the parties to one another not reflected in the text of the Merger Agreement; (3) may be subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by you; (4) were made only as of March 11, 2018 or dates specified in the Merger Agreement; and (5) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the summary of the Merger Agreement is included in this proxy statement/prospectus only to provide you with information regarding the terms of the Merger and not to provide you with any other factual information regarding Lumentum, Oclaro or their respective businesses. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after March 11, 2018, which subsequent information may or may not be fully reflected in Lumentum’s or Oclaro’s public disclosures.

The Merger

On March 11, 2018, Lumentum, Oclaro, Merger Sub and Merger Sub LLC entered into the Merger Agreement, pursuant to which Lumentum agreed to acquire Oclaro by way of a merger of Merger Sub with and into Oclaro, with Oclaro as the interim surviving corporation, followed as soon as practicable by a merger of Oclaro with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a wholly owned subsidiary of Lumentum.

Merger Consideration

Each of the Lumentum Board and the Oclaro Board have approved the Merger Agreement, which provides for the merger of Merger Sub with and into Oclaro, followed as soon as practicable by the merger of Oclaro with and into Merger Sub LLC. Upon the Closing, Merger Sub LLC will be the surviving corporation and will become a wholly owned subsidiary of Lumentum. Each share of Oclaro common stock that is issued and outstanding immediately prior to the Closing (other than (x) Oclaro common stock held by Lumentum, Oclaro or any direct or indirect wholly owned subsidiary of Lumentum or Oclaro, in each case immediately prior to the Effective Time and (y) shares held by Oclaro stockholders who are entitled to and who properly exercise appraisal rights under Section 262 of the DGCL) will be converted into the right to receive (1) $5.60 in cash without interest (the “Cash Consideration”) and (2) 0.0636 of a validly issued, fully paid and nonassessable share of Lumentum common stock (the “Exchange Ratio”), par value $0.001 per share, subject to adjustments set forth in the Merger Agreement (the “Stock Consideration”, and together with the Cash Consideration, the “Merger Consideration”). The maximum number of shares of Lumentum common stock that will be issued in connection with the Merger is equal to 19.9% of the issued and outstanding shares of Lumentum common stock as of immediately prior to the Effective Time (the “Stock Threshold”). To the extent that the number of shares of Lumentum common stock issuable in the Merger would exceed the Stock Threshold, the ratio of shares of Lumentum common stock issued as Stock Consideration shall be reduced such that the Stock Threshold is not exceeded, and the Cash Consideration per share of Oclaro common stock will be increased by an amount representing the difference between the initial Exchange Ratio and the Exchange Ratio following adjustment as described in this section. If, after the date of the Merger Agreement and prior to the Closing, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of Oclaro or Lumentum shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or any similar event, or any record date for any such purpose shall be established, the Merger Consideration and any other amounts payable pursuant to the Merger Agreement shall be appropriately adjusted.

In lieu of any fractional share of Lumentum common stock that otherwise would be issuable pursuant to the Merger, each holder of shares of Oclaro common stock who otherwise would be entitled to receive a fraction of a share of Lumentum common stock pursuant to the Merger (after aggregating all shares represented by the certificates representing shares of Company Common Stock (the “Certificates”) and uncertificated shares of Company Common Stock (the “Uncertificated Shares”) of such holder) will be paid an amount in cash (without interest) equal to (i) the fraction of a share (after aggregating all shares represented by the Certificates and Uncertificated Shares of such holder) of Lumentum common stock to which such holder would otherwise be entitled multiplied by (ii) the Parent Average Closing Price.

At the Effective Time, subject to the provisions of Merger Agreement, the certificate of incorporation of Oclaro shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of Oclaro after the Effective Time until amended in accordance with the applicable provisions of Delaware law and such certificate of incorporation. Unless otherwise determined by Lumentum prior to the effective time of the Second Step Merger, the certificate of formation and the limited liability company agreement of Merger Sub LLC as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation and the limited liability company agreement of the Surviving Company in the Second Step Merger until thereafter amended in accordance with the applicable provisions of Delaware law and such limited liability company agreement; provided, however, that at the effective time of the Second Step Merger, the limited liability company agreement of the Surviving Company shall be amended so that the name of the Surviving Company shall be “Oclaro, LLC”.

Treatment of Oclaro Options and Other Equity-Based Awards

The Merger Agreement provides that at the Effective Time, each Oclaro RSU that is outstanding and unvested immediately before the Effective Time (and does not vest as a result of the Merger) will be assumed by Lumentum on substantially the same terms and conditions as applied to the related Oclaro RSU immediately before the Effective Time (including the applicable vesting schedule), except the number of shares of Lumentum common stock subject to each Assumed RSU will equal the product of (i) the number of shares of Oclaro common stock underlying the applicable unvested Oclaro RSU immediately before the Effective Time (with any performance milestones deemed achieved based on maximum level of performance) multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share).

The Merger Agreement also provides any vested and unsettled Oclaro RSU and each outstanding and unvested share of Oclaro Restricted Stock as of immediately before the Effective Time will be treated as outstanding Oclaro common stock and will receive the Merger Consideration, subject to applicable tax withholding.

The Merger Agreement also provides that, except as provided in the next paragraph, each Oclaro Option that is outstanding, whether vested or unvested, immediately before the Effective Time will be assumed by Lumentum on substantially the same terms and conditions as applied to the related Oclaro Option immediately before the Effective Time (including the applicable vesting schedule), except (A) the number of shares of

Lumentum common stock subject to each Assumed Option will equal the product of (x) the number of shares of Oclaro common stock underlying such Assumed Option immediately before the Effective Time multiplied by (y) the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option will equal the quotient determined by dividing (x) the exercise price per share of such Assumed Option immediately before the Effective Time by (y) the Equity Award Exchange Ratio (rounded up to the nearest whole cent).

The Merger Agreement also provides that each Cancelled Oclaro Option will be cancelled and converted into the right to receive the Merger Consideration in respect of each “net option share” of Oclaro common stock covered by such Cancelled Oclaro Option, subject to applicable tax withholding. The number of “net option shares” will be determined under a formula specified in the Merger Agreement that takes into account the exercise price of such Cancelled Oclaro Option. Any fractional net option shares (after aggregating all shares represented by all Cancelled Oclaro Options held by such holder) will be settled in cash based on the cash equivalent value of the Merger Consideration, subject to applicable tax withholding. If the exercise price per share of any Cancelled Oclaro Option is equal to or greater than the Merger Consideration, such Cancelled Oclaro Option will be cancelled without payment.

The Merger Agreement also provides that each Oclaro SAR that is outstanding, whether vested or unvested, will be cancelled and converted into the right to receive, a cash amount equal to the product of (x) the number of shares of Oclaro common stock issuable upon exercise of the Oclaro SAR, multiplied by (y) the excess, if any of (1) the cash equivalent value of the Merger Consideration over (2) the strike price of such Oclaro SAR, subject to applicable tax withholding.

The Merger Agreement also provides that any applicable taxes required to be withheld from the Merger Consideration payable in respect of vested Oclaro RSUs, Oclaro Restricted Stock, and Cancelled Oclaro Options will first reduce the Cash Consideration portion of the Merger Consideration, with any remaining amount reducing the Stock Consideration portion of the Merger Consideration (with the value of the stock portion for purposes of such deduction determined based on the Parent Average Closing Price).

Closing and Effective Time

Upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date, Lumentum, Merger Sub and Oclaro will cause the First Step Merger to be consummated under Delaware law by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Lumentum, Merger Sub and Oclaro and specified in the Certificate of Merger, being referred to herein as the “Effective Time”). As soon as practicable after the Effective Time, Lumentum shall cause the Second Step Merger to be consummated under Delaware law by filing a certificate of merger in customary form and substance with the Delaware Secretary of State in accordance with the applicable provisions of Delaware law and the Second Step Merger shall be effective at the time of such filing and acceptance by the Delaware Secretary of State.

In the Merger Agreement, Lumentum and Oclaro have agreed that the Closing Date shall be no later than the second business day following the satisfaction or waiver (to the extent permitted thereunder) of the last of to be satisfied or waived of the conditions to Closing (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (to the extent permitted thereunder), of those conditions), or at such other location, date and time as Oclaro, Merger Sub and Lumentum mutually agree upon in writing; provided, however, if the Marketing Period has not ended at the time when Closing would otherwise be required to occur, the Closing will occur on the earlier of (i) a business day before or during such Marketing Period specified by Lumentum on two business days’ prior written notice to Oclaro, and (ii) the first business day after the expiration of the Marketing Period subject to satisfaction or waiver of the last of the conditions to the

Closing, or at such other date and time as Lumentum and Oclaro mutually agreed upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

Conversion of Shares

The conversion of each Oclaro share into the right to receive the Merger Consideration will occur automatically at the Effective Time.

Exchange Agent; Letter of Transmittal

Prior to the Effective Time, Lumentum will designate a bank or trust company reasonably acceptable to Oclaro to act as the payment agent for the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for Oclaro stockholders for purposes of, among other things, receiving and holding certificates representing shares of Oclaro common stock and uncertificated shares and shall obtain no rights or interests in the shares of Oclaro common stock represented thereby. At or prior to the Effective Time, Lumentum shall deposit (or cause to be deposited) with the Exchange Agent for payment to the holders of Oclaro common stock pursuant to the provisions of the Merger Agreement (i) evidence of Lumentum common stock issuable pursuant to the Merger in book-entry form sufficient to pay the aggregate Stock Consideration, (ii) by transfer of immediately available funds, an amount of cash sufficient to pay the aggregate Cash Consideration, and (iii) by transfer of immediately available funds, an amount of cash sufficient to pay any fractional cash amounts due to holders of Oclaro common stock under the Merger Agreement (such amount referenced in clauses (ii) and (iii) together with the evidence of book-entry shares of Lumentum common stock, the “Exchange Fund”).

As promptly as practicable following the Effective Time, Lumentum and Merger Sub will instruct the Exchange Agent to mail within three business days after the Effective Time to each holder of record (as of immediately prior to the Effective Time) of shares of Oclaro common stock a letter of transmittal in customary form and containing customary provisions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Uncertificated Shares to the Exchange Agent). This mailing will also contain instructions on how to surrender the Oclaro common stock, whether in certificate or book-entry form, in exchange for the Merger Consideration.

Lumentum shall instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares within five Business Days following the later to occur of (x) the Effective Time or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message”, and the Certificate (or affidavit of loss in lieu thereof) or Uncertificated Share so surrendered will be cancelled. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. The shares of Lumentum common stock issued and paid and cash amount paid in accordance with the Merger Agreement upon conversion of the shares of Oclaro common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Oclaro common stock.

If any portion of the Merger Consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (1) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (2) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of the surviving corporation and the Exchange Agent that such tax has been paid or is not required to be paid.

Appraisal Rights

If a holder of shares of Oclaro common stock does not vote in favor of the Merger Proposal, properly demands appraisal and otherwise complies with applicable Delaware law and does not effectively withdraw his, her or its demand for, or lose the right to, appraisal of such Oclaro common stock in compliance with Section 262 of the DGCL and if certain other statutory requirements described herein are met, such shares will not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, will become entitled only to payment of the fair value of such shares determined in accordance with applicable Delaware law. However, if any such holder votes, in person or by proxy, in favor of the Merger Proposal, fails to properly demand appraisal, fails to comply with applicable Delaware law, or otherwise waives, withdraws or loses the right to payment of the fair value of such dissenting shares under applicable Delaware law, then the right of such holder to be paid the fair value of such holder’s dissenting shares will cease and such dissenting shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration with respect to such shares.

For additional information about appraisal rights upon completion of the Merger, see the section titled “The Merger—Appraisal Rights” beginning on page 117 of this proxy statement/prospectus, which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex C to this proxy statement/prospectus.

Withholding

Each of the Exchange Agent, Lumentum, the Surviving Company and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable under the Merger Agreement the amounts they are required to deduct and withhold under any applicable tax law. If Lumentum, the Surviving Company or the Exchange Agent deducts and withholds any such amounts, such amounts shall be timely remitted to the appropriate taxing authority and will be treated for all purposes of the Merger Agreement as having been paid to the persons from whom they were withheld.

Dividends and Distributions

The Merger Agreement provides that no dividends or other distributions with a record date after the Effective Time with respect to Lumentum common stock will be paid to the holder of any shares of Oclaro common stock until such holder properly surrenders its shares in accordance with the procedures described in the “Exchange Agent; Letter of Transmittal” section beginning on page 127 of this proxy statement/prospectus. After proper surrender, Lumentum will cause such holder to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Lumentum common stock to which such holder is entitled pursuant to the Merger Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Lumentum common stock.

Representations and Warranties of Lumentum, Merger Sub and Oclaro

The Merger Agreement contains representations and warranties made by Lumentum, Merger Sub, Merger Sub LLC and Oclaro to, and solely for the benefit of, each other. You should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Lumentum or Oclaro and should see the section titled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus for the location of documents that are incorporated by reference into this proxy statement/prospectus for information regarding Lumentum and Oclaro and their respective businesses.

The Merger Agreement contains customary representations and warranties made by Oclaro relating to its business regarding, among other things:

•	corporate matters, including organization, power to conduct its business and qualification and good standing;

•	corporate matters, including organization, power to conduct its business and qualification and good standing for each of its subsidiaries;

•	authority to execute and deliver the Merger Agreement, and subject to in the case of the Merger to obtaining the Oclaro stockholder consent, to consummate the transaction contemplated and to perform its obligations pursuant to the Merger Agreement;

•	capital structure;

•	the Oclaro Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Oclaro and its shareholders, (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the shareholders of Oclaro at the Oclaro Special Meeting and (v) resolved to recommend that the holders of shares of Oclaro common stock adopt the Merger Agreement in accordance with the applicable provisions of Delaware law;

•	absence of contraventions or conflicts with organizational documents as a result of the Merger, as well as absence of consents from governmental entities required to be obtained in connection with the Merger;

•	the accuracy of filings with the Securities and Exchange Commission;

•	reports and financial statements, including their preparation in accordance with U.S. GAAP, filing or furnishing with the relevant governmental entities or regulatory authorities, and compliance with the relevant laws and regulations, and that such reports and financial statements fairly present, in all material respects, the relevant financial position and results of operations;

•	maintenance of disclosure controls and procedures and internal control over financial reporting;

•	information supplied for inclusion or incorporation by reference in this document and other similar documents;

•	the absence of undisclosed liabilities;

•	the absence of certain changes since December 31, 2017 through March 11, 2018, with respect to the business of Oclaro and its subsidiaries, and the absence of a Material Adverse Effect in that period;

•	the existence of and compliance with material contracts;

•	compliance with laws and government regulations;

•	compliance with and possession of all material permits, including from Governmental Entities, entities required to operate Oclaro’s business;

•	the absence of certain legal proceedings, orders, claims and actions;

•	the largest customers and suppliers and lack of written notice of termination or non-renewal of such relationships;

•	the preparation and timely filing of taxes and the accuracy and completeness of certain tax matters;

•	compliance with applicable environmental laws;

•	compliance with applicable laws related to employee benefits and the Employment Retirement Income Security Act of 1974, as amended;

•	the existence of employee benefit plans;

•	the absence of collective bargaining agreements and other employment and labor matters;

•	title and rights to, and condition of, properties, including real property;

•	sufficiency of, and valid title or right to use, all personal property and assets that are material to Oclaro’s business;

•	ownership of or right to intellectual property, and absence of infringement;

•	compliance with material terms of all laws related to export controls and import restrictions and any approvals related thereto;

•	the existence and maintenance of insurance;

•	compliance with Anti-Bribery Laws (as defined in the Merger Agreement);

•	the absence of undisclosed related party transactions, except as not required by applicable law;

•	the absence of undisclosed investment banker, broker or finder fees payable in connection with the Merger;

•	the receipt of an opinion of Oclaro’s financial advisor; and

•	Oclaro and its affiliates not being interested stockholders (as defined in Section 203 of the DGCL) of Lumentum.

The Merger Agreement contains customary representations and warranties made by Lumentum, Merger Sub and Merger Sub LLC relating to their respective businesses regarding, among other things:

•	corporate matters, including organization, power to conduct its business and qualification and good standing;

•	corporate matters, including organization, power to conduct their business and qualification and good standing for each of their subsidiaries;

•	authority relative to execution, delivery and performance of the Merger Agreement;

•	absence of contraventions or conflicts with organizational documents as a result of the Merger, as well as absence of consents from governmental entities required to be obtained in connection with the Merger;

•	the absence of certain material litigation, claims and actions;

•	information supplied for inclusion or incorporation by reference in this document and other similar documents;

•	capital structure;

•	the accuracy of filings with the SEC;

•	reports and financial statements, including their preparation in accordance with U.S. GAAP, filing or furnishing with the relevant governmental entities or regulatory authorities, and compliance with the relevant laws and regulations, and that such reports and financial statements fairly present, in all material respects, the relevant financial position and results of operations;

•	maintenance of disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of certain changes since December 31, 2017 through March 11, 2018, with respect to Lumentum and its subsidiaries, and the absence of a Material Adverse Effect in that period;

•	compliance with laws and government regulations;

•	compliance with and possession of all material permits, including from governmental entities, entities required to operate Oclaro’s business;

•	the absence of undisclosed investment banker, broker or finder fees payable in connection with the Merger;

•	the operations of Merger Sub and Merger Sub LLC;

•	financing related to the Merger;

•	Lumentum and its affiliates not being interested stockholders (as defined in Section 203 of the DGCL) of Oclaro;

•	actions taken surrounding exemption from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL;

•	compliance with applicable environmental laws;

•	the preparation and timely filing of taxes and the accuracy and completeness of certain tax matters; and

•	absence of infringement of intellectual property rights.

The representations and warranties in the Merger Agreement do not survive the Effective Time.

Oclaro’s representations and warranties are qualified by the information included in (1) Oclaro Disclosure Letter delivered to Lumentum on March 11, 2018 (the “Oclaro Disclosure Letter”) and (2) certain of Oclaro’s filings with the SEC. Lumentum’s, Merger Sub’s and Merger Sub LLC’s representations and warranties are qualified by the information included in (1) the Lumentum Disclosure Letter delivered to Oclaro on March 11, 2018 (the “Lumentum Disclosure Letter”) and (2) certain of Lumentum’s filings with the SEC.

Many of the representations and warranties made by each of Lumentum, Merger Sub, Merger Sub LLC and Oclaro are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). Certain of the representations and warranties are qualified by a general materiality standard or by a knowledge standard. For the purpose of the Merger Agreement, a “material adverse effect” has the meaning set forth below under the section titled “—Material Adverse Effect.”

Material Adverse Effect

The Merger Agreement provides that a “Material Adverse Effect” means any fact, event, occurrence, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Lumentum or Oclaro and their respective subsidiaries taken as a whole; provided, however, that in no event shall any Effect resulting from or arising out of any of the following, either alone or in combination, be taken into account (including the impact thereof) when determining whether a Material Adverse Effect has occurred or may, would or could occur:

(a) general economic conditions in the United States or any other country or region in the world, general conditions in the financial markets in the United States or any other country or region in the world or general political conditions in the United States or any other country or region in the world;

(b) general conditions in the industries in which Lumentum or Oclaro or any of their respective subsidiaries conduct business;

(c) changes in applicable laws, orders or U.S. GAAP (or the interpretation thereof); acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto);

(d) acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto);

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world;

(f) any failure by Lumentum or Oclaro or any of their respective subsidiaries to meet published analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics for any period, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into account unless otherwise excluded by this definition);

(g) any decline in the market price or change in the trading volume of, or the suspension of trading in, Lumentum or Oclaro’s common stock, in and of itself (it being understood that the underlying cause(s) of any such decline, change or suspension may be taken into account unless otherwise excluded by this definition);

(h) any actions or omissions required of Lumentum, Merger Sub or Merger Sub LLC under the Merger Agreement or taken at the request of Oclaro or any of its affiliates;

(i) any actions or omissions required of Oclaro under the Merger Agreement or taken at the request of Lumentum, Merger Sub or Merger Sub LLC or any of their respective affiliates;

(j) any claims, actions or legal proceeding arising from allegations of breach of fiduciary duty or otherwise relating to the Merger Agreement, the Merger or any transaction contemplated by the Merger Agreement;

(k) the public announcement, pendency or consummation of the Merger Agreement or the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Lumentum or any of its affiliates (including any impact on the relationship of Oclaro or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners); or

(l) the public announcement, pendency or consummation of the Merger Agreement or the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Oclaro or any of its affiliates (including any impact on the relationship of Lumentum or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners).

In the case of each of clauses (a), (b), (c), (d) and (e) above, the Effects may be taken into account when determining whether a Material Adverse Effect has occurred to the extent such Effects have a disproportionate adverse impact on the business, operations, financial condition or results of operations of Lumentum or Oclaro or their respective affiliates, taken as a whole, relative to other participants in the industries in which the Lumentum, Oclaro and their respective affiliates conduct business, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect.

Restrictions on Oclaro’s Business Pending the Closing

Under the Merger Agreement, Oclaro has agreed, subject to certain exceptions set forth in the Merger Agreement, on behalf of itself and its subsidiaries that it will conduct its business in the ordinary course of business consistent in all material respects with past practice and use commercially reasonable efforts to preserve intact its current business organization, maintain its existing relationships with its customers and suppliers and keep available the services of its present executive officers and key employees.

In particular, Oclaro has agreed on behalf of itself and its subsidiaries to certain restrictions on its and their ability to, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, among other things:

•	amend its organizational documents;

•	other than dividends or distributions made by any direct or indirect wholly-owned subsidiary of Oclaro to Oclaro or one of its subsidiaries, split, combine, subdivide, amend the terms of or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Oclaro or any of its subsidiaries (other than (i) the transactions contemplated by the Merger Agreement, and (ii) transactions between Oclaro and any direct or indirect wholly owned subsidiary of Oclaro or between direct or indirect wholly owned subsidiaries of Oclaro);

•	(i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to or from direct or indirect wholly-owned subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except with respect to obligations of direct or indirect wholly-owned subsidiaries of Oclaro, (iii) make any loans, advances or capital contributions to or investments in any other person except for travel advances in the ordinary course of business consistent with past practice to employees or members of the Oclaro Board or any of its subsidiaries or (iv) mortgage or pledge any of its or its subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than liens permitted under the Merger Agreement), and (C) purchase money financings and capital leases entered into in the ordinary course of business with a value of $1,000,000 individually and $5,000,000 in the aggregate;

•	except as required by applicable law, the terms of the Merger Agreement or the terms of any employee plan, (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any employee benefit plan except in the ordinary course of business consistent with past practice (other than employment agreement or offer letters for employees at the vice president level or below) or (ii) increase in any manner the compensation or fringe benefits of any director, officer, employee, consultant or independent contractor or pay any special bonus or special remuneration to any director, officer, employee, consultant or independent contractor;

•	forgive any loans to any employees, officers or directors of Oclaro or any of its subsidiaries, or any of their respective affiliates;

•	make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the employee plans of Oclaro or agreements subject to the employee plans of Oclaro or any other contract of the Oclaro or any of its subsidiaries other than deposits and contributions that are required pursuant to the terms of the employee plans of Oclaro or any agreements subject to the employee plans of Oclaro in effect as of the date hereof;

•	enter into, amend, or extend any collective bargaining agreement;

•	hire, terminate, demote or promote, or offer to hire, or promote any employee or potential employee with a title of vice president or above, or encourage any employees with a title of vice president or above to resign from or terminate his relationship with Oclaro or any of its subsidiaries, in each case, other than as expressly contemplated by the Merger Agreement;

•

acquire, sell, lease, license or dispose of any property or assets material to Oclaro and its subsidiaries, taken as a whole, in any single transaction or series of related transactions or acquire (by merger, consolidation or acquisition of stock or assets) any other person or any equity interest therein, except in each case for (i) acquisitions from wholly-owned subsidiaries of Oclaro, (ii) investments in equity and debt instruments that constitute cash, cash equivalents or debt investments with a maturity date of less than 365 days consistent with Oclaro’s past cash management programs, (iii) the purchase of equipment, supplies and inventory in the ordinary course of business, (iv) inbound licenses of intellectual property rights in the ordinary course of business and (v) non-exclusive licenses granted in the ordinary course of business consistent with past practice;

•	except as may be required as a result of a change in applicable law or in U.S. GAAP or SEC rules and regulations, make any material change in any of the accounting principles or practices used by Oclaro;

•	(i) make (other than in the ordinary course of preparing and filing tax returns) or change any material tax election, (ii) amend any material tax return, (iii) settle or compromise any material liability for taxes, (iv) adopt or change any tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes;

•	(i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder or (iii) purchase any interest in real property (or enter any agreement to do so);

•	abandon, cancel or allow to lapse or fail to maintain or protect any Oclaro intellectual property rights, except pursuant to the exercise of good faith business judgment by Oclaro following notice to Lumentum;

•	other than in the ordinary course of business consistent with past practice, enter into, renew, amend or grant any release or relinquishment of any rights under any material contract;

•	other than as contemplated in the Oclaro Disclosure Letter, incur any new capital expenditure(s) that, individually or in the aggregate, would create obligations to Oclaro or any of its subsidiaries in excess of the amount set forth in the Oclaro Disclosure Letter;

•	settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement or compromise of a legal proceeding (i) reflected or reserved against in full in the Company Balance Sheet (as defined in the Merger Agreement) or (ii) that does not include any obligation (other than the payment of money of an aggregate of $500,000 or less in excess of available insurance coverage (including deductibles and retentions) maintained by Oclaro or its subsidiaries relating to the payment of such amounts) to be performed by Oclaro or its subsidiaries following the Effective Time that is or would reasonably be expected to be material to Oclaro and its subsidiaries, taken as a whole;

•	except as required by applicable law or U.S. GAAP, revalue in any material respect any of its properties or assets including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

•	grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, lien or charge affecting any real property or any part thereof, other than as permitted by the Merger Agreement; convey any interest in any real property;

•	sell, lease, license or transfer to any person or entity any rights to any Oclaro intellectual property except for non-exclusive licenses granted in the ordinary course of business consistent with past practice; and

•	enter into a contract to do any of the foregoing.

These restrictions, which are subject to various exceptions and qualifications agreed by Lumentum and Oclaro, are described in more detail in the Merger Agreement.

Restrictions on Lumentum’s Business Pending the Closing

Under the Merger Agreement, Lumentum has agreed, subject to certain exceptions set forth in the Merger Agreement, on behalf of itself and its subsidiaries that it will use commercially reasonable efforts to (i) conduct its business in the ordinary course of business consistent in all material respects with past practice and applicable law and (ii) maintain and preserve intact its current business organization.

In particular, Lumentum has agreed on behalf of itself and its subsidiaries to certain restrictions on its and their ability to, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, among other things:

•	amend its certificate of incorporation or bylaws or comparable organizational documents or otherwise take any action to exempt any person from any provision of Lumentum’s or any of its subsidiaries’ respective certificates of incorporation, bylaws or comparable organizational documents, in each case in any manner that would be adverse in any material respect to holders of Oclaro common stock;

•	acquire or redeem, directly or indirectly, or amend any Lumentum securities or Lumentum Inc. preferred stock, other than pursuant to existing awards or the redemption of Lumentum Inc. preferred stock;

•	split, combine, subdivide, amend the terms of or reclassify any shares of Lumentum’s capital stock or Lumentum Inc.’s preferred stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of Lumentum’s capital stock or Lumentum Inc.’s preferred stock, or make any other actual, constructive or deemed distribution in respect of the shares of Lumentum’s capital stock or Lumentum Inc.’s preferred stock;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Lumentum (other than (i) the transactions contemplated by the Merger Agreement, including the Merger, and (ii) transactions between Lumentum and any direct or indirect wholly owned subsidiary of Lumentum or between direct or indirect wholly owned subsidiaries of Lumentum);

•	(A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any assets, deposits or properties of any other person, or (B) make any material investment in any business either by purchase of stock or securities, contributions of capital, property transfers or purchase of property or assets of any person other than a wholly owned Subsidiary of Lumentum, except in the case of clause (A) and (B) (x) as would not be reasonably expected to prevent or materially impair or delay the Closing conditions and (y) where the consideration payable in such transactions by Lumentum is less than $100,000,000 in the aggregate;

•	convene a meeting of Lumentum stockholders for the purpose of revoking or varying the authority of the Lumentum board to allot Lumentum common stock;

•	(i) incur or assume any long-term or short-term debt or issue any debt securities or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether direct, contingently or otherwise) for the obligations of any other person, except with respect to obligations of direct or indirect wholly owned subsidiaries of Lumentum, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to or from Lumentum subsidiaries, and (C) the Debt Financing or any Alternate Debt Financing; and

•	authorize, commit or enter into a contract to do any of the foregoing actions.

These restrictions, which are subject to various exceptions and qualifications agreed by Lumentum and Oclaro, are described in more detail in the Merger Agreement.

Oclaro’s Agreement Not to Solicit Other Offers

Oclaro has agreed that it will not, directly or indirectly:

•	solicit, initiate, or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	furnish to any third party any non-public information relating to Oclaro or any of its subsidiaries, or afford access to the business, properties, assets, books or records of Oclaro or any of its subsidiaries to any third party, or take any other action, in each case, intended to assist or facilitate the making of an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with respect to an Acquisition Proposal with any third party that is seeking to make or has made an Acquisition Proposal (other than, in the case of two prior clauses, in response to an unsolicited inquiry or submitted Acquisition Proposal, to refer the inquiring or submitting person pursuant to the Merger Agreement, and provided, that Oclaro and its representatives communicate in writing with a person who had made an unsolicited bona fide written Acquisition Proposal (and its representatives) solely to clarify (and not negotiate) the existing terms of, and ascertain additional facts regarding, such Acquisition Proposal for the purpose of the Oclaro Board informing itself about such Acquisition Proposal and the person making it);

•	approve, endorse or recommend an Acquisition Proposal; or

•	execute or enter into any letter of intent, memorandum of understanding or contract contemplating or otherwise relating to an acquisition of Lumentum.

Oclaro has agreed to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third party concerning any Acquisition Proposal.

However, until receipt of the Oclaro Stockholder Approval, if Oclaro receives a bona fide Acquisition Proposal from any person that did not result from a material breach of its non-solicitation obligations that the Oclaro Board concludes in good faith would reasonably be expected to lead to a Superior Proposal, Oclaro may, directly or indirectly:

•	engage or participate in discussions or negotiations with such third party and its representatives and its potential sources of financing; and/or

•	furnish to such third party, its representatives and its potential financing sources any information (including non-public information) relating to Oclaro or any of its subsidiaries, and provide access to Oclaro’s and its subsidiaries assets, properties and business facilities pursuant to a confidentiality agreement with terms of which are no less favorable to Oclaro than those contained in the confidentially agreement between Oclaro and Lumentum (provided that such confidentiality agreement need not contain any “standstill” or similar provision that would prohibit such third party from making any Acquisition Proposal).

Any action taken pursuant to the foregoing may be taken only if (1) the Oclaro Board determines in good faith that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to shareholders of Oclaro under Delaware law; (2) solely with respect to initial contact with respect to any third party, Oclaro shall provide Lumentum written notice within 36 hours of Oclaro engaging or participating in discussions or negotiations with or furnishing non-public information to such third party; and (3) promptly following furnishing any non-public information to such person, Oclaro furnishes such non-public information to Lumentum (to the extent such information has not been previously furnished or made available by Oclaro to Lumentum or any of its representatives).

Oclaro shall promptly, and in all cases within 36 hours after, to the knowledge of Oclaro, its receipt, advise Lumentum in writing of its receipt of any Acquisition Proposal or any request for information or inquiry with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

Oclaro shall keep Lumentum reasonably informed of the status and material terms and conditions (including all material amendments or proposed material amendments) of any such Acquisition Proposal and, promptly (and in no event later than 36 hours thereafter) upon, to the knowledge of Oclaro, receipt of any written material amendment or written proposed material amendment of any such Acquisition Proposal, Oclaro shall give Lumentum a copy thereof

The Merger Agreement provides that the term “Acquisition Proposal” means any offer or proposal from any third party relating to any Acquisition Transaction. The Merger Agreement provides that the term “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (a) any acquisition or purchase by any third party, directly or indirectly, of 15% or more of the outstanding Oclaro common stock, or any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning 15% or more of the voting power of Oclaro; (b) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving Oclaro pursuant to which the shareholders of Oclaro immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the assets of Oclaro and its subsidiaries on a consolidated basis, including any equity interests in Oclaro’s subsidiaries (measured by the fair market value thereof as of the last day of Oclaro’s most recently completed calendar month); (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Oclaro or (e) any combination of the foregoing.

The Merger Agreement provides that the term “Superior Proposal” means any bona fide, written Acquisition Proposal (except that, for purposes of this definition, each reference in the definition of “Acquisition Transaction” to “15%” or “85%” shall be “50%”) that did not result from a breach of the Merger Agreement and that the Oclaro Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal and all of the terms and conditions of such Acquisition Proposal as the Oclaro Board determines to be appropriate (including any termination or break-up fees, and expense reimbursement provisions), as well as any counter-offer or proposal made by Lumentum that is capable of acceptance by Oclaro pursuant to the terms of the Merger Agreement (i) would be more favorable, from a financial point of view, to the holders of Oclaro common stock in their capacities as such than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of consummation on a timely basis.

In addition, Oclaro has the ability to terminate the Merger Agreement in certain other circumstances, as described below.

Oclaro’s Agreement Not to Change the Oclaro Board Recommendation

In addition, Oclaro has agreed that the Oclaro Board will not:

•	withdraw, amend or modify (or publicly propose to withhold, withdraw, amend or modify) in a manner adverse to Lumentum, Merger Sub or Merger Sub LLC, the Oclaro Board Recommendation;

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal;

•	fail to recommend against acceptance by Oclaro’s shareholders of any tender offer or exchange offer for Oclaro common stock that constitutes an Acquisition Proposal within 10 business days after the commencement of such offer; or

•	resolve or publicly propose to take any of the foregoing actions.

Any of the actions in the first three bullets above is referred to as an “Oclaro Change of Recommendation.”

Notwithstanding anything to the contrary set forth in the Merger Agreement, the Oclaro Board may make an Oclaro Change of Recommendation at any time prior to obtaining the Oclaro Stockholder Approval, if and only if:

•	(1) Oclaro has received a bona fide written Acquisition Proposal that did not result from a material breach (or deemed material breach) of the Merger Agreement that the Oclaro Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; (2) the Oclaro Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such Oclaro Change of Recommendation would reasonably be likely to be inconsistent with its fiduciary duties to the shareholders of Oclaro under Delaware law; (3) prior to effecting such Oclaro Change of Recommendation, Oclaro shall have (A) given Lumentum at least four business days’ notice of its intention to take such action (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal) and (B) if requested by Lumentum, during the Notice Period, negotiate with Lumentum in good faith any modifications to the terms and conditions of the Merger Agreement proposed by Lumentum, in its discretion; and (4) Lumentum shall not have made, within the Notice Period, a written counteroffer or proposal capable of acceptance by Oclaro that the Oclaro Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, is at least as favorable, from a financial point of view, to shareholders of Oclaro, in their capacity as such, as such Superior Proposal (it being understood that any material revision to the material terms of a Superior Proposal, including any revision in the per share financial consideration, shall require a new notice (for each material revision) pursuant to the paragraph above (except that the four (4) business day Notice Period referred above shall instead be three business days); or

•	(1) An Intervening Event shall have occurred and be continuing at the time of the determination, (2) the Oclaro Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such Oclaro Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to shareholders of Oclaro under Delaware law, (3) prior to effecting such Oclaro Change of Recommendation, Oclaro shall have (A) given Lumentum at least four business days’ prior written notice of its intention to take such action (which notice shall include a written explanation of the Oclaro Board’s basis and rationale for proposing to effect such Oclaro Change of Recommendation) and (B) if requested by Lumentum, negotiated with Lumentum in good faith during such four business day Notice Period any modifications to the terms of the Merger Agreement proposed by Lumentum, in its discretion, and (4) Lumentum shall not have made, within the four business day Notice Period, a written offer or proposal capable of acceptance by Oclaro that the Oclaro Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, that the failure to effect such Oclaro Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to shareholders of Oclaro under Delaware law.

The Merger Agreement provides that the term “Intervening Event” means any material fact, event, change, development or combination thereof that occurs or exists after the date of the Merger Agreement with respect to the business, operations, financial condition or results of operations of Oclaro or any of its subsidiaries (and not relating in any way to (x) an Acquisition Proposal or (y) any fluctuation in the market price or trading volume of Oclaro common stock or Lumentum common stock, in and of itself; it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred) and that was not known (or the consequences of which were not known) to the Oclaro Board nor reasonably foreseeable by the Oclaro Board as of or prior to the date of the Merger Agreement.

Preparation of the Form S-4 and the Proxy Statement/Prospectus; Oclaro Special Meeting

As promptly as practicable after the execution and delivery of the Merger Agreement, Lumentum and Oclaro have agreed to jointly prepare and file with the SEC this proxy statement/prospectus (as part of the Form S-4) that includes (1) a prospectus for the issuance of shares of Lumentum common stock in the Merger and (2) a proxy statement of Oclaro for use in connection with the solicitation of proxies for the matters to be considered at the Oclaro special meeting.

As soon as reasonably practicable following the date the Form S-4 is declared effective by the SEC (and in no event later than 45 days after the commencement of the mailing of this proxy statement/prospectus to the Oclaro shareholders), Oclaro has agreed to establish a record date for, call, give notice of, convene and hold a meeting of the shareholders of Oclaro for the purpose of voting upon the adoption of the Merger Agreement in accordance with Delaware law.

Regulatory Matters

Oclaro has agreed to use reasonable best efforts to solicit proxies from its stockholders in favor of the Merger.

Subject to the terms and conditions set forth in the Merger Agreement, each of Lumentum, Merger Sub, Merger Sub LLC and Oclaro will use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement (including the Merger) including using reasonable best efforts to:

•	cause the conditions to the Merger to be satisfied or fulfilled;

•	obtain all necessary actions, or non-actions, waivers, consents, approvals, orders and authorizations from governmental entities, obtain the expiration or termination of any applicable waiting periods, make all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any), and take all steps as may be necessary to obtain any actions or non-actions, waivers, consents, approvals, orders and authorizations from, and to avoid an action or proceeding by, any governmental entity and any impediment to the consummation of the Merger under any applicable Laws (including antitrust laws);

•	defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging the consummation of the Merger; and

•	execute and deliver any additional instruments necessary to consummate the Merger.

Subject to the terms and conditions set forth in the Merger Agreement, Lumentum and Oclaro will promptly, using their respective reasonable best efforts, file with the FTC and DOJ a Notification and Report Form relating to the Merger as required by the HSR Act (and in any event no later than twelve business days, following the execution of the Merger Agreement) as well as comparable pre-merger notification filings, forms and submissions with any foreign governmental entity that may be required by the antitrust laws of any applicable foreign jurisdiction (including under the antitrust and competition laws of the People’s Republic of China) (and in any event no later than twenty-three business days, following the execution of the Merger Agreement). The parties will use reasonable best efforts to promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other applicable jurisdiction. Lumentum and Oclaro will promptly inform the other party of any communication from any governmental entity regarding the Merger. If either Lumentum or Oclaro receives a request for additional information or documentary material from any governmental entity with respect to the Merger, then it will use reasonable best efforts to provide, or cause to be provided, as soon as reasonably practicable and after consultation with the other party, any additional information that reasonably may be required or requested by such governmental entity and otherwise make an appropriate response in compliance with such request. Subject to applicable law, no filing of, or amendment or supplement to, or written correspondence with any governmental entity or its staff with respect to such antitrust laws shall be made by Lumentum or Oclaro without providing the other party a reasonable opportunity to review and comment thereon and consider in good faith the comments of the other party. Lumentum and Oclaro also agree to (i) give each other reasonable advance notice of all substantive discussions or meetings with any governmental entity relating to the Merger, (ii) give each other an opportunity to participate in each of such substantive discussions or meetings where permitted by applicable law and the relevant governmental entity, (iii) keep the other party reasonably apprised with respect to any substantive communications with any governmental entity regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental entity, (v) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any governmental entity relating to the Merger or any other transactions contemplated hereby, and (vi) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with any governmental entity with respect to all efforts to satisfy the antitrust closing conditions.

Lumentum is required to take all actions with respect to a Divestible Product Line (as defined below) to, as promptly as practicable, eliminate any concerns on the part of, or to satisfy any conditions imposed by, any governmental entity with jurisdiction over the enforcement of any antitrust law, regarding the Merger, including by (i) proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting), by consent decree, hold separate order or otherwise, the license, sale, divestiture or disposition of such assets (including intellectual property rights and any assets used in multiple product lines, operations or businesses of Lumentum, Oclaro or any of their respective subsidiaries (“Mixed Use Assets”)), businesses and product lines of Lumentum, Oclaro or any of their respective subsidiaries and affiliates, now owned or hereafter sought to be acquired, (such license, sale, divestiture or disposition, a “Divestiture”), (ii) otherwise offering or offering to commit to operational restrictions, whether or not such restrictions limit or modify Lumentum’s rights of ownership in, or ability to conduct its businesses, product lines or operation of its or its subsidiaries’ assets (including intellectual property rights and Mixed Use Assets), including, after the Closing, the businesses, product lines or operation of the assets (including intellectual property rights and Mixed Use Assets) of the Oclaro or its subsidiaries, in each case as determined necessary or advisable in order to obtain all consents necessary to satisfy the antitrust-related conditions to the Merger prior to the Termination Date and/or to avoid the entry of, or to effect the dissolution of, any order that would have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting) supply and other commercial arrangements. However, Lumentum shall not be required to (i) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (ii) grant any non-exclusive license, accept any operational restrictions or take or commit to take any actions (including supply and other commercial arrangements) which restrictions or actions would limit Lumentum’s or any of its subsidiaries’ freedom of action with respect to, assets, licenses, product lines, operations or businesses of Lumentum, Oclaro or any of their respective subsidiaries that, individually or in the aggregate, generated total collective revenues in excess of $66,000,000 in Lumentum’s or Oclaro’s fiscal year 2017, as applicable (the “Revenue Cap”), provided, for purposes of calculating the Revenue Cap, with respect to Mixed Use Assets, only the revenue generated by the Divestible Product Line shall be counted towards the Revenue Cap, except that, in the case of clause (ii) above, the revenues of the asset, license, product line, operation or business impacted by such non-exclusive license, operational restriction or action, respectively, shall be considered in determining whether the Revenue Cap has been achieved only if: (A) such restrictions or actions would limit Lumentum’s or its affiliate’s freedom of action after the Effective Time with respect to such impacted asset, product line, operation or business, respectively, of Lumentum, Oclaro or any of their respective subsidiaries in a respect that is material to such impacted asset, product line, operation or business, respectively, of Lumentum, Oclaro or any of their respective subsidiaries (it being understood that an obligation to continue selling or supporting a product in any jurisdiction shall not, in and of itself, be construed to be a material limitation), or (B) in the case of a non-exclusive license, the adverse effect of such non-exclusive license is material with respect to the impacted asset, license, product line, operation or business, respectively of Lumentum, Oclaro or any of their respective subsidiaries. Notwithstanding the foregoing, in no event shall Lumentum be required to (i) sell, divest, license, hold separate, or otherwise dispose of any wafer fabrication facility or wafer fabrication equipment of Lumentum, Oclaro or any of their respective subsidiaries if such wafer fabrication facility or wafer fabrication equipment is used in the production of multiple product lines that, in the aggregate, generated revenue in excess of the Revenue Cap in fiscal year 2017, (ii) license intellectual property rights of Lumentum, Oclaro or any of their respective subsidiaries, to a third party, if Lumentum, Oclaro or such subsidiaries (as applicable) are not permitted by the governmental entity (with jurisdiction over the enforcement of any antitrust law that is seeking such antitrust remedy) to contractually prohibit such Third Party from using such licensed intellectual property rights to sell, manufacture or distribute any Non-Divestible Product Line (as defined below), or (iii) sell or divest intellectual property rights of Lumentum, Oclaro or any of their respective subsidiaries, to a third party, if Lumentum, Oclaro or such subsidiaries (as applicable) are not permitted by the governmental entity (with jurisdiction over the enforcement of any antitrust law that is seeking such antitrust remedy) to (A) contractually require such third party to license such intellectual property rights to any of Lumentum, Oclaro or any of their respective subsidiaries to the extent such intellectual property rights is necessary to sell, manufacture or distribute any Non-Divestible Product Line and (B) contractually prohibit such third party from using such intellectual property rights to sell, manufacture or distribute any Non-Divestible Product Line. A “Divestible Product Line” means any product lines, operations or businesses of Lumentum, Oclaro or any of their respective subsidiaries that, individually or in the aggregate, generated total collective revenues up to and including the Revenue Cap, for which any governmental entity with jurisdiction over the enforcement of any antitrust law seeks an antitrust remedy, including a Divestiture. A “Non-Divestible Product Line” shall mean any product lines, operations or businesses of Lumentum, Oclaro or any of their respective subsidiaries that are not a Divestible Product Line.

Employee Matters

From the Effective Time until the first anniversary of the Closing Date (the “Transition Period”), Lumentum will cause the compensation and benefits package provided to each employee of Oclaro or its subsidiaries who is employed by Lumentum or any of its subsidiaries immediately after the Effective Time (each, a “Continuing Employee”) to be no less favorable, in the aggregate, than the compensation and benefits package, in the aggregate, provided to such Continuing Employee immediately before the Effective Time. During the Transition Period, each Continuing Employee will be eligible to receive (i) base wages or salary, as applicable, that is not less than the base wages or salary, as applicable, provided to such Continuing Employee immediately before the Effective Time and (ii) severance benefits not less favorable in amount or eligibility requirements than those provided to such Continuing Employee immediately before the Effective Time.

As of the Effective Time, with respect to Continuing Employees, Lumentum will cause the service of each such Continuing Employee with Oclaro and its subsidiaries before the Effective Time to be recognized for purposes of eligibility to participate, levels of benefits and vesting (but not for purposes of benefit accrual) under each severance, vacation, fringe or other welfare benefit plan, program or arrangement of Lumentum or the Surviving Company (as defined in the Merger Agreement), as applicable, but in which any Continuing Employee is or becomes eligible to participate, but solely to the extent permitted by applicable law and to the extent such credit would not result in a duplication of benefits. From and after the Effective Time, Lumentum will, if permitted by applicable law and the terms of the applicable plans, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Lumentum or its subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employee in the U.S. credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred before the Effective Time for which payment has been made.

Lumentum will, and will cause the Surviving Company, its subsidiaries and their permitted successors and assigns, to honor and perform the individual severance arrangements and any plans, programs or arrangements required to be maintained by Oclaro or one of its subsidiaries by applicable law.

The Merger Agreement provides that the employee covenants described above are for the sole benefit of Lumentum and Oclaro, and that no third party (including any Continuing Employee) will have any third-party beneficiary rights or remedies under the Merger Agreement, including in relation to continued employment or service with Lumentum or the continuation of any employee benefit plans or arrangements by Lumentum or Oclaro.

Unless Lumentum provides written notice otherwise at least 10 business days before the Closing Date, effective as of the day immediately preceding the Closing, Oclaro will terminate any and all 401(k) plans maintained by Oclaro or any of its subsidiaries, and as soon as practicable following the Closing, Lumentum will permit all Continuing Employees who were eligible to participate in any 401(k) plan maintained by Oclaro or any of its subsidiaries immediately before the Closing to participate in Lumentum’s 401(k) plan, and will permit each such Continuing Employee to elect to transfer his or her account balance when distributed from any terminated 401(k) plan maintained by Oclaro or any of its subsidiaries, including any outstanding participant loans from such 401(k) plans, to Lumentum’s 401(k) plan, except if accepting such transfers would adversely affect the tax-qualified status of Lumentum’s 401(k) plan, or as may be prohibited by Lumentum’s 401(k) plan.

Indemnification and Insurance

Lumentum has agreed, for a period of six years following the Effective Time, to cause the surviving company to honor and fulfill in all respects the obligations of Oclaro under its certificate of incorporation and bylaws and its subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all agreements for indemnification, exculpation of liability or advancement of expenses, in effect as of the date hereof between Oclaro or any of its subsidiaries and any of their respective current or former directors or officers or any person who becomes a director or officer prior to the Effective Time (the “Indemnified Parties”), all of which will continue in full force and effect in accordance with their terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties. The foregoing notwithstanding, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the rights to indemnification and exculpation from liabilities and advancement of expenses referenced in the preceding sentence will continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Lumentum has additionally agreed, for a period of six years after the Effective Time, to maintain in effect Oclaro’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of facts, events, acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time, on terms with respect to the coverage and amounts no less favorable to such insured persons than those of the D&O Insurance in effect on the date of the Merger Agreement; provided, however, that the surviving company may, at its option, substitute therefor policies of Lumentum, the surviving company or any of their respective subsidiaries containing terms with respect to coverage and amounts no less favorable to such insured persons than the D&O Insurance, provided further, however, that in satisfying its obligations, Lumentum and the surviving company is not obligated to pay annual premiums in excess of 235% of the amount paid by Oclaro for such insurance coverage for its last full fiscal year (such 235% amount, the “Maximum Annual Premium”), provided further that if the annual premiums of such insurance coverage exceed such amount, Lumentum and the surviving company are obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in the Merger Agreement, Oclaro may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable to the insured persons, in the aggregate, than the D&O Insurance and for an amount not to exceed 235% of the amount paid by Oclaro coverage for its last full fiscal year. In the event that Oclaro does not purchase the Tail Policy, Lumentum may purchase a Tail Policy on the D&O Insurance on terms and conditions no less favorable to the insured persons, in the aggregate, than the D&O Insurance. In the event that either Oclaro or Lumentum purchases such a Tail Policy prior to the Effective Time, Lumentum the surviving company will maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Lumentum and the surviving company described in this paragraph for so long as such Tail Policy is maintained in full force and effect.

Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance, the indemnification rights referred to in the first paragraph of this section or the Tail Policy referred to in the previous paragraph (and their heirs and representatives) are third party beneficiaries of such section, with full rights of enforcement as if a party to the agreements described therein.

In the event Lumentum or the surviving company (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then the surviving entity or transferee of such assets will assume the obligations described in this section. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance, the indemnification rights referred to in the first paragraph of this section or the Tail Policy referred to in the second paragraph of this section(and their heirs and representatives)) described in this section are in addition to, and not in substitution for, any other rights that such persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents and any and all indemnification agreements of or entered into by Oclaro or any of its subsidiaries, or applicable law (whether at law or in equity).

Stock Exchange Listing

The Merger Agreement provides that Lumentum will use its reasonable best efforts to cause the shares of Lumentum common stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Financing Obligations

Lumentum has agreed to use reasonable best efforts to take or cause to be taken all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing at or prior to the Closing. Lumentum will pay all fees arising under the Debt Commitment Letters as they become due.

Lumentum has agreed to not permit any amendment or modification to be made to the Debt Commitment Letters (other than pursuant to “flex” provisions contained in the Debt Commitment Letters) without the consent of Oclaro if such amendment or modification would (i) reduce the aggregate amount of the Debt Financing (unless Lumentum has a sufficient amount of available cash on hand from other sources to pay the Cash Consideration at Closing), (ii) impose new or additional conditions or other terms to the Debt Financing in a manner that would reasonably be expected to delay, prevent or materially impede the consummation of the Merger or make the timely funding of the Debt Financing less likely to occur in any material respect or (iii) adversely impact the ability of Lumentum to enforce its rights against the other parties to the Debt Commitment Letters or the definitive agreements with respect thereto. Lumentum may amend, amend and restate or replace the existing Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters. Lumentum has agreed to provide Oclaro with information regarding any such changes.

If any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters (after giving effect to all applicable flex provisions), Lumentum has agreed to use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Lumentum than those set forth in the Debt Commitment Letters (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part.

Lumentum has agreed to keep Oclaro fully informed on a reasonably current basis regarding the status of arranging the Debt Financing, and has agreed to promptly provide any information reasonably requested by Oclaro relating to arranging the Debt Financing.

Lumentum has expressly agreed that the receipt of the Debt Financing is not a condition to Closing.

Financing Cooperation

Prior to the Effective Time, Oclaro has agreed to, and to cause its subsidiaries to, and to use its reasonable best efforts to cause its and their representatives to, provide Lumentum with all cooperation reasonably requested by Lumentum to assist it in causing the conditions in the Commitment Letter to be satisfied or as is otherwise reasonably requested by Lumentum in connection with the Debt Financing, including:

•	causing Oclaro’s management team, with appropriate seniority and expertise, including its senior executive officers, to assist in preparation for and to participate in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

•	assisting Lumentum with the timely preparation of customary rating agency presentations, bank information memoranda, road show materials and high-yield offering prospectuses, memoranda or other customary marketing materials required in connection with the Debt Financing;

•	assisting Lumentum in connection with the preparation and registration of (but not executing) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be requested by Lumentum or its financing sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as requested by Lumentum), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, provided that such documents will not take effect until the Effective Time;

•	to the extent required in connection with the Debt Financing, furnishing Lumentum and its financing sources, as promptly as practicable, with (1) audited consolidated balance sheets and related statements of income and cash flows of Oclaro and its subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date, (2) unaudited consolidated balance sheets and related unaudited statements of income and cash flows of Oclaro and its subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date, (3) financial information regarding Oclaro and its subsidiaries necessary for Lumentum to prepare any pro forma financial statements for historical periods required by the Commitment Letter, and (4) such other financial information and other pertinent information customarily required in connection with a confidential information memorandum or bank presentation in respect of the Debt Financing, in each case customarily used for the syndication of the Debt Financing;

•

reasonably facilitating the pledging of collateral on the Closing Date as may be reasonably necessary to permit the consummation of the Debt Financing, delivering notices of prepayment and notices of redemption within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered on the Closing Date, and giving any other necessary notices, to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness of Oclaro or its subsidiaries required by the Commitment Letter to be paid on or prior to the Closing Date;

•	so long as requested at least 10 days prior to the Closing Date, furnishing Lumentum or any of its subsidiaries and their financing sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations at least three business days prior to the Closing Date;

•	delivery of customary authorization letters that authorize the distribution of the confidential information memorandum to prospective lenders, which letters shall contain customary representations by Oclaro with respect to Oclaro and its subsidiaries, including (a) a customary “10b-5” representation and (b) a customary representation that the public-side version does not include material non-public information about Oclaro and its subsidiaries or their securities; and

•	taking all corporate and other actions, subject to the occurrence of the Closing Date, reasonably requested by Lumentum to permit the consummation of the Debt Financing.

Notwithstanding the provisions described in this section or any other provision of the Merger Agreement, nothing in the Merger Agreement will require Oclaro or any of its subsidiaries to (1) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Lumentum or any of its subsidiaries, (2) enter into any definitive agreement the effectiveness of which is not conditioned on the Effective Time (other than, for the avoidance of doubt, the customary authorization letters described above) that is effective prior to the Effective Time, (3) give any indemnities that are effective prior to the Effective Time, (4) take any action that, in the good faith determination of Oclaro, would unreasonably interfere with the conduct of the business of Oclaro and its subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of Oclaro or any of its subsidiaries, (5) provide any information the disclosure of which is prohibited or restricted under applicable law or is legally privileged, or (6) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a violation or breach of, or default under, any agreement to which Oclaro or any of its subsidiaries is a party. In addition, no action, liability or obligation of Oclaro, any of its subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument (other than any “authorization letters” referred to above) relating to the Debt Financing will be effective until the Effective Time, and neither Oclaro nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. No officer or representative of Oclaro or any of its subsidiaries will be required to deliver any certificate or opinion or take any other action pursuant the Merger Agreement that could reasonably be expected to result in personal liability to such officer or representative and the members of the Oclaro Board as of immediately prior to the Effective Time will not be required to approve any Debt Financing or contracts related thereto.

All non-public or other confidential information provided by Oclaro or any of its representatives pursuant to the Merger Agreement will be kept confidential in accordance with the confidentiality agreement between Lumentum and Oclaro, except that Lumentum will be permitted to disclose such information to any of its financing sources or prospective financing sources, ratings agencies and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such persons (1) agree to be bound by the terms of the confidentiality Agreement as if parties thereto and (2) are subject to other confidentiality undertakings customary for financings of the same type as the Debt Financing.

Lumentum has agreed to (1) indemnify, defend and hold harmless Oclaro, its subsidiaries and their respective representatives from and against any loss, damages, claim, cost, liability, obligation or expense

(including legal fees and expenses) suffered or incurred in connection with providing the cooperation and support described in this section and any information provided in connection therewith except (A) information furnished in writing by or on behalf of Oclaro and its subsidiaries for use therein and (B) to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of Oclaro or its subsidiaries and (2) promptly, upon request of Oclaro, reimburse Oclaro and its subsidiaries for all reasonable out-of-pocket costs incurred by Oclaro or its subsidiaries in connection with providing the cooperation and support described in this section.

Litigation Related to the Transaction

Oclaro shall promptly advise Lumentum in writing after becoming aware of any Legal Proceeding commenced after the date hereof against Oclaro or any of its directors by any shareholder of Oclaro (on their own behalf or on behalf of Oclaro) relating to the Merger Agreement or the transactions contemplated thereby (including the Merger) and shall keep Lumentum reasonably informed regarding any such Legal Proceeding. Oclaro shall give Lumentum the opportunity to consult with Oclaro regarding the defense or settlement of any such shareholder litigation and shall consider Lumentum’s views with respect to such shareholder litigation and shall not settle any such shareholder litigation without the prior written consent of Lumentum (which consent shall not be unreasonably withheld, delayed or conditioned).

The Merger Agreement provides that the term “Legal Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private), hearing, audit, examination or investigation by or before any governmental entity.

Other Agreements

The Merger Agreement also contains other covenants, including with respect to access to information of the other company, public announcements with respect to the transactions contemplated by the Merger Agreement, and obtaining third party consents under Lumentum’s or Oclaro’s business contracts.

Conditions to Closing

Under the Merger Agreement, each party’s obligation to effect the Merger is subject to satisfaction or, to the extent permitted where permissible under applicable law, mutual waiver at the Effective Time of each of the following conditions:

•	the Oclaro Stockholder Approval shall have been obtained from Oclaro’s stockholders;

•	any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated under the Merger Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all other antitrust, competition or merger control consents or clearances required to consummate the transactions contemplated by the Merger Agreement under the antitrust laws of the People’s Republic of China shall have been obtained (or been deemed to have been obtained by virtue of the expiration or termination of any applicable waiting period);

•	no governmental entity having competent jurisdiction in any jurisdiction that is material to the business or operations of Oclaro and its subsidiaries, taken as a whole, or Lumentum and its subsidiaries, taken as a whole, shall have (1) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the Merger illegal in any such jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any such jurisdiction or (2) issued or granted any order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal in any such jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any such jurisdiction;

•	the Form S-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

•	the shares of Lumentum common stock to be issued in the Merger as contemplated by the Merger Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Lumentum’s, Merger Sub’s and Merger Sub LLC’s obligation to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

•	Each of the representations and warranties of Oclaro set forth in the Merger (other than certain provisions of the representations and warranties of Oclaro related to capitalization and the representations set forth in the immediately following bullet point) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (except for those representations and warranties which address matters only as of a particular date the accuracy of which shall be determined as of such particular date and (A) all Material Adverse Effect and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) such qualifications shall not be disregarded pursuant to the certain provisions of a representation and warranty related to the Oclaro balance sheet) and (B) any update of or modification to the Oclaro Disclosure Letter made or purported to have been made after the date of the Merger Agreement shall be disregarded));

•	Each of the representations and warranties set forth in the Merger Agreement relating to organization and standing (first four sentences thereof only), authorization, brokers; fees and expenses and state anti-takeover statutes shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date the accuracy of which shall be determined as of such particular date);

•	Each of the representations and warranties set forth in the Merger Agreement relating to capitalization (the first sentence only in subsections (b) and (c) thereof) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any de minimis inaccuracies (except for those representations and warranties which address matters only as of a particular date the accuracy of which shall be determined as of such particular date);

•	Oclaro shall have performed in all material respects its covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•	Since March 11, 2018, a Material Adverse Effect with respect to Oclaro shall not have occurred; and

•	Lumentum shall have received a certificate signed on behalf of Oclaro by its chief executive officer and its chief financial officer to the effect that the conditions related to Oclaro’s representations, warranties and covenants described above have been satisfied, and that no Material Adverse Effect with respect to Oclaro has occurred since March 11, 2018.

Oclaro’s obligation to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

•

Each of the representations and warranties of Lumentum, Merger Sub and Merger Sub LLC set forth in the Merger Agreement (other than the representations in the bullet point immediately following and certain provisions of the representations and warranties of Lumentum related to capitalization) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (except for those representations and warranties which address matters only as of a particular date the accuracy of which shall be determined as of such particular date and (A) all Material Adverse Effect and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) such qualifications shall not be disregarded pursuant to the certain provisions of a representation and warranty related to the Lumentum balance sheet (as defined in the Merger Agreement)) and (B) any update of or modification to the Lumentum Disclosure Letter made or purported to have been made after the date of the Merger Agreement shall be disregarded));

•	Each of the representations and warranties set forth in the Merger Agreement relating to Organization and Standing (the first four sentences thereof only), Authorization, Brokers; Fees and Expenses and State Anti-Takeover Statutes shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date the accuracy of which shall be determined as of such particular date);

•	Each of the representations and warranties set forth in the Merger Agreement relating to capitalization (the first sentence only in subsections (a) and (c) thereof and the first and third sentences only in subsection (b) thereof) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any de minimis inaccuracies (except for those representations and warranties which address matters only as of a particular date the accuracy of which shall be determined as of such particular date) and in no event shall Lumentum have fewer than 62,286,763 shares of outstanding common stock;

•	Lumentum shall have performed in all material respects its covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•	since March 11, 2018, a Material Adverse Effect with respect to Lumentum shall not have occurred; and

•	Oclaro shall have received a certificate signed on behalf of Lumentum, Merger Sub and Merger Sub LLC by a duly authorized officer of Lumentum, Merger Sub and Merger Sub LLC to the effect that the conditions related to Lumentum’s representations, warranties and covenants described above have been satisfied, and that no Material Adverse Effect with respect to Lumentum has occurred since March 11, 2018.

The Merger Agreement provides that neither party may rely on the failure of any condition to Closing to be satisfied if such failure was caused by that party’s failure to comply with its obligations under the Merger Agreement.

Any or all of the conditions described above may be waived, in whole or in part, by Lumentum or Oclaro, to the extent permitted by applicable law.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written agreement of Lumentum and Oclaro, and either party may terminate the Merger Agreement in the following circumstances:

•	if the special meeting shall have been held and the Oclaro Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

•	if any governmental entity of competent jurisdiction, and which jurisdiction is material to the business or operations of Oclaro and its subsidiaries, taken as a whole, or Lumentum and its subsidiaries, taken as a whole, shall have (1) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Merger) any applicable law that is in effect and has the effect of permanently making the consummation of the Merger illegal in any such jurisdiction or which has the effect of permanently prohibiting or otherwise permanently preventing the consummation of the Merger in any such jurisdiction or (2) issued or granted any order that is in effect and has the effect of permanently making the Merger illegal in any such jurisdiction or which has the effect of permanently prohibiting or otherwise permanently preventing the consummation of the Merger and such order shall have become final and nonappealable; provided, that the right to terminate the Merger Agreement described in this section shall not be available to any party hereto whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in such order (or such order becoming final and nonappealable); or

•	if the Effective Time shall not have occurred on or before 5:00 p.m. Pacific Time on December 11, 2018 (the “Termination Date”); provided, however, that if on the Termination Date all of the conditions to the Closing set forth in the Merger Agreement other than (i) those conditions that by their terms are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time, and (ii) any or all of the conditions set forth in the Merger Agreement (but solely to the extent the matter giving rise to the failure of such condition is related to Antitrust Laws), have been satisfied or waived, then the Termination Date will automatically be extended to March 11, 2019 (the “Antitrust Termination Date”); and provided, further, that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available to any party hereto whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date or the Antitrust Termination Date, as applicable.

Oclaro may also terminate the Merger Agreement at any time prior to the Effective Time as follows:

•	in the event of a breach of any representation, warranty, covenant or agreement on the part of Lumentum, Merger Sub or Merger Sub LLC set forth in the Merger Agreement such that the obligations of Oclaro set forth as conditions to Closing would not be satisfied as of the time of such breach, subject to customary cure periods; or

•	prior to obtaining the Oclaro Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal after an Oclaro Change of Recommendation, provided that (1) Oclaro has complied in all material respects with the terms of the Merger Agreement governing the circumstances under which an Oclaro Change of Recommendation may be effected, (2) concurrently with the termination of the Merger Agreement, Oclaro enters into a definitive agreement to effect such Superior Proposal and (3) concurrently with the termination of the Merger Agreement, Oclaro pays to Lumentum the termination fee amount payable pursuant to and in accordance with the Merger Agreement.

Lumentum may also terminate the Merger Agreement at any time prior to the Effective Time as follows:

•	in the event of a breach of any representation, warranty, covenant or agreement on the part of Oclaro set forth in the Merger Agreement or such that the conditions required to be performed by Oclaro as conditions to the Closing would not be satisfied as of the time of such breach, subject to customary cure periods; or

•

in the event that a Triggering Event shall have occurred prior to receipt of the Oclaro Stockholder Approval. For all purposes of and under the Merger Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (1) Oclaro shall have willfully breached the provisions of the Merger Agreement governing its solicitation of an

Acquisition Proposal (or be deemed, pursuant to the terms thereof, to have breached, provided that such breach is willful) in any material respect (without regard to whether such breach results in an Acquisition Proposal); (2) the Oclaro Board or any committee thereof shall have for any reason effected an Oclaro Change of Recommendation; or (3) Oclaro shall have failed to include the Oclaro Board Recommendation in this proxy statement/prospectus.

Termination Fees

Oclaro will be required to pay to Lumentum a termination fee of $63.0 million in cash if the Merger Agreement is terminated as follows:

•	by Oclaro, prior to obtaining the Oclaro Stockholder Approval, in order for Oclaro to enter into a definitive agreement with respect to a Superior Proposal after an Oclaro Change of Recommendation, provided that Oclaro has complied in all material respects with the applicable terms of the Merger Agreement regarding an Oclaro Change of Recommendation;

•	by Lumentum in the event that a Triggering Event shall have occurred prior to receipt of the Oclaro Stockholder Approval;

•	(1) by either Lumentum or Oclaro because the special meeting is held and the Oclaro Stockholder Approval is not obtained thereat or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken, (2) prior to the special meeting an Acquisition Proposal had been publicly announced or become publicly known, and not publicly withdrawn, and (3) within 12 months following the termination of the Merger Agreement, either an Acquisition Transaction is consummated or Oclaro enters into a definitive agreement providing for an Acquisition Transaction and such Acquisition Transaction is ultimately consummated (with all references to “15%” and “85%” in the definition of Acquisition Transaction being deemed references to “50%”);

•	(1) by either Lumentum or Oclaro because the Merger has not been consummated on or before the Termination Date or the Antitrust Termination Date, as applicable, (2) prior to such termination an Acquisition Proposal had been publicly announced or become publicly known, and not publicly withdrawn, or had been communicated to Oclaro and not withdrawn, and (3) within 12 months following the termination of the Merger Agreement, either an Acquisition Transaction is consummated or Oclaro enters into a definitive agreement providing for an Acquisition Transaction and such Acquisition Transaction is ultimately consummated (with all references to “15%” and “85%” in the definition of Acquisition Transaction being deemed references to “50%”); or

•	(1) by Lumentum in the event of a willful and material breach of any covenant or agreement on the part of Oclaro set forth in the Merger Agreement such that the conditions required to be performed by Oclaro as conditions to the Closing would not be satisfied as of the time of such breach, subject to customary cure periods, (2) prior to the breach or inaccuracy that formed the basis for such termination, an Acquisition Proposal had been publicly announced or become publicly known, and not publicly withdrawn, or had been communicated to Oclaro and not withdrawn, and (3) within 12 months following the termination of the Merger Agreement, either an Acquisition Transaction is consummated or Oclaro enters into a definitive agreement providing for an Acquisition Transaction and such Acquisition Transaction is ultimately consummated (with all references to “15%” and “85%” in the definition of Acquisition Transaction being deemed references to “50%”).

Lumentum will be required to pay to Oclaro (or its designee) a termination fee of $80 million in cash if the Merger Agreement is or had been terminated as follows:

•	by either Lumentum or Oclaro due to a court or other governmental entity in a jurisdiction that is material to the business or operations of Lumentum or Oclaro issuing a final and non-appealable order or enacting an antitrust law that either permanently prohibits or prevents the consummation of the Merger; or

•	by either Lumentum or Oclaro due to the Effective Time not occurring prior to the Termination Date, or, if applicable, the Antitrust Termination Date and as of the time of such termination, the only conditions to Closing that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date the notice of termination is delivered) were the condition related to illegality or injunction arising under the antitrust laws or the condition related to regulatory approvals.

Effect of Termination

Upon the termination of the Merger Agreement pursuant to its terms, the Merger Agreement will become of no further force or effect without liability of any party or parties thereto, as applicable except for certain sections of the Merger Agreement, including provisions regarding confidentiality, public disclosure, repatriation of cash, notice of termination, effect of termination, fees and expenses and certain general provisions. Such termination will not relieve any party to the Merger Agreement of any liability for any willful and material breach of, or fraud in connection with, the Merger Agreement.

Expenses

Other than as described above under the section titled “The Merger Agreement—Termination Fees” beginning on page 150 of this proxy statement/prospectus, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) will be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated. Expenses incurred in connection with the preparation, printing and mailing of this proxy statement/prospectus and the Form S-4 any other filings with the SEC and filing fees, if any, related thereto or under the HSR Act or any comparable pre-merger notification filings, forms and submissions with any foreign governmental entity that may be required by the antitrust laws of any applicable foreign jurisdiction shall be paid by Lumentum.

Amendment

The Merger Agreement may be amended by Lumentum, Merger Sub, Merger Sub LLC and Oclaro at any time before or after the approval by the Oclaro stockholders of the Merger Proposal at the special meeting, but after such approval, any amendment that requires the further approval of Oclaro stockholders by law may not be made without such further approval.

Governing Law

The Merger Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Notwithstanding the foregoing, any action, cause of action or other claim against the Financing Sources in any way relating to the Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York except as expressly specified in the debt commitment letters, the commitment relating to any alternative financing or in any definitive document related to such financing.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties have accordingly agreed that the parties shall be entitled to seek equitable relief without the requirement of posting a bond or other security, including to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The discussion below under the “Material U.S. Federal Income Tax Consequences” sets forth the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below). This discussion is based on the Code, Treasury regulations promulgated thereunder, rulings, administrative interpretations and court decisions, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to the tax consequences described below.

This discussion addresses only the consequences of the exchange of shares of Oclaro common stock held as capital assets (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a stockholder in light of that stockholder’s particular circumstances, or to a stockholder subject to special rules, such as:

•	a financial institution or insurance company, a regulated investment company, or a real estate investment trust;

•	a tax-exempt organization;

•	a controlled foreign corporation, passive foreign investment company, or corporation that accumulates earnings to avoid U.S. federal income tax;

•	partnerships or other pass-through entities and investors therein;

•	a dealer or broker in securities or currencies or a trader in securities who elects the mark-to-market method of accounting for their securities;

•	a stockholder who is not a U.S. Holder;

•	a stockholder that has a functional currency other than the U.S. dollar;

•	a stockholder who holds Oclaro common stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;

•	a person that will own immediately after the execution of the Merger (directly, indirectly or constructively) 10% or more by vote or value of the Lumentum equity interests;

•	a foreign government;

•	an individual retirement or other tax-deferred account;

•	a pension fund;

•	a stockholder who acquired Oclaro common stock pursuant to the exercise of compensatory options or stock purchase plans or otherwise as compensation; or

•	a stockholder that does not vote in favor or the Merger and properly demands appraisal of its shares of Oclaro common stock under applicable law.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Oclaro common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Oclaro common stock should consult its tax advisors.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Oclaro common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of shares that is not a partnership for U.S. federal income tax purposes and is not a U.S. Holder.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any alternative minimum tax, non-income tax or non-U.S., state or local tax consequences of the Merger, or the potential application of the Medicare contribution tax on net investment income. Accordingly, we strongly urge each Oclaro stockholder to consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to the stockholder as a result of the Merger.

Qualification of the Merger as a Reorganization under Section 368(a) of the Code

The Merger is intended to constitute a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. One of the requirements that must be satisfied in order for the Merger to qualify as a reorganization is the “continuity of interest” test, which requires that a sufficient amount of the proprietary interests in Oclaro are preserved by being exchanged in the Merger for Lumentum common stock. The continuity of interest test generally would be met if the Stock Consideration received in the Merger represented at least 40% of the value of the total Merger Consideration, determined based on the value of the Lumentum common stock on the Closing Date. If the continuity of interest test is not satisfied, the Merger will not qualify as a reorganization under Section 368(a) of the Code and the Merger will be a fully taxable transaction.

No assurances can be given that the continuity of interest requirement will be met. Stockholder votes will not be resolicited in the event that the Merger does not qualify as a reorganization under Section 368(a) of the Code. On the Closing Date, Lumentum and Oclaro will make a determination, in consultation with tax counsel, as to whether or not the Merger qualifies as reorganization for U.S. federal income tax purposes, and Lumentum will inform the Oclaro stockholders of such determination as soon as practicable after the Closing. The determination will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on assumptions and will rely on representations contained in certificates executed by officers of Lumentum and Oclaro. The determination will neither bind the IRS nor preclude the IRS from adopting a contrary position, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to such determination. Neither Lumentum nor Oclaro intends to seek a ruling from the IRS with respect to the tax consequences of the Merger or an opinion of counsel with respect to such tax consequences in connection with the Closing of the Merger.

U.S. Federal Income Tax Consequences to Oclaro Stockholders If the Merger Qualifies as a Reorganization under Section 368(a) of the Code

If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder of Oclaro common stock receiving the Merger Consideration in exchange for such Oclaro common stock in the Merger generally will recognize gain equal to the lesser of (i) the amount of cash received by the U.S. Holder (excluding any cash received in lieu of fractional shares of Lumentum common stock) and (ii) the excess of the “amount realized” by the U.S. Holder over the U.S. Holder’s tax basis in the Oclaro common stock (generally the purchase price paid by the U.S. Holder to acquire such stock). The “amount realized” by the U.S. Holder will equal the sum of the fair market value of the Lumentum common stock and the amount of cash (including any cash received in lieu of fractional shares of Lumentum common stock) received by the U.S. Holder. Losses will not be permitted to be recognized by U.S. Holders of Oclaro common stock in the Merger, except in connection with the receipt of cash in lieu of fractional shares of Lumentum common stock, as discussed below. Any gain recognized by a U.S. Holder of Oclaro common stock generally will be long-term capital gain if the U.S. Holder’s holding period for the Oclaro common stock is more than one year, and short-term capital gain if the U.S. Holder’s holding period is one year or less, at the time of the First Step Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation.

For a U.S. Holder who acquired different blocks of Oclaro common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the Merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain recognized on the exchange of another block of shares. If a U.S. Holder has differing bases or holding periods in respect of shares of Oclaro common stock, the U.S. Holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Lumentum common stock received in the Merger.

The aggregate tax basis of the Lumentum common stock received (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate tax basis of the Oclaro common stock surrendered, reduced by the amount of cash the U.S. Holder of Oclaro common stock received (excluding any cash received in lieu of fractional shares of Lumentum common stock), and increased by the amount of gain that the U.S. Holder of Oclaro common stock recognizes, but excluding any gain or loss from the deemed receipt and redemption of fractional shares described below. The holding period of Lumentum common stock received by a U.S. Holder of Oclaro common stock in the Merger will include the holding period of the U.S. Holder’s Oclaro common stock.

Cash received by a U.S. Holder of Oclaro common stock in lieu of fractional shares of Lumentum common stock generally will be treated as if the U.S. Holder received the fractional shares in the Merger and then received the cash in redemption of the fractional shares. The U.S. Holder generally should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the U.S. Holder’s tax basis allocable to the fractional shares.

U.S. Holders of shares of Oclaro common stock receiving Lumentum common stock and cash in the Merger will be required to retain records pertaining to the Merger. U.S. Holders who owned at least 5% (by vote or value) of the total outstanding Oclaro common stock before the First Step Merger or whose tax basis in Oclaro securities immediately before the First Step Merger equals or exceeds $1 million are subject to certain reporting requirements with respect to the Merger are subject to certain reporting requirements with respect to the Merger. U.S. Holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the Merger.

U.S. Federal Income Tax Consequences to Oclaro Stockholders if the Merger Does Not Qualify as a Reorganization Under Section 368(a) of the Code.

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder’s exchange of Oclaro common stock for Merger Consideration in the First Step Merger will be a fully taxable transaction in which such holder generally will recognize gain or loss equal to the difference between the “amount realized” (as defined above) and the U.S. Holder’s tax basis in the Oclaro common stock surrendered in the Merger. Gain or loss must be calculated separately for each identifiable block of shares (i.e., shares acquired at different times and prices) exchanged in the First Step Merger. Any gain or loss recognized by a U.S. Holder of Oclaro common stock generally will be long-term capital gain or loss if the U.S. Holder’s holding period of the Oclaro common stock is more than one year, and short-term capital gain or loss if the U.S. Holder’s holding period is one year or less, at the time of the First Step Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The aggregate tax basis of an Oclaro stockholder in the Lumentum common stock received in the First Step Merger will equal its fair market value at the Effective Time, and the holding period for the Lumentum common stock will begin the day after the Effective Time.

Information Reporting and Backup Withholding

Cash payments received in the First Step Merger by a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding, currently at a rate of 24% of the cash payable to the U.S. Holder, unless the U.S. Holder furnishes its taxpayer identification number (in the case of individuals, their social security number) or provides proof of an applicable exemption, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

The foregoing discussion of U.S. federal income tax consequences is not intended to constitute a complete description of all tax consequences relating to the Merger. The tax consequences of the Merger to a holder of Oclaro common stock will depend upon the facts of a holder’s particular situation. Because individual circumstances may differ, holders of Oclaro common stock are urged to consult with their own tax advisor regarding the applicability of the rules discussed above and the particular tax effects of the Merger, including the application of state, local and non-U.S. tax laws, and, in the case of Non-U.S. Holders, possible eligibility for benefits under applicable income tax treaties.

ACCOUNTING TREATMENT

Each of Lumentum and Oclaro prepares its financial statements in accordance with U.S. GAAP. The Merger will be accounted for using the acquisition method of accounting with Lumentum treated as the acquiror of Oclaro for accounting purposes. This means that the assets, liabilities and commitments of Oclaro, the accounting acquiree, are adjusted to their estimated fair value at the acquisition date. Under the acquisition method of accounting, intangible assets are amortized over their remaining useful lives and tested for impairment at least annually.

OCLARO SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of Oclaro common stock as of May 1, 2018 by (1) each person known by Oclaro to be a beneficial owner of more than 5% of Oclaro’s outstanding common stock, (2) each of Oclaro’s named executive officers, (3) each director and nominee for director, and (4) all directors, nominees for director and executive officers of Oclaro as a group. The information on beneficial ownership in the table and the footnotes hereto is based upon Oclaro’s records and the most recent Schedule 13D or 13G, or amendments thereto, filed by each such person or entity and information supplied to Oclaro by such person or entity. Except as otherwise indicated (or except as contained in a referenced filing), each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable, and can be reached by contacting Oclaro’s principal executive offices.

Beneficial Owner (1)	Common Stock Beneficially Owned (2)	Approximate Percent Beneficially Owned (2)
5% Stockholders
BlackRock, Inc. (3) 55 East 52 Street New York, NY 10055	20,857,498	12.3%
LeRoy C. Kopp (4) 8400 Normandale Lake Boulevard, Suite 1450 Bloomington, MN 55437	10,615,293	6.2%
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	9,373,992	5.5%
Executive Officers and Directors
Greg Dougherty (6)	853,196	*
Edward Collins (7)	309,064	*
Marissa Peterson (8)	292,133	*
Adam Carter (9)	237,187	*
Joel A. Smith, III (10)	228,330	*
William L. Smith (11)	248,736	*
Kendall Cowan (12)	243,315	*
David Teichmann (13)	163,046	*
Pete Mangan (14)	260,418	*
Yves LeMaitre (15)	107,981	*
Denise Haylor (16)	38,785	*
Ian Small (17)	42,153	*
Lisa Paul (18)	103,680	*
Thomas Gordon Beck Mason (19)	39,182	*
Craig Cocchi (20)	32,500	*
Walter Jankovic	—	*
All current directors and executive officers as a group (16 persons)	3,199,706	1.9%

*	Less than one percent of the outstanding common stock
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131.
(2)

Based on 170,213,690 shares outstanding on May 1, 2018. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Oclaro common stock subject to options and restricted stock units held by that person that will be exercisable/vested within 60 days after May 1, 2018, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Assumes that the Merger will not be completed on or before June 30, 2018.
(3)	The following information is based solely on a Schedule 13G filed with the Commission on January 23, 2018 by BlackRock, Inc. (BlackRock). BlackRock is the beneficial owner of and has sole dispositive power with respect to 20,857,498 shares of Oclaro common stock, and sole voting power with respect to 20,495,393 shares of Oclaro common stock.
(4)	The following information is based solely on a Schedule 13G filed with the Commission on January 12, 2018 by Kopp Family Office, LLC (KFO), Kopp Holding Company, LLC (Holdco), which is the parent of KFO, and LeRoy C. Kopp, who is the control person of Holdco. KFO is the beneficial owner of 9,718,293 shares of Oclaro common stock. KFO has shared voting power and shared dispositive power with respect to these shares of Oclaro common stock. These shares are owned by clients of KFO and are held in discretionary accounts managed by KFO. HoldCo beneficially owns and has shared voting power with respect to 10,573,443 shares of Oclaro common stock and has shared dispositive power with respect to 7,566,953 shares of Oclaro common stock. Mr. Kopp beneficially owns 10,615,293 shares of Oclaro common stock, has shared voting power with respect to 10,573,443 shares of Oclaro common stock, has sole dispositive power with respect to 3,048,340 shares of Oclaro common stock and has shared dispositive power with respect to 7,566,953 shares of Oclaro common stock.
(5)	The following information is based solely on a Schedule 13G filed with the Commission on February 9, 2018 by The Vanguard Group—23-1945930 (Vanguard). Vanguard is the beneficial owner of 9,373,992 shares of Oclaro common stock, has sole dispositive power with respect to 9,070,394 shares of Oclaro common stock, has shared dispositive power with respect to 303,598 shares of Oclaro common stock, has sole voting power with respect to 306,995 shares of Oclaro common stock, and has shared voting power with respect to 10,200 shares of Oclaro common stock.
(6)	Represents 796,458 shares beneficially owned by Mr. Dougherty and 56,738 shares issuable pursuant to restricted stock units vesting within 60 days of May 1, 2018.
(7)	Represents 309,064 shares beneficially owned by Mr. Collins, 77,731 held in trust, and 70,000 shares owned by his spouse.
(8)	Represents 292,133 shares beneficially owned by Ms. Peterson.
(9)	Represents 206,366 shares beneficially owned by Mr. Carter, 4,167 shares issuable pursuant to options exercisable within 60 days of May 1, 2018, and 26,654 shares issuable pursuant to restricted stock units vesting within 60 days of May 1, 2018.
(10)	Represents 228,330 shares beneficially owned by Mr. J. Smith.
(11)	Represents 248,736 shares beneficially owned by Mr. W. Smith.
(12)	Represents 243,315 shares beneficially owned by Mr. Cowan.
(13)	Represents 137,228 shares beneficially owned by Mr. Teichmann 521 shares issuable pursuant to options exercisable within 60 days of May 1, 2018, and 25,297 shares issuable pursuant to restricted stock units vesting within 60 days of May 1, 2018.
(14)	Represents 234,184 shares beneficially owned by Mr. Mangan and 26,234 shares issuable pursuant to restricted stock units vesting within 60 days of May 1, 2018.
(15)	Represents 81,747 shares beneficially owned by Mr. LeMaitre and 26,234 shares issuable pursuant to restricted stock units vesting within 60 days of May 1, 2018.
(16)	Represents 38,785 shares beneficially owned by Ms. Haylor.
(17)	Represents 42,153 shares beneficially owned by Mr. Small
(18)	Represents 79,526 shares beneficially owned by Ms. Paul, 2,500 shares issuable pursuant to options exercisable within 60 days of May 1, 2018, and 21,654 shares issuable pursuant to restricted stock units vesting within 60 days of May 1, 2018.
(19)	Represents 17,108 shares beneficially owned by Mr. Mason and 22,074 shares issuable pursuant to restricted stock units vesting within 60 days of May 1, 2018.
(20)	Represents 32,500 shares issuable to Mr. Cocchi pursuant to restricted stock units vesting within 60 days of May 1, 2018.

DESCRIPTION OF LUMENTUM CAPITAL STOCK

The following describes the material terms of the capital stock of Lumentum. This description is qualified in its entirety by reference to the Lumentum Charter and the Lumentum Bylaws, which are incorporated herein by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for more information about the documents incorporated by reference into this proxy statement/prospectus.

General

Lumentum’s authorized capital stock consists of 990,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. The Lumentum Board may establish the rights and preferences of the preferred stock from time to time. As of May 29, 2018, Lumentum had outstanding 62,902,475 shares of common stock and no outstanding shares of preferred stock.

Common Stock

Each holder of Lumentum common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. Subject to any preferential rights of any outstanding preferred stock, holders of Lumentum common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by Lumentum’s Board out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Lumentum, holders of Lumentum common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Holders of Lumentum common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to Lumentum’s common stock. The rights, preferences and privileges of the holders of Lumentum common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Lumentum may designate and issue in the future.

Preferred Stock

Under the terms of Lumentum’s amended and restated certificate of incorporation, Lumentum’s Board is authorized, subject to limitations prescribed by the DGCL and by Lumentum’s amended and restated certificate of incorporation, to issue up to 10,000,000 shares of preferred stock in one or more series without further action by the holders of its common stock. Lumentum’s Board has the discretion, subject to limitations prescribed by the DGCL and by Lumentum’s amended and restated certificate of incorporation, to determine the designation, powers, preferences and rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Lumentum and may adversely affect the market price of Lumentum common stock, and the voting and other rights of the holders of Lumentum common stock. Lumentum has no current plans to issue any shares of preferred stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Lumentum and Oclaro are both incorporated under Delaware law. Differences, therefore, between the rights of Lumentum stockholders and the rights of Oclaro stockholders result from differences in the companies’ respective certificates of incorporation and bylaws. Upon completion of the Merger, the rights of Oclaro stockholders who exchange their shares of Oclaro common stock for shares of Lumentum common stock in the Merger will be governed by Delaware law, the Lumentum Charter and the Lumentum Bylaws.

The following is a summary of the material differences between the rights of holders of Lumentum common stock and the rights of holders of Oclaro common stock, but does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. The Lumentum Charter, the Lumentum Bylaws, the Oclaro Charter and the Oclaro Bylaws are subject to amendment in accordance with their terms. Copies of these governing corporate instruments as currently in effect are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Oclaro	Lumentum
Authorized Shares. The aggregate number of shares which Oclaro is authorized to issue is 276,000,000, consisting of (i) 275,000,000 shares of common stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share.	Authorized Shares. The aggregate number of shares which Lumentum is authorized to issue is 1,000,000,000, consisting of (i) 990,000,000 shares of common stock, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock. As of May 29, 2018, Oclaro had issued and outstanding 170,660,203 shares of common stock, none of which were held in treasury.	Common Stock. As of May 29, 2018, Lumentum had issued and outstanding 62,902,475 shares of common stock, of which no shares were held in treasury.

Preferred Stock. The Oclaro Charter authorizes the Oclaro Board to issue preferred stock in one or more series, to be established from time to time. The Oclaro Board may fix by resolution(s) the number of shares to be included in each such series, the rights, preferences and privileges of each wholly unissued series, and any qualifications, limitations, or restrictions thereon and may increase or decrease the number of shares of any such series.

As of March 9, 2018, there were no shares of Oclaro preferred stock issued and outstanding. Pursuant to the terms of the Merger Agreement, Oclaro will not issue any shares of preferred stock

Preferred Stock. The Lumentum Charter authorizes the Lumentum Board to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The rights of preferred stockholders may supersede the rights of common stockholders.

As of March 9, 2018, there were no shares of Lumentum preferred stock issued and outstanding. Lumentum has no current plans to issue any shares of preferred stock.

VOTING RIGHTS

Oclaro	Lumentum
Under the Oclaro Charter and the Oclaro Bylaws, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. The Oclaro Bylaws provide that, unless Delaware law, the Oclaro Charter or the Oclaro Bylaws require a different vote, the vote of the holders of a majority of the voting power of the stock issued and outstanding present in person or represented by proxy and voting on such matter shall decide any question brought before a meeting at which a quorum is present. Under the Oclaro Bylaws, directors are elected by the vote of the majority of the votes cast by stockholders at a meeting at which a quorum is present; except that if, as of the tenth day preceding of the date Oclaro first mails its notice of such meeting, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the plurality of the shares represented in person or by proxy at any such meeting.	Under the Lumentum Charter, each holder of Lumentum common stock is entitled to one vote for each share of common stock they hold on all matters to be voted on by Lumentum’s stockholders. Except as otherwise required by law, all matters shall be determined by a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present; except that a nominee for director shall be elected to the Lumentum Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For this purpose, votes cast shall exclude abstentions, withheld votes or broker non-votes with respect to that director’s election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast.

The Oclaro Charter does not allow cumulative voting in the election of directors.	The Lumentum Charter does not allow cumulative voting in the election of directors.

AMENDMENTS TO THE CHARTER

Oclaro	Lumentum
Under the DGCL, a charter amendment requires a board resolution setting forth the amendment proposed and declaring its advisability and approval by a majority of the outstanding stock entitled to vote thereon, and, if applicable, a majority of the outstanding stock of each class entitled to vote thereon, unless the charter requires a greater proportion for approval. The Oclaro Charter does not require a greater proportion for approval; except that the Oclaro Charter requires the affirmative vote of holders of 75% of the votes which all the stockholders would be entitled to cast in any election of directors for the amendment of provisions of the Oclaro Charter regarding amendments of the Oclaro Bylaws, management of the business and affairs of Oclaro, authority of stockholders to take action by written consent in lieu of a meeting and authority to call special meetings of the stockholders.	Under the DGCL, a charter amendment requires a board resolution setting forth the amendment proposed and declaring its advisability and approval by a majority of the outstanding stock entitled to vote thereon, and, if applicable, a majority of the outstanding stock of each class entitled to vote thereon, unless the charter requires a greater proportion for approval. The Lumentum Charter does not require a greater proportion for approval.

AMENDMENT TO THE BYLAWS

Oclaro	Lumentum
Under the Oclaro Charter, the Oclaro Bylaws may be adopted, amended or repealed by the affirmative vote of holders of 75% of the votes which all the stockholders would be entitled to cast in any election of directors. The Oclaro Charter authorizes the Oclaro Board to adopt, alter, amend or repeal the Oclaro Bylaws, by the affirmative vote of a majority of the directors present at any meeting of the Oclaro Board at which a quorum is present, without any action on the part of the stockholders.	Under the Lumentum Bylaws, the Lumentum Bylaws may be adopted, amended, altered or repealed by the affirmative vote of the stockholders holding a majority of the stock entitled to vote. The Lumentum Charter authorizes the Lumentum Board to adopt, amend, alter or repeal any Lumentum Bylaws without the approval of Lumentum stockholders. Under the Lumentum Bylaws, the Lumentum Bylaws may be adopted, amended, altered, or repealed by the affirmative vote of a majority of the Lumentum Board, provided that the Lumentum Board may not make or alter any Bylaws fixing the qualifications, classifications or term of office of directors.

SPECIAL MEETINGS OF STOCKHOLDERS

Oclaro	Lumentum
The Oclaro Bylaws provide that a special meeting of the stockholders may be called at any time by the Oclaro Board by a majority of the directors present at a meeting of the Oclaro Board at which a quorum is present, by the chairman of the Oclaro Board, by the chief executive officer or by the president of Oclaro. A special meeting may not be called by any other person or persons.	The Lumentum Bylaws provide that a special meeting of stockholders may be called at any time by the Lumentum Board, by the chairman of the Lumentum Board, or the chief executive officer of Lumentum. Stockholders are not permitted to call a special meeting or to require the Lumentum Board to call a special meeting of stockholders.

Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.	Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

Under the Oclaro Bylaws, notice of the time and place of every meeting of stockholders must be given in writing not less than 10 but no more than 60 days before the date of the meeting.	Notice of the place, if any, time and purpose or purposes of every meeting of stockholders, and the means of remote communication, if any, must be given in writing not less than 10 days nor more than 60 days prior to the meeting, except that where the matter to be acted on is a merger or consolidation of Lumentum or a sale, lease or exchange of all or substantially all of the assets of Lumentum, such notice must be given not less than 20 days nor more than 60 days prior to the meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Oclaro	Lumentum
Under the Oclaro Bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Oclaro, and such notice should be in proper form.	Under the Lumentum Bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the secretary of Lumentum, and such notice should be in proper form.

Oclaro	Lumentum

To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Oclaro not less than 90 days nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting has been advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the previous year’s annual meeting of stockholders, notice by the stockholder, to be timely, must be so received not earlier than 120 calendar days in advance of such annual meeting, and not later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the date on which public announcement of the date of the meeting is first made.	To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Lumentum not less than 60 days nor more than 90 days before the first anniversary of the date of the previous year’s annual meeting of stockholders as first specified in Lumentum’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent); provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the first anniversary of the prior year’s annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of 90 days in advance of such annual meeting or 10 days following the date on which public announcement of the date of the meeting is first made.

To be in proper written form, the stockholder’s notice to the secretary of Oclaro must comply with certain requirements further described in Section 1.11(b) of the Oclaro Bylaws.	To be in proper written form, the stockholder’s notice to the secretary of Lumentum must comply with certain requirements further described in Section 10 and Section 11 of the Lumentum Bylaws.

No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures described in full in Section 1.11 of the Oclaro Bylaws. The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the foregoing procedures, and, if he should so determine, he shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.	No business shall be conducted at an annual meeting except in accordance with the procedures set forth in Section 10 and Section 11 of the Lumentum Bylaws. The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with Section 1 and Section 10 (and with respect to nominations of persons for election to the Lumentum Board, Section 11) of the Lumentum Bylaws, and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

Nominations for the Oclaro Board are also subject to the timing and delivery provisions described above with respect to an annual meeting. Nominations for the Oclaro Board, in the case of a special meeting of stockholders, must be received by the secretary of Oclaro not earlier than the 120th day before such special meeting and not later than the close of business on the later of the 90th day before such special meeting and the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure was made. The stockholder’s notice to the secretary of Oclaro must comply with certain requirements further described in Section 1.10(b) of the Oclaro Bylaws.	Nominations for the Lumentum Board are also subject to the timing and delivery provisions described above. The stockholder’s notice to the secretary of Lumentum must comply with certain requirements further described in Section 11 of the Lumentum Bylaws.

Oclaro	Lumentum

Stockholder action by written consent is prohibited by the Oclaro Charter and such action must be taken at a duly called annual or special meeting.	Stockholder action by written consent is prohibited by the Lumentum Bylaws and such action must be taken at a duly called annual or special meeting.

BOARD OF DIRECTORS

Number of Directors

Oclaro	Lumentum
The Oclaro Bylaws provide that the number of directors will be established by the Oclaro Board.	The Lumentum Bylaws provide that the number of directors will initially be six members. The Lumentum Charter and Lumentum Bylaws provide further that the number of directors will be fixed from time to time exclusively by the Lumentum Board pursuant to a resolution adopted by a majority of the total number of authorized directors.

The Oclaro Board currently consists of eight members.	The Lumentum Board currently consists of seven directors.

Classification

Oclaro	Lumentum
The Oclaro Board is divided into three classes. Under the Oclaro Charter and the Oclaro Bylaws, each director is elected for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; and until a successor has been duly elected and qualified.	The Lumentum Board is not divided into classes. Under the Lumentum Bylaws, each director is elected to hold office until the expiration of the term for which the director is elected and until his or her successor is duly elected and qualified, except in the case of the death, resignation or removal of any director.

Removal

Oclaro	Lumentum
Under the Oclaro Charter and the Oclaro Bylaws, any director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the shares then entitled to vote at an election of directors.	Under the Lumentum Charter, any director or the entire Lumentum Board may be removed at any time by the holders of a majority of shares then entitled to vote at an election of directors, unless otherwise restricted by statute. Under the Lumentum Bylaws, at a duly held special meeting of stockholders, any director or the entire Lumentum Board may be removed from office, with or without cause, and a new director or directors elected by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

Vacancies

Oclaro	Lumentum
The Oclaro Charter and the Oclaro Bylaws provide that vacancies in the Oclaro Board, including vacancies from newly created directorships resulting from any increase in the authorized number of directors, shall be filled only by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen.	Under the Lumentum Bylaws, vacancies (including as a result of the death, removal or resignation of any director, or the failure at any meeting of stockholders at which directors are to be elected to elect the number of directors constituting the whole Lumentum Board) and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Director Liability and Indemnification

Oclaro	Lumentum
Under the Oclaro Charter, to the fullest extent permitted by the DGCL, no director of Oclaro will be personally liable to Oclaro or its stockholders for monetary damages for breach of fiduciary duty as a director.	Under the Lumentum Charter, no director will be personally liable to Lumentum or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under DGCL Section 174 (concerning unlawful distributions to stockholders) or (iv) for any transaction from which the director derived an improper personal benefit.

The Oclaro Charter provides that Oclaro will indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (collectively, “Proceeding”) in which such person was or is a party, or is threatened to be made a party, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of Oclaro. Oclaro shall be required to indemnify and hold harmless a director or officer in connection with a Proceeding (or part thereof) initiated by such director or officer only if the initiation of such Proceeding (or part thereof) by the director or officer was authorized by the Oclaro Board.	Lumentum’s Bylaws provide that Lumentum will indemnify and hold harmless, to the maximum extent and in the manner permitted by the DGCL, any person against expenses, liability and loss (including attorney’s fees, judgments, fines, and amounts paid in settlements) reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a “Proceeding”) by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer, employee or agent of Lumentum, or is or was serving at the request of Lumentum as a director, officer, employee or agent of another corporation or other enterprise. Lumentum shall be required to indemnify and hold harmless any such person in connection with a Proceeding (or part thereof) brought by such person only if the Proceeding (or part thereof) was authorized by the Lumentum Board.

STOCKHOLDER RIGHTS PLAN

Oclaro	Lumentum
Oclaro does not have a stockholder rights plan currently in effect, but under Delaware law, the Oclaro Board could adopt such a plan without stockholder approval.	Lumentum does not have a stockholder rights plan currently in effect, but under Delaware law, the Lumentum Board could adopt such a plan without stockholder approval.

BUSINESS COMBINATIONS

Oclaro	Lumentum
The Oclaro Charter does not require a supermajority vote of stockholders for any action of stockholders related to business combinations.	The Lumentum Charter does not require a supermajority vote of stockholders for any action of stockholders related to business combinations.

The DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of the corporation’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. Oclaro elected in the Oclaro Charter not to be governed by Section 203 of the DGCL.	The DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of the corporation’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. Lumentum has not opted out of Section 203 in the Lumentum Charter and is therefore governed by the terms of this provision of the DGCL.

LEGAL MATTERS

The validity of the shares of Lumentum common stock offered by this document will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Lumentum.

EXPERTS

Lumentum

The consolidated financial statements, and the related financial statement schedule, incorporated in this Form S-4 by reference from Amendment No. 1 on Form 10-K/A of Lumentum Holdings Inc. for the year ended July 1, 2017, and the effectiveness of Lumentum Holdings Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements as of July 2, 2016 and for each of the two years in the period ended July 2, 2016 incorporated in this Form S-4 by reference to the Annual Report on Form 10-K/A for the year ended July 1, 2017, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Oclaro

The audited consolidated financial statements, schedule, and management’s assessment of the effectiveness of internal control over financial reporting of Oclaro incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Lumentum

Stockholder Proposals

Lumentum stockholders may present proper proposals for inclusion in Lumentum’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Lumentum’s secretary in a timely manner. For a stockholder proposal to be considered for inclusion in Lumentum’s proxy statement for its 2018 annual meeting of stockholders, Lumentum’s secretary must receive the written proposal at Lumentum’s principal executive offices not later than May 22, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Lumentum Holdings Inc.

Attention: Secretary 400 North McCarthy Blvd.

Milpitas, California 95035

The Lumentum Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in Lumentum’s proxy statement. The Lumentum Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in Lumentum’s proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of the Lumentum Board, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to Lumentum’s secretary, which notice must contain the information specified in the Lumentum Bylaws. To be timely for Lumentum’s 2018 annual meeting of stockholders, Lumentum’s secretary must receive the written notice at its principal executive offices:

•	not earlier than August 4, 2018; and

•	not later than the close of business on September 3, 2018.

In the event that Lumentum holds its 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of Lumentum’s 2017 annual meeting of stockholders, then notice of a stockholder proposal that is not intended to be included in Lumentum’s proxy statement must be received no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified Lumentum of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, Lumentum is not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Lumentum stockholders may propose director candidates for consideration by Lumentum’s governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on the Lumentum Board and should be directed to Lumentum’s secretary at the address set forth above.

In addition, the Lumentum Bylaws permit Lumentum stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Lumentum Bylaws. In addition, the stockholder must give timely notice to Lumentum’s secretary in accordance with the Lumentum Bylaws, which, in general, require that the notice be received by Lumentum’s secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of the Lumentum Bylaws may be obtained by accessing Lumentum’s public filings on the SEC’s website at www.sec.gov. You may also contact Lumentum’s secretary at Lumentum’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Oclaro

Oclaro held its 2017 annual meeting of stockholders (the “Oclaro 2017 Annual Meeting”) on November 17, 2017. It is not expected that Oclaro will hold an annual meeting of stockholders for 2018 unless the Merger is not completed by the expected date of its 2018 annual meeting of stockholders. If the Merger is not completed and Oclaro holds an annual meeting of stockholders for 2018, then proposals of stockholders of Oclaro must be submitted as follows:

Requirements for Stockholder Proposals to Be Considered for Inclusion in Oclaro’s Proxy Materials. If an Oclaro stockholder intends to submit a proposal for inclusion in the proxy statement and proxy card for Oclaro’s 2018 annual meeting of stockholders, the stockholder must follow the procedures outlined in Rule 14a-8 under the Exchange Act. Oclaro must receive any proposals intended for inclusion in the proxy statement at its principal executive offices, Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131, Attention: Corporate

Secretary, no later than May 30, 2018. While the Oclaro Board will consider stockholder proposals, Oclaro reserves the right to omit from its proxy statement stockholder proposals that Oclaro is not required to include under the Exchange Act, including Rule 14a-8.

Requirements for Stockholder Business or Nominations to Be Brought Before Oclaro’s Annual Meetings. If an Oclaro stockholder wishes to present a proposal at the 2018 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in Oclaro’s proxy statement and proxy card, the stockholder must also give written notice to Oclaro at the address noted above. The Oclaro Bylaws specify the information that must be included in any such notice, including (1) a brief description of the business desired to be brought before the annual meeting, the text relating to the business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Oclaro Bylaws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on Oclaro’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares of stock which are owned, of record and beneficially, by the stockholder and beneficial owner, if any, (4) a description of all arrangements or understandings between such stockholder or such beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of the stockholder or such beneficial owner, if any, in such business, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Oclaro’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies from stockholders in support of such proposal. Generally, Oclaro must receive this notice at least 90 days, but not more than 120 days, prior to the first anniversary of the preceding year’s annual meeting. As a result, the notice period for the 2018 annual meeting of stockholders will begin on July 20, 2018 and end on August 19, 2018. However, if the 2018 annual meeting is scheduled to be held more than 20 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, the notice must be received no earlier than the 120th day prior to the 2018 annual meeting of stockholders and no later than the close of business on the later of (1) the 90th day prior to the 2018 annual meeting of stockholders and (2) the 10th day following the date on which notice of the date of the meeting is mailed or public disclosure of the date of such meeting is made, whichever occurs first. The adjournment or postponement of an annual meeting (or the public announcement thereof) will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. If the stockholder fails to provide timely notice of a proposal to be presented at the 2018 annual meeting of stockholders, the proposal will be untimely, the chairman of the meeting may exclude the proposal from being brought before the meeting and the proxies designated by the Oclaro Board will have discretionary authority to vote on such proposal should it be allowed to come before the meeting. Stockholders also have the right under the Oclaro Bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the Oclaro Board, by following the procedures set forth in this paragraph.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders of Oclaro have notified Oclaro of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact Oclaro at the address identified below. Oclaro will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Oclaro Board knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters come before the special meeting or any adjournment or postponement thereof and will be voted upon, the proposed proxy will be deemed to confer authority to the individuals named therein as authorized to vote the shares represented by the proxy as to any matters that may properly come before the meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Lumentum and Oclaro each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Lumentum and Oclaro, who file electronically with the SEC. The address of that website is www.sec.gov.

Investors may also consult the Lumentum and Oclaro websites for more information about Lumentum and Oclaro, respectively. Lumentum’s website is www.lumentum.com and Oclaro’s website is www.oclaro.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

Lumentum has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Lumentum common stock to be issued to Oclaro stockholders pursuant to the Merger. The registration statement, including the attached exhibits, contains additional relevant information about Lumentum and Lumentum’s common stock. The rules and regulations of the SEC allow Lumentum and Oclaro to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Lumentum and Oclaro to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Lumentum has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Lumentum, its financial condition or other matters.

•	Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended July 1, 2017.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017, December 30, 2017 and March 31, 2018.

•	Lumentum’s Current Reports on Form 8-K filed with the SEC on August 9, 2017, November 1, 2017, November 7, 2017, November 8, 2017, February 6, 2018, March 12, 2018 and May 2, 2018 (other than the portions of such documents not deemed to be filed).

•	The description of Lumentum common stock contained in Lumentum’s Registration Statement on Form 10 initially filed with the SEC on February 26, 2015, as amended, and any amendment or report filed for the purpose of updating such description.

In addition, Lumentum incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Oclaro special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or Lumentum will provide you with copies of these documents, without charge, upon written or oral request to: Lumentum Holdings Inc., Attention: Secretary, 400 North McCarthy Boulevard, Milpitas, California 95035, or by telephone at (408) 546-5483.

This proxy statement/prospectus also incorporates by reference the documents listed below that Oclaro has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Oclaro, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended July 1, 2017.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017, December 30, 2017 and March 31, 2018.

•	Oclaro’s Current Reports on Form 8-K filed with the SEC August 2, 2017, November 1, 2017, November 17, 2017, February 5, 2018, February 12, 2018, March 12, 2018, April 5, 2018 and May 8, 2018 (other than the portions of such documents not deemed to be filed).

In addition, Oclaro incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or Oclaro will provide you with copies of these documents, without charge, upon written or oral request to:

Oclaro, Inc.

225 Charcot Avenue

San Jose, California 95131

Telephone: (408) 383-1400

Attn: Investor Relations

In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated May 31, 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this proxy statement/prospectus to Oclaro stockholders nor the issuance by Lumentum of shares of Lumentum common stock pursuant to the Merger will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

LUMENTUM HOLDINGS INC.

PROTA MERGER SUB, INC.,

PROTA MERGER, LLC

and

OCLARO, INC.

Dated as of March 11, 2018

A-i

(Continued)

A-ii

(Continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 11, 2018, by and among Lumentum Holdings Inc., a Delaware corporation (“Parent”), Prota Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Prota Merger, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub LLC”) and Oclaro, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the “First Step Merger”), and each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that is then outstanding will thereupon be cancelled and converted into the right to receive the Merger Consideration, all upon the terms and subject to the conditions set forth herein.

WHEREAS, as soon as practicable following the First Step Merger, and as the second step in a single integrated transaction with the First Step Merger, Parent will cause the Company to merge with and into Merger Sub LLC (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”) in accordance with the applicable provisions of the DGCL and Delaware Law, with Merger Sub LLC as the surviving company.

WHEREAS, for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, the Board of Directors of the Company (the “Company Board”) unanimously has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the Company shareholders adopt this Agreement, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Boards of Directors of Parent (“Parent Board”), Merger Sub and Merger Sub LLC unanimously have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub, Merger Sub LLC and the Company hereby agree as follows:

ARTICLE I.

DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” means any offer or proposal from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any Third Party, directly or indirectly, of fifteen percent (15%) or more of the outstanding Company Common Stock, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the voting power of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries on a consolidated basis, including any equity interests in the Company’s Subsidiaries (measured by the fair market value thereof as of the last day of the Company’s most recently completed calendar month); (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or (e) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means any day, other than a Saturday, Sunday or any day that is a legal holiday under the Laws of the State of California or Delaware or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other action by a Governmental Entity to close.

“Business Facility” means any real property including the land, improvements, soil, soil gas, indoor air, groundwater, and surface water that is owned, operated, or leased by the Company, its Subsidiaries or any of their predecessors in connection with the operation of their respective business as of the date of this Agreement.

“Cash Equivalent Consideration” means the sum of (1) the Cash Consideration plus (2) the product obtained by multiplying (A) the Exchange Ratio by (B) the Parent Average Closing Price.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 that is set forth in the Quarterly Report on Form 10-Q of the Company for the quarterly period ended December 30, 2017 filed with the SEC.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and any other shares of capital stock of the Company.

“Company Compensatory Awards” means Company Options, Company SARs, Company Restricted Stock, and Company RSUs.

“Company IP” means all of the Intellectual Property Rights owned by, purported to be owned by, filed by, or held in the name of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, occurrence, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect resulting from or arising out of any of the following, either alone or in combination, be taken into account (including the impact thereof) when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (a) general economic conditions in the United States or any other country or region in the world, general conditions in the financial markets in the United States or any other country or region in the world or general political conditions in the United States or any other country or region in the world; (b) general conditions in the industries in which the Company or any of its Subsidiaries conduct business; (c) changes in Applicable Laws, Orders or GAAP (or the interpretation thereof); (d) acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world (in the case of each of clauses (a), (b), (c), (d) and (e), provided that such Effects may be taken into account when determining whether a Company Material Adverse Effect has occurred to the extent such Effects have a disproportionate adverse impact on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect); (f) any failure by the Company to meet published analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics for any period, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into account unless otherwise excluded by this definition); (g) any decline in the market price or change in the trading volume of, or the suspension of trading in, the Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such decline, change or suspension may be taken into account unless otherwise excluded by this definition); (h) any actions or omissions required of the Company under this Agreement or taken at the request of Parent or any of its Affiliates; (i) any claims, actions or Legal Proceeding arising from allegations of breach of fiduciary duty or otherwise relating to this Agreement, the Merger or any transaction contemplated by this Agreement; or (j) the public announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Parent or any of its Affiliates (including any impact on the relationship of the Company or any of the Company’s Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners).

“Company Options” means any options to purchase shares of Company Common Stock (whether granted under any of the Company Stock Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Stock Plans” means the Company’s Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan, Amended and Restated 2004 Stock Incentive Plan, Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Avanex 1998 Stock Plan, as amended and restated, Avanex 1999 Director Option Plan, and any other plan or arrangement under which Company Compensatory Awards have been issued, including any sub-plans for non-U.S. employees and consultants.

“Company Preferred Stock” means shares of the preferred stock, par value $0.01 per share, of the Company.

“Company Products” means any and all products and services developed, manufactured, marketed, sold, licensed, made available, provided or distributed by the Company or its Subsidiaries.

“Company Restricted Stock” means a share of Company Common Stock subject to vesting or other lapse restrictions (whether granted by the Company pursuant to the Company Stock Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company RSU” means any unit or award granted (whether granted by the Company pursuant to the Company Stock Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) (i) denominated in units, and (ii) pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Common Stock or the cash equivalent thereof upon such holder’s continued service with or employment by the Company or any Subsidiary of the Company and/or upon the satisfaction or attainment of one or more performance milestones.

“Company SAR” means any stock appreciation right related to Company Common Stock (whether such right will be settled in shares, cash or otherwise), whether granted by the Company pursuant to Company Stock Plans, assumed by the Company in connection with any merger, acquisition or similar transaction, or otherwise issued or granted.

“Compliant” means, with respect to the Required Financial Information, that (a) the Company’s independent auditors shall not have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information (unless a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing); (b) in connection with any Debt Financing involving the offering of debt securities, to the extent customary and necessary, the Company’s independent registered public accounting firm has consented to or otherwise authorized the use in the Debt Financing of its audit opinions with respect to any audited financial statements contained in the Required Financial Information audited by such firm; (c) the Company shall not have been informed by its independent auditors that it is required to restate, has not announced an intention to restate, and has not restated any audited or unaudited financial statements contained in the Required Financial Information; provided that if any such restatement occurs, the Required Financial Information shall be deemed to be Compliant if and when such restatement has been completed and the relevant financial statements have been amended; and (d) the financial statements included in the Required Financial Information are compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1 or sufficient to permit such a registration statement on Form S-1 to be declared effective by the SEC.

“Continuing Employee” means an employee of the Company or its Subsidiaries who is employed by Parent or any Subsidiary of Parent immediately after the Effective Time.

“Contract” means any written or binding oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means General Corporation Law of the State of Delaware, as amended.

“DOJ” means the United States Department of Justice, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreements, bonus, stock option, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, holiday, vacation, deferred compensation (including non-qualified plans of deferred compensation), savings, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies, payroll practices or arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has or is reasonably expected to have any Liability.

“Environmental Law” means any Applicable Law that relates to pollution, protection of human health or safety, the environment, natural resources, or that prohibits, regulates or controls any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, the European Union (“EU”) Directive 2012/19/EU on waste electrical and electronic equipment, the EU Directive 2011/65/EU on the restriction on the use of certain hazardous substances in electrical and electronic equipment, the Measures for the Administration of the Restricted Use of the Hazardous Substances Contained in Electrical and Electronic Products and the European Commission Regulation 1907/2006 on the registration, evaluation, authorization and restriction of chemicals, or any successor statutes, rules and regulations thereto.

“Environmental Permit” means any approval, permit, registration, certification, license, clearance or consent required by Environmental Law to be obtained from any Governmental Entity.

“Equity Award Exchange Ratio” means the sum of (i) the Exchange Ratio, plus (ii) the quotient obtained by dividing (A) the Cash Consideration by (B) the Parent Average Closing Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Ratio” means 0.0636.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing, including the parties to any joinder agreements with respect to the Debt Commitment Letters or indentures, credit agreements or other definitive agreements entered pursuant to the Debt Financing (but excluding Parent and any of its Subsidiaries), together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign, including any arbitrator or arbitration panel.

“Hazardous Material” means any material, chemical, emission, substance or waste for which liability or standards of conduct may be imposed or that has been designated by any Environmental Law to be radioactive, toxic, hazardous, a pollutant, or words of similar meaning or import.

“Hazardous Materials Activity” means the transportation, transfer, recycling, collection, labeling, packaging, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labelling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any requirement pursuant to Environmental Law for labeling of Hazardous Materials, payment of waste fees or charges (including so-called e-waste fees), recycling, product take-back, or product content.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property Rights” means all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in or to inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), ideas, invention disclosures and improvements (collectively, “Patents”); (ii) all trade secrets, know-how, and confidential or proprietary information (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise, including in Software), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (collectively, “Trademarks”); (vi) all rights in databases and data collections (including knowledge management databases, customer lists and customer databases); (viii) all rights to Uniform Resource Locators, Web site addresses and Internet domain names and applications and registrations therefore (collectively, “Domain Names”); and (ix) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“International Employee Plan” means any Employee Plan that is maintained in a jurisdiction outside of the United States for the benefit of employees, independent contractors, consultants and/or directors located in such jurisdiction.

“Intervening Event” means a material fact, event, change, development or combination thereof that occurs or exists after the date of this Agreement with respect to the business, operations, financial condition or results of operations of the Company or any of its Subsidiaries (and not relating in any way to (x) an Acquisition Proposal or (y) any fluctuation in the market price or trading volume of the Company Common Stock or Parent Common Stock, in and of itself; it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred) and that was not known (or the consequences of which were not known) to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Knowledge of the Company” means the actual knowledge of the individuals identified in Section 1.1(a) of the Company Disclosure Letter.

“Knowledge of Parent” means the actual knowledge of the individuals identified in Section 1.1(a) of the Parent Disclosure Letter.

“Legal Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private), hearing, audit, examination or investigation by or before any Governmental Entity.

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest, restriction on the voting of any security, restriction on the transfer of any security or other asset, or restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Marketing Period” means that certain period ending on the date that is one (1) Business Day prior to the date of the Company Shareholder Meeting, provided that (i) Parent has received the Required Financial Information from the Company for a period of fifteen (15) consecutive Business Days after the date of this Agreement and prior to the date that is one (1) Business Day prior to the date of the Company Shareholder Meeting, and (ii) such Required Financial Information remains Compliant during such fifteen (15) consecutive Business Days, and provided, further, that if the conditions (i) and (ii) in the preceding proviso fail to be satisfied, then the Marketing Period shall be the period ending on the first date thereafter during which the two conditions are satisfied.

“Nasdaq” means the Nasdaq Global Select Market.

“Net Option Share” means, with respect to a Cancelled Option, the quotient obtained by dividing (1) the product of (A) the excess, if any, of the Cash Equivalent Consideration over the per share exercise price of such Cancelled Option, multiplied by (B) the number of shares of Company Common Stock subject to such Cancelled Option, by (2) the Cash Equivalent Consideration.

“Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Entity that is binding on or applicable to such Person or its property.

“Parent Average Closing Price” means the average closing sale price for a share of Parent Common Stock, rounded to the nearest one tenth of a cent, as reported on Nasdaq for the ten most recent trading days ending on the third trading day immediately prior to the Effective Time.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2017 that is set forth in the Quarterly Report on Form 10-Q of Parent for the quarterly period ended December 30, 2017 filed with the SEC.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent.

“Parent Compensatory Awards” means Parent Restricted Stock Units.

“Parent IP” means all of the Intellectual Property Rights owned by, filed by, or held in the name of Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Parent Material Adverse Effect, is or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect resulting from or arising out of any of the following, either alone or in combination, be taken into account (including the impact thereof) when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (a) general economic conditions in the United States or any other country or region in the world, general conditions in the financial markets in the United States or any other country or region in the world or general political conditions in the United States or any other country or region in the world; (b) general conditions in the industries in which Parent or any of its Subsidiaries conduct business; (c) changes in Applicable Laws, Orders or GAAP (or the interpretation thereof); (d) acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world (in the case of each of clauses (a), (b), (c), (d) and (e), provided that such Effects may be taken into account when determining whether a Parent Material Adverse Effect has occurred to the extent such Effects have a disproportionate adverse impact on business, operations, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect); (f) any failure by Parent to meet published analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics for any period, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into account unless otherwise excluded by this definition); (g) any decline in the market price or change in the trading volume of, or the suspension of trading in, the Parent Common Stock, in and of itself (it being understood that the underlying cause(s) of any such decline, change or suspension may be taken into account unless otherwise excluded by this definition); (h) any actions or omissions required of Parent, Merger Sub or Merger Sub LLC under this Agreement or taken at the request of the Company or any of its Affiliates; (j) any claims, actions or Legal Proceeding arising from allegations of breach of fiduciary duty or otherwise relating to this Agreement, the Merger or any transaction contemplated by this Agreement or (k) the public announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, the Company or any of its Affiliates (including any impact on the relationship of Parent or any of Parent’s Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners.

“Parent Plans” means the Parent’s 2015 Equity Incentive Plan.

“Parent Preferred Stock” means shares of preferred stock, par value $0.001 per share, of Parent.

“Parent Products” means any and all products and services developed, manufactured, marketed, sold, licensed, made available, provided or distributed by Parent or its Subsidiaries.

“Parent RSUs” means any unit or award granted (whether granted by Parent pursuant to the Parent Stock Plan, assumed by Parent in connection with any merger, acquisition, spin-off, or similar transaction or otherwise issued or granted) (i) denominated in units, and (ii) pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Parent Common Stock or the cash equivalent thereof upon such holder’s continued service with or employment by Parent or any Subsidiary of Parent and/or upon the satisfaction or attainment of one or more performance milestones.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company Balance Sheet or Parent Balance Sheet, as applicable, (b) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like Liens or other similar Liens arising or incurred in the ordinary course of business for amounts not in default, (c) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, (d) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable real property owned, leased, used or held for use by the Company or any of its Subsidiaries or the Parent or any of the Parent’s Subsidiaries, (e) with respect to Intellectual Property Rights, non-exclusive licenses granted to customers on the Company’s standard forms of agreement in the ordinary course of business and consistent with past practice, (f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (g) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries, (h) Liens disclosed in the financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports or in the financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports, as applicable, or (i) Liens which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes of which the property is currently being used.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Registered IP” means all United States, international and foreign Intellectual Property Rights that are the subject of an application certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including Patents, registered Trademarks, registered Copyrights, and Domain Names.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code and (ii) computerized databases and compilations.

“Source Code” means computer software and code in human readable form, including related programmer’s comments and annotations, help text, instructions and other code that is stored or otherwise accessible in human readable form.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide, written Acquisition Proposal (except that, for purposes of this definition, each reference in the definition of “Acquisition Transaction” to “15%” or “85%” shall be “50%”) that did not result from a breach of Section 6.1(a) and Section 6.1(b) and that the Company Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal and all of the terms and conditions of such Acquisition Proposal as the Company Board determines to be appropriate (including any termination or break-up fees, and expense reimbursement provisions), as well as any counter-offer or proposal made by Parent that is capable of acceptance by the Company pursuant to Section 6.2(c)(i)) (i) would be more favorable, from a financial point of view, to the holders of Company Common Stock in their capacities as such than the transactions contemplated by this Agreement and (ii) is reasonably capable of consummation on a timely basis.

“Tax” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group for any period (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of Applicable Law (including any arrangement for group or consortium relief or similar arrangement)) and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments thereto or amendments thereof.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

Section 1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Termination Date	Section 6.12(a)
Agreement	Preamble
Alternate Debt Financing	Section 6.16(c)
Anti-Bribery Laws	Section 3.25
Antitrust Termination Date	Section 8.1(d)
Assets	Section 3.21
Assumed Option	Section 6.11(c)(i)
Assumed RSU	Section 6.11(a)
Cancelled Option	Section 6.11(c)(ii)
Capitalization Reference Date	Section 3.4(a)
Cash Consideration	Section 2.7(a)(i)
Certificate of Merger	Section 2.2(a)
Certificates	Section 2.8(a)
Clarification Request	Section 6.1(b)
Closing	Section 2.3(a)

Term	Section Reference
Closing Date	Section 2.3(a)
Collective Bargaining Agreements	Section 3.19(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 6.2(a)
Company Board Recommendation Change	Section 6.2(b)
Company Capitalization Representation	Section 7.2(a)(iii)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Inbound License	Section 3.22(e)
Company IP Agreements	Section 3.22(e)
Company Leased Real Property	Section 3.20(b)
Company Outbound License	Section 3.22(e)
Company Real Property Leases	Section 3.20(b)
Company Registered IP	Section 3.22(a)
Company Related Party	Section 9.5
Company SEC Reports	Section 3.6
Company Securities	Section 3.4(c)
Company Shareholders’ Meeting	Section 6.3
Company Specified Representations	Section 7.2(a)(ii)
Company Termination Fee Amount	Section 8.3(b)(i)
Confidentiality Agreement	Section 6.9
Consent	Section 3.5(b)
Copyrights	Section 1.1
D&O Insurance	Section 6.13(b)
Debt Commitment Letters	Section 4.16(a)
Debt Financing	Section 4.16(a)
Delaware Secretary of State	Section 2.2(a)
Dissenting Shares	Section 2.7(d)(i)
Dollars or $	Section 1.3(d)
Domain Names	Section 1.1
Effect	Section 1.1
Effective Time	Section 2.2(a)
Enforceability Limitations	Section 3.3(a)
EU	Section 1.1
Exchange Agent	Section 2.8(a)
Exchange Fund	Section 2.8(b)
Export and Import Approvals	Section 3.23
Export Controls	Section 3.23
First Step Merger	Recitals
Form S-4	Section 6.4(a)
Fractional Share Cash Amount	Section 2.7(c)
Import Restrictions	Section 3.23
Indemnified Parties	Section 6.13(a)
Interim Surviving Corporation	Section 2.1(a)
Jones Day	Section 6.4(e)
Labor Organization	Section 3.19(a)
Material Contract	Section 3.11(a)
Maximum Annual Premium	Section 6.13(b)
Merger	Recitals
Merger Consideration	Section 2.7(a)(i)

Term	Section Reference
Merger Sub	Preamble
Merger Sub LLC	Preamble
New Debt Commitment Letters	Section 6.16(c)
Notice Period	Section 6.2(c)(i)
Option Consideration	Section 6.11(c)(ii)
Parent	Preamble
Parent Board	Recitals
Parent Capitalization Date	Section 4.7(a)
Parent Capitalization Representation	Section 7.3(a)(iii)
Parent Disclosure Letter	Article IV
Parent SEC Reports	Section 4.8(a)
Parent Securities	Section 4.7(c)
Parent Specified Representations	Section 7.3(a)(ii)
Parent Subsidiary Preferred Stock	Section 5.4(b)
Parent Subsidiary Securities	Section 4.2(c)
Parent Termination Fee	Section 8.3(c)
Patents	Section 1.1
Proxy Statement/Prospectus	Section 6.4(a)
Regulation M-A Filing	Section 6.4(d)
Required Financial Information	Section 6.17(a)(iv)
Requisite Shareholder Approval	Section 3.3(c)
Revenue Cap	Section 6.5(e)
SAR Consideration	Section 6.11(d)
Second Step Merger	Recitals
Significant Customer	Section 3.15(a)
Significant Supplier	Section 3.15(b)
Specified Jurisdictions	Section 7.1(b)
Stock Consideration	Section 2.7(a)(i)
Subsidiary Securities	Section 3.2(d)
Surviving Company	Section 2.1(b)
Tail Policy	Section 6.13(b)
Takeover Law	Section 3.29(b)
Tax Incentive	Section 3.16(l)
Termination Date	Section 8.1(d)
Trademarks	Section 1.1
Trade Secrets	Section 1.1
Transition Period	Section 6.12(b)
Triggering Event	Section 8.1(f)(ii)
Uncertificated Shares	Section 2.8(a)
WSGR	Section 6.4(e)

Section 1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(e) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

(f) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(g) Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(h) Whenever any reference is made in this Agreement to the Company having “made available” any document or information, such phrase shall include having made such document or information available on or prior to the date of this Agreement in the electronic data room utilized in connection with the transactions contemplated by this Agreement.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II.

THE MERGER

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company in the First Step Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving entity. The Company, as the surviving entity of the First Step Merger, is sometimes hereinafter referred to as the “Interim Surviving Corporation.”

(b) As part of a single integrated plan, as soon as practicable following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware Law, the Interim Surviving Corporation shall be merged with and into Merger Sub LLC in the Second Step Merger, the separate corporate existence of the Interim Surviving Corporation shall thereupon cease and Merger Sub LLC shall continue as the surviving entity of the Second Step Merger and as a wholly owned Subsidiary of Parent. Merger Sub LLC, as the surviving entity of the Second Step Merger, is referred to herein as the “Surviving Company.”

Section 2.2 The Effective Time of First Step Merger and Second Step Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the First Step Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

(b) As soon as practicable after the Effective Time, Parent shall cause the Second Step Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance with the Delaware Secretary of State in accordance with the applicable provisions of Delaware Law and the Second Step Merger shall be effective at the time of such filing and acceptance by the Delaware Secretary of State.

Section 2.3 The Closing.

(a) The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, San Francisco, California, 94105, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions) or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

(b) Notwithstanding Section 2.3(a), if the Marketing Period has not ended at the time when the Closing would otherwise be required to occur pursuant to Section 2.3(a), the Closing will occur on the earlier of (i) a Business Day before or during the Marketing Period specified by Parent on two (2) Business Days’ prior written notice to the Company and (ii) the first Business Day after the expiration of the Marketing Period (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions set forth in Section 7.1 and Section 7.2, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other date and time as Parent and the Company shall mutually agree upon in writing.

Section 2.4 Effect of the First Step Merger and Second Step Merger.

(a) At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Interim Surviving Corporation.

(b) At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the effective time of the Second Step Merger, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Sub LLC as the Surviving Company in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Merger Sub LLC as the Surviving Company in the Second Step Merger.

Section 2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.13, the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.13, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the certificate of incorporation of the Interim Surviving Corporation and such bylaws.

(c) Surviving Company. Unless otherwise determined by Parent prior to the effective time of the Second Step Merger, the certificate of formation and the limited liability company agreement of Merger Sub LLC as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation and the limited liability company agreement of the Surviving Company in the Second Step Merger until thereafter amended in accordance with the applicable provisions of Delaware Law and such limited liability company agreement; provided, however, that at the effective time of the Second Step Merger, the limited liability company agreement of the Surviving Company shall be amended so that the name of the Surviving Company shall be “Oclaro, LLC”.

Section 2.6 Directors and Officers.

(a) Directors of the Interim Surviving Corporation. At the Effective Time, the initial directors of the Interim Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Interim Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers of the Interim Surviving Corporation. At the Effective Time, the initial officers of the Interim Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Interim Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(c) Directors and Officers of the Surviving Company. At the effective time of the Second Step Merger, the initial directors (or comparable positions) and officers of the Surviving Company shall be the directors and officers, respectively of the Interim Surviving Corporation immediately prior to such effective time, each to hold the office in accordance with the limited liability company agreement of the Surviving Company until their respective successors are duly elected or appointed and qualified.

Section 2.7 Effect on Capital Stock.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Common Stock owned by Parent, the Company or any direct or indirect wholly owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time, and (y) Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive the following consideration (collectively, the “Merger Consideration”), without interest thereon, (A) $5.60 in cash (as may be adjusted pursuant to Section 2.7(e)) (the “Cash Consideration”) and (B) a number of validly issued, fully paid an nonassessable shares of Parent Common Stock equal to the Exchange Ratio (as may be adjusted pursuant to Section 2.7(e)) (the “Stock Consideration”).

(ii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, the Company, or any direct or indirect wholly owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Interim Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Interim Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Interim Surviving Corporation.

(b) Adjustment to Merger Consideration. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock or Parent Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or any similar event, or any record date for any such purpose shall be established, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

(c) Fractional Shares. In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Merger, each holder of shares of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Merger (after aggregating all shares represented by the Certificates and Uncertificated Shares of such holder) will be paid an amount in cash (without interest) equal to (i) the fraction of a share (after aggregating all shares represented by the Certificates and Uncertificated Shares of such holder) of Parent Common Stock to which such holder would otherwise be entitled multiplied by (ii) the Parent Average Closing Price (the “Fractional Share Cash Amount”).

(d) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 2.7(a)(ii)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into, or represent the right to receive, the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair market value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL); provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.7(a)(i), without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such share in the manner provided in Section 2.8.

(ii) The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to

Delaware Law that relates to such demand, and Parent shall have the opportunity, at Parent’s expense, and right to participate in and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(e) Stock Adjustment. If the aggregate number of shares of Parent Common Stock to be issued in connection with the Merger (including all shares of Parent Common Stock which may be issued after the Effective Time pursuant to Company Compensatory Awards) would exceed nineteen and nine tenths percent (19.9%) of the issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (the “Stock Threshold”), (A) the Exchange Ratio shall be reduced to the minimum extent necessary (rounded down to the nearest one thousandth) such that the aggregate number of shares of Parent Common Stock to be issued in connection with the Merger (including all shares of Parent Common Stock which may be issued after the Effective Time pursuant to Company Compensatory Awards) does not exceed the Stock Threshold and (B) the Cash Consideration for all purposes under this Agreement will be increased on a per share basis by an amount equal to $68.975 (the closing price of Parent Common Stock on March 9, 2018), multiplied by the difference between the initial Exchange Ratio and the Exchange Ratio as determined in accordance with this Section 2.7(e) (rounded down to the nearest one-hundredth of a cent).

(f) Company Compensatory Awards. At the Effective Time, each Company Compensatory Award then outstanding under any of the Company Stock Plans shall be treated in accordance with the provisions of Section 6.11.

Section 2.8 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding certificates representing shares of Company Common Stock (the “Certificates”) and uncertificated shares of Company Common Stock (the “Uncertificated Shares”) and shall obtain no rights or interests in the shares of Company Common Stock represented thereby.

(b) Exchange Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, (i) evidence of Parent Common Stock issuable pursuant to Section 2.7(a) in book-entry form sufficient to issue the aggregate Stock Consideration, (ii) by transfer of immediately available funds, an amount of cash sufficient to pay the aggregate Cash Consideration and (iii) by transfer of immediately available funds, an amount of cash sufficient to pay the aggregate Fractional Share Cash Amounts (such amount referenced in clauses (ii) and (iii) together with the evidence of book-entry shares of Parent Common Stock, the “Exchange Fund”). In the event that the Exchange Fund shall be insufficient to pay the aggregate amount of all Cash Consideration and Fractional Share Cash Amounts, Parent shall promptly deposit additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Cash Consideration and Fractional Share cash Amount in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that (A) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and (B) no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Uncertificated Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Parent upon demand.

(c) Payment Procedures. As promptly as practicable following the Effective Time, Parent and Merger Sub shall instruct the Exchange Agent to mail within three (3) Business Days after the Effective Time to each holder of record (as of immediately prior to the Effective Time) of shares of Company Common Stock (i) a letter of transmittal in customary form and containing customary provisions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Uncertificated Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration (including the Fractional Share Cash Amount) in respect of the shares of Company Common Stock represented by a Certificate or Uncertificated Share, upon (x) surrender to the Exchange Agent of a Certificate (or affidavits of loss in lieu thereof), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration (including the Fractional Share Cash Amount) payable in respect thereof pursuant to the provisions of this Article II. Parent shall instruct the Exchange Agent to pay such Merger Consideration and Fractional Share Cash Amount within five (5) Business Days following the later to occur of (x) the Effective Time or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message”, and the Certificate (or affidavit of loss in lieu thereof) or Uncertificated Share so surrendered shall be forthwith cancelled. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(d) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.7(a)(i) until such holder shall surrender such share in accordance with this Section 2.8. After the surrender in accordance with this Section 2.8 of a share of Company Common Stock to be converted into Parent Common Stock pursuant to Section 2.7(a)(i), Parent shall cause the holder thereof to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Tax laws. To the extent that such amounts are so deducted or withheld, such amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be, to the applicable Governmental Entity and (ii) shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Uncertificated Shares for one year after the Effective Time shall be delivered to Parent upon Parent’s demand, and any holder of Certificates or Uncertificated Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration.

(h) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Company or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official if required by any abandoned property, escheat or similar Applicable Law. Any other provision of this Agreement notwithstanding, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Uncertificated Shares immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

Section 2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Share theretofore representing any shares of Company Common Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including the Fractional Share Cash Amount) payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Company, Parent or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article II.

Section 2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided, however, as a condition precedent to the payment of such Merger Consideration, if required by Parent or the Exchange Agent, the Exchange Agent may require the owners of such lost, stolen or destroyed Certificates to furnish a bond in form satisfactory to the Exchange Agent and as indemnity against any claim that may be made against Parent, the Surviving Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed. The value of the bond of indemnity shall be reasonably calculated by the Exchange Agent, based on the value of lost, stolen or destroyed Certificates.

Section 2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Company shall take all such lawful and necessary action on behalf of the Company and Merger Sub.

Section 2.12 Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto intend the First Step Merger and the Second Step Merger to constitute integrated steps in a single “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this

Agreement. Except as specifically set forth in this Agreement or as otherwise required by Applicable Law, no party hereto shall take any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article III, as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that relates to such Section or in another section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, and except as disclosed in the Annual Report 10-K of the Company for the fiscal year ended July 1, 2017, the Quarterly Report on Form 10-Q of the Company for the quarterly period ended September 30, 2017, the Quarterly Report on Form 10-Q of Company for the quarterly period ended December 30, 2017, the Current Report on Form 8-K of Company filed on February 12, 2018, the Current Report on Form 8-K of Company filed on February 6, 2018, the Current Report on Form 8-K of Company filed on February 5 2018, the Current Report on Form 8-K of Company filed on November 17, 2017, the Current Report on Form 8-K of the Company filed on November 1, 2017 and the Schedule 14A of the Company for the annual stockholders’ meeting held on November 17, 2017 and prior to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports, other disclosures that are similarly non-specific or are predictive or forward-looking in nature (and excluding any exhibits incorporated by reference in such reports), in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent, Merger Sub and Merger Sub LLC as follows:

Section 3.1 Organization and Standing. The Company (i) is a corporation duly organized, validly existing and in good standing under Delaware Law, (ii) has the requisite corporate power and authority to carry on its business as it is presently being conducted and to own, lease or operate its respective material properties and material assets and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except in the case of the foregoing clause (iii) where the failure of the Company to be so qualified or to be in good standing as a foreign corporation would not reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of its certificate of incorporation and bylaws, as amended to date. The Company is not in violation of its certificate of incorporation or bylaws. The Company has delivered or made available to Parent complete and correct copies of the minutes of all meetings of the shareholders, the Company Board and each committee of the Company Board held since January 1, 2015 until the date hereof, other than any such minutes relating to this Agreement or the transactions contemplated hereby, any alternatives to this Merger considered by the Company Board or containing competitively sensitive information and minutes portions of which have been redacted.

Section 3.2 Subsidiaries.

(a) As of the date hereof, Section 3.2(a) of the Company Disclosure Letter sets forth a complete and accurate list of the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction; (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interest and the record holders and beneficial owners thereof. Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in any Person (other than passive equity or debt securities that constitute cash, cash equivalents or debt investments with a maturity date of less than 365 days purchased in connection with the Company’s cash management programs).

(b) Each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), (ii) has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets and (iii) is in compliance with its respective certificate of incorporation, bylaws or other applicable constituent documents, except for any deviation from any of the foregoing clauses (i), (ii) or (iii) that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for any deviations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Company’s Subsidiaries.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) as of the date hereof, are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens or restrictions on transfer imposed by Applicable Law) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Company of such Subsidiary’s business as presently conducted.

(d) As of the date hereof, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, subscriptions, convertible securities, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. As of the date hereof, there are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. As of the date hereof, there are no outstanding contractual obligations of the Company or its Subsidiaries to make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 3.3 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Shareholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. Assuming that the representations of Parent, Merger Sub and Merger Sub LLC set forth in Section 4.15 are accurate, and other than as set forth in Section 3.5(b), the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and Merger Sub LLC, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

(b) At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) directed that the adoption of this Agreement be submitted to a vote of the shareholders of the Company at the Company Shareholder Meeting and (v) subject to Section 6.2, resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement in accordance with the applicable provisions of Delaware Law.

(c) Assuming that the representations of Parent, Merger Sub and Merger Sub LLC set forth in Section 4.17 are accurate, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to adopt this Agreement (the “Requisite Shareholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under Applicable Law or the Company’s certificate of incorporation or bylaws) to consummate the Merger and the other transactions contemplated by this Agreement.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 275,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Company Preferred Stock. As of the close of business on March 9, 2018 (the “Capitalization Reference Date”), (A) 169,931,835 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares and (C) no shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock were validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Reference Date through (and including) the date of this Agreement, the Company has not issued any shares of Company Capital Stock other than pursuant to Company Restricted Stock Units or the exercise of Company Options or Company Stock Appreciation Rights or pursuant to any 401(k) plans maintained by the Company or any of its Subsidiaries, other than as would not have constituted a violation of Section 5.2 had this Agreement been in effect.

(b) Section 3.4(b) of the Company Disclosure Letter sets forth, as of the Capitalization Reference Date, (i) the aggregate number of shares of Company Common Stock that are subject to Company Options, (ii) the aggregate number of shares of Company Common Stock that are subject to Company SARs, (iii) the aggregate number of shares of Company Restricted Stock and (iv) the aggregate number of shares of Company Common Stock that are subject to Company RSUs (assuming maximum levels of achievement). Since the Capitalization Reference Date through (and including) the date of this Agreement, the Company has not granted any Company Compensatory Awards, other than as would not have constituted a violation of Section 5.2 had this Agreement been in effect. As of the Capitalization Reference Date, 10,421,011 shares of Company Common Stock were reserved for future issuance pursuant to stock awards not yet granted under the Company Stock Plans. All Company Compensatory Awards have been, in all material respects, validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in accordance with all Applicable Law, and the Company Stock Plans and all Company Compensatory Awards have been, in all material respects, properly accounted for in accordance with GAAP on the consolidated audited financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports.

(c) Except as set forth in this Section 3.4 and except for changes resulting from the exercise, settlement or vesting of Company Compensatory Awards in accordance with their respective terms, in each case issued on or after the Capitalization Reference Date as permitted under this Agreement and Company Securities granted or issued in compliance with Section 5.2, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. Except as set forth in this Section 3.4, there are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Other than the Company’s certificate of incorporation, the Company’s bylaws and this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

Section 3.5 Non-contravention; Required Consents.

(a) Assuming the Requisite Shareholder Approval is obtained, the execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Letter, result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other material Liability under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Shareholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, breaches, conflicts, defaults, terminations, losses, payments, Liabilities, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would prevent the consummation of the Merger.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (ii) such filings and approvals as may be required by Nasdaq or any federal or state securities or Takeover Laws, including compliance with any applicable requirements of the Securities Act or the Exchange Act (including the filing with the SEC of the Proxy Statement/Prospectus and the filing of the Form S-4 and the declaration of effectiveness of the Form S-4), (iii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iv) the Requisite Shareholder Approval, (v) the approvals set forth in

Section 3.5(b) of the Company Disclosure Letter and (vi) such other Consents, the failure of which to obtain, which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and would not reasonably have, individually or in the aggregate, a Company Material Adverse Effect or would prevent the consummation of the Merger.

Section 3.6 SEC Reports.

(a) Since January 1, 2015, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC after January 1, 2015 and at or prior to the Effective Time that are not required to be so filed or furnished, the “Company SEC Reports”).

(b) Each Company SEC Report complied, or will comply, as the case may be, as of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing), as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Report was, or will be, filed.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Reports or any registration statement filed by the Company with the SEC and (ii) no Company SEC Report nor any registration statement filed by the Company with the SEC is, to the Knowledge of the Company, the subject of ongoing SEC review.

(e) No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(f) Since January 1, 2015, no executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Since January 1, 2015, neither the Company nor any of its executive officers has received any written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

Section 3.7 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended July 1, 2017, and based on such evaluation management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors and made available to Parent a description of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(f) Since January 1, 2015, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2015, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(g) Since January 1, 2015, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since January 1, 2015, neither the Company nor, to the Knowledge of the Company, any Subsidiary, director, officer, employee, contractor, subcontractor or agent of the Company or any Subsidiary of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.8 Proxy Statement/Prospectus. The information supplied or to be supplied by the Company or its officers, directors, Representatives, affiliates, agents or employees in writing for inclusion in the Proxy Statement/Prospectus, when filed with the SEC and at the time the Form S-4 is declared effective by the SEC, on the date first mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent, Merger Sub or Merger Sub LLC or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet (or disclosed in the notes thereto), (b) Liabilities under this Agreement or in connection with the transactions contemplated hereby, including the Merger, or otherwise disclosed in the Company Disclosure Letter, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract, other than any such obligations that arose as a result of an existing breach or default (with or without notice or lapse of time or both) thereunder, (e) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet and (f) Liabilities that would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect.

Section 3.10 Absence of Certain Changes.

(a) Except for actions expressly contemplated by this Agreement, since the date of the Company Balance Sheet through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and (ii) the Company has not taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Sections 5.2(d), (e), (f), (l), (m) or (t), solely if related to any of the prior subsections; provided, however, that within thirty (30) Business Days of this Agreement, the Company shall make available to Parent a list of any items that would constitute a breach of Section 5.2(g) and (k) if taken after the date of this Agreement;

(b) Since the date of the Company Balance Sheet, there has not been or occurred any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Owned Real Property or Assets that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) Since the date of the Company Balance Sheet through the date of this Agreement, there has not been or occurred or there does not exist any Company Material Adverse Effect.

Section 3.11 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” means each of the following Contracts in existence as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, excluding any purchase order issued in the ordinary course of business and any Employee Plan:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(ii) any Contract with any employee, non-employee director, individual consultant or independent contractor that is not immediately terminable by the Company or any of its Subsidiaries upon notice of thirty (30) days or less and without cost or Liabilities, including any Contract requiring the Company to make a payment to any employee or non-employee director on account of the transactions contemplated by this Agreement (including the Merger) or any Contract that is entered into in connection with this Agreement;

(iii) any Collective Bargaining Agreement or other similar Contract with a Labor Organization;

(iv) any Contract with any Significant Customer (only for the top five (5) such Significant Customers) or any Significant Supplier (only for the top five (5) such Significant Suppliers), other than non-disclosure agreements or purchase orders issued by such Significant Customers or to such Significant Suppliers in the ordinary course of business consistent with past practices;

(v) any Contract providing for material indemnification or any material guaranty (in each case, under which the Company has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its Subsidiary’s obligations or any Contract providing for indemnification in the ordinary course of business;

(vi) any Contract that is material to the Company and its Subsidiaries, taken as a whole, containing any covenant, commitment or other obligation (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, or to make use of any Intellectual Property Rights, (B) granting any exclusive rights to any third party, (C) containing a “most favored nation” or similar provision, (D) including any “take or pay” or “requirements” obligation, (E) prohibiting the Company or any of its Subsidiaries (or, after the Effective Time, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so (other than any prohibition pertaining to the non-solicitation of employees) or (F) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies, in each case other than any such Contracts that may be cancelled without liability to the Company or its Subsidiaries and upon notice of thirty (30) days or less;

(vii) any Contract (A) relating to the license, disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business, (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries or (C) relating to the formation, control or operation of any joint venture;

(viii) any Company IP Agreements;

(ix) any Contract containing an obligation (contingent or otherwise) to provide source code for any Company Product to any third party, including to put such source code in escrow with a third party;

(x) any Contract (A) containing any material financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation except for such Contracts on the Company’s standard form of customer agreement or (B) containing any obligation to provide material support or maintenance for the Company Products during any period that is after five (5) years from the date hereof, in each case other than any such Contracts that may be cancelled without liability to the Company or its Subsidiaries and upon notice of thirty (30) days or less;

(xi) any Contract for the acquisition or disposition of any business containing any continuing (A) profit sharing arrangements or “earn-out” arrangements or (B) indemnification or similar contingent payment obligations;

(xii) any joint venture or development agreements, or any outsourcing Contracts (including Contracts to assemble, manufacture and package any Company Product) that is material to the Company and its Subsidiaries, taken as a whole;

(xiii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money by, or extension of credit to, the Company or any of its Subsidiaries, other than (A) accounts receivables and payables in the ordinary course of business consistent with past practice, (B) loans among the Company and any of its direct or indirect wholly-owned Subsidiaries, (C) extended payment terms for customers in the ordinary course of business, (D) prepayment of Taxes and (E) capital leases less than $5,000,000;

(xiv) any mortgage, lease, loan or other material Contract relating to any sale leaseback transaction of any real property previously owned by the Company or any of its Subsidiaries;

(xv) any Company Real Property Lease;

(xvi) any Contract entered into since January 1, 2017 to settle a Legal Proceeding other than (A) releases immaterial in nature and amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $500,000 as to such settlement; and

(xvii) any material Contract with any Governmental Entity.

(b) Section 3.11(b) of the Company Disclosure Letter contains a list that is complete and accurate as of the date hereof of all Material Contracts (other than Material Contracts that are Employee Plans) to which the Company or any of its Subsidiaries is a party or which bind or effect their respective properties or assets, and identifies each subsection of Section 3.11(a) that describes such Material Contract. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract, except to the extent readily available to Parent from the SEC.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) subject to the Enforceability Limitations and is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract prior to its stated expiration date, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.12 Compliance with Law. The Company and each of its Subsidiaries are and since January 1, 2015 have been in compliance with all Applicable Laws and Orders, except as would not reasonably be expected to material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2015, neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to the Company or any of its Subsidiaries, (b) has received any written notice from any Governmental Entity alleging any violation by the Company or any of its Subsidiaries of any Applicable Law or Order nor (c) has provided any written notice to any Governmental Entity regarding any violation by the Company or any of its Subsidiaries of any Applicable Law or Order, and no such notice referred to in clauses (a), (b) or (c) of this Section 3.12 remains outstanding or unresolved as of the date of this Agreement, except in each case as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.13 Permits. The Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, are not and would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement, except in each case as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law.

Section 3.14 Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any current or former director or officer of the Company or any of its Subsidiaries (in their capacity as such) whether or not naming the Company or any of its Subsidiaries, or by the Company or any of its Subsidiaries against any third party that (i) involves an amount in controversy in excess of $500,000 or (ii) seeks injunctive relief that, if granted, would be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or that would materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law.

Section 3.15 Customers and Suppliers.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning any Company Products with any customer who in any of the three fiscal years ended June 30, 2017 was one of the ten (10) largest customers of Company Products based on amounts paid or payable to the Company or its Subsidiaries by such customers (each, a “Significant Customer”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or bona fide oral notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any of its Subsidiaries or that such Significant Customer intends to terminate or materially modify any existing Contracts with the Company or any of its Subsidiaries.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any outstanding material dispute concerning products and/or services provided by any supplier who in any of the three fiscal years ended June 30, 2017 was one of the ten (10) largest suppliers of products and/or services to the Company and its Subsidiaries, in each case, based on amounts paid or payable by the Company and its Subsidiaries to such supplier (each, a “Significant Supplier”). Except as would not reasonably be expected to have a material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or bona fide oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or any of its Subsidiaries or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries.

Section 3.16 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed (taking into account all applicable extensions) all material income, franchise and other U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns in all material respects are true and correct and have been completed in accordance with Applicable Law.

(b) Each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay (whether or not shown on a Tax Return), and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all material federal and state income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes (including all Taxes required to be reported and withheld on any U.S or non-U.S. Company Compensatory Awards) required to be paid or withheld.

(c) Neither the Company nor any of its Subsidiaries had any Liabilities for material unpaid Taxes as of the date of the Company Balance Sheet that had not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business consistent with past practice.

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(e) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No material adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Governmental Entity. No written claim has ever been made by any Governmental Entity that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(f) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has (i) in the six calendar years prior to the date of this Agreement ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) other than an agreement that is not principally regarding Taxes, ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (iii) any Liability for the Taxes of any person other than the Company and its Subsidiaries under Treas. Reg. § 1.1502-6 (or any similar provision of Applicable Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise (other than pursuant to commercial Contracts with customary terms entered into in the ordinary course of business the principal purposes of which is unrelated to Taxes) or (iv) been a party to any joint venture, partnership (other than intragroup partnerships) or other agreement that could be treated as a partnership for Tax purposes.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material income or gain or exclude any material deduction or loss from Taxable income for any period or portion thereof after the Effective Time as a result of any (i) change in method of accounting made prior to the Effective Time, (ii) closing agreement under Section 7121 of the Code entered into prior to the Effective Time (or under any similar provision of Applicable Law), (iii) deferred intercompany gain or excess loss account under Section 1502 of the Code attributable to transactions occurring prior to the Effective Time (or under any similar provision of Applicable Law), (iv) installment sale or open transaction disposition made prior to the Effective Time, to the extent not reflected in the Company Balance Sheet, (v) prepaid amount received outside the ordinary course of business prior to the Effective Time, (vi) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto, or (vii) election made under Section 108(i) of the Code (or under any similar provision of Applicable Law) prior to the Effective Time.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the two calendar years prior to the date of this Agreement.

(j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(k) The Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) The Company and each of its Subsidiaries is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and to the Knowledge of the Company, the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(m) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including, where applicable, the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing Applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(n) The Company has made available to Parent or its legal counsel or accountants copies of all income, franchise and other material Tax Returns and all ASC 740-10 work papers of the Company and each of its Subsidiaries for all periods from and including January 1, 2016.

(o) To the Knowledge of the Company, except as expressly contemplated by this Agreement, there exists no facts, and neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.17 Environmental Matters.

(a) The Company and its Subsidiaries and since January 1, 2015 have been are in compliance in all material respects with all applicable Environmental Laws.

(b) Except as would not reasonably be expected to result, individually or in the aggregate, in a Liability that is material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries hold and maintain all of the Environmental Permits necessary for the continued conduct of the operations of the Company or any Subsidiary as such activities are currently being conducted; (ii) all such Environmental Permits are valid and in full force and effect; and (iii) the Company and its Subsidiaries are in compliance in all respects with all covenants and conditions of all such Environmental Permits.

(c) Except as would not reasonably be expected to result, individually or in the aggregate, in a Liability that is material to the Company and its Subsidiaries, taken as a whole, (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Law, Environmental Permit, or any Hazardous Materials Activity of the Company or any Subsidiary and neither the Company nor any Subsidiary has received any written information request from any Governmental Entity pursuant to

Environmental Law, and (ii) neither the Company nor any of its Subsidiaries has engaged in any Hazardous Materials Activity that is reasonably likely to result in a Legal Proceeding under Environmental Law or a requirement for investigation or remedial action under applicable Environmental Law.

(d) Except as would not reasonably be expected to result, individually or in the aggregate, in a Liability that is material to the Company and its Subsidiaries, taken as a whole, (i) no Hazardous Materials are present on any Business Facility currently owned, operated, or leased by the Company or any Subsidiary or were present on any other Business Facility at the time it ceased to be owned, operated, or leased by the Company, any Subsidiary, or, to the Knowledge of the Company, any of their predecessors, (ii) there are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Business Facility currently owned, operated, or leased by the Company or any of its Subsidiaries and (iii) no lien imposed pursuant to Environmental Law is present on any Owned Real Property.

(e) Except as would not reasonably be expected to result, individually or in the aggregate, in a Liability that is material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has entered into any Contract that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising under Environmental Laws.

(f) The Company has delivered or made available to Parent all material environmental, health and safety records in the Company’s and its Subsidiaries’ possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries, including all notices of non-compliance or violation of Environmental Laws and all Environmental Permits, environmental audits and environmental assessments of any Business Facility.

Section 3.18 Employee Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Plans as of the date of this Agreement. With respect to each Employee Plan, to the extent applicable, the Company has made or will make available to Parent no later than thirty (30) Business Days following the date of this Agreement complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, if any, including any amendments or statements of material modifications thereto, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity since January 1, 2015, relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each International Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan, if any, and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Entity, if any; and (vii) all other material Contracts directly relating to each Employee Plan, including administrative service agreements.

(b) Each Employee Plan has been maintained, operated and administered in compliance with its terms and with all Applicable Law, including the applicable provisions of ERISA and the Code, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on an unrevoked favorable prototype opinion letter or has received a favorable determination letter from the IRS with respect to such Employee Plan’s tax-qualified status under the Code and, to the Knowledge of the Company, nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to affect the qualified status of any such Employee Plan.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for. Except as required by Applicable Law or the terms of an Employee Plan, neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new material Employee Plan in the United States or amend in any material respect an existing Employee Plan in the United States.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans involving an amount in controversy in excess of $500,000, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code.

(g) Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has in the six (6) years prior to the date hereof maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(h) Except as required by Applicable Law, no Employee Plan in the United States provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(i) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained, operated and administered in compliance in all material respects with the applicable requirements of Section 409A of the Code.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former service provider for excise taxes which may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

Section 3.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any material Contract or arrangement between or applying to, one or more employees or other service providers in the United States and a union, trade union, works council, group of employees or any other employee representative body or labor-relations organization or entity (“Labor Organization”), for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). To the Knowledge of the Company, there are no pending, threatened or reasonably anticipated material activities or proceedings anticipated by any Labor Organization to organize any such employees or other service providers. There are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees or other service providers of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees or other service providers of the Company or any of its Subsidiaries, except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries, and, there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company threatened.

(b) The Company and its Subsidiaries have complied in all material respects with all Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and as exempt or non-exempt for overtime purposes), leased and seconded employees, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, other than instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any material conciliation agreement, settlement agreement, consent decree or other employment-related agreement or order with any Governmental Entity.

(c) Except as would not reasonably be expected to be material to the Company, each of the Company and its Subsidiaries is in compliance in all material respects with WARN or any related state laws.

Section 3.20 Real Property.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any real property. Since January 1, 2010, neither the Company nor any of its Subsidiaries has owned any real property except as set forth on Section 3.20(a) of the Company Disclosure Letter.

(b) Either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, except as would not reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. Each Company Real Property Lease (a) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto (except in each case as enforcement may be subject to the Enforceability Limitations), and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect and (b) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the Knowledge of the Company, the landlord thereunder, exists under any such Company Real Property Lease, and (c) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease, except as would not reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person any right to use or occupy a Company Leased Real Property. Neither the Company nor any of its Subsidiaries has since January 1, 2017 received written notice of the existence of any outstanding Order or of any pending proceeding, and, to the Knowledge of the Company, there is no such Order or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any the Company or its Subsidiaries of the Company Owned Real Property or the Company Leased Real Property, except as would not reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. Each Company Leased Real Property and all of its material operating systems are in good operating condition and repair and free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, and is suitable for the conduct of the business of the Company and its Subsidiaries, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.21 Assets; Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are in good operating condition and repair in all material respects (ordinary wear and tear and ongoing maintenance excepted), except as would not be material to the Company or its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract, all of the properties and assets owned or leased by them, in each case, free and clear of all Liens other than Permitted Liens.

Section 3.22 Intellectual Property.

(a) Section 3.22(a) of the Company Disclosure Letter contains a complete and accurate list as of the date of this Agreement of all Registered IP that constitutes Company IP (“Company Registered IP”) and material unregistered Trademarks. Section 3.22(a) of the Company Disclosure Letter identified, for each item of Company Registered IP, as applicable, (i) the name of the current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date, and issuance/registration/grant date, and (v) the prosecution status thereof.

(b) To the Knowledge of the Company, the Company Registered IP is valid, sustaining and enforceable.

(c) To the Knowledge of the Company, with respect to each item of Company Registered IP, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed, in each case to or with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as may be required for the purposes of registering and/or maintaining such Company Registered IP. To the Knowledge of the Company, there are no materials, facts or circumstances, including any information, materials, facts or circumstances that would render any Company Registered IP invalid or unenforceable, or would materially affect any pending application for any Company Registered IP. The Company has not claimed “small entity” status, or misrepresented, or knowingly failed to disclose, any facts or circumstances in any application or proceedings for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered IP.

(d) In each case in which the Company or any of its Subsidiaries have acquired ownership of any Company Registered IP, the Company or one of its Subsidiaries has recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with Applicable Laws.

(e) Section 3.22(e) of the Company Disclosure Letter contains a complete and accurate list of all Contracts (i) under which any third party has granted the Company or any of its Subsidiaries any license, non-assert, covenant not to sue, or other immunity from or under any Intellectual Property Rights, the loss of which would have a material adverse impact on the operation of the Company’s and its Subsidiaries’ business (each, an “Company Inbound License”) or (ii) under which the Company or any of its Subsidiaries has granted any third party a license under any Company IP, other than non-exclusive licenses granted incidental to the purchase of Company Products in the ordinary course and consistent with past practice (each, an “Company Outbound License”, and together with the Company Inbound Licenses, the “Company IP Agreements”). The Company has made available to Parent complete and correct copies of each such Company IP Agreement.

(f) To the Knowledge of the Company, neither the operation of the business of the Company nor the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Company Products by Company or its Subsidiaries (i) infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person, (ii) violates any right of any Person (including the right to privacy or publicity) or (iii) constitutes unfair competition or trade practices under the laws of any jurisdiction (nor to the Knowledge of the Company is there any reasonable basis therefor).

(g) The Company or its Subsidiaries exclusively own all right, title and interest in the Company IP, free and clear of all Liens other than Permitted Liens. All Company IP is fully transferable, alienable or licensable without restriction and without payment of any kind to any other Person. The Company and its Subsidiaries have and, following the Closing, Surviving Company will have, the exclusive right to bring actions against any Person that is infringing any Company IP and to retain for themselves any damages recovered in any such action.

(h) The Company and each of its Subsidiaries have taken reasonable steps to protect the confidentiality of the Trade Secrets that comprise any part of the Company IP, and to the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any such Trade Secrets by any Person. To the Knowledge of the Company, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or such use and disclosure by the Company or any of its Subsidiaries was otherwise lawful. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees, consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent which (i) assigns to the Company or one of its Subsidiaries all right, title and interest in any Intellectual Property Rights created by such persons within the scope of their involvement with the Company or applicable Subsidiary and (ii) provides reasonable protection for Trade Secrets of the Company and its Subsidiaries. All current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company IP have executed such agreements.

(i) To the Knowledge of the Company, no Person is infringing upon or otherwise violating any Company IP. Neither the Company nor any of its Subsidiaries have, in the three years prior to the date hereof, asserted or threatened any claim against any Person alleging that such Person is infringing or misappropriating any Company IP.

(j) There is no and has not been in the prior six (6) years any Legal Proceeding brought by a third party against the Company or any of its Subsidiaries (or to the Knowledge of the Company against another Person who has sought indemnification from the Company or any of its Subsidiaries in connection with such Legal Proceeding) with respect to (i) any alleged infringement or other violation by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or any of its Subsidiaries’ business of the Intellectual Property Rights of such third party or (ii) any challenge to the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any Company IP. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use, transfer or licensing of any Company IP or other Intellectual Property Rights.

(k) To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in any of the following events that, but for the consummation of the transactions contemplated hereby, would not have occurred: (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Company IP, (ii) the vesting of any right of termination or cancellation of the counterparty under any Company IP Agreement, (iii) any payment of fees, penalties or royalties under any Company IP Agreement that would not have been payable absent this Agreement and the consummation of the transactions contemplated hereby, (iv) a change in the scope or nature of any Intellectual Property Rights granted to, or by, the Company or its Subsidiaries that is, in either case, material to the operation of the Company’s and its Subsidiaries’ business, or (v) the imposition of any Lien on any Company IP. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in (except pursuant to Contracts to which Parent or any of its Subsidiaries or Affiliates are a party) Parent or any of its Subsidiaries or Affiliates being (A) required to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Intellectual Property Rights, (B) bound by, or subject to, any non-competition, non-solicitation, exclusivity or other material restriction on the operation or scope of their respective business, or (C) obligated to pay any incremental royalties or other material amounts, offer any incremental discounts or being bound by any “most favored pricing” terms to any third party.

(l) Neither the Company nor any of its Subsidiaries have published or disclosed any Source Code for any Company Product or, to the Knowledge of the Company, any other Source Code that constitutes Company IP, except to their employees, customers or advisers pursuant to non-disclosure agreements, commercial agreements or license agreements subject to confidentiality obligations. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to (i) entitle the beneficiary under any Source Code escrow arrangement under which the Company or any of its Subsidiaries have deposited any Source Code for any Company Product to require release of such Source Code or (ii) otherwise entitle any third party to have rights or access to Source Code for any Company Product.

(m) All data which has been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all Applicable Laws, Contracts, and Company policies and industry standards. Neither the Company nor its Subsidiaries has received a notice of noncompliance with Applicable Laws, Contracts or Company policies related to data protection or personally identifiable information.

(n) To the Knowledge of the Company, there are no material defects or errors in the Company Products or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or data or other software of users of the Company Products, in each case which (i) have led or would reasonably be expected to lead to any recall of the Company Products, (ii) affect the safety, functionality or use of the Company Products for their intended purposes or (iii) would breach any Contract entered into by the Company or its Subsidiaries with respect to the Company Products.

(o) The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to prevent viruses and other disabling codes from entering Company Products and to otherwise safeguard the information technology systems, and personally identifiable information contained therein, of the Company and its Subsidiaries. To the Knowledge of the Company, in the twelve months prior to the date of this Agreement, there have been no unauthorized intrusions or breaches of the security of information technology systems of the Company and its Subsidiaries. The Company and its Subsidiaries have reasonable disaster recovery plans procedures and facilities for the business.

(p) To the Knowledge of the Company, Section 3.22(p) of the Company Disclosure Letter sets forth a true and complete list of all industry standards bodies or similar organizations in which the Company and/or any of its Subsidiaries has participated or is a member. To the Knowledge of the Company, there is no obligation to license any Company IP, and no Company IP is currently licensed, to any third party as a result of participation or membership in or utilization of any work of any standards body or similar organization. Neither the Company nor any of its Subsidiaries has at any time notified any standards body or similar organization any Company IP is necessary to or would be infringed by the use or implementation of the standards published or promulgated by such standards body or similar organization. To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with their obligations with respect to membership in such organizations.

(q) No rights have been granted to any Governmental Entity with respect to any Company Product or Company IP other than substantially the same standard commercial rights as are granted by the Company to commercial end users of the Company Products in the ordinary course of business consistent with past practices.

Section 3.23 Export Control and Import Laws. Since March 1, 2013 and except as would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have been in compliance with all Applicable Laws regarding export and reexport control (“Export Controls”), including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations, (ii) the Company and its Subsidiaries have been in compliance with all Applicable Laws regarding import (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations, (iii) each of the Company and its Subsidiaries have obtained and is in compliance with the terms of all applicable export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export Controls or Import Restrictions “Export and Import Approvals”), (iv) there are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Subsidiaries with respect to such Export and Import Approvals and (v) no approval from a Governmental Entity for the transfer by the Company or any of its Subsidiaries of Export and Import Approvals to Parent after the Effective Time is required or cannot be obtained expeditiously without material cost. Section 3.23 of the Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Company’s and its Subsidiaries’ products, services, software and technologies.

Section 3.24 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries or any of their respective employees, properties or assets against such risks and in a form and amount which the Company believes is adequate for the operation of its business. As of the date of this Agreement, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) all such insurance policies are in full force and effect, (b) no notice of cancellation has been received in connection with such policies, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, (d) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and (e) there has been, to the Knowledge of the Company, no threatened termination of, or premium increase with respect to, any such policies.

Section 3.25 Anti-Bribery Laws. Since January 1, 2013, neither the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees nor to the Knowledge of the Company, agents or other Person associated with or acting on their behalf, has, directly or indirectly, (a) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the U.K. Bribery Act of 2010, as amended, or any other comparable domestic or foreign law or statute (collectively “Anti-Bribery Laws”) (b) used any corporate funds for unlawful contributions, loans, gifts, entertainment or other unlawful expenses relating to political activity; (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (d) made or taken any action in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, except as would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole. There currently are no pending or, to the Knowledge of the Company, allegations or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its Subsidiaries with respect to the Anti-Bribery Laws. The Company has established policies and procedures related to compliance with the Anti-Bribery Laws.

Section 3.26 Related Party Transactions. Except as set forth in the Company SEC Reports or compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.27 Brokers; Fees and Expenses. Except for Jefferies LLC, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger).

Section 3.28 Opinion of Financial Advisors. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Jefferies LLC to the effect that, as of the date of this Agreement, and based upon and subject to the limitations and assumptions set forth therein and other matters considered in the preparation thereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.29 State Anti-Takeover Statutes; No Rights Plan.

(a) Neither the Company nor any of its Subsidiaries is, nor at any time during the last three years has it been, an “interested stockholder” of Parent within the meaning of Section 203 of the DGCL.

(b) Assuming the accuracy of Parent’s, Merger Sub’s and Merger Sub LLC’s representations in Section 4.17, the Company and the Company Board has taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law (such Applicable Law a “Takeover Law”) applies to the Merger, this Agreement or any of the other transactions contemplated hereby or thereby.

(c) The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deterring or discouraging any Person from acquiring control of the Company. To the Knowledge of the Company, no Contract entered into by the Company prohibits any Person from making any Acquisition Proposal following the execution and announcement of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB

AND MERGER SUB LLC

Except, with respect to any Section of this Article IV, as set forth in the section of the disclosure letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) that relates to such Section or in another section of such disclosure letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, and except as disclosed in the Annual Report 10-K of Parent for the fiscal year ended July 1, 2017, the Quarterly Report on Form 10-Q of Parent for the quarterly period ended September 30, 2017, the Quarterly Report on Form 10-Q of Parent for the quarterly period ended December 30, 2017, the Current Report on Form 8-K of Parent filed on February 6, 2018, the Current Report on Form 8-K of Parent filed on November 8, 2017, the Current Report on Form 8-K of Parent filed on November 7, 2017, the Current Report on Form 8-K of Parent filed on November 1, 2017 and the Schedule 14A of Parent for the annual stockholders’ meeting held on November 2, 2017 (other than disclosures in the “Risk

Factors” or “Forward-Looking Statements” sections of such reports, other disclosures that are similarly non-specific or are predictive or forward-looking in nature (and excluding any exhibits incorporated by reference in such reports), in each case, other than any specific factual information contained therein), Parent, Merger Sub and Merger Sub LLC hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of Parent, Merger Sub and Merger Sub LLC is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of its certificate of incorporation and bylaws, the certificate of incorporation and bylaws of Merger Sub and the certificate of formation, operating or other applicable constituent documents of Merger Sub LLC, each as amended to date. Each of Parent, Merger Sub and Merger Sub LLC is not in violation of its respective certificate of incorporation, bylaws or other applicable constituent documents.

Section 4.2 Parent Subsidiaries.

(a) Each of Parent’s Subsidiaries (i) is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), (ii) has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, (iii) is in compliance with its respective certificate of incorporation, bylaws or other applicable constituent documents, and (iv) is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for any deviations from any of the foregoing clauses (i), (ii), (iii) or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Parent (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) as of the date hereof, are owned, directly or indirectly, by Parent, free and clear of all Liens (other than Permitted Liens or restrictions on transfer imposed by Applicable Law) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by Parent of such Subsidiary’s business as presently conducted.

(c) As of the date hereof, there are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent, (ii) options, stock appreciation rights, warrants, restricted stock units, subscriptions, convertible securities, rights or other commitments or agreements to acquire from Parent or any of its Subsidiaries, or that obligate Parent or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent, (iii) obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest

(including any voting debt) in, any Subsidiary of Parent (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of Parent, being referred to collectively as “Parent Subsidiary Securities”) or (iv) other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Subsidiary Securities. As of the date hereof, there are no Contracts of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities. As of the date hereof, there are no outstanding contractual obligations of Parent or its Subsidiaries to make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 4.3 Authorization. Each of Parent, Merger Sub and Merger Sub LLC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, Merger Sub and Merger Sub LLC and the consummation by Parent, Merger Sub and Merger Sub LLC of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and Merger Sub LLC, and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger). This Agreement has been duly executed and delivered by each of Parent, Merger Sub and Merger Sub LLC and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Merger Sub LLC, subject to the Enforceability Limitations.

Section 4.4 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent, Merger Sub and Merger Sub LLC of this Agreement, the consummation by Parent, Merger Sub and Merger Sub LLC of the transactions contemplated hereby (including the Merger) and the compliance by Parent, Merger Sub and Merger Sub LLC with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Parent, Merger Sub or Merger Sub LLC, (ii) result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or materially accelerate the performance required by, or result in a right of termination or material acceleration under, or result in the loss of any material benefit or the imposition of any additional material payment or other material Liability under, any Contract to which Parent, Merger Sub or Merger Sub LLC is a party or by which Parent, Merger Sub or Merger Sub LLC or any of their respective properties or assets may be bound as of the date hereof, (iii) assuming compliance with the matters referred to in Section 4.4(b), violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent, Merger Sub or Merger Sub LLC, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, breaches, conflicts, defaults, terminations, losses, payments, Liabilities, accelerations or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would prevent the consummation of the Merger.

(b) No Consent of any Governmental Entity is required on the part of Parent, Merger Sub, Merger Sub LLC or any of their Subsidiaries in connection with the execution, delivery and performance by Parent, Merger Sub and Merger Sub LLC of this Agreement and the consummation by Parent, Merger Sub and Merger Sub LLC of the transactions contemplated hereby (including the Merger), except (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (ii) such filings and approvals as may be required by the Nasdaq or any federal or state securities or Takeover Laws, including compliance with any applicable requirements of the Securities Act or the Exchange Act (including the filing with the SEC the Proxy Statement/Prospectus and the filing of the Form S-4 and the declaration of effectives of the Form S-4), (iii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or would prevent the consummation of the Merger.

Section 4.5 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or Merger Sub LLC or any of their Affiliates that would, whether or not naming the Parent, Merger Sub or Merger Sub LLC, or by the Parent, Merger Sub or Merger Sub LLC against any third party that (i) involves an amount in controversy in excess of $1,000,000 or (ii) seeks injunctive relief that, if granted, would be material to Parent and its Subsidiaries, taken as a whole. As of the date hereof, neither Parent nor Merger Sub nor Merger Sub LLC nor any of their Affiliates is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Proxy Statement/Prospectus. The information supplied or to be supplied by Parent, Merger Sub, Merger Sub LLC or their respective officers, directors, representatives, affiliates, agents or employees in writing for inclusion in the Proxy Statement/Prospectus, when filed with the SEC, at the time the Form S-4 is declared effective by the SEC, on the date the Proxy Statement/Prospectus is first sent to shareholders of the Company and at the time of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent, Merger Sub or Merger Sub LLC with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 4.7 Capitalization.

(a) The authorized capital stock of Parent consists of 990,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the close of business on March 9, 2018 (the “Parent Capitalization Date”), (i) 62,586,763 shares of Parent Common Stock were issued and outstanding and no shares of Parent Common Stock were held by Parent as treasury shares and (ii) no shares of Parent Preferred Stock were issued and outstanding and no shares of Parent Preferred Stock were held by Parent as treasury shares. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) Section 4.7(b) of the Parent Disclosure Letter sets forth, as of the Parent Capitalization Date, the aggregate number of shares of Parent Common Stock that are subject to outstanding Parent Compensatory Awards. Each outstanding Parent Compensatory Award was granted subject to the terms of a Parent Plan. As of the Parent Capitalization Date, 5,676,440 shares of Parent Common Stock were reserved for future issuance pursuant to stock awards not yet granted under the Parent Plans. All Parent Compensatory Awards have been, in all material respects, validly issued and properly approved by the Parent Board in accordance with all Applicable Law, and the Parent Plans and all Parent Compensatory Awards have been, in all material respects, properly accounted for in accordance with GAAP on the consolidated audited financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports.

(c) Except as set forth in this Section 4.7, as of the Parent Capitalization Date there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent or its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, in all cases, other than commitments or promises to issue restricted stock units to new hire employees or to existing employees in connection with promotions or merit increases, all in the ordinary course of business and consistent with past practice, and (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent (the items in clauses (i), (ii),

(iii) and (iv), together with the capital stock of Parent, being referred to collectively as “Parent Securities”) and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of the Parent Securities. Except as set forth in this Section 4.7, there are no outstanding Contracts of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

(d) Other than Parent’s certificate of incorporation and bylaws, neither Parent nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Parent.

Section 4.8 Parent SEC Reports.

(a) Since January 1, 2015, Parent has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by Parent with the SEC after January 1, 2015 and at or prior to the Effective Time that are not required to be so filed or furnished, the “Parent SEC Reports”).

(b) Each Parent SEC Report complied, or will comply, as the case may be, as of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing), as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such Parent SEC Report was, or will be, filed.

(c) As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing), each Parent SEC Report did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Reports or any registration statement filed by Parent with the SEC and (ii) no Parent SEC Report nor any registration statement filed by Parent with the SEC is, to the Knowledge of Parent, the subject of ongoing SEC review.

(e) Since January 1, 2015, no executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. Since August 1, 2015, neither Parent nor any of its executive officers has received any written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

Section 4.9 Financial Statements.

(a) The consolidated financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by Parent during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects, or will fairly present in, as the case may be, in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) Parent’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of Parent’s assets that would materially affect Parent’s financial statements would be detected or prevented in a timely manner.

(c) Parent’s “disclosure controls and procedures” (as defined in Rules 13a 15(e) and 15d 15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Parent required under the Exchange Act with respect to such reports.

(d) Parent’s management has completed an assessment of the effectiveness of the Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended July 1, 2017, and based on such evaluation management of Parent has disclosed to the Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and its Subsidiaries, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Parent or any its Subsidiaries in Parent’s consolidated financial statements.

(f) Since January 1, 2015, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries nor any director or officer of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2015, no current or former attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or executive officer of Parent.

(g) Since January 1, 2015, to the Knowledge of Parent, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries. Since January 1, 2015, neither Parent nor, to the Knowledge of Parent, any Subsidiary, director, officer, employee, contractor, subcontractor or agent of Parent or any Subsidiary of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 4.10 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Parent Balance Sheet (or disclosed in the notes thereto), (b) Liabilities under this Agreement or in connection with the transactions contemplated hereby, including the Merger, or otherwise disclosed in the Parent Disclosure Letter, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract, other than any such obligations that arose as a result of an existing breach or default (with or without notice or lapse of time or both) thereunder, (e) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Parent Balance Sheet and (f) Liabilities that would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect.

Section 4.11 Absence of Certain Changes.

(a) Except for actions expressly contemplated by this Agreement, since the date of the Parent Balance Sheet through the date of this Agreement, (i) the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and (ii) Parent has not taken any action that, if taken after the date of this Agreement without the prior written consent of the Company, would constitute a breach of Section 5.4(c), (d) or (e).

(b) Since the date of the Parent Balance Sheet, there has not been or occurred any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any real property or assets of Parent and its Subsidiaries that, individually or in the aggregate, would reasonably be expected to constitute or result in a Parent Material Adverse Effect.

(c) Since the date of the Parent Balance Sheet, there has not been or occurred or there does not exist any Parent Material Adverse Effect.

Section 4.12 Compliance with Law. Parent and each of its Subsidiaries are and since January 1, 2015 have been in compliance with all Applicable Laws and Orders, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2015, neither Parent nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to Parent or any of its Subsidiaries, (b) has received any written notice from any Governmental Entity alleging any violation by Parent or any of its Subsidiaries of any Applicable Law or Order nor (c) has provided any written notice to any Governmental Entity regarding any violation by Parent or any of its Subsidiaries of any Applicable Law or Order, and no such notice referred to in clauses (a), (b) or (c) of this Section 4.12 remains outstanding or unresolved as of the date of this Agreement, except in each case as is not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.13 Permits. Parent and its Subsidiaries are, and since January 1, 2015 have been, in compliance with the terms of all Permits, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of Parent, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Parent, Merger Sub or Merger Sub LLC to perform their respective obligations under this Agreement or to consummate the Merger. Since January 1, 2015 until the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any violation by Parent or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by Parent or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement, except in each case as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent Merger Sub or Merger Sub LLC to perform their respective obligations under this Agreement or to consummate the Merger.

Section 4.14 Brokers; Fees and Expenses. Except for Deutsche Bank Securities Inc., there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger).

Section 4.15 Operations of Merger Sub And Merger Sub LLC. Merger Sub has engaged in no other business activities other than those related to the transactions contemplated by this Agreement. Merger Sub is a direct wholly-owned Subsidiary of Parent. Merger Sub LLC has engaged in no other business activities other than those related to the transactions contemplated by this Agreement. Merger Sub LLC is a direct wholly-owned Subsidiary of Parent.

Section 4.16 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of the fully executed debt financing commitment letter from the Financing Sources identified therein, together with any executed fee letters related thereto (of which only the fee amounts, price caps and economic “flex” terms have been redacted; provided, that, in accordance with customary practice, such redacted terms do not affect the conditionality or the amount of cash proceeds available to Parent from the Debt Financing), and any related exhibits and schedules thereto (collectively, the “Debt Commitment Letters”) pursuant to which such Financing Sources have committed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Debt Financing”).

(b) The net proceeds (after applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including original issue discount flex) provided under the Debt Commitment Letters) contemplated by the Debt Financing, together with the Company’s cash on hand and cash on hand at Parent, will, in the aggregate be sufficient for Parent to consummate the transactions contemplated hereby, including the payment of the aggregate cash amounts payable pursuant to Article II and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement. Any reference in this Agreement to (i) “Debt Commitment Letters” will include such documents as amended or modified in compliance with the provisions of Section 6.17, and (ii) the “Debt Financing” will include the financing contemplated by the Debt Commitment Letters as amended or modified in compliance with the provisions of Section 6.17.

(c) As of the date of this Agreement, the Debt Commitment Letters have not been amended or modified in any respect, no such amendment or modification is contemplated (except for amendments to add additional Financing Sources thereto, and any amendments or modifications to effectuate any “market flex” terms), and, to the Knowledge of Parent, the respective commitments contained in the Debt Commitment Letters have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, there are no side letters, contracts, arrangements or other agreements or understandings to which Parent, Merger Sub, Merger Sub LLC or any of their Affiliates is a party relating to the funding or investing, as applicable, of the Debt Financing other than the Debt Commitment Letters. As of the date hereof, Parent has paid, or caused to be paid, in full, any and all fees (including commitment fees and other fees) required to be paid under the Debt Commitment Letters that are payable on or prior to the date of this Agreement. The Debt Financing is not subject to any conditions precedent, arrangements or other contingencies to obtaining any amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letters and, as of the date of this Agreement, (x) the Debt Commitment Letters are in full force and effect, (y) no breach of any term of, or default under, the Debt Commitment Letters exists on the part of Parent or its Affiliates and, to the Knowledge of Parent, any of the other parties thereto and (z) the Debt Commitment Letters constitute the legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto, subject to the Enforceability Limitations. As of the date of this Agreement, assuming the accuracy of all the representations and warranties made by the Company herein and the Company’s compliance with this Agreement, Parent has no reason to believe that (i) Parent will be unable to satisfy on a timely basis any of the conditions that are required to be satisfied by it as a condition to the obligations under the Debt Commitment Letters prior to the expiration thereof or (ii) any portion of the Debt Financing will not be made available to Parent at the Closing.

(d) Parent and Merger Sub expressly acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, their obligations hereunder, including their obligations to consummate the Closing, are not subject to, or conditioned on, receipt of the Debt Financing or any alternative financing.

Section 4.17 No Ownership of Company Capital Stock. Neither Parent nor any of its Subsidiaries is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

Section 4.18 State Takeover Statutes. Assuming the accuracy of the Company’s representations in Section 3.29(a), Parent and the Parent Board of Directors has taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL. No other Takeover Law applies to the Merger, this Agreement or any of the other transactions contemplated hereby or thereby.

Section 4.19 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are in compliance in all respects with all applicable Environmental Laws.

Section 4.20 Taxes.

(a) Each of Parent and its Subsidiaries has prepared and timely filed (taking into account all applicable extensions) all material income, franchise and other U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes concerning or attributable to Parent, any of its Subsidiaries or their respective operations, and such Tax Returns in all material respects are true and correct and have been completed in accordance with Applicable Law.

(b) Each of Parent and its Subsidiaries has (i) timely paid all material Taxes it is required to pay (whether or not shown on a Tax Return), and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all material federal and state income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes required to be paid or withheld.

(c) There are (and immediately following the Effective Time there will be) no Liens on the assets of Parent or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(d) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the two calendar years prior to the date of this Agreement.

(e) Neither Parent nor any of its Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(f) To the Knowledge of Parent, except as otherwise expressly contemplated by this Agreement, there exists no facts, and neither Parent nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.21 Intellectual Property.

(a) Parent has made available a complete and accurate list as of the date of this Agreement of Intellectual Property Rights owned by Parent that are Registered IP (“Parent Registered IP”).

(b) To the Knowledge of Parent, the Parent Registered IP is valid, sustaining and enforceable.

(c) To the Knowledge of Parent, neither the operation of the business of Parent nor the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Parent Products by Parent or its Subsidiaries (i) infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person, (ii) violates any right of any Person (including the right to privacy or publicity) or (iii) constitutes unfair competition or trade practices under the laws of any jurisdiction (nor to the Knowledge of Parent is there any reasonable basis therefor).

ARTICLE V.

INTERIM CONDUCT OF BUSINESS

Section 5.1 Affirmative Obligations of the Company. Except as (a) as may be required by Applicable Law, (b) expressly required or permitted by this Agreement, (c) set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter or (d) approved in advance by Parent in writing, not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and each of its Subsidiaries shall use commercially reasonable efforts to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws, (iii) maintain and preserve intact its business organization, (iv) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts and Taxes for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements, (v) keep available the services of key employees and (vi) maintain relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

Section 5.2 Negative Obligations of the Company. Except as (1) may be required by Applicable Law, (2) expressly required or permitted by this Agreement, (3) set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter or (4) approved in advance by Parent in writing, not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, other than (i) grants of Company Compensatory Awards to employees subject to the terms as set forth on Section 5.2(b) of the Company Disclosure Letter and (ii) the issuance and sale of shares of Company Common Stock pursuant to the exercise of Company Options or the vesting or settlement of other Company Compensatory Awards, in all cases in the ordinary course of business and consistent with past practice;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities other than (i) in full or partial payment of the exercise price and any applicable Taxes pursuant to any exercise, vesting or settlement of Company Compensatory Awards or (ii) pursuant to the forfeiture of any Company Compensatory Awards;

(d) other than dividends or distributions made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine, subdivide, amend the terms of or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than (i) the transactions contemplated hereby, including the Merger, and (ii) transactions between the Company and any direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries);

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to or from direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees or members of the Company Board of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens), and (C) purchase money financings and capital leases entered into in the ordinary course of business with a value of $1,000,000 individually and $5,000,000 in the aggregate;

(g) except (A) as may be required by Applicable Law, the terms of this Agreement, or the terms of any Employee Plan or (B) as set forth on Section 5.2(g) of the Company Disclosure Letter, (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any Employee Plan except in the ordinary course of business consistent with past practice (other than employment agreement or offer letters for employees at the vice president level or below) or (ii) increase in any manner the compensation or fringe benefits of any director, officer, employee, consultant or independent contractor or pay any special bonus or special remuneration to any director, officer, employee, consultant or independent contractor;

(h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company or any of its Subsidiaries other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(j) enter into, amend, or extend any Collective Bargaining Agreement;

(k) hire, terminate, demote or promote or offer to hire, or promote any employee or potential employee with a title of vice president or above, or encourage any employees with a title of vice president or above to resign from or terminate his relationship with the Company or any of its Subsidiaries, in each case, other than as expressly contemplated by this Agreement;

(l) acquire, sell, lease, license or dispose of any property or assets material to the Company and its Subsidiaries, taken as a whole, in any single transaction or series of related transactions or acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, except in each case for (i) acquisitions from wholly-owned Company Subsidiaries, (ii) investments in equity and debt instruments that constitute cash, cash equivalents or debt investments with a maturity date of less than 365 days consistent with the Company’s past cash management programs, (iii) the purchase of equipment, supplies and inventory in the ordinary course of business, (iv) inbound licenses of Intellectual Property Rights in the ordinary course of business and (v) non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(m) except as may be required as a result of a change in Applicable Law or in GAAP or SEC rules and regulations, make any material change in any of the accounting principles or practices used by it;

(n) (i) make (other than in the ordinary course of preparing and filing Tax Returns) or change any material Tax election, (ii) amend any material Tax Return, (iii) settle or compromise any material Liability for Taxes, (iv) adopt or change any Tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder or (iii) purchase any interest in real property (or enter any agreement to do so);

(p) abandon, cancel or allow to lapse or fail to maintain or protect any Company Intellectual Property Rights, except pursuant to the exercise of good faith business judgment by the Company following notice to Parent;

(q) other than in the ordinary course of business consistent with past practice, enter into, renew, amend or grant any release or relinquishment of any rights under any Material Contract;

(r) other than capital expenditures contemplated by the Company’s capital expenditures set forth in Section 5.2(r) of the Company Disclosure Letter, incur any new capital expenditure(s) that, individually or in the aggregate, would create obligations to the Company or any of its Subsidiaries in excess of the amount set forth in Section 5.2(r) of the Company Disclosure Letter;

(s) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement or compromise of a Legal Proceeding (i) reflected or reserved against in full in the Company Balance Sheet or (ii) that does not include any obligation (other than the payment of money of an aggregate of $500,000 or less in excess of available insurance coverage (including deductibles and retentions) maintained by the Company or its Subsidiaries relating to the payment of such amounts) to be performed by the Company or its Subsidiaries following the Effective Time that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(t) except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(u) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, Lien or charge affecting any real property or any part thereof, other than Permitted Liens; convey any interest in any Real Property;

(v) sell, lease, license or transfer to any person or entity any rights to any Company IP except for non-exclusive licenses granted in the ordinary course of business consistent with past practice; and

(w) authorize, commit or enter into a Contract to do any of the foregoing actions that are prohibited pursuant to this Section 5.2.

Section 5.3 Affirmative Obligations of Parent. Except as (a) as may be required by Applicable Law, (b) expressly required or permitted by this Agreement, (c) set forth in Section 5.3 or Section 5.4 of the Parent Disclosure Letter or (d) approved in advance by the Company in writing, not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent and each of its Subsidiaries shall use commercially reasonable efforts to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws and (ii) maintain and preserve intact its business organization.

Section 5.4 Negative Obligations of Parent. Except as (1) may be required by Applicable Law, (2) expressly required or permitted by this Agreement, (3) set forth in Section 5.3 or Section 5.4 of the Parent Disclosure Letter or (4) approved in advance by the Company in writing, not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents, or otherwise take any action to exempt any Person from any provision of Parent’s or any of its Subsidiaries’ respective certificates of incorporation, bylaws or comparable organizational documents, in each case in any manner that would be adverse in any material respect to holders of Company Common Stock;

(b) acquire or redeem, directly or indirectly, or amend any Parent Securities or the preferred stock of Lumentum Inc. (the “Parent Subsidiary Preferred Stock”) other than (i) in full or partial payment of the exercise price and any applicable Taxes pursuant to any exercise, vesting or settlement of Parent Compensatory Awards, (ii) pursuant to the forfeiture of any Parent Compensatory Awards or (iii) redemptions of the Parent Subsidiary Preferred Stock;

(c) split, combine, subdivide, amend the terms of or reclassify any shares of capital stock of Parent or the Parent Subsidiary Preferred Stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of Parent or the Parent Subsidiary Preferred Stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock of Parent or the Parent Subsidiary Preferred Stock;

(d) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent (other than (i) the transactions contemplated hereby, including the Merger, and (ii) transactions between Parent and any direct or indirect wholly owned Parent Subsidiary or between direct or indirect wholly owned Parent Subsidiaries);

(e) (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any assets, deposits or properties of any other person, or (B) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly owned Subsidiary of Parent, except in the case of clause (A) and (B) (x) as would not be reasonably expected to prevent or materially impair or delay the satisfaction of the conditions set forth in Section 7.1(b) and Section 7.1(c) and (y) where the consideration payable in such transactions by Parent is less than $100,000,000 in the aggregate;

(f) convene any meeting of the holders of Parent Common Stock for the purpose of revoking or varying the authority of the directors of Parent to allot Parent Common Stock;

(g) (i) incur or assume any long-term or short-term debt or issue any debt securities or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned

Subsidiaries of Parent, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to or from direct or indirect wholly-owned Subsidiaries, and (C) the Debt Financing or the Alternative Debt Financing; and

(h) authorize, commit or enter into a Contract to do any of the foregoing actions that are prohibited pursuant to this Section 5.4.

Section 5.5 Consent.

(a) The Company shall be permitted to request Parent’s consent or approval for the Company or any of its Subsidiaries to take any matter or action prohibited by Sections 5.1 or 5.2, by delivering written notice (including by electronic mail) thereof to any of the individuals specified on Section 5.5(a) of the Parent Disclosure Letter. For purposes of this Article V, Parent shall respond to such request in writing (including by return email) as promptly as practicable, and if Parent does not respond in writing (including by return email) to any request within five Business Days after the Company delivers such written request to Parent (including at the email addresses set forth on Section 5.5(a) of the Parent Disclosure Letter or such other email addresses as Parent shall specify in a notice delivered in accordance with Section 9.2), Parent shall be deemed to have provided its prior written consent to the taking of such matter or action upon and under the circumstances described in such request and only as to the specific instances subject to such request (it being understood and agreed that in no event shall the failure to so respond within such five Business Day period be deemed consent until the end of such five Business Day period).

(b) Parent shall be permitted to request the Company’s consent or approval for Parent or any of its Subsidiaries to take any matter or action prohibited by Sections 5.3 or 5.4 by delivering written notice (including by electronic mail) thereof to any of the individuals specified on Section 5.5(b) of the Company Disclosure Letter. For purposes of this Article V, the Company shall respond to such request in writing (including by return email) as promptly as practicable, and if the Company does not respond in writing (including by return email) to any request within five Business Days after Parent delivers such written request to the Company (including at the email addresses set forth on Section 5.5(b) of the Company Disclosure Letter or such other email addresses as the Company shall specify in a notice delivered in accordance with Section 9.2), the Company shall be deemed to have provided its prior written consent to the taking of such matter or action upon and under the circumstances described in such request and only as to the specific instances subject to such request (it being understood and agreed that in no event shall the failure to so respond within such five Business Day period be deemed consent until the end of such five Business Day period).

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.1 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within five (5) Business Days following the date hereof) request in writing that each Third Party that has executed a confidentiality agreement since the date which is one year prior to the date of this Agreement in connection with its consideration of a possible Acquisition Proposal return or destroy all confidential information heretofore furnished to such Third Party by or on behalf of the Company and the Company shall use commercially reasonable efforts (which for purposes of this Section 6.1 shall not include any obligation to commence litigation against any Person) to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

(b) Except as expressly permitted by this Section 6.1 or Section 6.2, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not (and shall not authorize or knowingly permit any of their Representatives to), directly or indirectly, (i) solicit, initiate, or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, or take any other action, in each case, intended to assist or facilitate the making of an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with respect to an Acquisition Proposal with any Third Party that is seeking to make or has made an Acquisition Proposal (other than, in the case of both clauses (ii) and (iii) of this Section 6.1(b), in response to an unsolicited inquiry or submitted Acquisition Proposal, to refer the inquiring or submitting person to this Section 6.1, and provided, that the Company and its Representatives may communicate in writing with a person who had made an unsolicited bona fide written Acquisition Proposal (and its Representatives) solely to clarify (and not negotiate) the existing terms of, and ascertain additional facts regarding, such Acquisition Proposal for the purpose of the Company Board informing itself about such Acquisition Proposal and the person making it (any such communication, a “Clarification Request”)), (iv) approve, endorse or recommend an Acquisition Proposal, or (v) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction (other than a confidentiality agreement pursuant to this Section 6.1(b)); provided, however, that notwithstanding the foregoing, prior to obtaining the Requisite Shareholder Approval, the Company Board may, directly or indirectly through any Representative, with respect to any Third Party that has made (and not withdrawn) a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a material breach (or deemed material breach) of Section 6.1(a) or Section 6.1(b) that the Company Board concludes in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal, (A) engage or participate in discussions or negotiations with such Third Party and its Representatives and its potential sources of financing and/or (B) furnish to such Third Party, its Representatives and its potential financing sources any information (including non-public information) relating to the Company or any of its Subsidiaries, and provide access to the Company’s and its Subsidiaries assets, properties and Business Facilities pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement need not contain any “standstill” or similar provision that would prohibit such Third Party from making any Acquisition Proposal) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.1 (which confidentiality agreement shall be provided to Parent for informational purposes promptly following the execution and delivery thereof), provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to shareholders of the Company under Delaware Law, (2) solely with respect to the initial contact with respect to any Third Party, the Company shall provide Parent written notice within thirty-six (36) hours of the Company engaging or participating in discussions or negotiations with, or furnishing non-public information to, such Third Party and (3) promptly following furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent or any of its Representatives). The Company agrees not to grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, and shall use reasonable best efforts to enforce each such agreement.

(c) Without limiting the generality of the foregoing, Parent, Merger Sub, Merger Sub LLC and the Company acknowledge and hereby agree that any action taken by any Representative of the Company or any of its Subsidiaries that would be a breach of the restrictions set forth in Section 6.1(a) or Section 6.1(b) if taken by the Company shall be deemed to be a breach of such Section by the Company for all purposes of and under this Agreement.

(d) The Company shall promptly, and in all cases within thirty-six (36) hours after, to the Knowledge of the Company, its receipt, advise Parent in writing of its receipt of any Acquisition Proposal or any request for information or inquiry with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, including the materials terms and conditions of, and identity of the Person or group making, such Acquisition Proposal, request or inquiry. The Company shall provide Parent a copy of any Clarification Requests actually delivered within thirty-six (36) hours after such delivery.

(e) The Company shall keep Parent reasonably informed of the status and material terms and conditions (including all material amendments or proposed material amendments) of any such Acquisition Proposal and, promptly (and in no event later than thirty-six (36) hours thereafter) upon, to the Knowledge of the Company, receipt of any written material amendment or written proposed material amendment of any such Acquisition Proposal, the Company shall give Parent a copy thereof.

Section 6.2 Company Board Recommendation; Intervening Events.

(a) Subject to the terms of this Section 6.2, the Company Board shall (i) unanimously recommend that the Company’s shareholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation in the Proxy Statement/Prospectus.

(b) Subject to the terms of this Section 6.2, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company Board nor any committee thereof shall (i) withdraw, amend or modify (or publicly propose to withhold, withdraw, amend or modify) in a manner adverse to Parent, Merger Sub or Merger Sub LLC, the Company Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance by the Company’s shareholders of any tender offer or exchange offer for the Company Common Stock that constitutes an Acquisition Proposal within ten (10) Business Days after the commencement of such offer, or (iv) resolve or publicly propose to take any of the foregoing actions (any of the foregoing, a “Company Board Recommendation Change”; provided that, for the avoidance of doubt, the Company’s making of any determination contemplated by, or the authorizing and delivering to Parent any notice contemplated by, Section 6.2(c) shall not be deemed to be a Company Board Recommendation Change or a breach of Section 6.1 or this Section 6.2).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Shareholder Approval, if and only if:

(i) (A) the Company has received a bona fide written Acquisition Proposal that did not result from a material breach (or deemed material breach) of Section 6.1(a) or Section 6.1(b) that the Company Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, (B) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change would reasonably be likely to be inconsistent with its fiduciary duties to the shareholders of the Company under Delaware Law, (C) prior to effecting such Company Board Recommendation Change, the Company shall have (1) given Parent at least four (4) Business Days’ notice (the “Notice Period”) of its intention to take such action (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) and (2) if requested by Parent, during the Notice Period, negotiate with Parent in good faith any modifications to the terms and conditions of this Agreement proposed by Parent, in its discretion, and (D) Parent shall not have made, within the Notice Period, a written counteroffer or proposal capable of acceptance by the

Company that the Company Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, is at least as favorable, from a financial point of view, to shareholders of the Company, in their capacity as such, as such Superior Proposal (it being understood that any material revision to the material terms of a Superior Proposal, including any revision in the per share financial consideration, shall require a new notice (for each material revision) pursuant to clause (C) above (except that the four (4) Business Day Notice Period referred to in clause (C) above shall instead be three (3) Business Days); or

(ii) (A) An Intervening Event shall have occurred and be continuing at the time of the determination, (B) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties to shareholders of the Company under Delaware Law, (C) prior to effecting such Company Board Recommendation Change, the Company shall have (1) given Parent at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall include a written explanation of the Company Board’s basis and rationale for proposing to effect such Company Board Recommendation Change) and (2) if requested by Parent, negotiated with Parent in good faith during such four (4) Business Day notice period any modifications to the terms of this Agreement proposed by Parent, in its discretion, and (D) Parent shall not have made, within the four (4) Business Day notice period, a written offer or proposal capable of acceptance by the Company that the Company Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, that the failure to effect such Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties to shareholders of the Company under Delaware Law.

(d) For the avoidance of doubt, notwithstanding any Company Board Recommendation Change, until the termination of this Agreement in accordance with its terms (x) in no event may the Company enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other agreement or other similar instrument relating to an Acquisition Proposal, and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement. The Company shall ensure that any Company Board Recommendation Change (A) does not change the approval of this Agreement by the Company Board and (B) does not have the effect of causing any Takeover Law to be applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

(e) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (including by issuing a “stop, look and listen” statement), (ii) making any disclosure to its shareholders if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Delaware Law, or (iii) directing any person (or the representative of that person) that makes an Acquisition Proposal to the provisions of Section 6.1 or this Section 6.2; provided that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act (other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act) or any similar communication to shareholders of the Company shall be deemed to be a Company Board Recommendation Change (including any disclosures made under clause (e)(i) above) unless the Company Board expressly publicly reaffirms, or expressly provides that the Company Board is not changing, the Company Board Recommendation in such communication.

(f) The Company shall not take any action to (i) exempt any Person (other than Parent, Merger Sub, Merger Sub LLC and their respective Affiliates) from the provisions on “business combinations” contained in any Takeover Law or (ii) otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement by the Company in accordance with the terms hereof.

Section 6.3 Company Shareholders’ Meeting. Subject to Applicable Law, the rules and regulations of the Nasdaq and the Company’s certificate of incorporation and bylaws, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the shareholders of the Company (the “Company Shareholders’ Meeting”) as soon as reasonably practicable following the date the Form S-4 is declared effective by the SEC (and in no event later than forty five (45) days after the commencement of the mailing of the Proxy Statement/Prospectus to the Company’s shareholders) for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Notwithstanding the foregoing, (a) if, on the day immediately preceding the date for which the Company Shareholders’ Meeting is scheduled, (1) there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Shareholders’ Meeting, or (2) the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Shareholder Approval, the Company may extend the date of the Company Shareholders’ Meeting to the extent (and only to the extent) the Company determines in good faith that such delay is reasonably necessary in order to conduct business at the Company Shareholders’ Meeting or obtain proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Shareholder Approval, as applicable, (b) the Company may delay the Company Shareholders’ Meeting to the extent (and only to the extent) the Company determines in good faith that such delay is required by Applicable Law, including to comply with comments made by the SEC with respect to the Proxy Statement/Prospectus or the Form S-4, (c) the Company may delay the Company Shareholders’ Meeting to ensure that any supplement or amendment to the Proxy Statement/Prospectus required under Applicable Law is timely provided to the shareholders of the Company within a reasonable amount of time, in the good faith judgment of the Company (after consultation with its outside counsel), in advance of the Company Shareholders’ Meeting, and/or (d) the Company may delay the Company Shareholders’ Meeting to the extent (and only to the extent) Parent provides its prior written consent or Parent requests such an extension. Subject to Section 6.1 and Section 6.2, the Company shall solicit from shareholders of the Company proxies in favor of the adoption of this Agreement in accordance with Delaware Law and shall use its reasonable best efforts to secure the Requisite Shareholder Approval at the Company Shareholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 6.3, whether or not (i) the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that shareholders of the Company reject it or (ii) there occurs the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. The Company agrees that it shall not submit to the vote of the shareholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s shareholders with respect to the adoption of this Agreement at the Company Shareholders’ Meeting. The notice of such Company Shareholders’ Meeting shall state that a resolution to adopt this Agreement, a non-binding, advisory resolution to approve the compensation that may become payable to the Company’s named executive officers in connection with the Merger, and a resolution to adjourn the Company Shareholders’ Meeting will be considered at the Company Shareholders’ Meeting.

Section 6.4 Form S-4 and Proxy Statement/Prospectus.

(a) As promptly as practicable after the execution and delivery of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, a registration statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger pursuant to the terms of this Agreement (as may be amended or supplemented from time to time, the “Form S-4”). The Form S-4 shall include (i) a prospectus for the issuance of shares of Parent Common Stock in the Merger and (ii) a proxy statement of the Company for use in connection with the solicitation of proxies for the matters to be considered at the Company Shareholders’ Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”). Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall instruct their respective Representatives to, reasonably cooperate with the other party hereto and its respective Representatives in the preparation of the Form S-4 and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Form S-4 and the Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Form S-4 is declared effective by the SEC, the Company shall cause the Proxy Statement/Prospectus to be mailed to its shareholders.

(b) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 6.2, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

(c) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Form S-4 or the Proxy Statement/Prospectus shall be made without the approval of Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent any disclosure contained therein relates to an Acquisition Proposal.

(d) Each of Parent and the Company shall cause the Form S-4 and the Proxy Statement/Prospectus, as applicable, to comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Form S-4 shall not, at the time the Form S-4 is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, neither party makes any such covenant with respect to information supplied by the other party. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, neither party makes any such covenant with respect to information supplied by the other party. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, neither party makes any such covenant with respect to information supplied by the other party.

(e) The Company shall use commercially reasonable efforts to cause Jones Day (“Jones Day”) to deliver to the Company, and Parent shall use commercially reasonable efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) to deliver to Parent any opinions relating to the Tax treatment of the Merger that are required in connection with the Form S-4. In connection with such opinions, upon the request of Jones Day and/or WSGR, officers of each of the Company and Parent shall use commercially reasonable efforts to deliver to Jones Day and WSGR, as applicable, certificates, dated as of the necessary date for the Form S-4, signed by such officer of the Company or Parent, as applicable, containing customary representations in connection with such opinions.

(f) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Form S-4, Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by

Applicable Law or the SEC, disseminated to the shareholders of the Company. The Company and Parent shall each notify the other as promptly as practicable after the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Form S-4, the Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

(g) Each of the Company and Parent shall make any other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and shall use reasonable best efforts to ensure that such filings after the date of this Agreement and prior to the Closing Date (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will not contain any untrue statement of a material fact or omit (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, neither party makes any such covenant with respect to information supplied by the other party. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or “Blue Sky” Laws in connection with the issuance of shares of Parent Common Stock in the Merger.

Section 6.5 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub, Merger Sub LLC and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII hereof to be satisfied or fulfilled, (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, obtain the expiration or termination of any applicable waiting periods, make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and take all steps as may be necessary to obtain any actions or non-actions, waivers, consents, approvals, Orders and authorizations from, and to avoid an action or proceeding by, any Governmental Entity and any impediment to the consummation of the Merger under any applicable Laws (including Antitrust Laws), (iii) defend against any Legal Proceeding challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything to the contrary herein, if the counterparty to any Contract or the lessor or licensor under any Lease, conditions its grant of a consent upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of any fee or other financial consideration, the Company shall not make such payments without Parent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Without limiting the generality of the foregoing provisions of Section 6.5(a), as soon as may be reasonably practicable following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act (and each of Parent and the Company shall use reasonable best efforts to file such Form as promptly as practicable, and in any event no later than twelve (12) Business Days, following the execution and delivery of this Agreement), as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the Antitrust Laws of any applicable foreign jurisdiction (including the Specified Jurisdictions) (and each of Parent and the Company shall use reasonable best efforts to file such filings, forms and submissions as promptly as practicable, and in any event no later than twenty-three (23) Business Days, following the execution and delivery of this Agreement). Each of Parent and the Company shall use reasonable best efforts to promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other applicable jurisdiction. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement (including the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement (including the Merger), then such party shall use reasonable best efforts to provide, or cause to be provided, as soon as reasonably practicable and after consultation with the other party, any additional information that reasonably may be required or requested by such Governmental Entity and otherwise make an appropriate response in compliance with such request. Subject to Applicable Law, no filing of, or amendment or supplement to, or written correspondence with any Governmental Entity or its staff with respect to such Antitrust Laws shall be made by the Company or Parent without providing the other party a reasonable opportunity to review and comment thereon and consider in good faith the comments of the party with respect thereto.

(c) In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by Applicable Law or by the applicable Governmental Entity, the parties hereto agree to:

(i) give each other reasonable advance notice of all substantive discussions or meetings with any Governmental Entity relating to the Merger or any other transactions contemplated hereby;

(ii) give each other an opportunity to participate in each of such substantive discussions or meetings where permitted by Applicable Law and the relevant Governmental Entity;

(iii) keep the other party reasonably apprised with respect to any substantive communications with any Governmental Entity regarding the Merger or any other transactions contemplated hereby;

(iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Entity;

(v) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Entity relating to the Merger or any other transactions contemplated hereby; and

(vi) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with any Governmental Entity with respect to all efforts to satisfy the conditions set forth in Section 7.1(b) and Section 7.1(c).

Any such disclosures, rights to participate or provisions of information by one party to the other under this Section 6.5 may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information, and may be withheld or redacted as necessary to comply with contractual arrangements, to preserve attorney-client, attorney work product or other legal privilege, or the extent required under applicable Law.

(d) Without limiting the generality of the foregoing provisions of Section 6.5(a), in the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Merger), the Company, at the direction of the Company Board, shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Merger).

(e) Parent shall take all actions with respect to a Divestible Product Line (as defined below) to, as promptly as practicable, eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Entity with jurisdiction over the enforcement of any Antitrust Law, regarding the Merger, including by (i) proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting), by consent decree, hold separate order or otherwise, the license, sale, divestiture or disposition of such assets (including Intellectual Property Rights and any assets used in multiple product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries (“Mixed Use Assets”)), businesses and product lines of Parent, the Company and their respective Subsidiaries and Affiliates, now owned or hereafter sought to be acquired, (such license, sale, divestiture or disposition, a “Divestiture”), (ii) otherwise offering or offering to commit to operational restrictions, whether or not such restrictions limit or modify Parent’s rights of ownership in, or ability to conduct its businesses, product lines or operation of its or its Subsidiaries’ assets (including Intellectual Property Rights and Mixed Use Assets), including, after the Closing, the businesses, product lines or operation of the assets (including Intellectual Property Rights and Mixed Use Assets) of the Company or its Subsidiaries, in each case as determined necessary or advisable in order to obtain all consents necessary to satisfy the conditions set forth in Section 7.1(b) and Section 7.1(c) prior to the Termination Date and/or to avoid the entry of, or to effect the dissolution of, any Order that would have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement, and (iii) proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting) supply and other commercial arrangements; provided, however, notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be required to (i) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (ii) grant any non-exclusive license, accept any operational restrictions or take or commit to take any actions (including supply and other commercial arrangements) which restrictions or actions would limit Parent’s or any of its Subsidiaries’ freedom of action with respect to, assets, licenses, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries that, individually or in the aggregate, generated total collective revenues in excess of $66,000,000 in Parent’s or the Company’s fiscal year 2017, as applicable (the “Revenue Cap”), provided, for purposes of calculating the Revenue Cap, with respect to Mixed Use Assets, only the revenue generated by the Divestible Product Line shall be counted towards the Revenue Cap, except that, in the case of clause (ii), the revenues of the asset, license, product line, operation or business impacted by such non-exclusive license, operational restriction or action, respectively, shall be considered in determining whether the Revenue Cap has been achieved only if: (A) such restrictions or actions would limit Parent’s or its Affiliate’s freedom of action after the Effective Time with respect to such impacted asset, product line, operation or business, respectively, of Parent, the Company or any of their respective Subsidiaries in a respect that is material to such impacted asset, product line, operation or business, respectively, of Parent, the Company or any of their respective Subsidiaries (it being understood that an obligation to continue selling or supporting a product in any jurisdiction shall not, in and of itself, be construed to be a material limitation), or (B) in the case of a non-exclusive license, the adverse effect of such non-exclusive license is material with respect to the impacted asset, license, product line, operation or business, respectively of Parent, the Company or any of their respective Subsidiaries. Notwithstanding the foregoing, in no event shall Parent be required to (i) sell, divest, license, hold separate, or otherwise dispose of any wafer fabrication facility or wafer fabrication equipment of Parent, the Company or any of their respective Subsidiaries if such wafer fabrication facility or wafer fabrication equipment is used in the production of multiple product lines that, in the aggregate, generated revenue in excess of the Revenue Cap in fiscal year 2017, (ii) license Intellectual Property Rights of Parent, the Company or their respective Subsidiaries, to a Third Party, if Parent, the Company or such Subsidiaries (as applicable) are not permitted by the Governmental Entity (with jurisdiction over the enforcement of any Antitrust Law that is seeking such antitrust remedy) to contractually prohibit such Third Party from using such licensed Intellectual Property Rights to sell, manufacture or distribute any Non-Divestible Product Line, or (iii) sell or divest Intellectual Property Rights of Parent, the Company or their respective Subsidiaries, to a Third Party, if Parent, the Company or such Subsidiaries (as applicable) are not permitted by the Governmental Entity (with jurisdiction over the enforcement of any Antitrust Law that is seeking such antitrust remedy) to (A) contractually require such Third Party to license such Intellectual Property Rights to any of Parent, the Company or their respective Subsidiaries (to the extent such Intellectual Property Rights is necessary to sell, manufacture or distribute any Non-Divestible Product Line and (B) contractually prohibit such Third Party from using such Intellectual Property Rights to sell, manufacture or distribute any Non-Divestible Product Line. For the purposes of this Section 6.5(e), (x) a “Divestible Product Line” shall mean any product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries that, individually or in the aggregate, generated total collective revenues up to and including the Revenue Cap, for which any Governmental Entity with jurisdiction over the enforcement of any Antitrust Law seeks an antitrust remedy, including a Divestiture, and (y) a “Non-Divestible Product Line” shall mean any product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries that are not a Divestible Product Line.

Section 6.6 Access. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of the Company and Parent shall afford the other party and its respective Representatives reasonable access during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, upon reasonable notice, to its properties, books and records, Contracts, Permits, and personnel, as such party may reasonably request; provided, however, that no information or knowledge obtained by Parent or the Company in any investigation conducted pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty of the Company, Parent, Merger Sub or Merger Sub LLC set forth herein or the conditions to the obligations of Parent, Merger Sub, Merger Sub LLC or the Company to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to Parent or the Company pursuant to this Section 6.6; and provided further, that neither the Company nor Parent shall be required to, nor shall they be required to cause their respective Subsidiaries to, afford access or disclose any information that would (a) in the reasonable judgment of the Company or Parent, as applicable, violate any Applicable Law or Order, (b) result in a violation of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice or (c) jeopardize the attorney-client, attorney work product or other legal privilege of a party or any of its Subsidiaries. In the event that the Company or Parent does not provide access to or disclose information to the other party in reliance on the final proviso of the preceding sentence, the disclosing party shall use reasonable best efforts to communicate such information in a manner that does not result in the violation of any such obligation, Law or Order or the jeopardy of such protections. Notwithstanding the foregoing, neither Parent nor the Company nor any of their respective Subsidiaries or Representatives shall conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media.

Section 6.7 Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware (i) that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied, (ii) of any failure of the Company to comply with any covenant or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied or (iii) of any Legal Proceeding pending or, to the Knowledge of the Company, threatened, or any Order that relates to the transactions contemplated by this Agreement (including the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent, Merger Sub and Merger Sub LLC to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided pursuant to this Section 6.7(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the

Effective Time, each party shall give prompt notice to the other party of any notice or other communication received by it or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty set forth herein or the conditions to the obligations of any party to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided pursuant to this Section 6.7(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that (i) any representation or warranty made by it, Merger Sub or Merger Sub LLC in this Agreement has become untrue or inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied, (ii) of any failure of Parent, Merger Sub or Merger Sub LLC to comply with any covenant or agreement to be complied with or satisfied by it under this Agreement in such that the condition set forth in Section 7.3(b) would not be satisfied, or (iii) of any Legal Proceeding pending or, to the Knowledge of Parent, threatened, or any Order, that relates to the transactions contemplated by this Agreement (including the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent set forth herein or the conditions to the obligations of the Company to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided pursuant to this Section 6.7(c).

Section 6.8 Certain Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Proceeding commenced after the date hereof against the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation and shall consider Parent’s views with respect to such shareholder litigation and shall not settle any such shareholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.9 Confidentiality. Parent, Merger Sub, Merger Sub LLC and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated December 9, 2017 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to take any action contemplated by this Agreement, including the making of any counteroffer or proposal contemplated by Section 6.2(c) or Section 8.1(e)(ii) (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).

Section 6.10 Public Disclosure. Each of the Company and Parent shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, and receive the consent of the other for, any public announcement, statement or other disclosure with respect to this Agreement or the Merger and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Applicable Law or by the rules and regulations of the Nasdaq (in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement or statement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto); provided that, each of the Company and Parent may make press releases, public announcements or public statements concerning this

Agreement or the Merger that consist solely of information previously disclosed in all material respects in previous press releases, public announcements or public statements made by Parent and/or the Company in compliance with this Section 6.10. Notwithstanding anything else to the contrary set forth in this Agreement, the Company shall not be required to provide Parent with an opportunity to review, comment or approve any statement, release or disclosure in response to or in connection with the receipt and existence of an Acquisition Proposal, its consideration of making or its making of a Company Board Recommendation Change or any matters related thereto. The Company and Parent agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.

Section 6.11 Company Compensatory Awards.

(a) Company RSUs. At the Effective Time, each Company RSU (or portion thereof) that is outstanding and unvested immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby) shall, by virtue of the Merger, be assumed by Parent (each, an “Assumed RSU”). Each such Assumed RSU shall be subject to substantially the same terms and conditions as applied to the related Company RSU immediately prior to the Effective Time, including the vesting schedule applicable thereto, except that the number of shares of Parent Common Stock subject to each Assumed RSU shall be equal to the product of (i) the number of shares of Company Common Stock underlying such unvested Company RSU award as of immediately prior to the Effective Time (with any performance milestones deemed achieved based on maximum level of performance) multiplied by (ii) the Equity Award Exchange Ratio (with the resulting number, rounded down to the nearest whole share). Any Company RSU that is vested immediately prior to the Effective Time (taking into account any acceleration of vesting as a result of the consummation of the transactions contemplated hereby) but as to which the underlying share of Company Common Stock has not been issued by the Effective Time, will be issued as of immediately prior to the Effective Time and will be treated as outstanding Company Common Stock for purposes of Section 2.7, and shall receive the Merger Consideration, subject to applicable tax withholding. The applicable taxes required to be withheld from the Merger Consideration shall reduce first the Cash Consideration portion of the Merger Consideration with any remaining amount reducing the Stock Consideration portion of Merger Consideration, with the value of the stock portion for purposes of such deduction determined based on the Parent Average Closing Price.

(b) Company Restricted Stock. At the Effective Time, each award of Company Restricted Stock (or portion thereof) that is outstanding and unvested immediately prior to the Effective Time shall become fully vested at the Effective Time by virtue of the Merger and be treated as a share of Company Common Stock that shall be canceled and extinguished and automatically converted into the right to receive an amount in cash and stock equal to the Merger Consideration pursuant to Section 2.7. The payment of Merger Consideration pursuant to this Section 6.11(b) shall be reduced by any applicable tax withholding required under the Code or any Applicable Law. The applicable taxes required to be withheld from the Merger Consideration shall reduce first the Cash Consideration portion of such amounts with any remaining amount reducing the Stock Consideration portion of such amounts, with the value of the stock portion for purposes of such deduction determined based on the Parent Average Closing Price.

(c) Company Options.

(i) At the Effective Time and except as set forth in Section 6.11(c)(ii), each Company Option (or portion thereof) that is outstanding, whether vested or unvested, as of immediately prior to the Effective Time shall be assumed by Parent (each, an “Assumed Option”). Each such Assumed Option shall be subject to substantially the same terms and conditions as applied to the related Company Option immediately prior to the Effective Time, including the vesting schedule applicable thereto, except that (A) the number of shares of Parent Common Stock subject to each Assumed Option shall be equal to the product of (x) the number of shares of Company Common Stock underlying such unvested Assumed Option as of immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio (with the resulting number rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option shall be equal to the quotient determined by dividing (x) the exercise price per share at which such Assumed Option was exercisable immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Each Assumed Option that qualified as an incentive stock option prior to the Effective Time shall continue to qualify as an incentive stock option as defined in Section 422 of the Code following the Effective Time to the extent permitted under Section 422 of the Code The assumption of Assumed Options pursuant to this Section shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 6.11(c) will be construed consistent with this intent.

(ii) At the Effective Time, each Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (or vests as a result of the consummation of the transactions contemplated hereby) and held by a holder who is not an employee of the Company or its Subsidiaries as of immediately prior to the Effective Time (each, a “Cancelled Option”) shall, by virtue of the Merger and at the direction of Parent (which is hereby given pursuant to this Agreement), be cancelled and terminated and converted into the right to receive the Merger Consideration in respect of each Net Option Share covered by such Cancelled Option; provided that, in lieu of the Merger Consideration, any fractional Net Option Share (after aggregating all shares represented by all Cancelled Options held by such individual) shall be settled in cash based on the Cash Equivalent Consideration (such consideration for each Net Option Share being hereinafter referred to as the “Option Consideration”). The holder of each Cancelled Option shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no even later than the Company’s first full payroll after the Effective Time) from the Surviving Company, the Option Consideration. If the exercise price per share of any such Cancelled Option is equal to or greater than the Merger Consideration, such Company Option shall, by direction of Parent (which is hereby given pursuant to this Agreement), be cancelled without any payment being made in respect thereof. The payment of Option Consideration to the holder of a Cancelled Option shall be reduced by any applicable tax withholding required under the Code, any Applicable Law, or as otherwise agreed by the parties at the time the Company Option was granted. The applicable taxes required to be withheld from the Option Consideration shall reduce first the Cash Consideration portion of the Option Consideration with any remaining amount reducing the Stock Consideration portion of the Option Consideration, with the value of the stock portion for purposes of such deduction determined based on the Parent Average Closing Price.

(d) Company SARs. At the Effective Time, each Company SAR (or portion thereof) that is outstanding, whether vested or unvested, shall, by virtue of the Merger and at the direction of Parent (which is hereby given pursuant to this Agreement), be cancelled and terminated and converted into the right to receive, a cash amount equal to the product of (i) the number of shares of Company Common Stock issuable upon exercise of the Company SAR, multiplied by (ii) the excess, if any of (A) the Cash Equivalent Consideration over (B) the strike price of such Company SAR (the “SAR Consideration”). The holder of each Company SAR shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than the Company’s first regular payroll date following the Effective Time) from the Surviving Company, the SAR Consideration, subject to applicable tax withholding required under the Code or any Applicable Law.

(e) Termination of Non-U.S. Company Compensatory Awards. Notwithstanding the provisions above, Parent may, prior to the Effective Time, determine reasonably and in good faith, subject to the consent of the Company, which shall not be unreasonably withheld (it being understood that withholding consent in reliance on advice of Company counsel shall not be deemed unreasonable) that any Company Compensatory Award that is subject to the Applicable Laws of a non-U.S. jurisdiction may be treated in a manner other than prescribed by Sections 6.11(a) through 6.11(d), as applicable, to the extent that (i) Parent reasonably and in good faith determines that (A) the manner in which such Company Compensatory Award would otherwise be treated pursuant to Sections 6.11(a) through 6.11(d), as applicable, would result in a violation of Applicable Laws or a materially adverse tax consequence to the individual holding such Company Compensatory Award in the applicable non-U.S. jurisdiction and (B) such different treatment is necessary to comply with such Applicable Laws and (ii) such different treatment is no less favorable to the awardholder than as set forth in with Sections 6.11(a) through 6.11(d), as applicable.

(f) Necessary Actions; Form S-8. The Company shall, at Parent’s direction (which is hereby given pursuant to this Agreement), take all actions reasonably necessary to effect the transactions contemplated by this Section 6.11 under all Company Stock Plans and Company Compensatory Awards or any other plan or arrangement of the Company, including delivering all required notices, obtaining all necessary consents, and making any determinations and/or resolutions of the Company Board or a committee thereof. Promptly after the Effective Time, but in no event later than 10 Business Days following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) relating to the shares of Parent Common Stock issuable with respect to assumed or converted Company Compensatory Awards under this Section 6.11; provided, however, that Parent shall not be deemed to have breached its obligations hereunder if Parent shall fail to fulfill its obligations under this Section 6.11(f) at a time when trading of the Parent Common Stock has been suspended globally under Parent’s then-effective registration statements (it being understood and agreed that if Parent is unable to file such registration statement on Form S-8 due to a global trading suspension under Parent’s then-effective registration statements, then Parent shall file such registration statement as soon as practicable after trading has been restored).

Section 6.12 Employee Matters.

(a) The Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any of its Subsidiaries, unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated at least ten (10) Business Days prior to the Closing Date. The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent, which shall not be unreasonably withheld or delayed. As soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in any 401(k) plan maintained by the Company or any of its Subsidiaries immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from any terminated 401(k) plan maintained by the Company or any of its Subsidiaries, including any outstanding participant loans from such 401(k) plans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of the Parent 401(k) plan, or as may be prohibited by Parent’s 401(k) plan.

(b) From the Effective Time until the first anniversary of the Closing Date (the “Transition Period”), Parent shall cause the compensation and benefits package provided to each Continuing Employee to be no less favorable, in the aggregate, than the compensation and benefits package, in the aggregate, provided to such Continuing Employee immediately prior to the Effective Time. During the Transition Period, each Continuing Employee will be eligible to receive (i) base wages or salary, as applicable, that is not less than the base wages or salary, as applicable, provided to such Continuing Employee immediately prior to the Effective Time and (ii) severance benefits not less favorable in amount or with regard to terms and conditions to receive such severance benefits than those provided to such Continuing Employee immediately prior to the Effective Time.

(c) As of the Effective Time, with respect to Continuing Employees, Parent shall cause the service of each such Continuing Employee with the Company and its Subsidiaries prior to the Effective Time to be recognized for purposes of eligibility to participate, levels of benefits and vesting (but not for purposes of benefit accrual) under each severance, vacation, fringe or other welfare benefit plan, program or arrangement of the Parent or the Surviving Company, as applicable, but in which any Continuing Employee is or becomes eligible to participate, but solely to the extent permitted by Applicable Law and to the extent such credit would not result in a duplication of benefits. From and after the Effective Time, Parent shall, to the extent permitted by Applicable Law and the terms of the applicable plans, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Parent or its Subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employee in the U.S. credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made.

(d) Parent will, and will cause the Surviving Company, its Subsidiaries and their permitted successors and assigns, to honor and perform the individual severance arrangements and any plans, programs or arrangements required to be maintained by the Company or one of its Subsidiaries by Applicable Law, as disclosed on Section 6.12(d) of the Company Disclosure Letter.

(e) Nothing contained herein shall be construed as requiring Parent, the Company or any of their Affiliates to continue any specific benefit plan or program, or to continue the employment of any specific person. No provision of this Agreement shall be construed to create any right to any compensation or benefits on the part of any Continuing Employee or other future, present or former employee of Parent, the Company or their respective Affiliates. Section 6.11 and Section 6.12 are intended to be for the sole benefit of the parties to this Agreement, and nothing in Section 6.11 and Section 6.12 or elsewhere in this Agreement shall be deemed to confer upon any other person any rights or remedies hereunder or make any employee or other service provider of the parties or their respective Subsidiaries a third party beneficiary of this Agreement. No provision of this Agreement shall operate as an amendment to any benefit plan maintained by the Company or Parent or their respective Affiliates. Further, Parent, the Company and their respective Affiliates retain the right to amend or terminate their benefit plans at any time and from time to time, subject to the provisions of this Agreement and the terms of such plans.

Section 6.13 Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor and fulfill in all respects the obligations of the Company under its certificate of incorporation and bylaws and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all agreements for indemnification, exculpation of liability or advancement of expenses, in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors or officers or any person who becomes a director or officer prior to the Effective Time (the “Indemnified Parties”), all of which shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties. The foregoing notwithstanding, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the rights to indemnification and exculpation from liabilities and advancement of expenses referenced in the preceding sentence shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Company shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of facts, events, acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time, on terms with respect to the coverage and amounts no less favorable to such insured persons than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Company may, at its option, substitute therefor policies of Parent, the Surviving Company or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable to such insured persons than the D&O Insurance, provided further, however, that in satisfying its obligations under this Section 6.13(b), Parent and the Surviving Company shall not be obligated to pay annual premiums in excess of two hundred thirty-five percent (235%) of the amount paid by the Company for such insurance coverage for its last full fiscal year (such two hundred thirty-five percent (235%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.13 of the Company Disclosure Letter), provided further that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable to the insured Persons, in the aggregate, than the D&O Insurance and for an amount not to exceed two hundred thirty-five percent (235%) of the amount paid by the Company coverage for its last full fiscal year. In the event that the Company does not purchase the Tail Policy, Parent may purchase a Tail Policy on the D&O Insurance on terms and conditions no less favorable to the insured Persons, in the aggregate, than the D&O Insurance. In the event that either the Company or Parent shall purchase such a Tail Policy prior to the Effective Time, Parent and the Surviving Company shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Company under the first sentence of this Section 6.13(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance, the indemnification rights referred to in Section 6.13(a) or the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.13, with full rights of enforcement as if a party thereto.

(d) In the event Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.13. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance, the indemnification rights referred to in Section 6.13(a) or the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives)) under this Section 6.13 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents and any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or Applicable Law (whether at law or in equity).

Section 6.14 Obligations of Merger Sub and Merger Sub LLC. Parent shall take all action necessary to cause Merger Sub, Merger Sub LLC and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and payment of any amounts payable hereunder, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.15 Director and Officer Resignations. Prior to the Closing Date, unless Parent instructs the Company otherwise, the Company shall obtain the resignation of each individual serving as a director or officer of (or comparable position with) the Company and its Subsidiaries as of immediately following the Effective Time from his or her position as a director or officer of (or comparable position with) the Company and its Subsidiaries (and not as an employee, if applicable, of the Company or any of its Subsidiaries), which resignations shall be effective immediately following the Effective Time. For the avoidance of doubt, such resignation shall not (i) prejudice in any manner any contractual rights such officer or director may have with the Company or any of its Subsidiaries, (ii) cause such officer or director to cease to become entitled to any benefit under any Employee Plan to which he/she would otherwise be entitled in his or her position as an employee of the Company or its Subsidiaries, as applicable or (iii) terminate or modify the terms of any officer’s employment relationship with the Company or its Subsidiaries.

Section 6.16 Debt Financing.

(a) Parent shall use its reasonable best efforts to take or cause to be taken all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing (including, to the extent required, complying with the full exercise of the “flex” provisions) at or prior to the Closing, including using its reasonable best efforts to: (i) maintain in effect the Debt Commitment Letters in accordance with the terms and subject to the conditions (including the “flex” provisions) thereof, (ii) comply with its obligations under the Debt Commitment Letters, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including the “flex” provisions) contained in the Debt Commitment Letters as promptly as practicable after the date hereof, but in no event later than the Closing, or on such other terms and conditions no less favorable in the aggregate to Parent and Merger Sub than the terms and conditions contained in the Debt Commitment Letters (provided that such other terms would not reasonably be expected to materially delay or hinder the Closing), (iv) satisfy on a timely basis (or obtain the waiver of) all conditions to funding that are within the control of Parent and Merger Sub in the Debt Commitment Letters (or definitive agreements entered into with respect to the Debt Commitment Letter), (v) unless it has obtained alternative financing pursuant to Section 6.16(c) hereof, enforce its rights pursuant to the Debt Commitment Letters, and (vi) in the event that all conditions in the Debt Commitment Letters have been satisfied, cause the Financing Sources to fund the Debt Financing at the Closing. Parent will pay, or will cause to be paid, all fees arising under the Debt Commitment Letters as they become due.

(b) Subject to the terms and conditions of this Agreement, Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letters (other than pursuant to “flex” provisions contained in the Debt Commitment Letters) without the consent of the Company if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing to be funded on the Closing Date (unless Parent has a sufficient amount of available cash on hand from other sources to make the representation set forth in Section 4.16 as though made at the time of the effectuation of such amendment or modification), (ii) impose new or additional conditions or other terms to the Debt Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in a manner that would reasonably be expected to: (A) delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, less likely to occur in any material respect, or (iii) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters or the definitive agreements with respect thereto; provided, that for the avoidance of doubt, Parent may amend, amend and restate or replace the existing Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date hereof. Parent shall promptly (i) furnish the Company complete, correct and executed copies of any amendments, restatements, supplements, amendments and restatements, modifications, waivers or replacements to the Debt Commitment Letters and (ii) give the Company prompt notice of any breach (or threatened breach asserted in writing) by any party of the Debt Commitment Letters of which Parent becomes aware or any termination thereof; provided that in no event shall Parent be under any obligation to disclose any information pursuant to clauses (i) or (ii) that would waive the protection of attorney-client or similar privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. In addition to the foregoing, Parent shall not, and shall cause its Subsidiaries not to, release or consent to the termination of the Debt Commitment Letters or of any individual lender under the Debt Commitment Letters, except (x) for assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Commitment Letters, (y) for replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 6.17(c), and (z) in connection with a reduction of the aggregate amount of the Debt Financing otherwise permitted pursuant to this Section 6.16.

(c) In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters (after giving effect to all applicable flex provisions), Parent shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) to obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Parent than those set forth in the Debt Commitment Letters and in an amount at least equal to the amount (taking into account cash on hand and other sources of funds available to the Parent) sufficient to make the representation set forth in Section 4.16 as though made at the time of the effectuation of such alternative financing (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Parent shall promptly provide the Company with a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which such fee letter may be redacted as provided in Section 4.16(a)). In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by the New Debt Commitment Letters at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(d) Parent shall (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing, and (ii) provide the Company with copies of all executed definitive agreements related to the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall promptly (A) furnish the Company complete, correct and executed copies of any amendments, restatements, supplements, amendments and restatements, modifications, waivers or replacements to the Debt Commitment Letters, (B) notify the Company of any breach (or threatened breach asserted in writing) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letters or definitive agreements related to the Debt Financing, (C) notify the Company of the receipt by Parent or Merger Sub of any oral or written notice or communication from any Debt Financing Source with respect to any breach (or threatened breach asserted in writing), default, termination or repudiation by any party to a Debt Financing Commitment Letter or any definitive agreements related to the Debt Financing of any provisions of the Debt Commitment Letters or such definitive agreements, and (D) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letters or any definitive agreements related to the Debt Financing. Parent shall promptly provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence.

(e) Parent and Merger Sub expressly acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, their obligations hereunder, including their obligations to consummate the Closing are not subject to, or conditioned on receipt of the Debt Financing or any alternative financing.

Section 6.17 Financing Cooperation.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, provide Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent in connection with the Debt Financing, including;

(i) causing its management team, with appropriate seniority and expertise, including its senior executive officers, to assist in preparation for and to participate in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii) assisting with the timely preparation of customary rating agency presentations, bank information memoranda, road show materials and high-yield offering prospectuses, memoranda or other customary marketing materials required in connection with the Debt Financing;

(iii) assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be requested by Parent or the Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(iv) to the extent required in connection with the Debt Financing, furnishing Parent and the Financing Sources, as promptly as practicable, with (1) audited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date, (2) unaudited consolidated balance sheets and related unaudited statements of income and cash flows of the Company and its Subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least forty-five (45) days before the Closing Date, (3) the financial information regarding the Company and its Subsidiaries necessary for Parent to prepare any pro forma financial statements for historical periods required by Section 7 of Exhibit C of the Debt Commitment Letters (provided that it is understood that the pro forma adjustments and any assumptions underlying the pro forma adjustments to be made are the responsibility of Parent), and (4) such other financial information and other pertinent information customarily required in connection with a confidential information memorandum or bank presentation in respect of the Debt Financing, in each case customarily used for the syndication of the Debt Financing (all such information and documents in this Section 6.17(a)(iv), the “Required Financial Information”). If the Company in good faith reasonably believes that it has provided the Required Financial Information, it may deliver to Parent a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this Section 6.17(a)(iv) and the Marketing Period shall be deemed to have commenced as of such date unless Parent or the Financing Source in good faith reasonably believe that the Company has not completed delivery of the Required Financial Information and, within three (3) Business Days after the delivery of such notice by the Company, deliver a written notice to the Company to that effect, stating in good faith the specific items of Required Financial Information the Company has not delivered, in which case such Required Financial Information shall be deemed to have been delivered and the Marketing Period to have commenced when such specific items have been delivered by the Company;

(v) reasonably facilitating the pledging of collateral on the Closing Date as may be reasonably necessary to permit the consummation of the Debt Financing, delivering notices of prepayment and notices of redemption within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness of the Company or its Subsidiaries required by the Debt Commitment Letters to be paid;

(vi) so long as requested at least ten days prior to the Closing Date, furnishing Parent or any of its Subsidiaries and the Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations at least three Business Days prior to the Closing Date;

(vii) delivery of customary authorization letters that authorize the distribution of the confidential information memorandum to prospective lenders, which letters shall contain customary representations by the Company with respect to the Company and its Subsidiaries, including (a) a customary “10b-5” representation and (b) a customary representation that the public-side version does not include material non-public information about the Company and its Subsidiaries or their securities; and

(viii) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing.

(b) Notwithstanding the provisions of Section 6.17(a) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent or any of its Subsidiaries, (B) enter into any definitive agreement the effectiveness of which is not conditioned on the Effective Time (other than, for the avoidance of doubt, the customary authorization letters described in Section 6.17(a)(vii)) that is effective prior to the Effective Time, (C) give any indemnities that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument (other than any “authorization letters” referred to above) relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.17 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 6.17 or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (2) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto.

(c) The Company consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely (i) in a manner that is not intended to, and is not likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries and its or their respective marks, products, services, offerings or intellectual property rights and (ii) in connection with a description of the Company, its businesses and products or the transactions contemplated by this Agreement.

(d) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Sources or prospective financing sources, ratings agencies and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto and (ii) are subject to other confidentiality undertakings customary for financings of the same type as the Debt Financing.

(e) Parent agrees to (i) indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any loss, damages, claim, cost, liability, obligation or expense (including legal fees and expenses) suffered or incurred in connection with providing the cooperation and support contemplated by Section 6.17(a) and any information provided in connection therewith except (A) information furnished in writing by or on behalf of the Company and its Subsidiaries for use therein and (B) to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company or its Subsidiaries and (ii) promptly, upon request of the Company, reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with providing the cooperation and support contemplated by Section 6.17(a). The provisions of this Section 6.17(e) shall survive termination of this Agreement.

Section 6.18 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.19 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.20 Nasdaq Matters.

(a) Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, and shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b) Parent and the Company agree to cooperate in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq and terminate its registration under the Exchange Act, in each case, as promptly as practicable after the Effective Time, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.21 Parent Board Representation. Prior to the Effective Time, Parent shall appoint one member of the Company Board to serve as a member of the Parent Board effective as of immediately after the Effective Time to serve until the next annual meeting of Parent’s shareholders in accordance with Parent’s certificate of incorporation and bylaws. As soon as reasonably practicable after the date hereof, Parent and the Company shall cooperate to identify such individual (or any substitute).

Section 6.22 Repatriation of Cash. Parent may periodically request from the Company, and the Company will promptly provide (but not more often than once per calendar month), its good faith estimate of the amount of cash held by the non-U.S. Subsidiaries of the Company. If requested by Parent by one or more written notices to the Company, delivered no earlier than fifteen (15) Business Days prior to, and no later than ten (10) Business Days prior, to the anticipated Closing Date, provided that the parties mutually agree that such date is the anticipated Closing Date (each, a “Repatriation Notice”), the Company and its Subsidiaries will use their respective commercially reasonable efforts to (i) distribute or transfer or cause to be distributed or transferred to the Company before the Closing in the manner reasonably requested by Parent (including pursuant to the repayment of outstanding intercompany obligations) any cash held by the non-U.S. Subsidiaries of the Company designated in the Repatriation Notices to the extent of the applicable amounts set forth in the Repatriation Notices (the “Repatriation Distributions”), and (ii) lend or cause to be loaned to the Company prior to the Closing pursuant to loan documentation reasonably acceptable to Parent and the Company any cash held by the non-U.S. Subsidiaries of the Company designated in the Repatriation Notices to the extent of the applicable amounts set forth in the Repatriation Notices (the “Repatriation Loans”), such that it is intended for the amounts set forth in the Repatriation Notices to be available in the bank accounts of the Company no later than the day immediately preceding the Closing Date. The prior sentence shall not require the non-U.S. Subsidiaries of the Company to distribute, transfer, lend, or cause to distribute, transfer, or be loaned, (i) amounts to the Company which, in the Company’s reasonable determination, would interfere with such non-U.S. Subsidiaries’ operating cash needs arising in the ordinary course of business, or (ii) amounts which would violate Applicable Law. The

Company agrees to treat any Repatriation Loans as debt for U.S. federal income Tax purposes to the fullest extent permitted by applicable Law. If this Agreement is terminated after any such Repatriation Loans have been made, then the Company and its Subsidiaries shall repay or cause to be repaid any such Repatriation Loans as soon as possible following such termination. Subject to the Company’s compliance with its obligations under this Section 6.22, Parent shall promptly (and, in any event, with five (5) Business Days of the Company request therefor) indemnify and reimburse the Company and its Subsidiaries for any Taxes required to be paid, and any losses and reasonable related costs~~,~~ and expenses incurred, by the Company or any of its Subsidiaries with respect to the Repatriation Distributions or the Repatriation Loans (including with respect to the repayment thereof pursuant to the immediately preceding sentence).

Section 6.23 Stockholder Notice. On the Closing Date, Parent and the Company shall make a determination as to whether or not the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, which determination shall be made reasonably and in good faith after consultation with tax counsel, but shall not constitute a representation, warranty, covenant, obligation or guarantee of any kind whatsoever to the Company, its stockholders or any other Person with respect thereto. In making such determination, Parent and the Company shall be entitled to rely on certain customary assumptions and representations reasonably acceptable to Parent and the Company after consultation with tax counsel, including representations set forth in certificates of officers of Parent and the Company, which Parent and the Company shall use commercially reasonable efforts to cause to be promptly provided to each other. As soon as practicable after the Closing, Parent shall inform the stockholders in writing of the determination made pursuant to this Section 6.23.

ARTICLE VII.

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub, Merger Sub LLC and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b) Antitrust and Other Governmental Approvals. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all other antitrust, competition or merger control consents or clearances set forth on Section 7.1(b) of the Company Disclosure Letter (the “Specified Jurisdictions”) shall have been obtained (or been deemed to have been obtained by virtue of the expiration or termination of any applicable waiting period).

(c) No Legal Prohibition. No Governmental Entity of competent jurisdiction in any jurisdiction that is material to the business or operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal in any such jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any such jurisdiction or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal in any such jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any such jurisdiction.

(d) Form S-4 Effectiveness. The Form S-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

(e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 7.2 Additional Conditions to the Obligations of Parent, Merger Sub and Merger Sub LLC to Effect the Merger. The obligations of Parent, Merger Sub and Merger Sub LLC to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by Parent, Merger Sub and Merger Sub LLC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in this Agreement (other than the Company Capitalization Representation and the Company Specified Representations) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the representations and warranties set forth in Section 3.1 (other than the last sentence) (Organization and Standing), Section 3.3 (Authorization), Section 3.27 (Brokers; Fees and Expenses), Section 3.28 (Opinion of Financial Advisor) and Section 3.29 (State Anti-Takeover Statutes) (collectively, the “Company Specified Representations”) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and

(iii) the representations and warranties set forth in Section 3.4(a), Section 3.4(b) (the first sentence only) and Section 3.4(c) (the first sentence only) (Capitalization) (the “Company Capitalization Representation”) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any de minimis inaccuracies;

except in the case of each of the foregoing clauses (i)-(iii) inclusive, for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date); and provided that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of Section 7.2(a)(i), (A) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) such qualifications shall not be disregarded pursuant to the terms of this proviso in the representation and warranty set forth in Section 3.10(c)) and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Covenants and Agreements. The Company shall have performed in all material respects all covenants under this Agreement required to be performed at or prior to the Closing Date.

(c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement that is continuing.

(d) Closing Certificate. Parent shall have received a certificate signed by the chief executive officer and chief financial officer of the Company certifying as to the satisfaction of the matters set forth in paragraphs (a), (b) and (c) of this Section 7.2.

Section 7.3 Additional Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Parent, Merger Sub and Merger Sub LLC set forth in this Agreement (other than the Parent Specified Representations and the Parent Capitalization Representation) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(ii) Each of the representations and warranties set forth in Section 4.1 (first four sentences only) (Organization and Standing), Section 4.3 (Authorization), Section 4.14 (Brokers; Fees and Expenses) and Section 4.18 (State Takeover Statutes) (collectively, the “Parent Specified Representations”) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and

(iii) the representations and warranties set forth in Section 4.7(a) (first sentence only), Section 4.7(b) (first and third sentence only) and Section 4.7(c) (first sentence only) (Capitalization) (the “Parent Capitalization Representation”) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any de minimis inaccuracies and (B) that in no event shall Parent have less than 62,286,763 outstanding shares of Parent Common Stock; and

except in the case of each of the foregoing clauses (i)-(iii) inclusive, for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date); and provided that, for purposes of determining the accuracy of the representations and warranties of Parent, Merger Sub and Merger Sub LLC set forth in this Agreement for purposes of Section 7.3(a)(i), (A) all “Parent Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) such qualifications shall not be disregarded pursuant to the terms of this proviso in the representation and warranty set forth in Section 4.11(c)) and (B) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Covenants and Agreements. Each of Parent, Merger Sub and Merger Sub LLC shall have performed in all material respects all covenants under this Agreement required to be performed at or prior to the Closing Date.

(c) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement that is continuing.

(d) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent, Merger Sub and Merger Sub LLC by a duly authorized officer of each of Parent, Merger Sub and Merger Sub LLC as to the satisfaction of the matters set forth in paragraphs (a), (b) and (c) of this Section 7.3.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Shareholder Approval (except as provided below), provided that the party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party or parties hereto, only as follows:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if the Company Shareholders’ Meeting shall have been held and the Requisite Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(c) by either Parent or the Company if any Governmental Entity of competent jurisdiction, and which jurisdiction is material to the business or operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Merger) any Applicable Law that is in effect and has the effect of permanently making the consummation of the Merger illegal in any such jurisdiction or which has the effect of permanently prohibiting or otherwise permanently preventing the consummation of the Merger in any such jurisdiction or (ii) issued or granted any Order that is in effect and has the effect of permanently making the Merger illegal in any such jurisdiction or which has the effect of permanently prohibiting or otherwise permanently preventing the consummation of the Merger and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such Order (or such Order becoming final and nonappealable); or

(d) by either Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m. Pacific Time on December 11, 2018 (the “Termination Date”); provided, however, that if on the Termination Date all of the conditions to the Closing set forth in Article VII other than (i) those conditions that by their terms are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time, and (ii) any or all of the conditions set forth in Section 7.1(b) or Section 7.1(c) (but solely to the extent the matter giving rise to the failure of such condition is related to Antitrust Laws), have been satisfied or waived, then the Termination Date will automatically be extended to March 11, 2019 (the “Antitrust Termination Date”); and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date or the Antitrust Termination Date, as applicable; or

(e) by the Company:

(i) in the event of a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub or Merger Sub LLC set forth in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach; provided, however, that notwithstanding the foregoing, (x) in the event that such breach by Parent, Merger Sub or Merger Sub LLC are curable by Parent, Merger Sub or Merger Sub LLC through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e)(i) until forty-five (45) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e)(i) if such breach by Parent, Merger Sub or Merger Sub LLC is cured within such forty-five (45) calendar day period) and (y) the right of termination under this Section 8.1(e)(i) shall not be available if the Company is then in material breach of any representation, warranty or covenant under this Agreement; or

(ii) prior to obtaining the Requisite Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal after a Company Board Recommendation Change, provided that (A) the Company has complied in all material respects with the terms of Section 6.2(c)(i), (B) concurrently with the termination of this Agreement, the Company enters into a definitive agreement to effect such Superior Proposal and (C) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee Amount payable pursuant to and in accordance with Section 8.3(b)(ii).

(f) by Parent:

(i) in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or such that such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach; provided, however, that notwithstanding the foregoing, (x) in the event that such breach by the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f)(i) until forty-five (45) calendar days after delivery of written notice from Parent to the Company of such breach, as applicable (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f)(i) if such breach by the Company is cured within such forty-five (45) calendar day period) and (y) the right of termination under this Section 8.1(f)(i) shall not be available if the Company is then in material breach of any representation, warranty or covenant under this Agreement; or

(ii) in the event that a Triggering Event shall have occurred prior to receipt of the Requisite Shareholder Approval. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A) the Company shall have willfully breached the provisions of Section 6.1(a), Section 6.1(b) or Section 6.2(c) (or be deemed, pursuant to the terms thereof, to have breached, provided that such breach is willful) in any material respect (without regard to whether such breach results in an Acquisition Proposal); (B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change; or (C) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement/Prospectus.

Section 8.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 8.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any shareholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.9, Section 6.10, Section 6.22, this Section 8.2, and Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any willful and material breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section 6.9), all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 8.3 Fees and Expenses.

(a) General. Except as set forth in Section 8.3(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated. Expenses incurred in connection with the preparation, printing and mailing of the Proxy Statement/Prospectus and the Form S-4 any other filings with the SEC and filing fees, if any, related thereto or under the HSR Act or any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the Antitrust Laws of any applicable foreign jurisdiction shall be paid by Parent.

(b) Company Payments.

(i) In the event that this Agreement is terminated pursuant to Section 8.1(f)(ii), within two (2) Business Days after demand by Parent, the Company shall pay to Parent a fee equal to $63,000,000 (the “Company Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(e)(ii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent a fee equal to the Company Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) The Company shall pay to Parent a fee equal to the Company Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within three (3) Business Days after demand by Parent, in the event that (A) (1) this Agreement is terminated pursuant to Section 8.1(b), (2) this Agreement is terminated pursuant to Section 8.1(d) or (3) this Agreement is terminated pursuant to Section 8.1(f)(i) solely due to a willful and material breach of the covenants and agreements by the Company in this Agreement, (B) following the execution and delivery of this Agreement and prior to the Company Shareholders’ Meeting (in the case of any termination referred to in clause (A)(1) above) or prior to the termination of his Agreement (in the case of any termination referred to in clause (A)(2) above) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(3) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, and not publicly withdrawn, or (in the case of any termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(f)(i) only) shall have been communicated to the Company and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction and such Acquisition Transaction is ultimately consummated (whether or not consummated during the foregoing 12 month period, and whether or not the Acquisition Transaction referenced in the preceding clause (B)). For purposes of this Section 8.3(b)(iii), all references to “15%” and “85%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(c) Parent Payments. Parent shall pay to the Company a fee equal to $80,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, if this Agreement is terminated as follows:

(i) by Parent or the Company pursuant to Section 8.1(c), if the Applicable Law is an Antitrust Law or the Order is pursuant to Antitrust Laws, such payment to be made concurrently with such termination, in the case of a termination by Parent, or within two Business Days following such termination, in the case of a termination by the Company; or

(ii) by Parent or the Company pursuant to Section 8.1(d), if, as of the time of such termination, the only conditions to Closing set forth in Article VII that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date the notice of termination is delivered) are those set forth in Section 7.1(b) or Section 7.1(c) (solely due to an Order arising under, or an Applicable Law that is, an Antitrust Law), such payment to be made concurrently with such termination, in the case of a termination by Parent, or within two Business Days following such termination, in the case of a termination by the Company.

(d) Enforcement. Each of the Company and Parent acknowledges and hereby agrees that the provisions of Section 8.3(b) and Section 8.3(c), respectively, are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the other party would not have entered into this Agreement. Accordingly, if either the Company or Parent shall fail to pay in a timely manner the amounts due pursuant to Section 8.3(b) or Section 8.3(c), respectively, and, in order to obtain such payment, Parent or the Company, respectively, makes a claim that results in a judgment against the Company or Parent, respectively, for payment of the Company Termination Fee Amount or the Parent Termination Fee Amount, respectively, then the Company or Parent, respectively, shall pay to the other party its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) or Section 8.3(c), respectively, at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(e) Limitation of Company Liability. Anything to the contrary in this Agreement notwithstanding, if the Company Termination Fee Amount shall become due and payable in accordance with Section 8.3(b), from and after such termination and payment of the Company Termination Fee Amount in full pursuant to and in accordance with Section 8.3(b), the Company and its Affiliates and Representatives shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. In no event shall Parent be entitled to more than one payment of the Company Termination Fee Amount in connection with a termination of this Agreement pursuant to which such Company Termination Fee Amount is payable. For the avoidance of doubt, while Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 9.9 and the payment of the Termination Fee Amount under this Section 8.3, under no circumstances, shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee (if entitled under this Section 8.3).

(f) Limitation of Parent Liability. Anything to the contrary in this Agreement notwithstanding, if the Parent Termination Fee Amount shall become due and payable in accordance with Section 8.3(c), from and after such termination and payment of the Parent Termination Fee Amount in full pursuant to and in accordance with Section 8.3(c), Parent and its Affiliates and Representatives shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, other than Section 6.22. In no event shall the Company be entitled to more than one payment of the Parent Termination Fee Amount in connection with a termination of this Agreement pursuant to which such Parent Termination Fee Amount is payable. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 9.9 and the payment of the Parent Termination Fee Amount under this Section 8.3, under no circumstances, shall the Company be permitted or entitled to receive both a grant of specific performance and the Parent Termination Fee (if entitled under this Section 8.3).

Section 8.4 Amendment. Subject to Applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub, Merger Sub LLC and the Company; provided, however, that in the event that this Agreement has been approved by shareholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such shareholders of the Company without such approval. Notwithstanding anything to the contrary contained herein, Section 9.5, Section 9.6, Section 9.10, Section 9.11, Section 9.12 and this Section 8.4 (and any provision (including any defined term therein) of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any material respect to a Financing Source without the prior written consent of such Financing Source.

Section 8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent, Merger Sub and Merger Sub LLC contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or e-mail transmission to the parties at the following addresses or fax numbers (or at such other address or fax numbers for a party as shall be specified by like notice):

(a)	if to Parent, Merger Sub or Merger Sub LLC, to:

Lumentum Holdings Inc.

400 North McCarthy Boulevard

Milpitas, CA 95035

Attention: Judy Hamel

E-mail: lumentumlegal@lumentum.com

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii and Derek Liu

Fax No.: (415) 947-2099

E-mail: rishii@wsgr.com; dliu@wsgr.com

(b)	if to the Company, to:

Oclaro, Inc.

225 Charcot Avenue

San Jose, CA 95131

Attention: David L. Teichmann

Fax No.: (408) 904-4913

E-mail: oclaro-legal@oclaro.com

with copies (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Attention: Daniel R. Mitz and Kevin B. Espinola

Fax No.: (650) 739-3900

Email: drmitz@jonesday.com; kbespinola@jonesday.com

Section 9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure

Letter, the Parent Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section 6.9) shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

Section 9.5 Financing Source Liability. No Financing Source shall have any liability for any obligations or Liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Notwithstanding any provision of this Agreement, in no event shall the Company or any of its shareholders, partners, members, Affiliates, directors, officers, employees, controlling persons and other Representatives (each, a “Company Related Party”), and the Company agrees not to and to cause its Company Related Parties not to, (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (ii) seek to enforce the commitment against, make any claims for breach of the Debt Financing Commitment against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Financing Commitment or the obligations of the Financing Sources thereunder. Nothing in this Section 9.5 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letters to each other or in connection therewith.

Section 9.6 Third Party Beneficiaries. Except (a) as set forth in or contemplated by the provisions of Section 6.13, (b) from and after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with Article II, (c) the rights of the holders of Company Compensatory Awards to receive such amounts as provided for in Section 6.11, and (iii) the Financing Sources, solely with respect to Section 8.4, Section 9.5, Section 9.10, Section 9.11, Section 9.12 and this Section 9.6, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek equitable relief without the requirement of posting a bond or other security, including to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Notwithstanding the foregoing, without limiting anything set forth in Section 9.5, each party hereto agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York (except as expressly specified in the Debt Commitment Letter, the commitment relating to any alternative financing or in any definitive document related to such financing).

Section 9.11 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Notwithstanding the foregoing or anything herein to the contrary, without limiting anything set forth in Section 9.5, each of the parties hereto agrees (a) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (b) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (c) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (d) that the laws described in the last sentence of Section 9.10 shall govern any such action and (e) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court. Each of Parent, Merger Sub, Merger Sub LLC and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE DEBT COMMITMENT LETTER.

Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

LUMENTUM HOLDINGS INC.

By:	/s/ Alan Lowe
Name: Alan Lowe
Title: President and Chief Executive Officer

PROTA MERGER SUB, INC.

By:	/s/ Judy Hamel
Name: Judy Hamel
Title: Secretary

PROTA MERGER, LLC

By:	/s/ Judy Hamel
Name: Judy Hamel
Title: Manager

OCLARO, INC.

By:	/s/ Greg Dougherty
Name: Greg Dougherty
Title: Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

Annex B

Jefferies LLC

520 Madison Avenue

New York, NY 10022

www.jefferies.com

March 11, 2018

The Board of Directors

Oclaro, Inc.

225 Charcot Ave.

San Jose, CA 95131

Members of the Board:

We understand that Oclaro, Inc. (“Oclaro”), Lumentum Holdings Inc. (“Lumentum”), Prota Merger Sub, Inc., a wholly-owned subsidiary of Lumentum (“Merger Sub”), and Prota Merger, LLC, a wholly-owned subsidiary of Lumentum (“Merger Sub LLC”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Oclaro, with Oclaro as the surviving entity and, as soon as practicable thereafter, Oclaro will merge with and into Merger Sub LLC, with Merger Sub LLC as the surviving entity (collectively, the “Merger”), in a transaction in which each outstanding share of common stock, par value $0.01 per share, of Oclaro (the “Common Stock”), other than shares of Common Stock owned by Oclaro, Lumentum or any direct or indirect wholly-owned subsidiary of Oclaro or Lumentum, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive (i) 0.0636 shares of common stock, par value $0.001 per share, of Lumentum (such stock, the “Lumentum Common Stock” and such consideration, the “Stock Consideration”), and (ii) $5.60 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated March 11, 2018 of the Merger Agreement (the “Draft Merger Agreement”);

(ii)	reviewed certain publicly available financial and other information about Oclaro and Lumentum;

(iii)	reviewed certain information furnished to us by Oclaro’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Oclaro (the “Oclaro Forecasts”);

(iv)	reviewed certain information furnished to us by Lumentum’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Lumentum (the “Lumentum Forecasts” and, together with Oclaro Forecasts, the “Forecasts”);

(v)	held discussions with members of senior management of Oclaro concerning the matters described in clauses (ii), (iii) and (iv) above and held discussions with members of senior management of Lumentum concerning the Lumentum Forecasts;

(vi)	reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vii)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Oclaro or Lumentum or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of Oclaro (with respect to information concerning Oclaro) and Lumentum (with respect to information concerning Lumentum) that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, Oclaro or Lumentum, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the Forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. With respect to Oclaro Forecasts, we have been advised by Oclaro that such Oclaro Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Oclaro as to the future financial performance of Oclaro. With respect to the Lumentum Forecasts, we have been advised by Lumentum that such Lumentum Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Lumentum as to the future financial performance of Lumentum. We express no opinion as to the Forecasts or the assumptions on which they are made and we have assumed that the Forecasts will be realized in the amounts and at the times projected.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting Oclaro, Lumentum or the Merger, and we have assumed the correctness in all respects material to our analysis of all legal, regulatory, accounting and tax advice given to Oclaro and its Board of Directors (the “Board”), including, without limitation, with respect to changes in, or the impact of, tax laws, regulations and governmental and legislative policies on Oclaro and Lumentum and advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Oclaro and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the final form of the Merger Agreement will be substantially similar to Draft Merger Agreement. We have also assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Oclaro, Lumentum or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Oclaro, nor does it address the underlying business decision by Oclaro to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Oclaro, other than the holders of shares of Common Stock. We express no opinion as to as to what the value of the Lumentum Common Stock will be when issued or the price at which shares of Common Stock or Lumentum Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Oclaro’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by holders of shares of Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by Oclaro to act as financial advisor to Oclaro in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. Oclaro has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financing services to Oclaro and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of Oclaro, and in the ordinary course of our business, we and our affiliates may trade or hold securities of Oclaro or Lumentum and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to Oclaro, Lumentum or entities that are affiliated with Oclaro or Lumentum, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with Oclaro, our opinion may not be used or referred to by Oclaro, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ JEFFERIES LLC

JEFFERIES LLC

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262 Appraisal rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Exhibit 99.2

OCLARO, INC.
Attn: Stockholder Administration 225 Charcot Avenue SAN JOSE, CA 95131
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The Board of Directors recommends you vote FOR proposals 1, 2 and 3.
For Against Abstain
1. To adopt the Agreement and Plan of Merger, dated as of March 11, 2018, among Lumentum Holdings Inc. ("Lumentum"), Oclaro, Inc. ("Oclaro"), Prota Merger Sub, Inc. ("Merger Sub"), and Prota Merger,
LLC("Merger Sub LLC"), as it may be amended from time to time (the "Merger Agreement"), which provides for the acquisition of Oclaro through (1) a merger of Merger Sub with and into Oclaro (the "First Step Merger") with Oclaro surviving the First Step Merger, and (2), as soon as reasonably practicable following the First Step Merger, a merger of Oclaro with and into Merger Sub LLC (the "Second Step Merger", and,together with the First Step Merger, the "Merger"), with Merger Sub LLC surviving as a direct wholly owned subsidiary of Lumentum.
2. To approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Oclaro's named executive officers in connection with the Merger.
3. To approve the adjournment of the special meeting, from time to time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal 1.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)
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Please indicate if you plan to attend this meeting
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
0000383638_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com
OCLARO, INC.
Special Meeting of Stockholders
July 12, 2018 8:00 a.m., local time
This proxy is solicited by the Board of Directors of Oclaro, Inc. (the “Company”)
This proxy is solicited by the Board of Directors for the Special Meeting of Stockholders to be held on July 12, 2018. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held July 12, 2018, and the Proxy Statement and hereby appoints Greg Dougherty, David Teichmann and Pete Mangan and each of them, each with the power to appoint his or her substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side, all shares of common stock of Oclaro, Inc. held of record by the undersigned on May 15, 2018, at the Special Meeting of Stockholders to be held at Oclaro’s headquarters at 225 Charcot Avenue, San Jose, California 95131, on July 12, 2018, at 8:00 a.m. Pacific time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND, IF NECESSARY FOR PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000383638_2 R1.0.1.17